   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 11, 2000

                                                      REGISTRATION NO. 333-90553
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                               ----------------

                               AMENDMENT NO. 2 TO

                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                               ----------------
                           MIDAMERICAN FUNDING, LLC
            (Exact name of registrant as specified in its charter)


                IOWA                               4911                     47-0819200
  (STATE OR OTHER JURISDICTION OF     (PRIMARY STANDARD INDUSTRIAL       (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)     IDENTIFICATION NO.)

                               ----------------
                               666 GRAND AVENUE
                            DES MOINES, IOWA 50303
                                 (515) 242-4000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         JOHN A. RASMUSSEN, JR., ESQ.
                      VICE PRESIDENT AND GENERAL COUNSEL
                           MIDAMERICAN FUNDING, LLC
                               666 GRAND AVENUE
                            DES MOINES, IOWA 50303
                                (515) 242-4300
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                               ----------------
                                   Copy to:
                               BRYANT B. EDWARDS
                               LATHAM & WATKINS
                       633 WEST FIFTH STREET, SUITE 4000
                         LOS ANGELES, CALIFORNIA 90071
                                (213) 485-1234

       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.

       IF ANY OF THE SECURITIES BEING REGISTERED ON THIS FORM ARE BEING OFFERED IN CONNECTION WITH THE FORMATION OF A HOLDING COMPANY AND THERE IS COMPLIANCE WITH GENERAL INSTRUCTION G, CHECK THE FOLLOWING BOX. [ ]

       IF THIS FORM IS FILED TO REGISTER ADDITIONAL SECURITIES FOR AN OFFERING PURSUANT TO RULE 462(B) UNDER THE SECURITIES ACT, CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. [ ]

       IF THIS FORM IS A POST-EFFECTIVE AMENDMENT FILED PURSUANT TO RULE 462(D) UNDER THE SECURITIES ACT, CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. [ ]
                               ----------------
                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------

                                                                        Proposed             Proposed          Amount of
             Title of Each Class of                Amount to be      Offering Price         Aggregate         Registration
          Securities to be Registered               Registered      per Security(1)     Offering Price(1)        Fee(2)
5.85% Senior Secured Exchange Notes due 2001      $200,000,000           100%          $200,000,000          $55,600
6.339% Senior Secured Exchange Notes due 2009     $175,000,000           100%          $175,000,000          $48,650
6.927% Senior Secured Exchange Bonds due 2029     $325,000,000           100%          $325,000,000          $90,350

--------------------------------------------------------------------------------
(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457.

(2) The registration fee was paid in connection with the initial filing of the registration statement.

                               ----------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------

                 SUBJECT TO COMPLETION, DATED JANUARY 11, 2000


PROSPECTUS


                           MIDAMERICAN FUNDING, LLC

                              EXCHANGE OFFER FOR
                      5.85% SENIOR SECURED NOTES DUE 2001
                     6.339% SENIOR SECURED NOTES DUE 2009
                      6.927% SENIOR SECURED BONDS DUE 2029
                               ----------------
     This is an offer to exchange our outstanding 5.85% Senior Secured Notes due 2001, 6.339% Senior Secured Notes due 2009 and 6.927% Senior Secured Bonds due 2029 you now hold for new, substantially identical 5.85% Senior Secured Exchange Notes due 2001, 6.339% Senior Secured Exchange Notes due 2009 and 6.927% Senior Secured Exchange Bonds due 2029 that will be free of the transfer restrictions that apply to the initial securities. This offer will expire at
5:00 p.m., New York City time, on         2000, unless we extend it. You must
tender your initial securities by the deadline to obtain exchange securities and the liquidity benefits they offer.


     We agreed with the initial purchasers of the initial securities to make this offer and register the issuance of the exchange securities following the closing for the initial securities. This offer applies to any and all initial securities tendered before the expiration of the exchange offer.


     The exchange securities will not trade on any established exchange. The exchange securities have the same financial terms and covenants as the initial securities, and are subject to the same business and financial risks.


     A DESCRIPTION OF THOSE RISKS BEGINS ON PAGE 11.

     The terms of the exchange offer will include the following:


   o We will exchange all initial securities that are validly tendered and not withdrawn prior to the expiration of the exchange offer.


   o You may withdraw tenders of initial securities at any time prior to the expiration of the exchange offer.


   o  We will not receive any proceeds from the exchange offer.

                               ----------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                               ----------------

                The date of this prospectus is January   , 2000

                               TABLE OF CONTENTS




                                                                                          PAGE
                                                                                         -----
Prospectus Summary ...................................................................     1
Risk Factors .........................................................................    11
The Exchange Offer ...................................................................    16
Use of Proceeds ......................................................................    26
Capitalization .......................................................................    26
Selected Consolidated Financial Data .................................................    27
Management's Discussion and Analysis of Financial Condition and Results of Operations     29
Our Business and the Business of MHC and MidAmerican Energy ..........................    55
Management ...........................................................................    62
Ownership of Our Membership Interests ................................................    65
Description of the Securities ........................................................    65
Plan of Distribution .................................................................    86
United States Federal Income Tax Considerations for United States Holders ............    87
Legal Matters ........................................................................    88
Experts ..............................................................................    88
Incorporation by Reference ...........................................................    88
Where You Can Find More Information ..................................................    88
Index to Financial Statements ........................................................    F-1

                              PROSPECTUS SUMMARY

     The following summary highlights selected information from this prospectus and may not contain all of the information that is important to you. This prospectus includes specific terms of the securities that are subject to the exchange offer, as well as information regarding our business and detailed financial data. We encourage you to read the prospectus in its entirety. You should pay special attention to the "Risk Factors" section beginning on page 11 of this prospectus.


                         SUMMARY OF OUR EXCHANGE OFFER

     On March 11, 1999 we completed the offering of $200,000,000 aggregate principal amount of our 5.85% Senior Secured Notes due 2001, $175,000,000 aggregate principal amount of our 6.339% Senior Secured Notes due 2009 and $325,000,000 aggregate principal amount of our 6.927% Senior Secured Bonds due 2029. We offered these initial securities in reliance on exemptions from the registration requirements of the Securities Act. As part of the offering of the initial securities, we entered into a registration rights agreement with the initial purchasers of the initial securities in which we agreed, among other things, to deliver this prospectus to you and to complete an exchange offer for the initial securities. Below is a summary of that exchange offer.


The Exchange Offer..........   We are offering to exchange up to $700,000,000
                               principal amount of exchange securities which have been registered under the Securities Act for up to $700,000,000 principal amount of initial securities. We will exchange initial securities only in integral multiples of $1,000.

                               In order to be exchanged, an initial security must be properly tendered and accepted. We will exchange all initial securities that are validly tendered and not withdrawn. As of the date of this prospectus, there are $700,000,000 principal amount of initial securities outstanding. We will issue exchange securities promptly after the expiration of the exchange offer.

Resales Without Further
 Registration...............   Based on interpretations by the staff of the
                               Securities and Exchange Commission, we believe that the exchange securities issued in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act, so long as:

                               o you are acquiring the exchange securities in the ordinary course of your business;

                               o you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate, in a distribution of the exchange securities; and

                               o  you are not our "affiliate."

                               By tendering your initial securities as
                               described below, you will be making
                               representations to this effect.


Transfer Restrictions on Exchange
 Securities.................   If you are our affiliate or are engaged in,
                               intend to engage in or have any arrangement or understanding with any person to participate in, the distribution of exchange securities:

                               o  you cannot rely on the applicable
                                  interpretations of the staff of the
                                  Securities and Exchange Commission; and

                               o  you must comply with the registration
                                  requirements of the Securities Act in
                                  connection with any resale transaction.

                               Each broker or dealer that receives exchange securities for its own account in exchange for initial securities that were acquired as a result of market-making or other trading activities must acknowledge that it will deliver this prospectus in connection with any offer to resell, resale or other transfer of the exchange securities issued in the exchange offer.


Expiration Date.............   5:00 p.m., New York City time, on         2000,
                               unless we extend the expiration date.


Accrued Interest on the
 Exchange Securities and
 Initial Securities..........  The exchange securities will bear interest from the most recent date to which interest has been paid on the initial securities. If your initial securities are accepted for exchange, then you will waive interest on the initial securities accrued to the date the exchange securities are issued.


Increase in Interest Rate...   As the registration statement of which this
                               prospectus is a part was not declared effective by December 7, 1999, the interest rate on the initial securities was increased by 0.50% per annum beginning on December 7, 1999 until the registration statement is declared effective.


Conditions to Our Acceptance
 and Exchange of
 Initial Securities..........  Our obligations to accept initial securities and exchange initial securities for exchange securities are subject to the following conditions, which we may assert or waive in our sole discretion:

                               o the exchange offer cannot violate applicable law;

                               o there cannot exist any law or governmental proceeding which (1) seeks to restrain or prohibit the exchange offer, (2) seeks damages as a result of the exchange offer or
                                  (3) results in a material delay in our
                                  ability to exchange initial securities;

                               o there cannot have occurred (1) a suspension of trading in securities on the New York Stock Exchange, (2) a declaration of a banking moratorium or (3) a commencement of a war involving the United States; and

                               o  there cannot have occurred a material
                                  adverse change in our business, financial or other condition, operations, stock ownership or prospects.

Procedures for Tendering
 Initial Securities.........   If you wish to tender your initial securities,
                               you must complete, sign and date the letter of transmittal, or a facsimile of it, in accordance with its instructions, and transmit the letter of transmittal, together with your initial securities and any other required documentation, and The Bank of New York, who is the exchange agent, must receive your documentation at the address set forth in the letter of transmittal by 5:00 p.m. New York City time, on the expiration date. By executing the letter of transmittal, you will represent to us that you are acquiring the exchange securities in the ordinary course of your business, that you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate, in the distribution of exchange securities, and that you are not our "affiliate."


Special Procedures for
 Beneficial Holders.........   If you are the beneficial holder of initial
                               securities that are registered in the name of your broker, dealer, commercial bank, trust company or other nominee, and you wish to tender in the exchange offer, you should promptly contact the person in whose name your initial securities are registered and instruct that person to tender on your behalf.


Guaranteed Delivery
 Procedures..................  If you wish to tender your initial securities and you cannot deliver your certificates, the letter of transmittal or any other required documents to the exchange agent before the expiration date, you may tender your initial securities according to the guaranteed delivery procedures.


Withdrawal Rights...........   You may withdraw the tender of your initial
                               securities at any time before 5:00 p.m., New York
                               City time, on the expiration date.


Acceptance of Initial
 Securities and Delivery of
 Exchange Securities.........  Subject to the conditions described above, we will accept for exchange any and all initial securities which are properly tendered in the exchange offer before 5:00 p.m., New York City time, on the expiration date. The exchange securities will be delivered promptly after the expiration date.


Exchange Agent..............   The Bank of New York is serving as exchange
                               agent in connection with the exchange offer.



Federal Income
 Tax Considerations..........  Your exchange of initial securities for exchange securities in the exchange offer will not result in any gain or loss to you for United States federal income tax purposes.



Use of Proceeds.............   We will not receive any proceeds from the
                               issuance of exchange securities in the exchange offer. We will pay all expenses incident to the exchange offer.

                            SUMMARY OF OUR BUSINESS


MIDAMERICAN FUNDING, LLC


     We are an Iowa limited liability company that was formed in March 1999 to facilitate the acquisition by MidAmerican Energy Holdings Company of MHC Inc. MidAmerican Energy Holdings Company was formerly called CalEnergy Company, Inc. and MHC Inc. was formerly called MidAmerican Energy Holdings Company. We are a direct wholly-owned subsidiary of MidAmerican Holdings. We own all of the outstanding common stock of MHC, which owns all of the common stock of MidAmerican Energy Company. We conduct no business other than activities related to the issuance of the securities and the ownership of MHC.


     Our principal executive offices are located at 666 Grand Avenue, Des Moines, Iowa 50303, and our telephone number is (515) 242-4000.


MIDAMERICAN HOLDINGS


     MidAmerican Holdings is a fast-growing global energy company with an increasingly diversified portfolio of regulated and nonregulated assets. The focus of MidAmerican Holdings has evolved over time from development and acquisition activities in the domestic and international power generation markets to strategic electric and gas utility acquisitions, with a particular emphasis on investment- grade countries like the United States, the United Kingdom, Australia, Canada, New Zealand and the countries of Western Europe. This focus has provided MidAmerican Holdings with increased scale, skill, revenue diversity, credit quality, quality of cash flows and additional growth opportunities associated with each of the acquired businesses. MidAmerican Holdings' investments in related activities are primarily intended to support and augment the profitability of its existing core businesses.


     MidAmerican Holdings, headquartered in Des Moines, Iowa, has approximately 9,800 employees and is the largest publicly traded company in Iowa. Through its retail utility subsidiaries, MidAmerican Energy in the United States and Northern Electric plc in the United Kingdom, MidAmerican Holdings provides electric service to 2.2 million customers and natural gas service to 1.2 million customers worldwide. Through CalEnergy Generation, MidAmerican Holdings' independent power production and nonregulated business subsidiary, and MidAmerican Energy's utility operations, MidAmerican Holdings manages and owns interests in approximately 8,300 net megawatts of diversified power generation facilities in operation, construction and development.


     On October 25, 1999, MidAmerican Holdings announced that an investor group comprised of Berkshire Hathaway Inc., Walter Scott, Jr. and David L. Sokol had reached agreement to acquire MidAmerican Holdings for $35.05 per share in cash. The purchase price together with the assumption of debt represents a total enterprise value of approximately $9 billion. Upon completion of the transaction, which is expected to occur by April 2000, MidAmerican Holdings would become a privately owned company with publicly traded fixed income securities.

MIDAMERICAN ENERGY AND MHC

     MidAmerican Energy is the largest combined electric and gas utility in Iowa with approximately 652,900 electric and 621,500 gas customers. It has gas and electric operations in Iowa, Illinois and South Dakota and gas operations in Nebraska. The regulated service area is comprised of 10,600 square miles with a total population of approximately 1.7 million. MidAmerican Energy owns installed generation capacity of approximately 4,000 megawatts, comprised of 71% coal, 19% natural gas and 10% nuclear fuel sources. Due to its geographic location and fuel sources, MidAmerican Energy is a low cost producer of electricity in the Mid-Continent Area Power Pool. From time to time, MidAmerican Energy supplies electricity to other utilities in major energy markets in the midwestern United States, like the Chicago, St. Louis, Kansas City, Milwaukee and Minneapolis areas. MidAmerican Energy's gas operations are served by at least four major gas pipelines on which MidAmerican Energy has rights to firm and interruptible pipeline capacity. Approximately 88% of the total revenues of MHC in 1998 came from MidAmerican Energy.

     MidAmerican Energy is subject to regulation and oversight by one or more of the Federal Energy Regulatory Commission, the Iowa Utilities Board, the Illinois Commerce Commission and other regulatory bodies. These governmental agencies regulate the following aspects of MidAmerican Energy's business, among other things: the issuance of securities, accounting policies and practices, electric interconnections and transmission services, retail rates and affiliate transactions.

     MidAmerican Energy is a wholly-owned subsidiary of MHC. In addition to its regulated business conducted through MidAmerican Energy, MHC conducts nonregulated businesses through its subsidiaries MidAmerican Capital Company, Midwest Capital Group and MidAmerican Services Company, including real estate development, financial and energy investments and energy services.

     The following chart shows the ownership structure of MidAmerican Holdings, us and our subsidiaries.


                               [GRAPHIC OMITTED]

THE MERGER

     On March 12, 1999 our subsidiary, MAVH Inc., was merged with and into MHC under a merger agreement among MidAmerican Holdings, MAVH, MHC and another subsidiary of MidAmerican Holdings. The merger resulted in MHC becoming our direct wholly-owned subsidiary and an indirect wholly-owned subsidiary of MidAmerican Holdings. MidAmerican Holdings paid $27.15 in cash for each outstanding share of MHC common stock for a total of $2.42 billion. The merger was financed with the net proceeds of the initial securities and an equity contribution from MidAmerican Holdings. In connection with the merger, MidAmerican Holdings became an exempt public utility holding company.

                    SUMMARY OF THE TERMS OF THE SECURITIES

     The form and terms of the exchange securities and the initial securities are identical in all material respects, except that transfer restrictions and registration rights applicable to the initial securities do not apply to the exchange securities. The exchange securities will evidence the same debt as the initial securities and will be governed by the same indenture.


Initial Securities..........   The initial securities include the following:

                               o  $200,000,000 principal amount of 5.85%
                                  Senior Secured Notes due 2001

                               o  $175,000,000 principal amount of 6.339%
                                  Senior Secured Notes due 2009

                               o  $325,000,000 principal amount of 6.927%
                                  Senior Secured Bonds due 2029


Exchange Securities.........   The exchange securities include the following:

                               o  $200,000,000 principal amount of 5.85%
                                  Senior Secured Exchange Notes due 2001

                               o  $175,000,000 principal amount of 6.339%
                                  Senior Secured Exchange Notes due 2009

                               o  $325,000,000 principal amount of 6.927%
                                  Senior Secured Exchange Bonds due 2029


Maturity...................    o  The entire principal amount of the 2001
                                  securities matures on March 1, 2001.

                               o  The entire principal amount of the 2009
                                  securities matures on March 1, 2009.

                               o  The entire principal amount of the 2029
                                  securities matures on March 1, 2029.


Interest....................   Annual rate:

                               o  5.85%, in the case of the 2001 securities;

                               o  6.339%, in the case of the 2009 securities;
                                  and

                               o  6.927%, in the case of the 2029 securities.

                               Interest is paid every six months on March 1 and September 1.


Collateral..................   The securities are secured by a pledge of all
                               of the common stock of MHC.


Ranking.....................   The securities:

                               o  are our direct senior secured obligations;

                               o rank on an equal basis with all of our other existing and future senior obligations;

                               o  rank senior to all of our existing and
                                  future subordinated indebtedness; and

                               o effectively rank junior to all indebtedness and other liabilities, including preferred stock, of our direct and indirect subsidiaries, to the extent of the assets of the subsidiaries.

                               The amount of additional indebtedness that we can incur under the indenture for the securities which is ranked equally with the securities is unlimited so long as (1) the indebtedness is incurred as part of our permitted businesses and activities as described below or (2) the rating agencies confirm that the incurrence of the indebtedness will not result in a downgrade of the ratings for the securities.

                               The indenture for the securities does not restrict the incurrence of additional unsecured indebtedness by our subsidiaries and permits our subsidiaries to incur a significant amount of secured indebtedness. At September 30, 1999, MHC and its direct and indirect subsidiaries had total indebtedness, including preferred stock, of approximately $1,316 million, all of which is effectively senior to the securities.


Ratings.....................   The securities have been assigned ratings of
                               BBB+ by Standard & Poor's Ratings Group, BBB+ by
                               Duff & Phelps Credit Rating Co. and Baa1 by
                               Moody's Investors Service, Inc.


Covenants Limiting
 Our Activities..............  The indenture contains covenants which, among other things and subject to exceptions described later in this prospectus, restrict our ability to:

                               o  make distributions unless no event of
                                  default exists or would result from the
                                  distribution and either:

                                 (1) at the time and as a result of the
                                     distribution, our leverage ratio does not exceed 0.67:1 and our interest coverage ratio is not less than 2.2:1; or

                                 (2) at the time our senior secured long-term
                                     debt is rated at least BBB by Standard &
                                     Poor's and Duff & Phelps, and at least
                                     Baa2 by Moody's.

                                o  enter into any business operations other
                                      than:

                                 (1) the transactions contemplated by the
                                     indenture and the other financing
                                     documents related to the offering of the securities;

                                 (2) activities related to the management and
                                     ownership of MHC;

                                 (3) entering into and performing any
                                     agreements to accomplish the activities
                                     described in clauses (1) and (2) above;
                                     and

                                 (4) exercising any corporate powers that are
                                     incidental to or necessary, suitable or
                                     convenient for the accomplishment of the activities described in clauses (1), (2) and (3) above.

                                 However, we may enter into additional business operations from time to time in the future if, prior to doing so, we obtain written confirmation from the rating agencies that the entering into of the new business operations will not result in a downgrade of the ratings for the securities.

                               o merge or consolidate with or into any other person or transfer or lease all or substantially all of our assets to another person.

                               o  incur any indebtedness other than:

                                 (1) as a part of our permitted businesses and
                                     activities as described above; and

                                 (2) other indebtedness so long as the rating
                                     agencies confirm that the incurrence of
                                     the indebtedness will not result in a
                                     downgrade of the ratings for the
                                     securities.

                               o  issue, assume or guarantee indebtedness
                                  secured by a lien, other than the securities or any other indebtedness issued under the indenture.

                               The covenants and restrictions which limit our ability to pay dividends or make other distributions will cease to be in effect if the rating agencies confirm in writing that, without these covenants and restrictions, our long-term senior secured debt would still be rated at least BBB+ by each of Standard & Poor's and Duff & Phelps and at least Baa1 by Moody's.


Covenants Limiting the
 Activities of Our
 Significant Subsidiaries....  The indenture also restricts, among other things and subject to exceptions described later in this prospectus, the ability of our significant subsidiaries to:

                               o  incur any indebtedness at the MHC level
                                  other than indebtedness outstanding on the closing date for the initial securities under MHC's existing agreements and extensions of this indebtedness.

                               o  issue, assume or guarantee indebtedness
                                  secured by a lien, other than liens permitted under the indenture.

                               o enter into new businesses and activities other than those types of businesses and activities in which we are or MidAmerican Energy is engaged today and any other business or activity which is deemed necessary, useful or desirable in connection with those businesses and activities.

                               The indenture defines a significant subsidiary as any subsidiary whose gross assets or gross revenues represent at least 25% of our gross assets or gross revenues.

Optional Redemption.........   We may redeem any series of securities in whole
                               or in part at any time at a redemption price equal to the sum of:

                               o  the greater of:

                                 (1) 100% of the principal amount of the series
                                     of securities being redeemed, and

                                 (2) the sum of the present values of the
                                     remaining scheduled payments of principal of and interest on the series of securities being redeemed, discounted to the date of redemption on a semiannual basis at the treasury yield plus (x) 15 basis points in the case of the 2009 securities, or (y) 25 basis points in the case of the 2029 securities, plus

                               o  accrued and unpaid interest on the
                                  securities being redeemed to the date of redemption.

                                 RISK FACTORS

     You should carefully consider the following factors before deciding to tender your initial securities in the exchange offer.

YOUR FAILURE TO EXCHANGE YOUR INITIAL SECURITIES FOR EXCHANGE SECURITIES COULD RESULT IN YOUR HOLDING ILLIQUID SECURITIES WHICH CANNOT BE RESOLD UNLESS YOU REGISTER THEM UNDER THE SECURITIES ACT OR FIND AN EXEMPTION FROM REGISTRATION.

     The initial securities were not registered under the Securities Act or under the securities laws of any state and may not be resold, offered for resale or otherwise transferred unless they are subsequently registered or resold in reliance on an exemption from the registration requirements of the Securities Act and applicable state securities laws. If you do not exchange your unregistered initial securities for registered exchange securities in the exchange offer, you will not be able to resell, offer to resell or otherwise transfer the initial securities unless they are registered under the Securities Act or unless you resell them, offer to resell them or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act. In addition, we will no longer be under an obligation to register the initial securities under the Securities Act except in the limited circumstances provided under the registration rights agreement between us and the initial purchasers of the initial securities. In addition, to the extent that initial securities are tendered for exchange and accepted in the exchange offer, the trading market for the untendered and tendered but unaccepted initial securities could be illiquid.

OUR ABILITY TO MAKE PAYMENTS ON THE SECURITIES IS DEPENDENT ON THE RECEIPT OF DISTRIBUTIONS FROM OUR SUBSIDIARIES AND OUR SUBSIDIARIES CANNOT MAKE THESE DISTRIBUTIONS UNTIL THEY MAKE PAYMENTS ON THEIR OWN INDEBTEDNESS.

     We conduct our operations predominantly through MHC and substantially all of our consolidated assets related to operations are held by MHC and its subsidiaries. Our ability to pay interest on the securities is entirely dependent upon our receipt of dividends and other distributions from MHC and its subsidiaries. The availability of distributions from our subsidiaries is subject to the satisfaction of various covenants and conditions contained in the applicable subsidiaries' existing and future financing documents. The distributions are also subject to utility regulatory restrictions agreed to by MHC in March 1999 whereby it committed to the Iowa Utilities Board to (1) use commercially reasonable efforts to maintain an investment grade rating on MidAmerican Energy's long-term debt and (2) maintain MidAmerican Energy's common equity level above 42% of total capitalization unless circumstances beyond MHC's control result in the common equity level decreasing to below 39% of total capitalization. MHC must seek the approval of the Iowa Utilities Board of a reasonable utility capital structure if MidAmerican Energy's common equity level decreases below 42% of total capitalization, unless the decrease is beyond the control of MHC. MHC is also required to seek the approval of the Iowa Utilities Board if MidAmerican Energy's equity level decreases to below 39%, even if the decrease is due to circumstances beyond the control of MHC.

     Our subsidiaries, including MHC and MidAmerican Energy, will not have any obligation to pay any amounts due on the securities or to make any funds available for payment, and do not guarantee any payment on the securities. Any right we may have to receive assets of any of our subsidiaries upon any liquidation or reorganization of the subsidiary would be effectively subordinated to the claims of any of the subsidiary's creditors and preferred stockholders.

     The indenture contains limitations on our ability and the ability of MHC to incur additional secured or unsecured indebtedness. However, the indenture contains no restrictions on the amount of additional unsecured indebtedness which may be incurred by our subsidiaries other than MHC. In addition, the indenture permits our subsidiaries other than MHC to incur significant additional amounts of secured indebtedness. At September 30, 1999, MHC and its subsidiaries had total indebtedness, including preferred stock, of approximately $1,316 million, all of which is effectively senior to the securities.

IF WE DEFAULT UNDER THE INDENTURE AND YOU FORECLOSE ON AND SELL THE STOCK PLEDGED TO SECURE OUR OBLIGATIONS, THE PRICE YOU RECEIVE FOR THE STOCK MAY NOT BE SUFFICIENT TO PAY ALL AMOUNTS DUE ON THE SECURITIES.

     The securities are secured by a pledge of all of the common stock of MHC. There is currently no market for this stock. We cannot assure you that, if the securities were to become due and payable because of an event of default under the indenture, the proceeds from the sale of the MHC stock would be sufficient to pay all amounts due on the securities.


BECAUSE MIDAMERICAN ENERGY IS OUR WHOLLY-OWNED SUBSIDIARY, WE ARE SUBJECT TO THE OPERATING UNCERTAINTIES ASSOCIATED WITH UTILITIES.


     The operation of a utility involves many risks, including the breakdown or failure of power generation equipment, pipelines, transmission lines, distribution lines or other equipment or processes, fuel interruption, and performance below expected levels of output or efficiency. Sales and revenues of a utility may also be adversely affected by general economic and business conditions and weather conditions in its territory. Our subsidiary, MidAmerican Energy, is subject to the specific risks described above, and its sales and revenues could be affected by general economic and business conditions and weather conditions in its service territory. If MidAmerican Energy's revenues are adversely affected by any of these specific risks or general conditions, its ability to make distributions to us will also be adversely affected. As a result, the amount of funds available to us to make payments on the securities would be decreased.


THE GENERATING FACILITIES OWNED BY OUR SUBSIDIARY, MIDAMERICAN ENERGY, ARE DEPENDENT ON A LIMITED NUMBER OF SUPPLIERS AND SERVICE PROVIDERS.


     The electric generating facilities owned by MidAmerican Energy are often dependent on a single or limited number of entities to supply or transport gas, coal or other fuels, to dispose of wastes or to deliver electricity. The failure of any of these third parties to fulfill its contractual obligations could increase the costs incurred by MidAmerican Energy to provide electric service to its customers. As a result, MidAmerican Energy's net revenues would decrease and it would have less funds available to make distributions to us. We would then have less funds available to make payments on the securities.



INCREASED COMPETITION RESULTING FROM RESTRUCTURING EFFORTS IN THE GEOGRAPHIC MARKETS IN WHICH MIDAMERICAN ENERGY CONDUCTS ITS BUSINESS COULD PUT PRESSURE ON MARGINS FOR TRADITIONAL ELECTRIC SERVICES PROVIDED BY MIDAMERICAN ENERGY AND DECREASE THE REVENUES EARNED BY MIDAMERICAN ENERGY.



     In the traditional regulated electric industry prior to restructuring, the generation, transmission, delivery and sales functions are integrated and electricity is provided as a bundled service. Generally, in states that have enacted electric restructuring, the generation and sales functions have been deregulated and are subject to competition while the transmission and delivery functions remain regulated. For local gas distribution businesses, the supply and transportation functions are similarly being separated, with the supply function being opened to competitors for all classes of customers.


     MidAmerican Energy conducts its business primarily in Iowa and Illinois. 88.6% of MidAmerican Energy's electric business is in Iowa and 10.7% of its electric business is in Illinois. 79.8% of MidAmerican Energy's gas business is in Iowa and 10.3% of its gas business is in Illinois.


     While retail electric competition is presently not permitted in Iowa, legislation to do so was introduced in Iowa's legislature during the 1999 session. While this legislation was not passed, it is expected to be considered again by the Iowa legislature in 2000.


     In Illinois, legislation to restructure Illinois' electric utility industry was enacted in December 1997. Under the law, beginning October 1, 1999, larger non-residential customers in Illinois and 33% of the remaining non-residential Illinois customers are allowed to select their provider of electric supply services. All other non-residential customers will have the right to choose starting on December 31, 2000. Residential customers all receive the opportunity to select their electric supplier on May 1, 2002.


     In Iowa and Illinois, gas customers are permitted to transport gas purchased from independent suppliers using MidAmerican Energy's distribution facilities.

     Although the anticipated changes in the electric utility industry may create opportunities, they will also create additional challenges and risks for utilities. Competition will put pressure on margins for traditional electric services. Restructuring efforts in Iowa and Illinois could materially impact the results of operations of MidAmerican Energy and, accordingly, our results of operations, in a manner which is difficult to predict.

MIDAMERICAN ENERGY IS SUBJECT TO COMPREHENSIVE ENERGY REGULATION BY GOVERNMENTAL AGENCIES AND THE RECOVERY OF ITS FULL FUEL COSTS IS DEPENDENT ON REGULATORY ACTION.

     MidAmerican Energy is subject to comprehensive regulation by several utility regulatory agencies, which significantly influences its operating environment and its ability to recover its costs from utility customers. Further, in connection with the approval by the Iowa Utilities Board of the acquisition by MidAmerican Holdings of MHC, MHC agreed to use all commercially reasonable efforts to maintain an investment grade credit rating for MidAmerican Energy and its long-term debt. MHC also agreed to seek the approval of the Iowa Utilities Board of a reasonable utility capital structure if MidAmerican Energy's common equity level decreases below 42% of total capitalization, unless the decrease is beyond the control of MHC. MHC is also required to seek the approval of the Iowa Utilities Board if MidAmerican Energy's equity level decreases to below 39%, even if the decrease is due to circumstances beyond the control of MHC.

     So far, the regulatory environment presently applicable to MidAmerican Energy has, in general, given MidAmerican Energy an exclusive right to serve customers within its electric service territory and, in turn, the obligation to provide electric service to those customers. Base electricity rates for Iowa customers include a factor which provides for the recovery of a representative level of fuel costs. However, to the extent actual fuel costs vary from that factor, earnings are impacted.

     We cannot assure you that regulations described above will not change or that additional regulations will not become applicable to MidAmerican Energy's business in the future. Changes in regulations or additional regulations could have an adverse impact on MidAmerican Energy's results of operations and, accordingly, on our results of operations.

WE AND OUR SUBSIDIARIES ARE SUBJECT TO ENVIRONMENTAL REGULATIONS WHICH COULD BE DIFFICULT AND COSTLY TO COMPLY WITH.

     We and our subsidiaries are subject to a number of environmental laws and regulations affecting many aspects of our and our subsidiaries' present and future operations, including the disposal of various forms of waste, the construction or permitting of new facilities and air and water quality. These laws and regulations generally require us and our subsidiaries to obtain and comply with a wide variety of environmental licenses, permits and other approvals. We and our subsidiaries are also subject to a number of complex and stringent environmental laws and regulations that both public officials and private individuals may seek to enforce. We cannot assure you that existing environmental regulations will not be revised or that new regulations seeking to protect the environment will not be adopted or become applicable to us or our subsidiaries. Revised or additional regulations which result in increased compliance costs or additional operating restrictions could have a material adverse effect on our results of operations.

     In particular, regulatory compliance associated with the construction of new facilities is a costly and time-consuming process. Intricate and rapidly changing environmental regulations may require major expenditures for permitting and create the risk of expensive delays or material impairment of project value if projects cannot function as planned due to changing regulatory requirements or local opposition.

WE ARE SUBJECT TO THE UNIQUE RISKS ASSOCIATED WITH NUCLEAR GENERATION.

     The risks of nuclear generation risks include the following:

   (1) the potential harmful effects on the environment and human health resulting from the operation of nuclear facilities and the storage, handling and disposal of high-level and low-level radioactive materials;

   (2) limitations on the amounts and types of insurance commercially available to cover losses that might arise in connection with nuclear operations; and

   (3) uncertainties with respect to the technological and financial aspects of decommissioning nuclear plants at the end of their licensed lives.

     The Nuclear Regulatory Commission has broad authority under federal law to impose licensing and safety-related requirements for the operation of nuclear generating facilities. In the event of non-compliance, the Nuclear Regulatory Commission has the authority to impose fines or shut down a unit, or both, depending upon its assessment of the severity of the situation, until compliance is achieved. Revised safety requirements promulgated by the Nuclear Regulatory Commission have, in the past, necessitated substantial capital expenditures at nuclear plants, including those with which we have a long-term power purchase contract or in which we have an ownership interest, like the Cooper and Quad Cities units, and additional expenditures could be required in the future. In addition, although we have no reason to anticipate a serious nuclear incident at the units in which we have an interest, if an incident did occur, it could have a material but presently undeterminable adverse effect on our financial condition.

WE CANNOT PREDICT THE TYPE OR MAGNITUDE OF POTENTIAL PROBLEMS ASSOCIATED WITH THE "YEAR 2000" ISSUE AND THESE PROBLEMS COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR RESULTS OF OPERATIONS.

     The "year 2000" issue arises from the widespread use of computer programs that rely on two-digit date codes to perform computations or decision-making functions. Many of these programs may fail due to an inability to properly interpret date codes beginning January 1, 2000. We and our subsidiaries have undertaken an extensive ongoing project to address our information technology and non-information technology systems potentially affected by the year 2000 date change. We and our subsidiaries have completed both (1) the inventory, assessment and planning phases for substantially all of our systems and (2) the resolution and implementation phases for nearly all of our high-and medium-priority systems to ensure that these systems are suitable for continued use into the year 2000.


     Despite the comprehensive nature of our year 2000 project, it is possible that MidAmerican Energy may experience random, widespread and/or simultaneous failures in its generation, transmission and distribution systems during January 2000. Although MidAmerican Energy has developed contingency plans for anticipated risks of interruption to the generation or distribution of energy, we cannot assure you that outages will not occur. Although the impact on future operations and revenues is unknown, any failure of computer systems to perform because of year 2000 implications could result in operating problems and costs that are material to us. Although our compliance project was completed sufficiently in advance of January 1, 2000, unforeseen and other factors could require material expenditures, which could have a material adverse effect on our results of operations. In addition, we cannot assure you that we and our subsidiaries will not be adversely affected by year 2000 problems experienced by third parties.

     As of the date of this prospectus we have not experienced any material year 2000 problems.


THERE IS NO EXISTING MARKET FOR THE EXCHANGE SECURITIES AND WE CANNOT ASSURE YOU THAT AN ACTIVE TRADING MARKET WILL DEVELOP.

     We are offering the exchange securities to the holders of the initial securities. There is no existing market for the exchange securities and we cannot assure you that a market will develop. If a market for the exchange securities were to develop, future trading prices would depend on many factors, including prevailing interest rates, our operating results and the market for similar securities. We do not intend to apply for listing or quotation of the exchange securities on any securities exchange or stock market. As a result, it may be difficult for you to find a buyer for your securities at the time you want to sell them, and even if you found a buyer, you might not get the price you want.

THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT ARE DEPENDENT ON CIRCUMSTANCES AND EVENTS WHICH MAY BE OUTSIDE OF OUR CONTROL.

     Some of the statements contained in this prospectus are forward-looking statements that are dependent on circumstances and events that may be outside of our control. We identify these statements by using words like "expect," "believe," "anticipate," "estimate" and "projected" and similar expressions. The forward-looking statements in this prospectus involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by the forward-looking statements.


     These risks, uncertainties and other important factors include, among other things:


   o general economic and business conditions in the United States and the midwestern United States, and MidAmerican Energy's service territory in particular;


   o governmental, statutory, regulatory or administrative initiatives affecting us, MidAmerican Energy or the United States electricity industry;


   o  weather effects on sales and revenues;


   o  general industry trends;


   o  competition;


   o  fuel and power costs and availability;


   o changes in business strategy, development plans or vendor relationships;


   o  availability, term and deployment of capital;


   o  availability of qualified personnel; and


   o  risks relating to nuclear generation.

                              THE EXCHANGE OFFER

WE AGREED WITH THE INITIAL PURCHASERS OF THE INITIAL SECURITIES TO EFFECT THE EXCHANGE OFFER PURSUANT TO THE REGISTRATION RIGHTS AGREEMENT.

     We sold the initial securities on March 11, 1999 in a transaction exempt from the registration requirements of the Securities Act. Credit Suisse First Boston Corporation, Lehman Brothers Inc., Goldman Sachs & Co. and Merrill Lynch & Co., as the initial purchasers, subsequently resold the initial securities to qualified institutional buyers in reliance on Rule 144A and under Regulation S under the Securities Act. As of the date of this prospectus, $700,000,000 aggregate principal amount of unregistered initial securities are outstanding.

     We entered into a registration rights agreement with the initial purchasers under which we agreed that we would, at our own cost:

   o use our reasonable best efforts to cause the registration statement, of which this prospectus is a part, relating to the exchange offer to be declared effective by the securities and Exchange Commission on or before December 7, 1999;

   o keep the exchange offer open for a period of not less than the shorter of (1) the period ending when the last of the remaining initial securities is tendered and (2) 30 days from the date notice is mailed to holders of the initial securities; and

   o maintain the registration statement continuously effective for a period of not less than the longer of (1) the period until consummation of the exchange offer and (2) 120 days after effectiveness of the registration statement, subject to extension. However, in the event that all resales of exchange securities covered by the registration statement have been made, the registration statement need not remain continuously effective.

THERE WILL BE RESTRICTIONS ON THE ABILITY OF SOME HOLDERS TO RESELL THE EXCHANGE SECURITIES.

     Based on no-action letters issued by the staff of the securities and Exchange Commission to third parties, we believe that a holder of initial securities who exchanges initial securities for exchange securities in the exchange offer generally may offer the exchange securities for resale, sell the exchange securities and otherwise transfer the exchange securities without further registration under the Securities Act and without delivery of a prospectus that satisfies the requirements of Section 10 of the Securities Act. This does not apply, however, to a holder who is an affiliate of ours within the meaning of Rule 405 of the Securities Act. We also believe that a holder may offer, sell or transfer the exchange securities only if the holder acquires the exchange securities in the ordinary course of its business and is not participating, does not intend to participate and has no arrangement or understanding with any person to participate in a distribution of the exchange securities.

     Any holder of initial securities using the exchange offer to participate in a distribution of exchange securities cannot rely on the no-action letters referred to above. This category of holders includes a broker-dealer that acquired initial securities directly from us, but not as a result of market-making activities or other trading activities. Consequently, this type of holder must comply with the registration and prospectus delivery requirements of the Securities Act in the absence of an exemption from these requirements.

     Each broker-dealer that receives exchange securities for its own account in exchange for initial securities, where the initial securities were acquired by the broker-dealer as a result of market-making activities or other trading activities, may be a statutory underwriter and must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with the resale of exchange securities received in exchange for initial securities. The letter of transmittal which accompanies this prospectus states that by so acknowledging and by delivering a prospectus, a participating broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act. A participating broker-dealer may use this prospectus, as it may be amended from time to time, in connection with resales of exchange securities it receives in exchange for initial securities in the exchange offer. We will make this prospectus available to any participating broker-dealer in connection with any resale of this kind for a period of 30 days after the expiration date of the exchange offer.

YOU MUST MAKE THE FOLLOWING REPRESENTATIONS AND ACKNOWLEDGEMENTS IN THE LETTER OF TRANSMITTAL IN ORDER TO EXCHANGE YOUR INITIAL SECURITIES FOR EXCHANGE SECURITIES.

     Each holder of initial securities who wishes to exchange initial securities for exchange securities in the exchange offer will be required to represent and acknowledge, for the holder and for each beneficial owner of the initial securities, whether or not the beneficial owner is the holder, in the letter of transmittal that:

   o the exchange securities acquired in the exchange offer in exchange for initial securities are being obtained in the holder's ordinary course of business;

   o neither the holder nor any beneficial is engaging in or intends to engage in a distribution of exchange securities;

   o neither the holder nor any beneficial owner has an arrangement or understanding with any person to participate in the distribution of exchange securities;

   o if the holder or any beneficial owner is a resident of the State of California, it falls under the self-executing institutional investor exemption set forth under applicable California law;

   o if the holder or any beneficial owner is a resident of the Commonwealth of Pennsylvania, it falls under the self-executing institutional investor exemption set forth under applicable Pennsylvania law;

   o it understands that any person who is a broker-dealer registered under the Exchange Act, or is participating in the exchange offer for the purpose of distributing the exchange securities, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the exchange securities or interests in exchange securities acquired by that person and cannot rely on the position of the staff of the Securities and Exchange Commission set forth in the no-action letters described above;

   o it understands that a secondary resale transaction described above and any resales of exchange securities or interests in exchange securities obtained by the holder in exchange for initial securities or interests in initial securities originally acquired by the holder directly from us should be covered by an effective registration statement containing the selling security holder information required by Item 507 or Item 508, as applicable, of Regulation S-K of the Securities and Exchange Commission; and

   o neither the holder nor any beneficial owner is our "affiliate," as this term is defined under Rule 405 under the Securities Act.

WE MAY BE REQUIRED TO FILE A SHELF REGISTRATION STATEMENT COVERING RESALES OF THE INITIAL SECURITIES.

     If applicable law or interpretations of the staff of the Securities and Exchange Commission are changed so that the exchange securities received by holders who make all of the above representations in the letter of transmittal are not or would not be, upon receipt, transferable by each holder without restriction under the Securities Act, we will, at our cost:

   o file a shelf registration statement covering resales of the initial securities,

   o use our reasonable best efforts to cause the shelf registration statement to be declared effective under the Securities Act on or prior to December 7, 1999, and

   o use our reasonable best efforts to keep effective the shelf registration statement until the earlier of two years after March 11, 1999, subject to exceptions, or the time when all of the applicable initial securities are no longer outstanding.

     We may postpone or suspend the filing or the effectiveness of any shelf registration statement if done by us in good faith and for valid business reasons. We will, if and when we file the shelf registration statement, provide to each holder of the initial securities copies of the prospectus which is a part of the shelf registration statement, notify each holder when the shelf registration statement has become effective and take other actions as are required to permit unrestricted resales of the initial securities.

THE INTEREST RATE ON THE INITIAL SECURITIES IS INCREASED FROM AND AFTER DECEMBER 7, 1999 BECAUSE A REGISTRATION STATEMENT WAS NOT DECLARED EFFECTIVE BY DECEMBER 7, 1999.

     As neither the exchange offer registration statement nor a shelf registration statement was declared effective by December 7, 1999, the interest rate on the initial securities was increased by 0.50% per annum from and after December 7, 1999 until the exchange offer registration statement or the shelf registration statement is declared effective. Upon consummation of the exchange offer, holders of initial securities will not be entitled to any increase in the rate of interest on the initial securities, but the initial securities will still be governed by the indenture under which the initial securities were issued.

THE GENERAL TERMS OF THE EXCHANGE OFFER ARE DESCRIBED IN THE FOLLOWING
PARAGRAPHS.

     We are offering, upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, to exchange exchange securities for a like aggregate principal amount of initial securities properly tendered on or prior to the expiration date and not properly withdrawn in accordance with the procedures described below. We will issue, promptly after the expiration date, the exchange securities in exchange for a like principal amount of outstanding initial securities tendered and accepted in connection with the exchange offer. You may tender your initial securities in whole or in part in a principal amount of $1,000 and integral multiples of $1,000. However, if any initial securities are tendered for exchange in part, the untendered principal amount of those initial securities must be $100,000 or any integral multiple of $1,000 in excess of $100,000.

     The exchange offer is not conditioned upon any minimum principal amount of initial securities being tendered. As of the date of this prospectus, $700,000,000 aggregate principal amount of the initial securities is outstanding.

     If any tendered initial securities are not accepted for exchange because of an invalid tender or any other reason, certificates for any unaccepted initial securities will be returned, without expense to the tendering holder promptly after the expiration date.

     You will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of initial securities. We will pay all charges and expenses, other than applicable taxes described below, in connection with the exchange offer.

     Neither we nor our board of managers makes any recommendation to you as to whether to tender or refrain from tendering all or any portion of your initial securities in the exchange offer. In addition, no one has been authorized to make this type of recommendation. You must make your own decision whether to tender in the exchange offer and, if you do tender, the aggregate amount of initial securities to tender. In making these decisions, you should read this prospectus and the letter of transmittal and consult with your advisers. You should make the decision whether to tender based on your own financial position and requirements.

THE EXCHANGE OFFER IS SCHEDULED TO EXPIRE ON       , 2000, BUT WE HAVE THE
ABILITY TO EXTEND THE EXPIRATION DATE.

     The exchange offer expires on the expiration date. The term "expiration
date" means 5:00 p.m., New York City time, on       , 2000, unless we in our
sole discretion extend the period during which the exchange offer is open. If we do so, the term "expiration date" will mean the latest time and date to which the exchange offer is extended. We may extend the exchange offer at any time and from time to time by giving oral or written notice to the exchange agent and by timely public announcement. Without limiting the manner in which we may choose to make any public announcement and subject to applicable law, we will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a release to an appropriate news agency.

     During any extension of the exchange offer, all initial securities previously tendered in the exchange offer will remain subject to the exchange offer.

WE CAN WAIVE CONDITIONS TO THE EXCHANGE OFFER AND AMEND THE EXCHANGE OFFER IN OTHER WAYS

     We reserve the right (1) to delay accepting any initial securities, to extend the exchange offer or to terminate the exchange offer and not accept initial securities not previously accepted for any reason, including if any of the conditions to the exchange offer described below are not satisfied and are not waived by us, or (2) to amend the terms of the exchange offer in any manner, whether prior to or after the tender of any of the initial securities. If any delay, extension, termination or amendment occurs, we will give oral or written notice to the exchange agent and will either issue a public announcement or give notice to the holders of the initial securities as promptly as practicable. If the delay, extension, termination or amendment is material, we will be required to file a post-effective amendment to the registration statement of which this prospectus is a part.

     If (1) we waive any material condition to the exchange offer or amend the exchange offer in any other material respect and (2) the exchange offer is scheduled to expire at any time earlier than the expiration of a period ending on the fifth business day after the date that notice of the waiver or amendment is first published, sent or given, then the exchange offer will be extended until the expiration of the five business day period.

FOLLOWING IS A DESCRIPTION OF THE PROCEDURES YOU MUST FOLLOW IN ORDER TO TENDER YOUR INITIAL SECURITIES IN THE EXCHANGE OFFER.

     THE ITEMS YOU MUST SUBMIT IN ORDER TO TENDER YOUR INITIAL SECURITIES

     To tender in the exchange offer, you must (1) complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal, (2) have the signatures on the letter of transmittal guaranteed if required by the letter of transmittal and (3) mail or otherwise deliver the letter of transmittal, together with any other required documents or an agent's message in case of book-entry delivery as described below, to the exchange agent before the expiration date. In addition, either

 o certificates for the initial securities being tendered must be received by the exchange agent along with the letter of transmittal on or before the expiration date,

 o a timely confirmation of a book-entry transfer of the initial securities, if this procedure is available, into the exchange agent's account at The Depository Trust Company in accordance with the procedure for book-entry transfer described below, along with the letter of transmittal, must be received by the exchange agent on or before the expiration date, or

 o you must comply with the guaranteed delivery procedures described below.

THE METHOD OF DELIVERY OF CERTIFICATES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT YOUR OPTION AND SOLE RISK. IF YOU DELIVER BY MAIL, WE RECOMMEND REGISTERED MAIL, RETURN RECEIPT REQUESTED AND PROPERLY INSURED, OR AN OVERNIGHT DELIVERY SERVICE. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY. NO LETTERS OF TRANSMITTAL OR INITIAL SECURITIES SHOULD BE SENT TO US.

     SPECIAL CIRCUMSTANCES THAT MAY APPLY TO YOUR TENDER

     To be tendered effectively, the initial securities, the letter of transmittal and all other required documents, or, in the case of a participant in The Depository Trust Company, an agent's message, must be received by the exchange agent prior to 5:00 p.m., New York City time, on the expiration date. Except in the case of a participant in The Depository Trust Company who transfers initial securities by an agent's message, delivery of all documents must be made to the exchange agent at its address set forth on the back of this prospectus. You may also request your respective broker, dealer, commercial bank, trust company or nominee to effect your tender for you.

     Your tender of initial securities will constitute an agreement between you and us in accordance with the terms and subject to the conditions set forth in the prospectus and in the letter of transmittal. If you tender less than all of your initial securities, you should fill in the amount of initial securities being tendered in the appropriate box on the letter of transmittal. The entire amount of initial securities delivered to the exchange agent will be deemed to have been tendered unless you indicate otherwise.

     Only a holder of initial securities may tender initial securities in the exchange offer. The term "holder" means any person in whose name initial securities are registered on our books or any other person who has obtained a properly completed bond power from the registered holder.

     Any beneficial owner whose initial securities are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on its behalf. If the beneficial owner wishes to tender on its own behalf, the beneficial owner must, prior to completing and executing the letter of transmittal and delivering its initial securities, either make appropriate arrangements to register ownership of the initial securities in the beneficial owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

     Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a firm (an "eligible institution") that is a member of a recognized signature guarantee medallion program within the meaning of Rule 17Ad-15 under the Exchange Act, unless the initial securities tendered pursuant to the letter of transmittal are tendered (1) by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal or (2) for the account of an eligible institution. If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantee must be by an eligible institution.

     If the letter of transmittal is signed by a person other than the registered holder of any initial securities listed in the letter of transmittal, the initial securities must be endorsed or accompanied by bond powers and a proxy which authorizes the other person to tender the initial securities on behalf of the registered holder, in each case as the name of the registered holder appears on the initial securities. If the letter of transmittal or any initial securities or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, that person should so indicate when signing, and unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

     OUR RIGHTS IN CONNECTION WITH THE TENDERING PROCEDURES

     All questions as to the validity, form, eligibility and withdrawal of the tendered initial securities will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all initial securities not properly tendered or any initial securities which, if accepted by us, would be unlawful. We also reserve the right to waive any irregularities or conditions of tender as to particular initial securities. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of initial securities must be cured within a time that we determine. Neither we, the exchange agent or any other person will be under any duty to give notification of defects or irregularities with respect to tenders of initial securities, nor will we or any of them incur any liability for failure to give notification. Tenders of initial securities will not be deemed to have been made until any irregularities have been cured or waived. Any initial securities received by the exchange agent that are not properly tendered, and which have defects or irregularities which have not been timely cured or waived, will be returned without cost to the holder by the exchange agent as soon as practicable following the expiration date.

     In addition, we reserve the right in our sole discretion (1) to purchase or make offers for any initial securities that remain outstanding subsequent to the expiration date or to terminate the exchange offer, and (2) to the extent permitted by applicable law, to purchase initial securities in the open market, in privately negotiated transactions or otherwise. We have no present plan to acquire any initial securities which are not tendered in the exchange offer. The terms of any purchases or offers could differ from the terms of the exchange offer.

YOU MAY BE ABLE TO USE THE DEPOSITORY TRUST COMPANY IN CONNECTION WITH THE TENDER OF YOUR INITIAL SECURITIES.

     The exchange agent will make a request to establish an account with respect to the initial securities at The Depository Trust Company for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in The Depository Trust Company may book-entry deliver initial securities by causing The Depository Trust Company to transfer the initial securities into the exchange agent's account at The Depository Trust Company in accordance with The Depository Trust Company's procedures for transfer on or prior to the expiration date. If you are a participant in The Depository Trust Company and transfer your initial securities by an agent's message, you do not need to transmit the letter of transmittal to the exchange agent to consummate your exchange.

     The term "agent's message" means a message which is transmitted electronically by The Depository Trust Company to the exchange agent and which forms part of a book-entry confirmation that states that The Depository Trust Company has received an express acknowledgment from the participant in The Depository Trust Company tendering the securities that the participant has received and agrees to be bound by the letter of transmittal and/or the notice of guaranteed delivery discussed below, where applicable.

YOU MAY BE ABLE TO TENDER YOUR INITIAL SECURITIES BY PROVIDING A NOTICE OF
   GUARANTEED DELIVERY.

     If you would like to tender your initial securities, and (1) your initial securities are not immediately available, (2) time will not permit your initial securities or other required documents to reach the exchange agent before the expiration date, or (3) the procedure for book-entry transfer cannot be completed on a timely basis, your tender may still be effected if:

   o  the tender is made through an eligible institution;

   o on or prior to the expiration date, the exchange agent receives from the eligible institution a properly completed and duly executed letter of transmittal, or in the case of a participant in The Depository Trust Company, an agent's message, and a notice of guaranteed delivery, substantially in the form provided by us, or, in the case of a participant in The Depository Trust Company, by an agent's message, (1) setting forth your name and address and the amount of initial securities tendered, (2) stating that the tender is being made by the notice of guaranteed delivery and (3) guaranteeing that within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered initial securities, in proper form for transfer, or a book-entry confirmation, as the case may be, and any other documents required by the letter of transmittal, will be deposited by the eligible institution with the exchange agent; and

   o the certificates for all physically tendered initial securities, in proper form for transfer, or a book-entry confirmation, as the case may be, and any other documents required by the letter of transmittal are received by the exchange agent within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

     A tender will be deemed to have been received as of the date when your properly completed and duly signed letter of transmittal accompanied by your initial securities is received by the exchange agent, or if you are a participant in The Depository Trust Company, as of the date when an agent's message has been received by the exchange agent. Issuances of exchange securities in exchange for initial securities tendered with a notice of guaranteed delivery by an eligible institution will be made only against deposit of the letter of transmittal with the tendered initial securities and any other required documents.

FOLLOWING IS A DESCRIPTION OF THE TERMS AND CONDITIONS OF THE LETTER OF TRANSMITTAL. THESE TERMS AND CONDITIONS ARE PART OF THE EXCHANGE OFFER.

     The letter of transmittal contains the following terms and conditions, among others, which are part of the exchange offer:

   o You represent and warrant that you have full authority to tender your initial securities.

   o You agree to, upon our request, execute and deliver any additional documents deemed by us to be necessary or desirable to complete the tender of your initial securities.

   o You acknowledge that the tender of your initial securities will constitute an agreement between you and us as to the terms and conditions of the exchange offer described in this prospectus.

   o  You make the representations and warranties described above.

   o Your obligations under the letter of transmittal will be binding on your successors, assigns, executors, administrators, trustees in bankruptcy and legal and personal representatives.

YOU MAY WITHDRAW A TENDER OF YOUR INITIAL SECURITIES PRIOR TO THE EXPIRATION
DATE.

     Initial securities tendered in the exchange offer may be withdrawn at any time prior to 5:00 p.m. New York City time, on the expiration date. For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the exchange agent at its address set forth on the back of this prospectus. Any notice of withdrawal must specify the name of the person having tendered the initial securities to be withdrawn, identify the initial securities to be withdrawn, specify the name in which the initial securities are registered if different from that of the withdrawing holder, accompanied by evidence satisfactory to us that the person withdrawing the tender has succeeded to the beneficial ownership of the initial securities being withdrawn. If certificates for initial securities have been delivered or otherwise identified to the exchange agent, then, prior to the release of the certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible institution unless the holder is an eligible institution. If initial securities have been tendered in accordance with the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at The Depository Trust Company to be credited with the withdrawn initial securities and otherwise comply with The Depository Trust Company's procedures. If any initial securities are tendered for exchange but are not exchanged for any reason, or if any initial securities are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or nonexchanged initial securities will be returned to the holder without cost to the holder as soon as practicable after withdrawal, rejection of tender, termination of the exchange offer or submission of nonexchanged initial securities.

IF YOU WITHDRAW YOUR TENDER, YOU MAY RETENDER YOUR INITIAL SECURITIES PRIOR TO THE EXPIRATION DATE IN ACCORDANCE WITH THE PROCEDURES FOR TENDERING DESCRIBED ABOVE.

     Withdrawals of tenders of initial securities may not be rescinded. Initial securities properly withdrawn will not be deemed validly tendered for purposes of the exchange offer, but may be retendered at any subsequent time on or prior to the expiration date by following any of the procedures described above.

     All questions as to the validity, form and eligibility of withdrawal notices will be determined by us in our sole discretion, and our determination will be final and binding on all parties. Neither we, any affiliates or assigns of ours, the exchange agent nor any other person will be under any duty to give any notification of any irregularities in any notice of withdrawal or incur any liability for failure to give notification.

FOLLOWING IS A DESCRIPTION OF HOW WE WILL ACCEPT INITIAL SECURITIES AND DELIVER
   EXCHANGE SECURITIES.

     Upon the terms and subject to the conditions of the exchange offer, we will exchange, and will issue to the exchange agent, exchange securities for initial securities validly tendered and not withdrawn promptly after the expiration date. For the purposes of the exchange offer, we will be deemed to have accepted for exchange validly tendered initial securities when and if we have given oral or written notice of acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders of initial securities for the purposes of receiving exchange securities from us and causing the initial securities to be assigned, transferred and exchanged. Upon the terms and subject to the conditions of the exchange offer, delivery of exchange securities to be issued in exchange for accepted initial securities will be made by the exchange agent only after timely receipt by the exchange agent of certificates for the initial securities or a timely book-entry confirmation of the initial securities into the exchange agent's account at The Depository Trust Company, a properly completed and duly executed letter of transmittal and all other required documents, or, in the case of a book-entry delivery, an agent's message.

THE CIRCUMSTANCES IN WHICH WE WILL NOT BE REQUIRED TO EFFECT THE EXCHANGE OFFER ARE DESCRIBED BELOW.

     Notwithstanding any other provisions of the exchange offer, or any extension of the exchange offer, we will not be required to accept for exchange, or to exchange, any initial securities for any exchange securities, and, as described below, may terminate the exchange offer, whether or not any initial securities have previously been accepted for exchange, or may waive any conditions to or amend the exchange offer, if any of the following conditions has occurred or exists or has not been satisfied:

   o the exchange offer, or the making of any exchange by a holder, violates any applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission;

   o in our reasonable judgment there has been or is threatened, instituted or pending any action or proceeding before, or any injunction, order or decree has been issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission, which:

    (1) seeks to restrain or prohibit the making or consummation of the exchange offer or any other transaction contemplated by the exchange offer;

    (2) assesses or seeks any damages as a result the making or consummation of the exchange offer or any other transaction contemplated by the exchange offer; or

    (3) results in a material delay in our ability to accept for exchange or exchange some or all of the initial securities in the exchange offer;

   o any statute, rule, regulation, order or injunction is sought, proposed, introduced, enacted, promulgated or deemed applicable to the exchange offer or any of the transactions contemplated by the exchange offer by any government or governmental authority, domestic or foreign, or any action will have been taken, proposed or threatened by any government, governmental authority, agency or court, domestic or foreign, that in our reasonable judgment might directly or indirectly result in any of the consequences referred to in clauses (1), (2) or (3) immediately above or, in our reasonable judgment, might result in the holders of exchange securities having obligations with respect to resales and transfers of exchange securities which are greater than those described in the interpretations of the staff of the Securities and Exchange Commission referred to in this prospectus, or would otherwise make it inadvisable to proceed with the exchange offer;

   o  there will have occurred any of the following:

    (1) any general suspension of trading in, or general limitation on prices for, securities on the New York Stock Exchange;

    (2) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority that adversely affects the extension of credit to us; or

    (3) a commencement of a war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or, in the case any of the foregoing exists at the time of commencement of the exchange offer, a material acceleration or worsening of the event; or

   o a material adverse change will have occurred or be threatened in our business, financial or other condition, operations, stock ownership or prospects.

     The foregoing conditions are for our sole benefit and may be asserted by us with respect to all or any portion of the exchange offer regardless of the circumstances, including any action or inaction by us, giving rise to the condition, or may be waived by us in whole or in part at any time or from time to time in our sole discretion. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each right will be deemed an ongoing right which may be asserted at any time or from time to time. In addition, we have reserved the right, notwithstanding the satisfaction of each of the foregoing conditions, to amend the exchange offer. Any determination by us concerning the fulfillment or non-fulfillment of any conditions will be final and binding upon all parties.

     In addition, we will not accept for exchange any initial securities tendered, and no exchange securities will be issued in exchange for any initial securities tendered, if at the time any stop order will be threatened or in effect with respect to (1) the registration statement of which this prospectus constitutes a part or (2) the qualification of the indenture under the Trust Indenture Act of 1939.

THE BANK OF NEW YORK WILL ACT AS EXCHANGE AGENT FOR THE EXCHANGE OFFER.

     The Bank of New York has been appointed as the exchange agent for the exchange offer. The Bank of New York also acts as trustee under the indenture.

     Delivery of letters of transmittal and any other required documents and questions, requests for assistance and requests for additional copies of this prospectus or the letter of transmittal, should be directed to the exchange agent at its address and numbers set forth on the back of this prospectus. Except in the case of a participant in The Depository Trust Company who transfers initial securities by an agent's message, delivery to an address other than as set forth on the back of this prospectus, or transmissions of instructions via a facsimile or telex number other than to the exchange agent as set forth on the back of this prospectus, will not constitute a valid delivery.

WE ARE REQUIRED TO PAY THE FEES AND EXPENSES DESCRIBED BELOW IN CONNECTION WITH THE EXCHANGE OFFER.

     We have not retained any dealer-manager or similar agent in connection with the exchange offer and will not make any payments to brokers, dealers or others for soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for reasonable out-of-pocket expenses in connection therewith. We will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus and related documents to the beneficial owners of initial securities, and in handling tenders for their customers. We estimate that the expenses we will incur in connection with the exchange offer, including the fees and expenses of the exchange agent and printing, accounting and legal fees, will be approximately $200,000.

YOU MAY BE REQUIRED TO PAY TRANSFER TAXES IN CONNECTION WITH YOUR TENDER.

     Holders who tender their initial securities for exchange will not be obligated to pay any transfer taxes in connection with the exchange. If, however, exchange securities are to be delivered to, or are to be issued in the name of, any person other than a registered holder of the initial securities tendered, or if a transfer tax is imposed for any reason other than the exchange of initial securities in connection with the exchange offer, then the amount of transfer taxes, whether imposed on the registered holder or any other person, will be payable by the tendering holder. If satisfactory evidence of payment of the taxes or exemption from payment is not submitted with the letter of transmittal, the transfer taxes will be billed directly to the tendering holder.

NO ONE ELSE HAS BEEN AUTHORIZED TO PROVIDE YOU WITH INFORMATION REGARDING THE EXCHANGE OFFER.

     No person has been authorized to give any information or to make any representations in connection with the exchange offer other than those contained in this prospectus. If given or made, the information or representations should not be relied upon as having been authorized by us. Neither the delivery of this prospectus nor any exchange made under this prospectus will, under any circumstances, create any implication that there has been no change in our affairs since the respective dates as of which information is given in this prospectus.


     The exchange offer is not being made to, nor will tenders be accepted from or on behalf of, holders of initial securities in any jurisdiction in which the making or acceptance of the exchange offer would not be in compliance with the laws of the jurisdiction. However, we may, at our discretion, take any action as we may deem necessary to make the exchange offer in the affected jurisdiction and extend the exchange offer to holders of initial securities in that jurisdiction. In any jurisdiction that has securities laws or blue sky laws which require the exchange offer to be made by a licensed broker or dealer, the exchange offer is being made on behalf of us by one or more registered brokers or dealers which are licensed under the laws of the jurisdiction.


YOU WILL NOT HAVE APPRAISAL RIGHTS.


     Holders of initial securities will not have dissenters' rights or appraisal rights in connection with the exchange offer.


THE FEDERAL INCOME TAX CONSEQUENCES OF YOUR EXCHANGE.


     The exchange of initial securities for exchange securities will not be a taxable exchange for federal income tax purposes, and holders will not recognize any taxable gain or loss or any interest income as a result of the exchange.

                                USE OF PROCEEDS


USE OF PROCEEDS FROM THE SALE OF THE INITIAL SECURITIES

     MidAmerican Holdings acquired MHC on March 12, 1999 for $27.15 in cash for each outstanding share of common stock of MHC. The total acquisition cost was approximately $2.42 billion. Approximately $1.5 billion in debt and preferred stock of MidAmerican Energy remained outstanding after the acquisition.

     We received approximately $695 million of net proceeds from the sale of the initial securities. All of these proceeds were used to fund a portion of MidAmerican Holdings' cost of acquiring MHC. The remaining $1.72 billion of the acquisition cost was funded by an equity contribution from MidAmerican Holdings. The funding sources for this equity contribution were as follows:


    o the sale by MidAmerican Holdings of its $1.5 billion senior notes in September and November of 1998; approximately $940 million of the proceeds of the sale were used by MidAmerican Holdings to acquire MHC;

    o the sale by MidAmerican Holdings of interests in its domestic independent power projects in February and March of 1999; approximately $434 million of the proceeds of the sale were used by MidAmerican Holdings to acquire MHC; and

    o other cash on hand; approximately $346 million of the other cash on hand was used by MidAmerican Holdings to acquire MHC.


     MidAmerican Holdings' acquisition of MHC did not involve payments to any individuals or entities other than the stockholders of MHC, and did not involve any related party transactions.


USE OF PROCEEDS FROM THE EXCHANGE OFFER

     The exchange offer satisfies an obligation under the registration rights agreement. We will not receive any cash proceeds from the exchange offer.


                                CAPITALIZATION
                                (IN THOUSANDS)

     The following table sets forth our capitalization as of September 30, 1999. This table should be read in conjunction with our consolidated financial statements and the notes to the financial statements appearing elsewhere in this prospectus.




                                                                            SEPTEMBER 30, 1999
                                                                               (UNAUDITED)
                                                                           -------------------
   Members' Equity: ......................................................      $1,836,163
   MidAmerican Energy preferred securities, not subject to mandatory
     redemption ..........................................................          31,759
   Preferred securities, subject to mandatory redemption:
     MidAmerican Energy preferred securities .............................          50,000
     MidAmerican Energy-obligated preferred securities of subsidiary trust
      holding solely MidAmerican Energy junior subordinated debentures ...         101,598
   Long-term debt:
     MidAmerican Funding .................................................         702,742
     MidAmerican Energy ..................................................         759,683
     Nonregulated subsidiaries notes .....................................          70,000
   Notes payable .........................................................          89,115
   Current portion of long-term debt .....................................         215,635
                                                                                ----------
      Total capitalization ...............................................      $3,856,695
                                                                                ==========

                     SELECTED CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


     The selected consolidated financial data of MHC for the years ended December 31, 1994, 1995, 1996, 1997 and 1998 set forth below have been derived from audited financial statements of MHC. The selected consolidated financial data of MHC for the nine months ended September 30, 1998 and January 1, 1999 through March 11, 1999, and the selected consolidated financial data of MidAmerican Funding for the period March 12, 1999 through September 30, 1999, set forth below have been derived from unaudited financial statements. You should read the financial data set forth below in conjunction with the historical consolidated financial statements of MHC and MidAmerican Funding and related notes to the financial statements included and incorporated by reference in this prospectus.


     The summary pro forma as adjusted information of MidAmerican Funding is based on the historical financial data of MHC and MidAmerican Funding and gives effect to the offering of the initial securities and the acquisition by MidAmerican Funding of MHC, using proceeds from the offering and the equity contributions from MidAmerican Holdings. In each case, the information is presented as if these transactions had occurred at January 1, 1998, with respect to the statement of operations data and other financial data. The summary pro forma as adjusted financial information does not purport to represent what the results of operations or financial condition of MidAmerican Funding actually would have been had the acquisition and the related financing transactions in fact occurred on the assumed date, nor does it purport to project the results of operations and financial position for any future period. You should read the summary pro forma as adjusted financial information set forth below in conjunction with the unaudited pro forma condensed consolidated financial statements and the historical consolidated financial statements of MHC and MidAmerican Funding and the related notes to the financial statements appearing elsewhere in this prospectus.


HISTORICAL DATA



                                                           MHC (THE PREDECESSOR)
                              -------------------------------------------------------------------------------
                                                         YEARS ENDED DECEMBER 31,
                              -------------------------------------------------------------------------------
                                    1994            1995            1996            1997            1998
                              --------------- --------------- --------------- --------------- ---------------
Revenues ....................   $ 1,635,187     $ 1,655,474     $ 1,911,204     $ 1,969,537     $ 1,775,924
Operating income(1) .........       264,783         292,464         349,399         276,726         271,412
Income from continuing
 operations(2)(7) ...........       123,098         119,705         143,761         139,332         127,154
Net income ..................       120,189         122,764         131,046         135,104         131,318
OTHER FINANCIAL DATA:
Ratio of earnings to fixed
 charges(3) .................           2.4x            2.5x            2.8x            2.8x            2.8x



                                                             MIDAMERICAN
                                  MHC (THE PREDECESSOR)        FUNDING
                              ----------------------------- ------------
                                NINE MONTHS
                                   ENDED         JAN. 1-      MAR. 12-
                                 SEPT. 30,       MAR. 11,     SEPT. 30,
                                    1998           1999         1999
                              --------------- ------------- ------------
Revenues ....................   $ 1,333,464     $ 383,066    $ 943,574
Operating income(1) .........       235,372        58,898      166,863
Income from continuing
 operations(2)(7) ...........       107,105        16,789      108,628
Net income ..................       113,355        17,210      119,886
OTHER FINANCIAL DATA:
Ratio of earnings to fixed
 charges(3) .................           3.1x          2.7x         3.3x

                                                                                                           MIDAMERICAN
                                                          MHC (THE PREDECESSOR)                              FUNDING
                                  --------------------------------------------------------------------- ----------------
                                                           AS OF DECEMBER 31,                            AS OF SEPT. 30,
                                       1994          1995          1996          1997          1998           1999
                                  ------------- ------------- ------------- ------------- ------------- ----------------
BALANCE SHEET DATA:
Total assets ....................  $4,388,894    $4,470,097    $4,521,848    $4,278,091    $4,244,336      $5,272,570
Long-term debt(4) ...............   1,471,127     1,468,617     1,474,701     1,178,769     1,045,548       1,748,060
Power purchase contract .........     137,809       125,729       111,222        97,504        83,127          83,127
Short-term borrowings ...........     124,500       184,800       161,990       138,054       339,826          89,115
Preferred stock:
 Not subject to mandatory
  redemption ....................      89,955        89,945        31,769        31,763        31,759          31,759
 Subject to mandatory
  redemption(5) .................      50,000        50,000       150,000       150,000       150,000         151,598
Common equity(6) ................   1,204,112     1,225,715     1,239,946     1,301,286     1,200,950       1,836,163

PRO FORMA DATA




                                                       MIDAMERICAN FUNDING
                                               -----------------------------------
                                                 YEAR ENDED      NINE MONTHS ENDED
                                                DECEMBER 31,       SEPTEMBER 30,
                                                    1998               1999
                                               --------------   ------------------
INCOME STATEMENT DATA:
Revenues .....................................  $ 1,775,924        $ 1,326,640
Operating income .............................      241,053            219,725
Income from continuing operations(7) .........       74,632            130,534
OTHER FINANCIAL DATA:
Ratio of earnings to fixed
 charges(3) ..................................          1.9x               3.1x

----------------------------------------------------
(1) MHC's 1995 operating income reflects $33,400 of costs related to a restructuring and workforce reduction plan implemented and completed in 1995.

(2) In 1998, MHC recorded after-tax gains totaling $15,700 for sales of several properties and investments, including a portion of its investment in the common stock of McLeodUSA, Inc. Also, in 1998, MHC expensed $4,200 for transaction costs related to the acquisition by MidAmerican Holdings of MHC. In 1997, MHC recorded after-tax gains totaling $11,200 for sales of assets of railcar businesses and a portion of a its investment in McLeodUSA common stock. MHC recorded after-tax losses of approximately $10,200 and $9,400 for the write-down of nonregulated assets during 1995 and 1996, respectively. In 1996, MHC incurred $8,700 of costs in connection with its merger proposal to IES Industries, Inc.

(3) For purposes of computing historical ratios of earnings to fixed charges, earnings are divided by fixed charges. "Earnings" represent the aggregate of (a) the pre-tax income of MidAmerican Funding, and (b) fixed charges. "Fixed charges" represent interest, whether expensed or capitalized, amortization of deferred financing and bank fees, and the portion of rentals considered to be representative of the interest factor, which is one-third of lease payments, and preferred stock dividend requirements of majority-owned subsidiaries.

(4)   Includes amounts due within one year.

(5) Post-1995 years include MHC-obligated mandatorily redeemable preferred securities of a subsidiary trust holding solely MidAmerican Energy junior subordinated debentures.

(6) Common equity increased in 1997 primarily due to recording the market value of an investment in McLeodUSA common stock.

(7) In May 1999, MidAmerican Funding sold most of its investment in the common stock of McLeodUSA and recorded an after-tax gain of $47,114.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


                                 INTRODUCTION


COMPANY STRUCTURE

     The current corporate structure of MidAmerican Funding, LLC is the result of the merger transaction completed on March 12, 1999, involving MHC and CalEnergy Company, Inc. MHC was named MidAmerican Energy Holdings Company before the merger transaction. CalEnergy, through a reincorporation transaction, was renamed MidAmerican Energy Holdings Company in connection with the merger transaction. MidAmerican Funding, a wholly-owned subsidiary of MidAmerican Holdings, acquired all of the outstanding common stock of MHC. MidAmerican Holdings is an exempt public utility holding company headquartered in Des Moines. References to MHC regarding information, events or transactions prior to the merger relate to the former MidAmerican Energy Holdings Company.

     MHC is a holding company for MidAmerican Energy Company, MidAmerican Capital Company, Midwest Capital Group, Inc., MidAmerican Services Company and MidAmerican Realty Services Company. Prior to December 1, 1996, MidAmerican Energy held the capital stock of MidAmerican Capital and Midwest Capital. Effective December 1, 1996, each share of MidAmerican Energy common stock was exchanged for one share of MHC common stock. As part of the transaction, MidAmerican Energy distributed the capital stock of MidAmerican Capital and Midwest Capital to MHC.

     In October 1999, MHC distributed its investment in MidAmerican Realty to MidAmerican Holdings in conjunction with an initial public offering of common stock of HomeServices.Com, a successor company to MidAmerican Realty.


DESCRIPTION OF FINANCIAL STATEMENTS AND MANAGEMENT'S DISCUSSION AND ANALYSIS

     Management's Discussion and Analysis (MD&A) addresses the financial statements of MidAmerican Funding and MHC. The financial statements of MidAmerican Funding include the results of MHC beginning March 12, 1999. Due to its significance, the results for MidAmerican Energy are described specifically in the "Results of Operations" section of MD&A. Information related to MidAmerican Energy also relates to MHC. Information related to MidAmerican Capital and Midwest Capital pertains only to the discussion of the financial condition and results of operations of MHC.

     As discussed above, MHC's investment in MidAmerican Realty was distributed to MidAmerican Holdings in October 1999. Accordingly, results of operations for MidAmerican Realty are reflected as discontinued operations for each period and entity presented.


FORWARD-LOOKING STATEMENTS

     From time to time, MidAmerican Funding or one of its subsidiaries individually may make forward-looking statements within the meaning of the federal securities laws that involve judgments, assumptions and other uncertainties beyond the control of MidAmerican Funding or any of its subsidiaries individually. These forward-looking statements may include, among others, statements concerning revenue and cost trends, cost recovery, cost reduction strategies and anticipated outcomes, pricing strategies, changes in the utility industry, planned capital expenditures, financing needs and availability, statements of MidAmerican Funding's expectations, beliefs, future plans and strategies, anticipated events or trends and similar comments concerning matters that are not historical facts. Investors and other users of the forward-looking statements are cautioned that these statements are not a guarantee of future performance of MidAmerican Funding and that the forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, those statements. Some, but not all, of the risks and uncertainties include weather effects on sales and revenues, fuel prices, competitive factors, general economic conditions in MidAmerican Energy's service territory, interest rates, inflation and federal and state regulatory actions.


                       RESULTS OF OPERATIONS - 1996-1998


MHC

     The following tables provide a summary of the earnings contributions of MHC's operations for each of the years ended December 31:



                                         1998          1997          1996
                                     -----------   -----------   -----------
  Net Income (in millions)
  Continuing operations
  Utility                             $  110.6      $  119.5      $  154.7
  Nonregulated operations                 16.5          19.8        ( 11.0)
  Discontinued operations                  4.2        (  4.2)       ( 12.7)
                                      --------      --------      --------
  Consolidated earnings               $  131.3      $  135.1      $  131.0
                                      ========      ========      ========

MIDAMERICAN ENERGY

     The following table provides a summary of the earnings contributions of MidAmerican Energy's operations for each of the years ended December 31:



                                          1998          1997          1996
                                      -----------   -----------   -----------
                                                   (In millions)
                                             Earnings on Common Stock
  Continuing operations                 $ 110.6       $ 119.5      $  154.7
  Discontinued operations*                   --            --        ( 10.1)
                                        -------       -------      --------
  Consolidated earnings                 $ 110.6       $ 119.5      $  144.6
                                        =======       =======      ========

     * 1996 includes the net losses of MidAmerican Capital and Midwest Capital prior to their transfer to MHC on December 1, 1996.


EARNINGS SUMMARY

     The following discussion details significant impacts on the results of operations for MHC, the predecessor to MidAmerican Funding, for the years ended December 31, 1998, 1997 and 1996.

     Although utility earnings for 1998 were lower than in the prior year, a reduction was anticipated because of the electric pricing settlements achieved in 1996 and 1997 in Iowa and Illinois. Warmer-than-normal temperatures during the heating season also had a negative impact on 1998 earnings. Growth in the number of customers and in other sales factors contributed positively to earnings in 1998. Additionally, MidAmerican Energy's successful performance in the non-retail (off-system) energy market helped offset decreases from weather and reductions in electric retail prices. Utility operating expenses increased as MidAmerican Energy continued strengthening its customer service and marketing capabilities and adding to its information technology resources.

     Beginning the second half of 1997 and continuing throughout 1998, MidAmerican Energy charged to expense additional amortization of deferred energy efficiency costs, ongoing energy efficiency costs and Cooper Nuclear Station costs consistent with ratemaking treatment. These items significantly increased other operating expenses. In conjunction with expensing these items, MidAmerican Energy began recovery of these costs from its customers, which resulted in additional revenues.

     Realized after-tax gains on the sale of McLeodUSA stock and other nonregulated investments not aligned with MHC's corporate vision are also included in 1998 earnings.

DISCONTINUED OPERATIONS

 MHC:

     During 1996, MHC discontinued some of its nonregulated operations. The income or loss from those operations and the losses on disposal are reflected as discontinued operations in each of the periods presented in the consolidated statements of income of MHC included in this prospectus. Net assets of the discontinued operations are separately presented in the Consolidated Balance Sheets as Investment in Discontinued Operations.

     In the fourth quarter of 1996, MHC and KCS Energy, Inc. of Edison, New Jersey, signed a definitive agreement to sell a portion of MHC's nonregulated operations to KCS for $210 million in cash and warrants to purchase KCS Energy common stock. The sale, which included MHC's oil and gas exploration and development operations, was completed in January 1997. MHC recorded an after-tax loss of $7.1 million for the transaction in 1996 and an additional $0.9 million in 1997.

     In October 1997, MHC also divested a subsidiary that developed and operated a computerized information system which facilitated real-time exchange of power in the electric industry. MHC recorded a $4.0 million anticipated after-tax loss on disposal of those operations in September 1996 and an additional $3.2 million after-tax loss on disposal in September 1997.

     In October 1999, MHC distributed its investment in MidAmerican Realty to MidAmerican Holdings in conjunction with an initial public offering of common stock of HomeServices.Com, a successor company to MidAmerican Realty.

 MIDAMERICAN ENERGY:

     MidAmerican Energy received $15.3 million in cash in 1996 as final settlement for the sale of a former coal mining subsidiary which was reflected as discontinued operations in 1982 by one of MidAmerican Energy's predecessors. The final settlement included reacquisition by the buyer of preferred equity issued to MidAmerican Energy and the settlement of reclamation obligations. MidAmerican Energy recorded an after-tax loss on disposal of $3.3 million for the transaction in September 1996, representing the after-tax difference between proceeds received and the carrying value of the assets. This transaction is included in discontinued operations in the consolidated financial statements of MidAmerican Energy as well as MHC. Discontinued operations of MidAmerican Energy includes the net earnings/loss of MidAmerican Capital and Midwest Capital for periods prior to their December 1, 1996 transfer to MHC.


UTILITY GROSS MARGIN

 REGULATED ELECTRIC GROSS MARGIN:




                                                  1998        1997        1996
                                               ---------   ---------   ---------
                                                         (IN MILLIONS)
         Operating revenues                     $1,170      $1,126      $1,099
         Cost of fuel, energy and capacity         226         236         234
                                                ------      ------      ------
          Electric gross margin                 $  944      $  890      $  865
                                                ======      ======      ======

     1998 vs. 1997 -

     Electric gross margin improved $54 million in 1998 compared to 1997. An increase in revenues from energy efficiency cost recovery and the Cooper Tracker, which is discussed below, accounted for $26.1 million and $2.5 million, respectively, of the increase in margin. Increases in revenues from these factors are substantially offset by increases in other operating expenses.

     Regarding the increase in energy efficiency revenues, on September 29, 1997, MidAmerican Energy began recovering from customers its remaining deferred energy efficiency costs and current, ongoing energy efficiency costs. Deferred energy efficiency costs are costs previously incurred by MidAmerican Energy which, in accordance with rate treatment, were not charged to expense until recovery from customers began. Recovery of deferred energy efficiency costs occurs over a four-year period from the date collection begins. Approximately $44.4 million of MidAmerican Energy's 1998 electric revenues were from the recovery of energy efficiency program costs compared to $18.3 million in 1997. Collection of deferred energy efficiency costs will decrease starting in 1999 as various recovery periods are completed. Refer to the discussion under "Energy Efficiency" in the "Operating Activities and Other Matters" section of MD&A for further discussion.

     The Cooper Tracker allows MidAmerican Energy to collect on a current basis the Iowa portion of expenses for Cooper Nuclear Station capital improvement advances. Prior to the Cooper Tracker, which began in July 1997, capital improvement advances were capitalized when incurred and amortized over future periods in accordance with rate treatment.

     Electric margin also improved due to an increase in sales volume. In total, electric retail sales for 1998 increased 2.7% compared to 1997. Moderate but steady growth in the number of customers increased electric gross margin by $8.6 million compared to 1997. In addition, an increase in sales that are not dependent on weather contributed $15.5 million to the increase. When compared to normal, the impact of temperatures resulted in an estimated $2 million reduction of electric gross margin for 1998 compared to a $4 million reduction in 1997 - or, a $2 million increase in margin for 1998 compared to 1997. Temperatures in 1998 were warmer than normal during the heating seasons and hotter than normal during the cooling season.

     As anticipated, the effect of rate proceedings in 1996 and 1997 reduced electric gross margin for 1998 compared to 1997. Revenues in 1998 reflect the full-year effect of a June 1997 price reduction for Illinois customers and a small price reduction in August 1998 related to Illinois utility industry restructuring. Prices for Iowa residential customers were reduced $10 million annually in July 1997 and $5 million annually in June 1998. Since July 1997, MidAmerican Energy has reduced prices a total of approximately $10 million annually for its Iowa commercial and industrial customers. The commercial and industrial price reductions were achieved through negotiated contracts, a pilot project and tariffed rate reductions. The combined effect of price reductions decreased revenues and electric margin by $17.0 million for 1998 compared to 1997.

     Prior to July 11, 1997, MidAmerican Energy was allowed to recover its energy costs from most of its electric utility customers through energy adjustment clauses included in revenues. Effective July 11, 1997, the energy adjustment clause was eliminated for Iowa customers as part of MidAmerican Energy's Iowa pricing plan. Previously, variations in energy costs did not affect gross margin or net income due to corresponding changes in revenues collected through the energy adjustment clauses. With the elimination of the Iowa energy adjustment clause, fluctuations in energy costs now may have an impact on gross margin and net income.

     In addition to retail sales, MidAmerican Energy delivers electric energy at wholesale to other utilities and municipalities which distribute it to end-use customers. Under the Iowa pricing settlement, revenues from these off-system sales are considered a component of total energy costs. Accordingly, electric margin in 1998 reflects MidAmerican Energy's strong performance in the off-system market relative to 1997. Margins on off-system sales, which account for most of MidAmerican Energy's sales for resale, contributed $14.2 million more to gross margin in 1998 than in 1997. Though related sales volumes decreased 11.5% compared to the 1997 level, MidAmerican Energy obtained improved margins per unit for the 1998 sales. Refer to comments on the energy market under "Industry Evolution" in the "Operating Activities and Other Matters" section of MD&A.

     1997 vs. 1996 -

     Electric margin for 1997 increased $25 million compared to 1996. An increase in revenues from energy efficiency cost recovery accounted for $9.0 million of the increase in margin while revenues from the Cooper Tracker totaled $3.9 million in 1997, the first year for that collection mechanism.

     Retail sales of electricity increased 2.6% compared to 1996 sales. A moderate but steady growth in the number of customers contributed $11.1 million to the increase in electric gross margin. Compared to 1996, sales and gross margin improved due to the impact of temperatures in

MidAmerican Energy's service territory. Although temperatures overall were milder than normal in both years, comparatively, margin for 1997 increased $5 million over 1996 margin due to the effect of weather. When compared to normal, the impact of temperatures resulted in a $4 million reduction of electric gross margin in 1997 compared to a $9 million reduction in the 1996 margin. Additionally, revenues and margin increased due to an improvement in sales not dependent on weather.


     As discussed above, the Iowa energy adjustment clause was eliminated in July 1997. Energy costs per unit for the remainder of 1997 were below the amount recovered in rates under the Iowa pricing plan and resulted in an increase to gross margin. Margins on off-system sales contributed $3.2 million more to electric margin in 1997 than in 1996. Additionally, the 1997 electric margin benefited from a $6.2 million increase in transmission revenues.


     In total, price reductions decreased electric gross margin by $21.4 million in 1997 compared to 1996. In addition to the price reductions discussed above, MidAmerican Energy reduced prices for its Illinois customers by $13.1 million annually on November 3, 1996, in conjunction with a rate reduction proceeding. In Iowa, MidAmerican Energy reduced its electric retail prices by $8.7 million effective November 1, 1996. This was the first reduction related to MidAmerican Energy's pricing plan filed in June 1996. Refer to "Rate Matters" in "Liquidity and Capital Resources" later in MD&A for further information regarding prices in Iowa.


 REGULATED GAS GROSS MARGIN:




                                 1998     1997      1996
                                ------   ------   -------
                                      (IN MILLIONS)
  Operating revenues             $430     $536     $537
  Cost of gas sold                243      346      345
                                 ----     ----     ----
  Gas gross margin               $187     $190     $192
                                 ====     ====     ====

     1998 vs. 1997 -


     MidAmerican Energy's regulated gas revenues include purchase gas adjustment clauses through which MidAmerican Energy is allowed to recover the cost of gas sold from most of its gas utility customers. Consequently, fluctuations in the cost of gas sold do not affect gross margin or net income because revenues reflect comparable fluctuations in revenues from purchase gas adjustment clauses. A decrease in the 1998 per-unit cost of gas compared to 1997 reduced revenues and cost of gas sold by approximately $59 million. MidAmerican Energy recently made a filing with the Iowa Utilities Board that would modify the use of the purchase gas adjustment clause beginning May 1, 2000. Refer to "Small Volume Gas Transportation" under the "Operating Activities and Other Matters" section of MD&A for further discussion.


     Recovery of gas energy efficiency costs resulted in a $9.2 million increase in revenues and gross margin for 1998 compared to 1997. As discussed in the "Regulated Electric Gross Margin" section, on September 29, 1997, MidAmerican Energy began recovery of its deferred energy efficiency costs that had not previously been approved for recovery. Approximately $17.5 million of MidAmerican Energy's 1998 gas revenues were from the recovery of energy efficiency program costs compared to $8.3 million in 1997. Again, increases in revenues from energy efficiency cost recovery are substantially offset by corresponding increases in other operating expenses.


     Unusually mild temperatures during the 1998 heating seasons resulted in a decrease in gas margin for 1998. Temperatures in 1998 were 15.6% warmer than normal, reducing gas gross margin in 1998 by an estimated $18 million compared to normal. In 1997, temperatures were closer to normal, resulting in a reduction of the 1997 margin of only $2 million. Comparing the two years then, gas margin decreased $16 million in 1998 due to the variation in temperatures. Customer growth, which contributed $1.6 million to gas margin in 1998, and other sales factors, helped mitigate the negative effect of weather on the 1998 margin. In total, retail sales of natural gas in 1998 decreased 12.7% compared to 1997.

     1997 vs. 1996 -

     Gas gross margin for 1997 decreased $2 million compared to 1996. On a comparative basis, the 1997 gas margin decreased an estimated $10 million due to the effect of weather. Temperatures in 1997 were close to normal, resulting in a $2 million reduction in margin, while temperatures in 1996 were 10.1% colder than normal, contributing $8 million to the 1996 gas gross margin. The decrease in gross margin due to weather was partially offset by a $2.3 million increase from growth in the number of retail customers. In total, retail sales of natural gas in 1997 decreased 7.1% compared to 1996 sales.

     Revenues from energy efficiency cost recovery contributed $3.4 million more to gas margin in 1997 than in 1996. Revenues and cost of gas sold increased approximately $25 million in 1997 due to an increase in the average cost of gas per unit compared to 1996.


REGULATED OPERATING EXPENSES

 OTHER OPERATING EXPENSES

     Regulated other operating expenses increased $32.3 million for 1998 compared to 1997. An increase in energy efficiency costs accounted for $31.6 million of the increase in other operating expenses compared to 1997. Refer to the "Regulated Electric Gross Margin" section for further comments on energy efficiency costs.

     Operating expenses related to Cooper increased due in part to the ratemaking treatment for Cooper capital improvements, as discussed in the "Regulated Electric Gross Margin" section. Cooper capital improvement advances are now expensed when incurred. MidAmerican Energy is recovering the Iowa portion of these costs through the Cooper Tracker, while recovery in Illinois is included in base rates. This change accounted for a $1.7 million increase in nuclear operations costs compared to 1997. Excluding those costs, nuclear operations expenses decreased $8.2 million for 1998 compared to 1997 due to an extended outage at the Quad Cities Station.

     MidAmerican Energy continued its focus on customer service and reliability during 1998. Further emphasis on customer service operations and marketing-related efforts resulted in increases in customer service costs, information technology consulting costs, advertising costs and other related expenses. Increases in these expenses accounted for a majority of the remaining increase. The impact of these items was partially offset by a decrease in employee benefits expenses.

     Regulated other operating expenses increased $79.4 million in 1997 compared to 1996. Nuclear operating costs increased $14.0 million compared to 1996. Of that increase, $4.5 million related to the change in rate treatment of Cooper capital improvement advances. An increase in energy efficiency costs, including amortization of historical costs and charging expense for current costs, accounted for $13.1 million of the increase in other operating expenses.


     MidAmerican Energy's efforts to improve its customer service and reliability resulted in increases in consulting costs, advertising costs and other related expenses. In addition, 1997 reflects increases in uncollectable accounts expense, employee incentive compensation and employee benefits expenses. Other operating expenses for 1997 also reflect an increase in energy transmission expense due in part to changes required by Federal Energy Regulatory Commission order nos. 888 and 889.

 MAINTENANCE

     Maintenance expenses increased $9.4 million in 1998 compared to 1997. An increase in maintenance costs at the Quad Cities Station accounted for $8.0 million of the total. Additionally, MidAmerican Energy incurred repair costs for storms in June 1998, totaling $3.8 million, compared to $2.0 million in 1997 for costs related to a snowstorm in October of that year.

     Maintenance expenses increased $9.5 million for 1997 compared to 1996. The main cause of the increase was an adjustment in 1996 to capitalize to power plant inventory the cost of spare parts which were previously charged to expense. The adjustment, which reduced 1996 expense by $6.2 million, was made to conform accounting methodologies of predecessor companies. Restoration costs for an October 1997 snowstorm also contributed to the increase, while maintenance expenses at the Quad Cities Station decreased $2.5 million in 1997 compared to 1996.


 DEPRECIATION AND AMORTIZATION


     The increase in 1998 expense compared to 1997 is due to additional decommissioning funding for the Quad Cities Station, an increase in utility plant and regulatory accruals.


 PROPERTY AND OTHER TAXES


     Deregulation of the Illinois electric utility industry resulted in changes in the way public utility taxes are assessed in Illinois. The changes resulted in a decrease in MidAmerican Energy's tax expense for 1998 compared to 1997. One of the taxes is now assessed directly on the energy consumer instead of through the utility. Accordingly, MidAmerican Energy's electric revenues reflect an equal reduction in 1998. Property taxes increased $8.8 million in 1997 compared to 1996 due primarily to an increase in the assessed value for Iowa property tax purposes.


NONREGULATED OPERATING REVENUES AND OPERATING EXPENSES


 MIDAMERICAN ENERGY:


     Revenues and Cost of Sales -



     Revenues from wholesale natural gas marketing operations increased $32.5 million in 1998 compared to 1997 due to an increase of 18 million MMBtus (88%) in related sales volumes. Approximately 10 million MMBtus of the increase were due to MidAmerican Energy providing gas for gas marketing contracts previously serviced by MHC's nonregulated gas marketing subsidiaries. That change began in May 1998. The remaining increase in sales volumes was due to customer growth as a result of MidAmerican Energy's increased emphasis on the nonregulated gas marketing business. While the increase from sales volumes alone resulted in a $49.8 million increase in revenues, it was partially offset by a $17.3 million decrease due to a decrease in the average price per unit, reflective of a lower cost of gas per unit. Cost of sales related to natural gas marketing for 1998 reflects the increase in sales and the decrease in the average cost of gas per unit. Total gross margin, which is total price less cost of gas, on nonregulated natural gas sales was unchanged compared to 1997.



     Other activities contributing to the increase in nonregulated revenues for 1998 relate to work for other utilities and work beyond the meter for customers. In addition, the 1998 amount includes revenues of CBEC Railway, a subsidiary of MidAmerican Energy that operates rail services on a section of railroad track it owns. MidAmerican Energy's revenues in 1998 and 1997 also include pre-tax income from awards for successful performance under its incentive gas procurement program. Under the program, if MidAmerican Energy's cost of gas varies from an established reference price range, then the savings or cost is shared between customers and shareholders. The awards totaled $4.3 million and $4.9 million in 1998 and 1997, respectively.



     For the comparison of 1997 with 1996, revenues from wholesale natural gas marketing operations increased $23.1 million due primarily to an increase in sales volumes of 7 million MMBtus (51%). The increase in sales volumes contributed $16.8 million to the increase in revenues as a result of increased development of MidAmerican Energy's nonregulated gas business. In addition, an increase in the average price per unit, reflecting an increase in the average cost of gas per unit, contributed $6.3 million. Cost of sales related to natural gas marketing for 1997 reflects the increases in sales and the average cost of gas per unit. Total gross margin on nonregulated natural gas sales decreased $0.3 million compared to 1996.



     Nonregulated revenues for 1997 also reflect a $2.2 million increase compared to 1996 in MidAmerican Energy's award for performance under its incentive gas procurement program.

     Other Nonregulated Operating Expenses -

     Other operating expenses increased in 1998 compared to 1997 due to costs related to work for other utilities, costs of work beyond the meter for MidAmerican Energy customers, costs of appliance services and costs of initiatives for new products and services in preparation for deregulation.

     The increase in 1997 costs compared to 1996 relates to appliance services and initiatives for new products and services.

 MHC:

     Revenues of MidAmerican Capital and Midwest Capital decreased by a total of $163 million in 1998 compared to 1997, primarily due to lower volumetric sales associated with the expiration of wholesale gas contracts which were not replaced. As discussed above, some of the contracts were renewed as MidAmerican Energy contracts. Accordingly, nonregulated cost of gas sold decreased significantly in 1998 from 1997.

     Nonregulated other operating expenses for 1998 decreased approximately $5.7 million due primarily to corporate administrative costs in 1997 which are no longer incurred because of the absence of the oil and gas exploration and development subsidiary that MHC sold in 1997.


NON-OPERATING INCOME AND INTEREST EXPENSE

 MIDAMERICAN ENERGY:

     Interest and Dividend Income -

     In December 1997, MidAmerican Energy sold its billed accounts receivable. A portion of the consideration for the sale was a subordinated note from the purchaser. Interest income on that note caused the increase in 1998 compared to 1997. Refer to "Financing Activities, Plans and Availability" below for a discussion of the sale.

     Other, Net -


     Other, Net for 1998 and 1997 reflects the discount on sold accounts receivable, net of a subservicer fee charged to MidAmerican Energy Funding Corporation for servicing the accounts. The discount is designed to cover the expenses of MidAmerican Energy Funding Corporation, including bad debt expense, subservicer fees, monthly administrative costs and interest. The discount is recorded in Other, Net because it is considered "a below the line" cost for regulatory purposes. The discount, net of the subservicer fee, reduced Other, Net by $7.0 million and $0.3 million in 1998 and 1997 respectively. The net discount for 1997 reflects one month of activity, while 1998 reflects a full year of activity.


     In September 1997, MidAmerican Energy received a $15 million cash payment from Nebraska Public Power District as settlement for a lawsuit filed by MidAmerican Energy against the Nebraska Public Power District. Approximately $12 million was refunded to MidAmerican Energy's customers. The remaining amount was retained by MidAmerican Energy for recovery of litigation costs in the lawsuit. Other, Net for 1997 reflects $2.2 million of pre-tax income for recovery of litigation costs incurred in prior years.

     In addition, Other, Net includes the recognition of deferred income from energy efficiency programs totaling $0.2 million, $5.0 million and $3.3 million for 1998, 1997 and 1996, respectively. As discussed in the gross margin sections, MidAmerican Energy started recovery of its remaining deferred energy efficiency costs in September 1997. Accordingly, carrying costs for, or return on, deferred balances are now being collected from customers and are reflected in revenues.

     In 1996, MidAmerican Energy recorded an initial pre-tax gain of $3.2 million on its sale of storage gas supplies. MidAmerican Energy recorded an additional $0.8 million gain in the second quarter of 1997 after receiving favorable treatment on the transaction from the Iowa Utilities Board.

     Other, Net for 1997 reflects a net loss on reacquired long-term debt of $0.9 million compared to a $1.1 million net gain in 1996.


     Other, Net for 1996 includes approximately $8.7 million of expenses for costs incurred by MidAmerican Energy for its merger proposal to IES Industries Inc. in 1996.


     Fixed Charges -


     During 1998, MidAmerican Energy reduced its long-term debt through maturities and refinancing. Refer to "Financing Activities, Plans and Availability" later in MD&A for more details.


     An increase in the average amount of commercial paper outstanding in 1998 compared to 1997 resulted in an increase in other interest expense for 1998.


     Preferred securities of MidAmerican Energy's subsidiary trust were issued in December 1996. MidAmerican Energy preferred shares were reacquired at that time, resulting in the decrease in preferred dividends. Preferred dividends include net gains or losses on the reacquisition of MidAmerican Energy preferred shares. Net losses on reacquisitions totaled $1.4 million and $1.6 million for 1997 and 1996, respectively.


 MHC:


     Dividend Income -


     Dividend income decreased for 1998 due to MidAmerican Capital's reduced holdings of preferred stock.


     Realized Gains and Losses on Securities, Net -


     Net realized gains on securities for 1998 includes a $14.0 million pre-tax gain on the sale of shares of McLeodUSA common stock. Realized gains on securities in 1997 also includes an $8.0 million pre-tax gain on the sale of shares of McLeodUSA common stock.


     Other, Net -


     Other, Net for 1998 includes $4.7 million from the divestment of nonregulated assets in the first quarter, including the sale of MHC's interest in a financial management company, the sale of a commercial office building and liquidation of a partnership interest concurrent with the sale of its commercial property. MHC also recorded $2.1 million of income from an equity investment in a venture capital fund.


     Additionally, other, net for 1998 includes a $2.7 million gain on the sale of railcars and a $2.9 million gain on the sale of real estate. During 1997, MHC sold all of the assets of its railcar repair services subsidiary and most of the assets of its railcar leasing subsidiary and recorded pre-tax gains totaling $10.0 million.


     During 1996, MHC began to reevaluate its nonregulated investments which were held by predecessor companies to the 1995 merger creating MHC. Through the evaluation process, management determined which investments fit MHC's objectives and which should be divested. The method of divestiture could include alternatives from finding an immediate buyer to holding the investment until maturity. At the time, MHC held approximately 70 different investments within its MidAmerican Capital and Midwest Capital subsidiaries which it was evaluating. Other, Net includes writedowns totaling $3.4 million and $15.6 million for 1997 and 1996, respectively, from the evaluation of nonregulated investments. The investments consisted primarily of alternative energy projects such as wind power and hydroelectric.

                         RESULTS OF OPERATIONS - 1999

     The following is a discussion of the historical unaudited interim results for MidAmerican Funding for the period March 12, 1999 through September 30, 1999 and its predecessor MHC for the year to date periods ending March 11, 1999 and September 30, 1998. Results for MidAmerican Funding include the results from MHC beginning March 12, 1999, in conjunction with the acquisition by MidAmerican Holdings of MHC. Some of the impacts of the acquisition are reflected in MidAmerican Funding's results of operations, predominantly interest costs on debt issued by MidAmerican Funding to complete the acquisition and the effects of purchase accounting, including goodwill amortization and the impacts of fair value adjustments to the carrying value of assets and liabilities.


RESULTS OF OPERATIONS OF MIDAMERICAN FUNDING FOR THE PERIOD MARCH 12, 1999 THROUGH SEPTEMBER 30, 1999

     On March 12, 1999, the merger of MHC and CalEnergy Company Inc. was completed. CalEnergy, through a reincorporation transaction, was renamed MidAmerican Energy Holdings Company. MidAmerican Funding is the subsidiary of MidAmerican Holdings that purchased MHC.

     In conjunction with the transaction, MidAmerican Funding paid $27.15 in cash for each outstanding share of MHC common stock for a total of approximately $2.42 billion in a merger pursuant to which MHC became a direct wholly owned subsidiary of MidAmerican Funding. The MidAmerican Merger has been accounted for as a purchase business combination and as such the results of operations of MidAmerican Funding include the results of MHC beginning March 12, 1999. The purchase price has been allocated to assets acquired and liabilities assumed based on preliminary valuations, and MidAmerican Funding is awaiting final valuations. MidAmerican Funding recorded goodwill of approximately $1.5 billion which is being amortized using the straight line method over a 40-year period.

     On March 11, 1999, MidAmerican Funding issued $200 million of 5.85% Senior Secured Notes due 2001, $175 million of 6.339% Senior Secured Notes due 2009, and $325 million of 6.927% Senior Secured Bonds due 2029. The proceeds from the offering were used to complete the MidAmerican Merger.


UTILITY GROSS MARGIN


 REGULATED ELECTRIC GROSS MARGIN:

     MidAmerican Energy's electric gross margin for the period March 12, 1999 through September 30, 1999, totaled $560 million.

     Approximately $21 million of MidAmerican Energy's electric revenues for the period were from the recovery of energy efficiency program costs. Revenues from energy efficiency cost recovery are substantially offset by corresponding costs in other operating expenses. Refer to the discussion under "Energy Efficiency" in the "Operating Activities and Other Matters" section of MD&A for further discussion.

     Temperatures during the period were milder than normal, reducing electric margin by approximately $4 million.

     Additionally, MidAmerican Energy recorded an accrual for a revenue sharing arrangement under its 1997 pricing plan settlement. The accrual reduced revenues and electric margin by $15 million during the period.


 REGULATED GAS GROSS MARGIN:

     MidAmerican Energy's regulated gas gross margin totaled $80 million for the period March 12, 1999 through September 30, 1999.

     Revenues from recovery of gas energy efficiency program costs totaled approximately $8 million for the period. Again, revenues from energy efficiency cost recovery are substantially offset by corresponding costs in other operating expenses. Refer to the discussion under "Energy Efficiency" in the "Operating Activities and Other Matters" section of MD&A for further discussion.

     On January 22, 1999, the Iowa Utilities Board approved a $6.7 million annual interim increase in gas rates for Iowa retail customers effective immediately. An additional increase was implemented on May 27, 1999, which resulted in a final rate increase of $13.9 million annually.

     Temperatures during the heating months were warmer than normal, resulting in a decrease in gas gross margin of approximately $3 million.


REGULATED OPERATING EXPENSES

     Other operating expenses totaled $232 million for the period March 12, 1999 through September 30, 1999. As mentioned in the gross margin discussions, other operating expenses includes energy efficiency program costs. For MidAmerican Funding's period ended September 30, 1999, these costs totaled approximately $25 million. MidAmerican Energy incurred approximately $3 million in operating costs related to its year 2000 readiness efforts during the period.

     Property and other taxes were reduced by an adjustment of $0.8 million for property taxes related to periods prior to the March 12, 1999 merger.


NONREGULATED OPERATING REVENUES AND OPERATING EXPENSES

     Revenues from nonregulated operations include $68 million from nonregulated natural gas activities. Nonregulated cost of sales reflects $66 million of related cost of gas.

     Approximately $7 million of nonregulated revenues related to MidAmerican Energy's market access service project, which began in the third quarter of 1999. This pilot project allows customers with at least 4 MW of load that are participating in the project to choose their electric power supplier. Since the project is a pilot, or test, project, the level of future revenues and possibility of a similar program continuing beyond the project is not determinable. Revenues from project participants related to non-supply services, such as distribution and transmission, continue to be reflected in MidAmerican Energy's regulated electric revenues.

     Nonregulated other operating costs for the period March 12, 1999 through September 30, 1999 include approximately $20 million from amortization of goodwill at MidAmerican Funding associated with the acquisition by MidAmerican Holdings of MHC. Additionally, nonregulated other operating costs include $9 million from nonregulated marketing initiatives at MidAmerican Energy.


NON-OPERATING INCOME AND INTEREST EXPENSE

     Interest and Dividend Income -

     Interest income reflects interest on temporary cash investments which include proceeds from the sale of McLeodUSA common stock described below.

     Realized Gains and Losses on Securities, Net -

     In May 1999 6,741,116 shares of McLeodUSA common stock held by MHC were sold in a secondary offering. A pre-tax gain of $78.2 million resulting from this transaction is reflected in realized gains and losses on securities, net.

     Fixed Charges -

     Interest on long-term debt includes $25 million of interest expense on the $700 million in debt issued by MidAmerican Funding in conjunction with MidAmerican Holdings acquisition of MHC.

RESULTS OF OPERATIONS OF MHC FOR THE PERIOD JANUARY 1, 1999 THROUGH MARCH 11,
   1999


UTILITY GROSS MARGIN


 REGULATED ELECTRIC GROSS MARGIN:

     MidAmerican Energy's electric gross margin for the period January 1, 1999 through March 12, 1999, totaled $169 million.

     Temperatures during the period were warmer than normal, reducing electric margin by approximately $4 million.

     Approximately $7 million of MidAmerican Energy's electric revenues for the period were from the recovery of energy efficiency program costs. MidAmerican Energy also recorded an accrual for a revenue sharing arrangement under its 1997 pricing plan settlement. The accrual reduced revenues and electric margin by $3 million during the period.


 REGULATED GAS GROSS MARGIN:

     MidAmerican Energy's regulated gas gross margin totaled $60 million for the period March 12, 1999 through September 30, 1999.

     Revenues from recovery of gas energy efficiency program costs totaled approximately $3 million for the period. Again, revenues from energy efficiency cost recovery are substantially offset by corresponding costs in other operating expenses.

     On January 22, 1999, the Iowa Utilities Board approved a $6.7 million annual interim increase in gas rates for Iowa retail customers effective immediately.

     Temperatures during the period were warmer than normal, resulting in a decrease in gas gross margin of approximately $4 million.


REGULATED OPERATING EXPENSES

     Other operating expenses totaled $94 million for the period January 1, 1999 through March 11, 1999. As mentioned in the gross margin discussions, other operating expenses includes energy efficiency program costs. These costs totaled $8 million for the period. MidAmerican Energy also incurred approximately $2 million in operating costs related to its year 2000 readiness efforts.


NONREGULATED OPERATING REVENUES AND OPERATING EXPENSES

     For the year to date period ended March 11, 1999, nonregulated natural gas marketing activities accounted for $29 million and $28 million of nonregulated revenues and nonregulated cost of sales, respectively.

     Nonregulated other operating costs include $3 million from nonregulated marketing initiatives at MidAmerican Energy.


NON-OPERATING INCOME AND INTEREST EXPENSE

     Realized Gains and Losses on Securities, Net -

     Realized gains and losses on securities, net reflects a $16 million gain on the sale of shares of McLeodUSA common stock held by MHC.

     Other, Net -

     Other, net non-operating income for the period ended March 11, 1999 includes approximately $19 million of costs related to the acquisition of MHC by MidAmerican Holdings. In addition, it includes $2 million of expense related to accounts receivables sold.

RESULTS OF OPERATIONS OF MHC FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998


UTILITY GROSS MARGIN


 REGULATED ELECTRIC GROSS MARGIN:

     MidAmerican Energy's electric gross margin for the nine months ended September 30, 1998 totaled $733 million.

     Temperatures in the third quarter were hotter than normal while temperatures in the first two quarters of 1998 were milder than normal. Overall, the effect of the variance from normal temperatures improved electric gross margin by approximately $6 million.

     Approximately $34 million of MidAmerican Energy's electric revenues for the period were from the recovery of energy efficiency program costs, which are substantially offset by energy efficiency costs reflected in other operating expenses.

     In June 1998, revenues from Iowa residential customers were reduced $5 million annually. Since July 1997, MidAmerican Energy has reduced revenues from its Iowa commercial and industrial customers a total of approximately $10 million annually through negotiated contracts and a tariffed rate reduction. These reductions were only partially in effect in the 1998 nine-month period. Revenues from Illinois customers were reduced $0.9 million in August 1998 related to Illinois utility industry restructuring.

     Off-system sales were restricted somewhat by the impact of a Quad Cities Nuclear Station outage during the first five months of 1998. However, a volatile wholesale energy market provided opportunities in June to sell energy at prices substantially higher than normal.


 REGULATED GAS GROSS MARGIN:

     MidAmerican Energy's regulated gas gross margin totaled $133 million for year to date September 30, 1998.

     Revenues from recovery of gas energy efficiency program costs totaled approximately $13 million for the period. Again, revenues from energy efficiency cost recovery are substantially offset by corresponding costs in other operating expenses.

     Temperatures during the nine-month period were warmer than normal, resulting in a decrease in gas gross margin of approximately $10 million.


REGULATED OPERATING EXPENSES

     Other operating expenses totaled $343 million for the period. Energy efficiency program costs accounted for $40 million of the total for the nine-month period.

     Some costs for the Quad Cities Nuclear Station were shifted from other operating expenses to maintenance expense due to the outage in the first five months of the period. Using the nine-month period ended September 30, 1997 as a comparison, other operating costs were down $12 million while maintenance expenses were up $6 million.

     In addition to the shift in nuclear costs, maintenance expenses for the period included $3.5 million for repair costs related to storms in June 1998.


NONREGULATED OPERATING REVENUES AND OPERATING EXPENSES

     For the year to date period ended September 30, 1998, nonregulated natural gas marketing activities accounted for $103 million and $98 million of nonregulated revenues and nonregulated cost of sales, respectively.

     Nonregulated other operating costs include $6 million from nonregulated marketing initiatives at MidAmerican Energy.

NON-OPERATING INCOME AND INTEREST EXPENSE

     Other, Net -

     Other, net non-operating income for the nine-month period ended September 30, 1998 includes $4 million of expense related to accounts receivables sold. In addition, the first nine months of 1998 includes $5 million gain from the divestment of nonregulated assets in the first quarter, including the sale of MHC's interest in a financial management company, the sale of a commercial office building and liquidation of a partnership interest concurrent with the sale of its commercial property. MHC also recorded $2.1 million of income from an equity investment in a venture capital fund.


                        LIQUIDITY AND CAPITAL RESOURCES

     MidAmerican Funding has available a variety of sources of liquidity and capital resources, both internal and external. These resources provide funds required for current operations, construction expenditures, dividends, debt retirement and other capital requirements.

     As reflected on the consolidated statements of cash flows included in this prospectus, MHC had net cash provided from operating activities of $334 million in 1998 compared to $392 million in 1997. For the period ended September 30, 1999 MidAmerican Funding had net cash provided from operating activities of $47.5 million.


INVESTING ACTIVITIES AND PLANS

 UTILITY CONSTRUCTION EXPENDITURES

     MidAmerican Energy's primary need for capital is utility construction expenditures. For the period March 12, 1999 through September 30, 1999, utility construction expenditures totaled $99 million, including capitalized interest and Quad Cities Nuclear Station nuclear fuel purchases. All of these expenditures were met with cash generated from utility operations, net of dividends.

     Forecasted utility construction expenditures, including capitalized interest, for 1999 are $179 million and $720 million for 2000 through 2003. Capital expenditure needs are reviewed regularly by MidAmerican Energy's management and may change significantly as a result of these reviews. MidAmerican Energy presently expects that all utility construction expenditures for the next five years will be met with cash generated from utility operations, net of dividends. The actual level of cash generated from utility operations is affected by, among other things, economic conditions in the utility service territory, weather and federal and state regulatory actions.

 NUCLEAR DECOMMISSIONING

     Each licensee of a nuclear facility is required to provide financial assurance for the cost of decommissioning its licensed nuclear facility. In general, decommissioning of a nuclear facility means to safely remove the facility from service and restore the property to a condition allowing unrestricted use by the operator. Based on information presently available, MidAmerican Energy expects to contribute approximately $42 million during the period 1999 through 2003 to an external trust established for the investment of funds for decommissioning the Quad Cities Nuclear Station. Approximately 65% of the trust's funds are now invested in domestic corporate debt and common equity securities. The remainder is invested in investment grade municipal and United States Treasury bonds.

     In addition, MidAmerican Energy makes payments to Nebraska Public Power District related to decommissioning Cooper. These payments are reflected in other operating expenses in the consolidated statements of income included in this prospectus. The Nebraska Public Power District estimates call for MidAmerican Energy to pay approximately $57 million to the Nebraska Public Power District for Cooper decommissioning during the period 1999 through 2003. The Nebraska Public Power District invests the funds predominately in United States Treasury bonds and other United States government securities. Approximately 20% was invested in domestic corporate debt. MidAmerican Energy's obligation for Cooper decommissioning may be affected by the actual plant shutdown date and the status of the power purchase contract at that time. In July 1997, the Nebraska Public Power District filed a lawsuit in the United States District Court for the District of Nebraska naming MidAmerican Energy as the defendant and seeking a declaration of MidAmerican Energy's rights and obligations in connection with Cooper nuclear decommissioning funding.

     Cooper and Quad Cities Nuclear Station decommissioning costs charged to Iowa customers are included in base rates, and recovery of increases in those amounts must be sought through the normal ratemaking process. Decommissioning costs charged to Illinois customers are recovered through a rate rider on customer billings.

 INVESTMENTS

     MidAmerican Capital invests in a variety of marketable securities which it holds for indefinite periods of time. In the consolidated statements of cash flows included in this prospectus, the lines under "Purchase of Securities" and "Proceeds from Sale of Securities" consist primarily of the gross amounts of these activities, including realized gains and losses on investments in marketable securities.


FINANCING ACTIVITIES, PLANS AND AVAILABILITY

 MIDAMERICAN ENERGY

     MidAmerican Energy currently has authority from the Federal Energy Regulatory Commission to issue short-term debt in the form of commercial paper and bank notes aggregating $400 million. As of September 30, 1999, MidAmerican Energy had a $250 million revolving credit facility agreement and a $5 million bank line of credit. MidAmerican Energy's commercial paper borrowings are supported by the revolving credit facility and the line of credit. MidAmerican Energy also has a revolving credit facility which is dedicated to providing liquidity for its obligations under outstanding pollution control revenue bonds that are periodically remarketed.

     In 1997, MidAmerican Energy entered into a revolving agreement, which expires in 2002, to sell all of its right, title and interest in the majority of its billed accounts receivable to MidAmerican Energy Funding Corporation, a special purpose entity established to purchase accounts receivable from MidAmerican Energy. MidAmerican Funding Corp. in turn sold receivable interests to outside investors. In consideration for the sale, MidAmerican Energy received $70 million in cash and the remaining balance in the form of a subordinated note, bearing interest at 8%, from MidAmerican Funding Corp. As of September 30, 1999, the revolving cash balance was $66 million due to a decline during the second quarter of 1999 in accounts receivable available for sale and the amount outstanding under the subordinated note was $28.3 million. The agreement is structured as a true sale, as determined by Statement of Financial Accounting Standards (SFAS) No. 125, under which the creditors of MidAmerican Funding Corp. will be entitled to be satisfied out of the assets of MidAmerican Funding Corp. prior to any value being returned to MidAmerican Energy or its creditors. Therefore, the accounts receivable sold are not reflected on MidAmerican Energy's consolidated balance sheets included in this prospectus. As of September 30, 1999, $98.6 million of accounts receivable, net of reserves, were sold under the agreement.

     MidAmerican Energy has authorization from the Federal Energy Regulatory Commission to issue up to an additional $500 million in various forms of long-term debt. MidAmerican Energy will also need authorization from the Illinois Commerce Commission prior to issuing any securities. If 90% or more of the proceeds from a securities issuance are used for refinancing purposes, MidAmerican Energy need only provide the Commission with an "informational statement" prior to the issuance which sets forth the type, amount and use of the proceeds of the securities to be issued. If less than 90% of the proceeds are used for refinancing, MidAmerican Energy must file a comprehensive application seeking authorization prior to issuance. The Commission is required to hold a hearing before issuing its authorization.

 MHC

     As of September 30, 1999, MHC had lines of credit totaling $44 million to provide for short-term financing needs, under which no debt was outstanding.

     As of September 30, 1999, MidAmerican Capital had unsecured revolving credit facilities in the amount of $6 million, under which no debt was outstanding. MidAmerican Capital has $115 million of long-term debt maturities and sinking fund requirements for 1999 through 2003 related to debt outstanding at September 30, 1999.

     Midwest Capital currently has a $25 million line of credit with MidAmerican Energy, of which $5 million was outstanding at September 30, 1999.


OPERATING ACTIVITIES AND OTHER MATTERS

 INDUSTRY EVOLUTION

     The utility industry continues to evolve into an increasingly competitive environment. In virtually every region of the country, legislative and regulatory actions are being taken which result in customers having more choices in their energy decisions.

     In the electric industry, the traditional vertical integration of generation, delivery and marketing is being unbundled, with the generation and marketing functions being deregulated. For local gas distribution businesses, the supply, local delivery and marketing functions are similarly being separated and opened to competitors for all classes of customers. While retail electric competition is presently not permitted in Iowa, MidAmerican Energy's primary market, legislation to do so was introduced in the Iowa legislature in the last session. Deregulation of the gas supply function related to small volume customers is also being considered by the Iowa Utilities Board. MidAmerican Energy is actively participating in the legislative and regulatory processes shaping the new environment in which its businesses will operate.

     The generation and retail portions of MidAmerican Energy's electric business will be most affected by competition. The introduction of competition in the wholesale market has resulted in a proliferation of power marketers and a substantial increase in market activity. As retail choice evolves, competition from other traditional utilities, power marketers and customer-owned generation could put pressure on utility margins.

     During the transition to full competition, increased volatility in the marketplace can be expected. With the elimination of the energy adjustment clause in Iowa, MidAmerican Energy is exposed to movements in energy prices. Although MidAmerican Energy has sufficient low cost generation under typical operating conditions for its retail electric needs, a loss of adequate generation by MidAmerican Energy at a time of high market prices could subject MidAmerican Energy to losses on its energy sales.

 LEGISLATIVE AND REGULATORY EVOLUTION

     In December 1997, the Governor of Illinois signed into law a bill to restructure Illinois' electric utility industry and transition it to a competitive market. Under the law, beginning October 1, 1999 larger non-residential customers in Illinois and 33% of the remaining non-residential Illinois customers are allowed to select their provider of electric supply services. All other non-residential customers will have supplier choice starting December 31, 2000. Residential customers all receive the opportunity to select their electric supplier on May 1, 2002.

     The law required a 15% electric rate reduction for all Illinois residential customers in 1998. To satisfy its obligation, MidAmerican Energy received credit for its 1996 and 1997 Illinois rate reductions, totaling $15.5 million, and reduced rates an additional $0.9 million annually, effective August 1, 1998. MidAmerican Energy is exempted from the requirement to join an independent system operator or to form an in-state independent system operator.


     In addition, the law provides for Illinois earnings above a specified level of return on common equity to be shared equally between customers and MidAmerican Energy beginning in April 2000. MidAmerican Energy's return on common equity level will be based on a rolling two-year average, with the first determination being based on an average of 1998 and 1999. The return on common equity level at which MidAmerican Energy will be required to share earnings is a multi-step calculation of average 30-year United States Treasury bond rates plus 5.50% for 1998 and 1999. Legislation passed in July 1999 increases the benchmark for 2000 through 2004 to 8.5% above the 30-year Treasury bond rate. If the resulting average Treasury bond rate were equal to the December 1998 30-year Treasury bond rate, the return on common equity level above which sharing must occur would be approximately 10.6% for 1998 and 1999 and 13.6% for 2000 through 2004. The law allows MidAmerican Energy to mitigate the sharing of earnings above the threshold return on common equity through accelerated cost recognition that would reduce MidAmerican Energy's earnings. MidAmerican Energy continues to evaluate its strategy regarding the sharing mechanism.

     The law also addresses charges to customers for transition costs based on a lost-revenue approach. These transition fees, designed to help utilities recover stranded costs, will end December 31, 2006, subject to possible extension. MidAmerican Energy continues its involvement in proceedings which detail the new competitive environment and continues to evaluate the impact of the law on its operations and the opportunities the law presents.

     In Iowa, a replacement of the prior utility property tax system, which was supported by MidAmerican Energy, went into effect on January 1, 1999. The replacement tax is primarily a consumption-based tax on the user of energy and assures stability in tax collections as the industry is deregulated in Iowa. With resolution of the utility property tax issue, MidAmerican Energy is pursuing the adoption of electric utility industry restructuring legislation. Progress was made during the 1999 Iowa legislative session, and MidAmerican Energy continues to work toward adoption of new legislation in a future session.

 RESIDENTIAL AND COMMERCIAL PILOT PROJECT

     On August 21, 1998, the Iowa Utilities Board issued an order approving MidAmerican Energy's proposal to allow at least 15,000 Iowa families and 2,000 small businesses to have the opportunity to select among competing electricity providers. The two-year pilot program will allow participating retail customers in the selected test area to choose among several electricity providers, including MidAmerican Energy, and to have that energy delivered by MidAmerican Energy. Customer enrollment is currently allowed and the pilot may begin in 1999 should additional suppliers register. Businesses in the test area will be eligible for the program if their annual peak demand is less than four megawatts. New suppliers participating in the program will have to be certified by the Iowa Utilities Board and meet specified requirements.

 ACCOUNTING EFFECTS OF INDUSTRY RESTRUCTURING

     A possible consequence of competition in the utility industry is that SFAS 71 may no longer apply. SFAS 71 sets forth accounting principles for operations that are regulated and meet the criteria specified in SFAS 71. For operations that meet the criteria, SFAS 71 allows, among other things, the deferral of costs that would otherwise be expensed when incurred. A majority of MidAmerican Energy's electric and gas utility operations currently meet the criteria required by SFAS 71, but its applicability is periodically reexamined. On December 16, 1997, MidAmerican Energy's generation operations serving Illinois were no longer subject to the provisions of SFAS 71 due to passage of industry restructuring legislation in Illinois. Thus, in 1997 MidAmerican Energy was required to write off the regulatory assets and liabilities from its balance sheet related to its Illinois generation operations. The net amount of these write-offs was not material. If other portions of its utility operations no longer meet the criteria of SFAS 71, MidAmerican Energy could be required to write off the related regulatory assets and liabilities from its balance sheet, and thus, a material adjustment to earnings in that period could result. As of September 30, 1999, MidAmerican Energy had $274 million of regulatory assets on its consolidated balance sheet included in this prospectus.

 ENERGY EFFICIENCY

     MidAmerican Energy's regulatory assets as of September 30, 1999 included $47.9 million of deferred energy efficiency costs. Based on the current level of recovery, MidAmerican Energy expects to recover these costs by the end of 2001. MidAmerican Energy is also allowed to recover its ongoing energy efficiency costs on a current basis. Recovery of these costs is being collected from customers based on projected annual costs of $17.4 million, which may be adjusted annually. Amortization of the deferred energy efficiency costs and current expenditures for energy efficiency costs will be reflected in other operating expenses over the related periods of recovery. The total of these costs for the years 1999, 2000 and 2001 is estimated to be $43 million, $40 million and $35 million, respectively.


 RATE MATTERS: ELECTRIC


     Through several steps from mid-1997 to the end of 1998, electric prices for Iowa industrial customers were reduced by an amount which will have a $6 million annual impact on revenues, and electric prices for Iowa commercial customers were reduced by an amount which will have a $4 million annual impact on revenues. The reductions were achieved through a retail access pilot project, negotiated individual electric contracts and a $1.5 million tariffed rate reduction for selected non-contract commercial customers.


     The negotiated electric contracts have differing terms and conditions as well as prices. The contracts range in length from five to ten years, and some have price renegotiation and early termination provisions exercisable by either party. The vast majority of the contracts are for terms of seven years or less, although some large customers have agreed to ten-year contracts. Prices are set as fixed prices; however, many contracts allow for potential price adjustments with respect to environmental costs, government imposed public purpose programs, tax changes and transition costs. While the contract prices are fixed, except for the potential adjustment elements, the costs MidAmerican Energy incurs to fulfill these contracts will vary. On an aggregate basis the annual revenues under contract are approximately $180 million.


     Under a 1997 pricing plan settlement agreement resulting from an Iowa Utilities Board rate proceeding, if MidAmerican Energy's annual Iowa electric jurisdictional return on common equity exceeds 12%, then earnings above the 12% level will be shared equally between customers and MidAmerican Energy. If the return on common equity exceeds 14%, then two-thirds of MidAmerican Energy's share of those earnings above the 14% level will be used for accelerated recovery of regulatory assets. The pricing plan settlement agreement precludes MidAmerican Energy from filing for increased rates prior to 2001 unless the return on common equity falls below 9%. Other parties signing the agreement are prohibited from filing for reduced rates prior to 2001 unless the return on common equity, after reflecting credits to customers, exceeds 14%. On April 14, 1999, the Iowa Utilities Board approved, subject to additional refund, MidAmerican Energy's 1998 return on common equity calculation. During the second quarter of 1999, MidAmerican Energy refunded $2.2 million to its Iowa non-contract customers related to the return on common equity calculation for 1998. The agreement also eliminated MidAmerican Energy's energy adjustment clause, and, as a result, the cost of fuel is not directly passed on to customers.


 RATE MATTERS: GAS


     In October 1998, MidAmerican Energy made a filing with the Iowa Utilities Board requesting a rate increase for its Iowa retail gas customers. An interim rate increase of approximately $6.7 million annually was approved by the Iowa Utilities Board on January 22, 1999, effective immediately. On April 23, 1999, the Iowa Utilities Board issued an order approving a settlement agreement between MidAmerican Energy, the OCA and other parties which provides for an annual increase of $13.9 million. The new rates were implemented May 27, 1999.


     In November 1998, MidAmerican Energy filed with the South Dakota Public Utilities Commission requesting a rate increase for its South Dakota retail gas customers. The Commission in April 1999 approved a rate increase of $2.4 million annually, effective May 1, 1999.


     On September 1, 1999, MidAmerican Energy filed with the Illinois Commerce Commission requesting a rate increase totaling $3.2 million annually for its Illinois retail gas customers. An Illinois Commerce Commission decision is anticipated prior to August 2000.

 ENVIRONMENTAL MATTERS

     The United States Environmental Protection Agency (EPA) and state environmental agencies have determined that contaminated wastes remaining at decommissioned manufactured gas plant facilities may pose a threat to the public health or the environment if these contaminants are in sufficient quantities and at sufficient concentrations as to warrant remedial action.

     MidAmerican Energy is evaluating 27 properties which were, at one time, sites of gas manufacturing plants in which it may be a potentially responsible party. The purpose of these evaluations is to determine whether waste materials are present, whether the materials constitute an environmental or health risk, and whether MidAmerican Energy has any responsibility for remedial action. MidAmerican Energy's estimate of probable remediation costs for these sites as of September 30, 1999 was $29 million. This estimate has been recorded as a liability and a regulatory asset for future recovery through the regulatory process. Refer to Note 4 of the Notes to MidAmerican Funding's Audited Consolidated Financial Statements as of September 30, 1999, for a further discussion of MidAmerican Energy's environmental activities related to manufactured gas plant sites and cost recovery.

     Although the timing of potential incurred costs and recovery of costs in rates may affect the results of operations in individual periods, management believes that the outcome of these issues will not have a material adverse effect on MidAmerican Energy's financial position or results of operations.

     On July 18, 1997, the EPA adopted revisions to the National Ambient Air Quality Standards for ozone and a new standard for fine particulate matter. Based on data to be obtained from monitors located throughout the states, the EPA will make a determination of whether the states have any areas that do not meet the air quality standards (i.e., areas that are classified as nonattainment). If a state has area(s) classified as nonattainment area(s), the state is required to submit a State Implementation Plan specifying how it will reach attainment of the standards through emission reductions or other means.

     In May 1999, the United States District Court of Appeals for the District of Columbia Circuit remanded the standards adopted in July 1997 back to the EPA indicating the EPA had not expressed sufficient justification for the basis of establishing the standards and ruling that the EPA has exceeded its constitutionally-delegated authority in setting the standards. The EPA's appeal of the court's ruling to the full panel of the United States District Court of Appeals for the District of Columbia was denied. As a result of the court's initial decision and the current status of the standards, the impact of any new standards on MidAmerican Energy is currently unknown. If the EPA successfully appeals the court's decision, however, and the new standards are implemented, then MidAmerican Energy's fossil fuel generating stations may be subject to emission reductions if the stations are located in nonattainment areas. As part of an overall state plan to achieve attainment of the standards, MidAmerican Energy could be required to install control equipment on its fossil fuel generating stations or decrease the number of hours during whch these stations operate. The degree to which MidAmerican Energy may be required to install control equipment or decrease operating hours under a nonattainment scenario will be determined by the state's assessment of MidAmerican Energy's relative contribution, along with other emission sources, to the nonattainment status. The installation of control equipment would result in increased costs to MidAmerican Energy. A decrease in the number of hours during which the affected stations operate would decrease the revenues of MidAmerican Energy. An increase in costs incurred by MidAmerican Energy or a decrease in the revenues earned by MidAmerican Energy would decrease the amount of funds MidAmerican Energy has available to make distributions to MidAmerican Funding. This decrease would have a corresponding decrease in the amount of funds available to MidAmerican Funding to make payments on the securities.

     In December 1997, negotiators from more than 150 nations met in Kyoto, Japan to negotiate an international agreement designed to address global climate change impacts by attempting to reduce so-called greenhouse gas emissions. Some scientists contend that these gases build up in the earth's atmosphere and cause global temperatures to rise. The primary target of these emissions is carbon dioxide which is formed by, among other things, the combustion of fossil fuels. The agreement currently calls for the United States to reduce its emissions of carbon dioxide and other greenhouse gases to 7% below 1990 levels in the 2008-2012 time frame. The United States became a signatory to the agreement on November 12, 1998. In order for the agreement to become binding upon the United States, ratification by the United States Senate is necessary. The cost to the utility industry in general, and to MidAmerican Energy specifically, of reducing its carbon dioxide emissions levels by 7% below 1990 levels would depend on available technology at the time, but could be material.

 QUAD CITIES NUCLEAR POWER STATION

     The Quad Cities Nuclear Station is operated by, and 75% owned by, Commonwealth Edison Company. On May 6, 1999, the Nuclear Regulatory Commission advised Commonwealth Edison that it had classified the Quad Cities Nuclear Station in the Commission's Routine Oversight category (the best of the Commission's three new categories) for nuclear power plants, removing the station from the Trending (adversely) Letter status initiated in January 1998. During the first nine months of 1999, the station capacity factor was in excess of 93.5%.

 GENERATING CAPABILITY

     In July 1999, retail customer usage of electricity caused an hourly peak demand of 3,833 megawatts on MidAmerican Energy's energy system. MidAmerican Energy is interconnected with Iowa and neighboring utilities and is involved in an electric power pooling agreement known as Mid-Continent Area Power Pool. Each Power Pool participant is required to maintain for emergency purposes a net generating capability reserve of at least 15% above its system peak demand. MidAmerican Energy was able to maintain its capacity reserve requirement during the hot weather in July 1999 and was not adversely affected by the resultant high prices in the off-system market.

     MidAmerican Energy believes it has adequate electric capacity reserve and continues to manage its generating resources to ensure an adequate reserve in the future. However, significantly higher than normal temperatures during the cooling season could cause MidAmerican Energy's reserve to fall below the 15% minimum. If MidAmerican Energy fails to maintain the appropriate reserve, significant penalties could be contractually imposed by the Mid-Continent Power Pool.

ACTIVITIES REGARDING YEAR 2000 DATE ISSUES

     The following discussion of year 2000 issues describes MidAmerican Funding's plans to address technical problems relating to calculations, manipulations, storage and other uses of date-sensitive data which could cause some computer-controlled systems, applications and processes to incorrectly process critical financial and operational information, or stop processing altogether. The discussion contains by necessity many forward-looking statements. MidAmerican Funding wishes to avail itself of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and in order to do so includes the following meaningful cautionary statements with regard to the forward looking statements of its year 2000 plans. MidAmerican Funding's intentions, expectations, and predictions relating to its year 2000 efforts are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements. These risks and uncertainties include, among others, the effects of weather, federal and state regulatory actions, and other matters, many of which are beyond MidAmerican Funding's control. In addition, MidAmerican Funding claims the full protections established by the Year 2000 Information and Readiness Disclosure Act for Year 2000 Statements and Year 2000 Readiness Disclosure. This Act does not, however, preclude third party claims which are based on the Federal securities laws.

 PROJECT DESCRIPTION

     MidAmerican Energy has undertaken an extensive ongoing project to address its information technology (IT) and non-IT (including embedded technology) systems potentially affected by the year 2000 date change. MidAmerican Energy's approach is based on a five-phase project methodology - inventory, assessment, planning, resolution and implementation - designed to result in the identification and evaluation of potential problems, and remediation of MidAmerican Energy's computer-controlled systems, applications and processes. MidAmerican Energy generally defines the five phases as follows:


     1. Inventory Phase - The purpose of the inventory phase is to identify and document computer-controlled systems, applications and processes used by MidAmerican Energy that may have a date-sensitive function.

     2. Assessment Phase - The purpose of the assessment phase is to collect information about inventoried systems, including the business and technical context in which individual systems operate, to make an informed judgment concerning an appropriate plan to mitigate year 2000 related risks.

     3. Planning Phase - The purpose of the planning phase is to develop strategic and tactical plans for systems that require replacement, repairs, upgrades or other appropriate actions (collectively referred to as "remedial actions").

     4. Resolution Phase - The purpose of the resolution phase is to execute the plan developed during the preceding phases. Testing of systems and/or components of systems, as well as any preceding or subsequent remedial action, is commenced during this phase.

     5. Implementation Phase - The purpose of the implementation phase is to examine the systems to determine whether they will function adequately in a production environment and to perform follow-up administrative tasks as required to develop appropriate documentation in support of year 2000 readiness.


     MidAmerican Energy classifies all systems ranging from low- to high-priority based on their importance to carrying out MidAmerican Energy's business mission. System priority is based on potential impacts resulting from year 2000 problems on public and employee safety, prolonged and widespread service outages, long-term shareholder value, and ability to comply with regulatory requirements. In the case of low-priority systems, year 2000 readiness may be delayed beyond January 1, 2000, or perhaps indefinitely.


     Vendors, customers and other third parties may affect MidAmerican Energy's ability to achieve year 2000 readiness. Because service reliability and financial stability are dependent on MidAmerican Energy's supply chain, a concerted effort is being made to investigate important third parties to assess their ability to continue to supply products or services to, or purchase products or services from, MidAmerican Energy.

 STATE OF READINESS

     Due to factors including the overlapping nature of the project phases and the varying degree of complexity of the computer-controlled systems, applications and processes being addressed, it is difficult to accurately determine the status of completion of a particular phase of the project at any given point in time. MidAmerican Energy uses three methods to measure the status of project completion:

   1. As an entity with public utility operations, MidAmerican Energy must comply with the year 2000 regulatory requirements imposed by the North American Electric Reliability Council. Council reporting data is limited primarily to systems that are directly associated with transmission grid stability. The transmission grid consists of the interconnected transmission systems of North American utilities. Reporting categories include nuclear generation, non-nuclear generation, Energy Management Systems and Supervisory Control and Data Acquisition systems, telecommunications systems, substation controls and system protection, and IT business information systems. MidAmerican Energy reported in its July compliance filing with the Council that it is "100% Y2K Ready" on systems considered mission-critical by the Council definition. The Council defines "100% Y2K Ready" to mean that the primary function of a system or component will continue to operate as designed irrespective of whether or not a secondary or tertiary date function operates. The Council defines "mission-critical systems" to mean those systems directly associated with transmission grid stability that could cause or perpetuate a system wide instability or have a significant effect on the transmission grid.

   2. A "checklist" approach is used to monitor the completion status of each system that is unique to a given organizational group. For example, identical substation meters may be located in several individual substations, but the meter is counted as only one system. All systems are viewed as equivalent, regardless of priority, in the checklist approach. Systems are categorized as complete or not complete, without regard to percentage of completion of the system in total or percentage of completion of any particular phase of the project. As of September 30, 1999, there were 5,554 separate systems in MidAmerican Energy's inventory. Of these, over 99% had been completed.

   3. MidAmerican Energy's internally developed measure is more sensitive than the methods discussed above and is based on business risk/priority, weighted tasks and weighted phases. Only high- and medium-risk/priority systems are included in the status of completion calculation. The data related to systems that could impact grid stability pertains only to those systems that directly affect MidAmerican Energy's customers. Also, progress toward completion is measured. As of September 30, 1999, MidAmerican Energy as a whole is generally in the resolution phase. Percentage of completion for six areas of business operations is as follows:

      A. IT - Applications: 95-100% complete
      B.  IT - Operations & Infrastructure: 95-100% complete
      C. Generation: 95-100% complete
      D. Energy Delivery: 95-100% complete
      E.  Retail: 95-100% complete
      F.  Corporate Services (excluding IT): 95-100% complete


      The investigation of supply chain issues consists of documenting the nature of business relationships in correspondence, surveys and meetings with third parties and making determinations regarding their year 2000 readiness status based on the responses received. MidAmerican Energy has initiated contact with vendors and business partners it considers to represent a significant financial or operational risk if they were to experience year 2000 problems. In addition, interconnected utilities and wholesale customers, as well as high-volume retail customers, have been contacted for the purpose of reviewing the status of their year 2000 readiness efforts. To date, information made available to MidAmerican Energy has not been uniform in terms of quality and quantity. Although none of the information has suggested that the year 2000 readiness efforts of these vendors, business partners and customers have been inadequate, MidAmerican Energy intends to maintain ongoing communications with some third parties. MidAmerican Energy, will also continue monitoring information provided by vendors regarding year 2000 readiness about specific systems or components supplied by these vendors for use by MidAmerican Energy, but on which MidAmerican Energy cannot perform its own year 2000 readiness testing.


 COSTS

     As of September 30, 1999 approximately $10.2 million in operating expenses have been incurred to carry out year 2000 activities. It is anticipated that up to $2.8 million in additional operating expenses and capital costs will need to be incurred to complete the project. Although additional unforeseen costs may be incurred, at this time MidAmerican Energy has not become aware of any material costs which may arise in order to achieve year 2000 readiness. Future progress toward achievement of year 2000 readiness could change this outlook.

     MidAmerican Energy has renovated or replaced several high-priority systems (e.g., management information, materials management information, work management information, customer service, electric outage management, meter control and inventory, and others) to gain enhanced functionalities. For example, the development and installation of a new customer service system and related applications was an outcome of the merger which created MidAmerican Energy in July of 1995. Although potential year 2000 problems existing in the predecessor companies' customer service system products were recognized, the decision to implement the new customer service system was primarily in response to integration difficulties and the need for additional application functionalities. The costs of these renovations and replacements are not reported in this discussion as their development and installation was not driven by year 2000 concerns.

 CONTINGENCY PLANS

     A contingency plan identifying credible worst-case scenarios has been developed. The contingency plan is comprised of both mitigation and recovery aspects. Mitigation entails planning to reduce the impact of unresolved year 2000 problems, and recovery entails planning to restore services in the event that year 2000 problems occur. MidAmerican Energy's contingency plan has been reviewed by senior management. Although the plan is substantially complete, it will be refined throughout the remainder of the year based on results of contingency planning drills and changes in circumstances.

     Although a number of factors come into play in defining reasonably likely worst case scenarios, the loss of voice and data communications, volatile load patterns, and inability to control generation and/or return generation units to service are viewed as the most serious threats. The relative seriousness of these threats is based on recognition that the occurrence of any of these types of problems could have an immediate and significant effect on service reliability and financial performance.

     MidAmerican Energy participated in contingency planning drills coordinated by the North American Electric Reliability Council on April 9, 1999 and September 8-9, 1999. The drills focused on managing problems resulting from a simulated partial loss of voice and data communications services. The drills demonstrated that MidAmerican Energy would be able to maintain its voice and data communications through the efficient use of its backup systems.

 RISKS

     Despite the comprehensive nature of MidAmerican Energy's year 2000 project and the results the project is designed to produce, MidAmerican Energy may experience random, widespread and simultaneous failures in its generation, distribution and other computer-controlled systems during year 2000 transition periods. Contingency plans for any known or reasonably anticipated risk of interruption to the generation or distribution of energy are being developed to plan for resources needed to be put in place to reduce the potential outage period to a minimum. Although the impact on future operations and revenues is unknown, failure of MidAmerican Energy's systems to perform because of year 2000 implications could result in operating problems and costs material to MidAmerican Energy.

     Although management believes the project will be completed sufficiently in advance of January 1, 2000, unforeseen and other factors could cause delays in the project, the results of which may have a material effect on MidAmerican Energy's results of operations. In addition, there is no assurance that MidAmerican Energy will not be affected by year 2000 problems experienced by third parties.


ACCOUNTING ISSUES

     In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS 133, "Accounting for Derivative Instruments and Hedging Activities", which was delayed by SFAS 137 and is effective for fiscal years beginning after June 15, 2000. SFAS 133 requires an entity to recognize all of its derivatives as either assets or liabilities in its statement of financial position and measure those instruments at fair value. MidAmerican Funding is in the process of evaluating the impact of this accounting standard.

           QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK


     MidAmerican Funding is exposed to market risk, including changes in the market price of commodities. To manage the price volatility relating to these exposures, MidAmerican Funding enters into various financial derivative instruments. A risk management committee governs the overall direction, structure, conduct and control of MidAmerican Funding's risk management activities, including the use of financial derivative instruments. Responsibilities of the risk management committee include authorization and communication of risk management policies and procedures, strategic hedging program guidelines, appropriate market and credit risk limits, and appropriate systems for recording, monitoring and reporting the results of transactional and risk management activities.

     MidAmerican Funding uses hedge accounting for commodity-related instruments pertaining to its natural gas purchasing operations.


COMMODITY PRICE RISK

     Regulated Natural Gas Operations -

     Under the current regulatory framework, MidAmerican Funding is allowed to recover in revenues the cost of gas sold from most of its regulated gas customers through a purchased gas adjustment clause. MidAmerican Funding derived approximately 94% of its regulated gas revenues from these customers in 1998. Because the majority of MidAmerican Funding's firm natural gas supply contracts contain pricing provisions based on a daily or monthly market index, MidAmerican Funding's regulated gas customers, although ensured of the availability of gas supplies, retain the risk associated with market price volatility.

     MidAmerican Funding enters into natural gas futures and swap agreements to mitigate a portion of the market risk retained by its regulated gas customers through the purchase gas adjustment clause. These financial derivative activities are recorded as hedge accounting transactions, with net amounts exchanged or accrued under swap agreements and realized gains or losses on futures contracts included in the cost of gas sold and recovered in revenues from regulated gas customers. At December 31, 1998, MidAmerican Funding had entered into the following financial derivative instruments for regulated operations:



Futures Contracts:
   Net Contract Volumes- Long (Short) ........................   (240,000) MMBtu
   Unrealized Gain (Loss) at 12/31/98 (in thousands) .........   $(1,843)
Swap Contracts:
   Contract Volumes ..........................................   7,200,000 MMBtu
   Unrealized Gain (Loss) at 12/31/98 (in thousands) .........   $225

     A $0.05 increase in underlying natural gas prices would increase unrealized losses on the above futures contracts by approximately $12,000 and would increase unrealized gains on the above swap contracts by approximately $360,000.


     Nonregulated Natural Gas Operations -

     MidAmerican Funding also derives revenues from nonregulated sales of natural gas. Pricing provisions are individually negotiated with these customers and may include fixed prices or prices based on a daily or monthly market index. MidAmerican Funding enters into natural gas futures and swap agreements to offset the financial impact of variations in natural gas commodity prices for physical delivery to non-regulated customers. These financial derivative activities are recorded as hedge accounting transactions, with net amounts exchanged or accrued under swap agreements and realized gains or losses on futures contracts included in the cost of gas sold. At December 31, 1998,

MidAmerican Funding had entered into the following financial derivative instruments for non-regulated operations:



Futures Contracts:
   Net Contract Volumes- Long (Short) ........................   (110,000) MMBtu
   Unrealized Gain (Loss) at 12/31/98 (in thousands) .........   $28
Swap Contracts:
   Contract Volumes ..........................................   9,122,181 MMBtu
   Unrealized Gain (Loss) at 12/31/98 (in thousands) .........   $(3,121)

     A $0.05 increase in underlying natural gas prices would decrease unrealized gains on the above futures contracts by approximately $6,000 and would decrease unrealized losses on the above swap contracts by approximately $456,000. Unrealized gains and losses on financial derivatives entered into for nonregulated operations have little ultimate impact on MidAmerican Funding's earnings and cash flow as these amounts are offset by corresponding changes in the theoretical value of underlying contracts for physical delivery of natural gas to nonregulated customers.


     1997 Total Natural Gas Operations -

     At December 31, 1997, MidAmerican Funding had entered into the following financial derivative instruments for natural gas operations:



Futures Contracts:
   Net Contract Volumes- Long (Short) ........................   2,000,000 MMBtu
   Unrealized Gain (Loss) at 12/31/97 (in thousands) .........   $(386)
Swap Contracts:
   Contract Volumes ..........................................   6,968,807 MMBtu
   Unrealized Gain (Loss) at 12/31/97 (in thousands) .........   $(885)

INTEREST RATE RISK

     MidAmerican Funding is exposed to market value risk from changes in interest rates on its preferred stock investments. MidAmerican Funding reviews the interest rate sensitivity of these securities and purchases put options and enters into "short" positions in futures contracts on United States Treasury securities for other than trading purposes in order to reduce related interest rate risk. MidAmerican Funding's intent is to manage the risk arising from changes in the general level of interest rates with a change in market value of the hedging instruments. MidAmerican Funding does not purchase or sell hedging instruments for speculative purposes.

     The following table demonstrates the impact of varying interest rate changes to the market value at December 31, 1998:



                              PREFERRED      FUTURES AND                      CHANGE IN MARKET
                            STOCK MARKET   OPTIONS MARKET   TOTAL PORTFOLIO    VALUE OF TOTAL
                                VALUE           VALUE         MARKET VALUE       PORTFOLIO
                           -------------- ---------------- ----------------- -----------------
                                                  (amounts in millions)
     Interest Rate Change:
     200 basis pt decrease    $  150.8         $  --           $  150.8           $  10.6
     100 basis pt decrease       144.4            0.1             144.5               4.3
     Current interest rates      137.3            2.9             140.2                --
     100 basis pt increase       129.2           10.0             139.2             ( 1.0)
     200 basis pt increase       120.9           17.3             138.2             ( 2.0)

The number of hedging instrument contracts entered into, or their notional amount, is dependent on, among other things, the duration of the portfolio, specific call provisions of each fixed rate preferred stock, the slope of the Treasury yield curve, the expected volatility of Treasury yields and the cost of using futures and/or options. The notional amount of MidAmerican Funding's hedging instruments at December 31, 1998 and 1997, respectively are set forth in the following table:




                                       1998                            1997
                           -----------------------------   ----------------------------
                            CONTRACTS     NOTIONAL AMT.     CONTRACTS     NOTIONAL AMT.
                           -----------   ---------------   -----------   --------------
     Put Options               697           $89,064           815          $ 98,182
     Futures Contracts          33             4,217           142            17,107
                               ---           -------           ---          --------
     Total                     730           $93,281           957          $115,289
                               ===           =======           ===          ========

The notional amounts of these hedging instruments do not represent the amounts exchanged by the parties and are not a measure of MidAmerican Funding's financial exposure through its use of these hedging instruments. MidAmerican Funding is exposed only to the initial purchase price of the put options and to changes in the market value of the futures contracts.

          OUR BUSINESS AND THE BUSINESS OF MHC AND MIDAMERICAN ENERGY


OUR BUSINESS

     We were formed as an Iowa limited liability company on March 9, 1999 to issue the initial securities and facilitate MidAmerican Holdings' acquisition of MHC. MidAmerican Holdings is our sole member. We currently own all of the outstanding common stock of MHC. We do not engage in any business other than activities associated with the issuance of the securities and the ownership of MHC.


THE BUSINESS OF MHC

     MHC is an exempt public utility holding company headquartered in Des Moines, Iowa, and incorporated in the State of Iowa. As an exempt public utility holding company, MHC is exempt from regulation by the securities and Exchange Commission as a registered holding company under the Public Utility Holding Company Act of 1935, as amended, except for the acquisition of utility companies operating in states other than Iowa. As a holding company, MHC is able to segregate its regulated utility operations from its nonregulated operations which is beneficial from both financial and regulatory perspectives. This type of structure also provides flexibility with respect to the development of the nonregulated operations. While there are additional administrative costs incurred by a holding company structure, we believe the benefits described above are greater than these costs.

     MHC's interests include:

     o  100% of the common stock of MidAmerican Energy;

     o  100% of the common stock of MidAmerican Capital;

     o  100% of the common stock of Midwest Capital; and

     o  100% of the common stock of MidAmerican Services.

     MidAmerican Energy is primarily engaged in the business of generating, transmitting, distributing and selling electricity and distributing, selling and transporting natural gas. MidAmerican Capital manages marketable securities and passive investment activities, nonregulated wholesale and retail natural gas businesses, security services and other energy-related, nonregulated activities. Midwest Capital functions as a regional business development company in MidAmerican Energy's service territory. MidAmerican Services, which was formed in April 22, 1997, provides comprehensive energy services to utilities and other companies.

     Prior to the initial public offering described below, MidAmerican Holdings' real estate brokerage and related services were conducted through MHC's subsidiary, MidAmerican Realty Services. On October 14, 1999, HomeServices.Com, the successor to MidAmerican Realty, sold 35% of its common stock in an initial public offering. The remaining 65% is owned by MidAmerican Holdings.

     For the nine months ended September 30, 1999, 96% of MHC's operating revenues, excluding revenues from MidAmerican Realty Services, were from MidAmerican Energy, 4% were from MidAmerican Capital and less than 1% were from Midwest Capital. For the year ended December 31, 1998, 95% of MHC's operating revenues, excluding revenues from MidAmerican Realty Services, were from MidAmerican Energy, 5% were from MidAmerican Capital and less than 1% were from Midwest Capital.


THE BUSINESS OF MIDAMERICAN ENERGY

 OVERVIEW OF MIDAMERICAN ENERGY'S BUSINESS

     Currently, most of MidAmerican Energy's business is conducted in a rate-regulated environment and accordingly, many of its decisions as to the source and use of resources and other strategic matters are evaluated from a utility business perspective. However, beginning January 1, 1998, MidAmerican Energy began managing its operations as four distinct business units: generation, transmission, energy delivery and retail. Under this corporate framework, MidAmerican Energy believes that its preparations for, and opportunities to succeed in, the future electric and gas energy environment will be enhanced. With the establishment of these four business units, MidAmerican Energy believes that it is able to focus on the specific needs and anticipated risks and opportunities of its major business units in a more flexible manner. Some administrative functions are handled by a corporate services group which supports all of the business units.



     Although specific functions may be moved between business units as future circumstances warrant, the principal focus of each business unit has been established:


   o Generation--Significant functions of the generation business unit include the production and purchase of energy and the sale of wholesale energy.


   o Transmission--The transmission business unit coordinates all activities related to MidAmerican Energy's transmission facilities, including monitoring access to and assuring the reliability of the transmission system.


   o Energy Delivery--Energy delivery includes the distribution of electricity and natural gas to end-users and related activities.


   o Retail--Retail includes marketing, customer service and related functions for core and complementary products and services.


 ELECTRICITY AND GAS DISTRIBUTION AND SALES


     MidAmerican Energy distributes electricity in Council Bluffs, Des Moines, Fort Dodge, Iowa City, Sioux City and Waterloo, Iowa, the Quad Cities (Davenport and Bettendorf, Iowa and Rock Island, Moline and East Moline, Illinois) and a number of adjacent communities and areas. MidAmerican Energy distributes natural gas in Cedar Rapids, Des Moines, Fort Dodge, Iowa City, Sioux City and Waterloo, Iowa, the Quad Cities, Sioux Falls, South Dakota, and a number of adjacent communities and areas. As of September 30, 1999, MidAmerican Energy had approximately 655,100 retail electric customers and 627,700 retail natural gas customers.


     In addition to retail sales, MidAmerican Energy delivers electricity to other utilities and municipalities who distribute it to end-use customers. These sales are referred to as sales for resale. MidAmerican Energy also transports natural gas, for a fee, through its distribution system for large customers who have independently secured their own supply of natural gas.


     MidAmerican Energy's electric and gas operations are conducted under franchises, certificates, permits and licenses obtained from state and local authorities. The franchises, with various expiration dates, are typically for 25-year terms.


     MidAmerican Energy has a residential, agricultural, commercial and diversified industrial customer group in which no single industry or customer accounted for more than 3% of its total 1998 electric operating revenues or 3% of its total 1998 gas operating margin. Among the primary industries served by MidAmerican Energy are those which are concerned with the manufacturing, processing and fabrication of food products, primary metals, real estate, farm and other non-electrical machinery, and cement and gypsum products.


     For the year ended December 31, 1998, MidAmerican Energy derived approximately 69% of its gross operating revenues from its regulated electric business and 25% from its regulated gas business. For 1997 and 1996, the corresponding percentages were 65% electric and 31% gas, and 66% electric and 32% gas, respectively.


     MidAmerican Energy's historical electric sales by customer class as a percentage of total electric sales and MidAmerican Energy's retail electric sales data by state as a percentage of total retail electric sales are each shown below:

         TOTAL ELECTRIC SALES OF MIDAMERICAN ENERGY BY CUSTOMER CLASS




                                      1998         1997         1996
                                   ----------   ----------   ----------
Residential ....................       22.2%        20.9%        21.1%
Small General Service ..........       17.5         16.5         16.2
Large General Service ..........       28.1         27.4         27.6
Other ..........................        4.4          4.4          4.5
Sales for Resale ...............       27.8         30.8         30.6
                                      -----        -----        -----
 Total .........................      100.0%       100.0%       100.0%
                                      =====        =====        =====

             RETAIL ELECTRIC SALES OF MIDAMERICAN ENERGY BY STATE




                             1998         1997         1996
                          ----------   ----------   ----------
Iowa ..................       88.4%        88.6%        88.7%
Illinois ..............       10.9         10.7         10.6
South Dakota ..........        0.7          0.7          0.7
                             -----        -----        -----
 Total ................      100.0%       100.0%       100.0%
                             =====        =====        =====

     In an Iowa pricing settlement approved in 1997 by the Iowa Utilities Board, MidAmerican Energy was given permission to negotiate individual contracts with its industrial and commercial electric customers. The negotiated contracts have differing terms and conditions as well as prices. The contracts range in length from five to ten years, and some have price renegotiation and early termination provisions exercisable by either party. A vast majority of the contracts are for terms of seven years or less, although some large customers have agreed to 10-year contracts. Prices are set as fixed prices; however, many contracts allow for potential price adjustments with respect to environmental costs, government imposed public purpose programs, tax changes and transition costs. While the contract prices are fixed, except for the potential adjustment elements, the costs MidAmerican Energy incurs to fulfill these contracts will vary. MidAmerican Energy presently intends to manage this risk through hedging and other similar arrangements. On an aggregate basis, the annual revenues under these contracts are approximately $180,000,000.


     In addition, MidAmerican Energy is precluded by the 1997 settlement agreement from filing for an increase in its Iowa electric rates prior to 2001, unless its annual return on common equity falls below 9%. Likewise, the other parties to the agreement, including the Office of the Consumer Advocate, are prohibited from seeking a reduction in MidAmerican Energy's electric rates prior to 2001, unless the return on common equity, adjusted for the equal sharing between shareholders and customers of earnings above a 12% return on common equity, exceeds 14%.


     Historical gas sales, excluding transportation throughput, by customer class as a percentage of total gas sales and by state as a percentage of total retail gas sales are shown below:


       TOTAL REGULATED GAS SALES OF MIDAMERICAN ENERGY BY CUSTOMER CLASS




                                           1998         1997         1996
                                        ----------   ----------   ----------
Residential .........................       59.9%        60.8%        61.1%
Small General Service ...............       32.1         33.1         33.3
Large General Service ...............        3.7          4.2          4.6
Sales for Resale and Other ..........        4.3          1.9          1.0
                                           -----        -----        -----
 Total ..............................      100.0%       100.0%       100.0%
                                           =====        =====        =====

                RETAIL GAS SALES OF MIDAMERICAN ENERGY BY STATE




                             1998         1997         1996
                          ----------   ----------   ----------
Iowa ..................       79.0%        79.1%        78.0%
Illinois ..............       10.2         10.4         11.0
South Dakota ..........       10.1          9.8         10.3
Nebraska ..............        0.7          0.7          0.7
                             -----        -----        -----
 Total ................      100.0%       100.0%       100.0%
                             =====        =====        =====

     There are seasonal variations in MidAmerican Energy's electric and gas businesses which are principally related to the use of energy for air conditioning and heating. In 1998, 40% of MidAmerican Energy's electric revenues were reported in the months of June, July, August and September, reflecting the use of electricity for cooling, and 54% of MidAmerican Energy's gas revenues were reported in the months of January, February, March and December, reflecting the use of gas for heating.


 MIDAMERICAN ENERGY'S ELECTRIC SYSTEM


     The annual hourly peak demand on MidAmerican Energy's electric system occurs principally as a result of air conditioning use during the cooling season. In July 1999, MidAmerican Energy recorded an hourly peak demand of 3,833 megawatts, which is 190 megawatts more than MidAmerican Energy's previous record hourly peak of 3,643 megawatts set in 1998.


     MidAmerican Energy's accredited 1998 summer net generating capability was 4,425 megawatts. Accredited net generating capability represents the amount of MidAmerican Energy-owned generation or generation under power purchase contracts available to meet the requirements of MidAmerican Energy's electric system, net of the effect of participation purchases and sales. The net generating capability at any time may be lower than it would otherwise be due to regulatory restrictions, fuel restrictions and generating units being temporarily out of service for inspection, maintenance, refueling or modifications.


     MidAmerican Energy is interconnected with Iowa utilities and utilities in neighboring states and is involved in an electric power pooling agreement known as the Mid-Continent Power Pool. The Power Pool is a voluntary association of electric utilities doing business in Iowa, Minnesota, Nebraska and North Dakota and portions of Montana, South Dakota and Wisconsin and the Canadian provinces of Saskatchewan and Manitoba. Its membership also includes power marketers, regulatory agencies and independent power producers. The Power Pool facilitates operation of the regional transmission system, serves as a power and energy market clearing house and is responsible for the safety and reliability of the bulk electric system.


     Each Power Pool participant is required to maintain for emergency purposes a net generating capability reserve of at least 15% above its system peak demand. If a participant's capability reserve falls below the 15% minimum, significant penalties could be contractually imposed by the Power Pool. MidAmerican's reserve margin for 1998 was approximately 20%.


 THE NET GENERATING CAPACITY OWNED BY MIDAMERICAN ENERGY


     The table below sets forth the owned net operating capacity of MidAmerican Energy's power plants as of September 30, 1999. It operates all of these plants other than those indicated with an asterisk.

                                                                          Net
                                                      Ownership     Capacity Owned
                                                     -----------   ----------------
Council Bluffs Energy Center units 1 & 2 .........       100%        131 megawatts
Council Bluffs Energy Center unit 3 ..............        79%        534 megawatts
Louisa Generation Station ........................        88%        616 megawatts
Neal Generation Station units 1 & 2 ..............       100%        435 megawatts
Neal Generation Station unit 3 ...................        72%        371 megawatts
Neal Generation Station unit 4 ...................        41%        253 megawatts
Ottumwa Generation Station* ......................        52%        372 megawatts
Quad Cities Nuclear Station units 1 & 2* .........        25%        383 megawatts
Riverside Generation Station .....................       100%        135 megawatts
Combustion Turbines ..............................       100%        758 megawatts
Moline Water Power ...............................       100%          3 megawatts
                                                                   ----------------
 Total Net Generating Capacity Owned .............                 3,996 megawatts
                                                                   ================

ENVIRONMENTAL MATTERS


     For information relating to MidAmerican Energy's environmental matters, reference is made to Note B to our consolidated financial statements starting on page F-43 of this prospectus.

LITIGATION

 COOPER LITIGATION

     MidAmerican Energy purchases one-half of the output from the Cooper Nuclear Station, a 773 megawatt nuclear generating plant, pursuant to a long term power purchase agreement with the Nebraska Public Power District which expires in 2004. Cooper represents approximately 16% of the total generating capacity available to MidAmerican Energy and provided approximately 14% of the energy delivered to MidAmerican Energy's customers for the nine month period ending September 30, 1999. On July 23, 1997, the Nebraska Public Power District filed a complaint, in the United States District Court for the District of Nebraska, naming MidAmerican Energy as the defendant and seeking declaratory judgment as to three issues under the parties' long-term power purchase agreement. More specifically, the Nebraska Public Power District sought a declaratory judgment in the following respects:

   (1) that MidAmerican Energy is obligated to pay 50% of all costs and expenses associated with decommissioning Cooper, and that in the event the Nebraska Public Power District continues to operate Cooper after expiration of the power purchase agreement (September 2004), MidAmerican Energy is not entitled to reimbursement of any decommissioning funds it has paid to date or will pay in the future;

   (2) that the current method of allocating transition costs as part of the decommissioning cost is proper under the power purchase agreement; and


   (3) that the current method of investing decommissioning funds is proper under the power purchase agreement.

     MidAmerican Energy filed its answer and contingent counterclaims. The contingent counterclaims filed by MidAmerican Energy are generally as follows:

   (1) that MidAmerican has no duty under the power purchase agreement to reimburse or pay 50% of the decommissioning costs unless conditions to reimbursement occur;

   (2) that the Nebraska Public Power District has the duty to repay all amounts that MidAmerican Energy has prefunded for decommissioning in the event the Nebraska Public Power District operates the plant after the term of the power purchase agreement;

   (3) that the Nebraska Public Power District is equitably estopped from continuing to operate the plant after the term of the power purchase agreement;

   (4) that the Nebraska Public Power District has granted MidAmerican Energy an option to continue taking 50% of the power from the plant;

   (5) that the term "monthly power costs" does not include costs and expenses associated with decommissioning the plant;

   (6) that MidAmerican Energy has no duty to pay for nuclear fuel, operation and maintenance projects or capital improvements that have useful lives after the term of the power purchase agreement;

   (7) that transition costs are not included in any decommissioning costs and expenses;

   (8) that the Nebraska Public Power District has breached its duty to MidAmerican Energy in making investments of decommissioning funds;

   (9) that reserves in named accounts are excessive and should be refunded to MidAmerican Energy; and

   (10) that the Nebraska Public Power District must credit MidAmerican Energy for payments by MidAmerican for low-level radioactive waste disposal.

     On October 6, 1999, the court rendered summary judgment for the Nebraska Public Power District on the above-mentioned issue concerning liability for decommissioning (issue one in the first paragraph above) and the related contingent counterclaims filed by MidAmerican Energy (issues one, two, three and five in the second paragraph above). The court referred all remaining issues in the case to mediation, and cancelled the November 1999 trial date. MidAmerican Energy has appealed the court's summary judgment ruling and will participate in mediation in an attempt to resolve the remaining issues. MidAmerican Energy and the Nebraska Public Power District are currently involved in discovery.


     The issues raised by the Nebraska Public Power District reflect the current practices between it and MidAmerican Energy with respect to the Cooper power purchase agreement. Accordingly, we do not expect that MidAmerican Energy would incur any material costs in excess of those currently incurred under the power purchase agreement if the Nebraska Public Power District were to prevail on all of its claims.


 NORTH STAR STEEL COMPANY


     On December 8, 1997, North Star Steel Company, a MidAmerican Energy electric retail customer, filed a complaint in the United States District Court for the Southern District of Iowa naming MHC and MidAmerican Energy as defendants. The complaint alleged that MidAmerican Energy's refusal to allow North Star to obtain retail electric service from an unspecified alternative energy company amounted to a violation of federal antitrust laws. North Star sought to recover an unspecified level of damages, and to require MidAmerican Energy to provide retail energy delivery service so that North Star could obtain electricity from an unnamed supplier. On June 23, 1998, the court issued an order granting summary judgment in favor of MidAmerican Energy. On July 20, 1998, North Star appealed that decision to the United States Court of Appeals for the Eighth Circuit. On July 7, 1999, the Court of Appeals affirmed the District Court grant of summary judgment in favor of MidAmerican Energy. On October 5, 1999, North Star filed a petition for a writ of certiorari seeking to have the United States Supreme Court agree to review a decision by the Court of Appeals which had upheld a ruling by the District Court granting summary judgment in favor of MidAmerican Energy. On December 6, 1999, the United States Supreme Court denied the writ of certiorari requested by North Star, thus concluding this litigation.

                                  MANAGEMENT


OUR BOARD OF MANAGERS AND EXECUTIVE OFFICERS

     Below are our current managers and executive officers and their positions with us:




NAME                                   POSITION
----                                   --------
     David L. Sokol .................. Chairman, Chief Executive Officer and Manager
     Gregory E. Abel ................. President and Chief Operating Officer
     Patrick J. Goodman .............. Vice President and Treasurer
     Steven A. McArthur .............. Vice President, Secretary and Manager
     John A. Rasmussen, Jr. .......... Vice President and General Counsel
     Delbert D. Weber ................ Independent Manager

     DAVID L. SOKOL, 42, has been our Chairman and Chief Executive Officer and Chairman of our Board of Managers since our formation in March 1999. Mr. Sokol has been Chairman of MidAmerican Holdings since May 1994 and Chief Executive Officer of MidAmerican Holdings since April 1993. He has served as a director of MidAmerican Holdings since 1991. From January 1992 until October 1992, Mr. Sokol was Chairman, Chief Executive Officer, President and a Director of JWP, Inc. From November 1990 until February 1991, Mr. Sokol was the President and Chief Executive Officer of Kiewit Energy Company.

     GREGORY E. ABEL, 36, has been our President and Chief Operating Officer since our formation in March 1999. Mr. Abel joined MidAmerican Holdings in 1992. At MidAmerican Holdings he has held various executive positions including responsibility for engineering, construction, accounting and various administrative functions. Mr. Abel is a Chartered Accountant and from 1984 to 1992 was employed by Price Waterhouse in San Francisco, where he was responsible for clients in the energy industry.

     PATRICK J. GOODMAN, 33, has been our Vice President and Treasurer since August 1999. Mr. Goodman is also Senior Vice President and Chief Financial Officer of MidAmerican Holdings. Prior to joining MidAmerican Holdings in 1995, for more than five years prior to 1995 Mr. Goodman was a financial manager for National Indemnity Company and a senior associate at PricewaterhouseCoopers LLP (formerly Coopers & Lybrand L.L.P.).

     STEVEN A. MCARTHUR, 41, has been our Vice President and Secretary and a member of our Board of Managers since our formation in March 1999. Mr. McArthur is Senior Vice President and Secretary of MidAmerican Holdings. Mr. McArthur joined MidAmerican Holdings in 1991. From 1988 to 1991, he was an attorney in the Corporate Finance Group at Shearman & Sterling in San Francisco. From 1984 to 1988, Mr. McArthur was an attorney in the Corporate Finance Group at Winthrop, Stimson, Putnam & Roberts in New York.

     JOHN A. RASMUSSEN, JR., 53, has been our Vice President and General Counsel since March 1999. Mr. Rasmussen has also been Senior Vice President and General Counsel of MidAmerican Holdings since March 1999, of MHC since December 1, 1996 and of MidAmerican Energy since November 1, 1996. Mr. Rasmussen served as Group Vice President and General Counsel of MidAmerican Energy from July 1, 1995 to November 1, 1996. He served as Vice President and General Counsel of Midwest Power Systems Inc. and Midwest Resources Inc., each a predecessor to MidAmerican Energy, from 1990 to 1995.

     DELBERT D. WEBER, 67, has been our Independent Manager since March 1999. Dr. Weber serves as President of the Omaha Community Foundation, a position he assumed on September 1, 1998. He retired in July 1997 as Chancellor Emeritus, after serving as Chancellor of the University of Nebraska at Omaha for 20 years. Dr. Weber has also served on the boards of directors of several prominent Omaha-based charities and community organizations.

     Our articles of organization require the unanimous affirmative vote or consent of our Board of Managers, including the Independent Manager, to do any of the following:

    o institute bankruptcy or insolvency proceedings;

    o consent to the institution of bankruptcy or insolvency proceedings against us;

    o dissolve or liquidate;

    o make assignments for the benefit of creditors;

    o take other similar actions;

    o change our form of organization or jurisdiction of formation; or

    o amend various provisions of our articles of organization.

     In all of these matters, our Board of Managers will owe their fiduciary obligations to us and our creditors.

     None of our managers or executive officers receives any compensation in excess of $60,000 for serving in these positions.


THE DIRECTORS AND EXECUTIVE OFFICERS OF MHC AND MIDAMERICAN ENERGY

     Below are the current managers and executive officers of MHC and MidAmerican Energy and their positions with those companies:




NAME                                POSITION                              COMPANY
---------------------------------   -----------------------------------   -----------------------
David L. Sokol ..................   Chairman and Chief Executive          MHC/MidAmerican Energy
                                    Officer/Chairman
Gregory E. Abel .................   President/Chief Executive Officer     MHC/MidAmerican Energy
Ronald W. Stepien ...............   President                             MidAmerican Energy
Jack L. Alexander ...............   Senior Vice President                 MidAmerican Energy
Patrick J. Goodman ..............   Senior Vice President and Chief       MHC and MidAmerican
                                    Financial Officer                     Energy
Keith D. Hartje .................   Senior Vice President                 MidAmerican Energy
Steven A. McArthur ..............   Senior Vice President                 MHC and MidAmerican
                                                                          Energy
John A. Rasmussen, Jr. ..........   Senior Vice President and General     MHC and MidAmerican
                                    Counsel                               Energy

     RONALD W. STEPIEN, 52, has been President of MidAmerican Energy since November 1, 1998. Mr. Stepien served as Executive Vice President of MidAmerican Energy from November 1, 1996 to October 31, 1998 and as Group Vice President of MidAmerican Energy from 1995 to October 31, 1996. He served as Vice President of Iowa-Illinois Gas and Electric Company, a predecessor company, from 1990 to 1995.

     JACK L. ALEXANDER, 51, has been Senior Vice President of MidAmerican Energy since November 1, 1998. Mr. Alexander served as Vice President of MidAmerican Energy from November 1, 1996 to October 31, 1998 and in various executive and management positions with MidAmerican Energy and its predecessors Midwest Power Systems Inc. and Midwest Resources Inc. for more than five years prior to November 1, 1996.


     KEITH D. HARTJE, 50, has been Senior Vice President of MidAmerican Energy since March 12, 1999 and Vice President of MidAmerican Energy from November 1, 1996 to March 12, 1999.

Mr. Hartje served in various executive and management positions with MidAmerican Energy and its predecessors Midwest Power Systems Inc. and Midwest Resources Inc. for more than five years prior to November 1, 1996.


     For information regarding Messrs. Sokol, Abel, Goodman, McArthur and Rasmussen, see the description of our Board of Managers and executive officers above.

                     OWNERSHIP OF OUR MEMBERSHIP INTERESTS

     All of our membership interests are owned by MidAmerican Holdings. As of September 30, 1999, our total capitalization was $1,836 million. There is no public trading market for our membership interests. None of our managers or executive officers beneficially own any of our equity interests. MidAmerican Holdings' common stock is publicly traded on the New York, Pacific and London Stock Exchanges.


                         DESCRIPTION OF THE SECURITIES

     The initial securities have been and the exchange securities will be issued under and governed by an indenture, as supplemented by a first supplemental indenture, dated as of March 11, 1999, between us and The Bank of New York, as trustee. The following summary of the material terms contained in the indenture and the securities is subject to, and is qualified in its entirety by reference to, the Trust Indenture Act of 1939, and all the provisions of the indenture and the securities, including the definitions of terms not defined in this prospectus. This summary does not restate the indenture in its entirety. We urge you to read the indenture because it, and not this description, defines your rights as holders of these securities. We have filed copies of the indenture and the registration rights agreement as exhibits to the registration statement that includes this prospectus.

     The form and terms of the exchange securities and the initial securities are identical in all material respects, except that transfer restrictions and registration rights applicable to the initial securities do not apply to the exchange securities. The exchange securities will evidence the same debt as the initial securities and will be governed by the same indenture.


GENERAL

     The indenture does not limit the aggregate principal amount of the debt securities that may be issued under the indenture and provides that debt securities may be issued from time to time in one or more series.

     The 5.85% Senior Secured Notes due 2001 and 5.85% Senior Secured Exchange Notes due 2001 will be issued in the aggregate principal amount of $200 million. The Notes due 2001 will mature, and will be repaid at their principal amount, on March 1, 2001.

     The 6.339% Senior Secured Notes due 2009 and 6.339% Senior Secured Exchange Notes due 2009 will be issued in the aggregate principal amount of $175 million. The Notes due 2009 will mature, and will be repaid at their principal amount, on March 1, 2009.

     The 6.927% Senior Secured Bonds due 2029 and 6.927% Senior Secured Exchange Bonds due 2029 will be issued in the aggregate principal amount of $325 million. The Bonds due 2029 will mature, and will be repaid at their principal amount, on March 1, 2029.

     Each security will bear interest at the relevant rate per annum stated above from March 11, 1999, or from the most recent interest payment date to which interest has been paid or provided for. Interest on the securities will be payable semiannually on March 1 and September 1 of each year, commencing September 1, 1999, to the holders of record at the close of business on the preceding February 15 and August 15, respectively, until the relevant principal amount has been paid or made available for payment. Interest on the securities will be computed on the basis of a 360-day year of twelve 30-day months.

     If neither the exchange offer is consummated nor a shelf registration with respect to the resale of the securities is declared effective by December 7, 1999, the interest rate on each series of the securities will increase by 0.50% from and including December 7, 1999, until the consummation of an exchange offer or the effective date of a shelf registration statement. If the exchange offer is not consummated or the shelf registration statement is not declared effective by March 12, 2001, this increase in interest rates will become permanent.

     Any initial Notes due 2001 that remain outstanding after the consummation of the exchange offer, together with all exchange Notes due 2001 issued in connection with the exchange offer, will be treated as a single class of securities under the indenture. Any initial Notes due 2009 that remain outstanding after the consummation of the exchange offer, together with all exchange Notes due 2009 issued in connection with the exchange offer, will be treated as a single class of securities under the indenture. Any initial Bonds due 2029 that remain outstanding after the consummation of the exchange offer, together with all exchange Bonds due 2029 issued in connection with the exchange offer, will be treated as a single class of securities under the indenture.

RANKING

     The securities will be our senior secured obligations ranking on an equal basis with all our other existing and future senior obligations. The securities will rank senior to all our existing and future subordinated indebtedness. The securities will effectively rank junior to all indebtedness and other liabilities, including preferred stock, of our Subsidiaries, to the extent of the assets of the Subsidiaries. The indenture contains restrictions on our ability and the ability of MHC to incur additional indebtedness. The indenture contains no restrictions on the amount of additional unsecured indebtedness which our Subsidiaries, other than MHC, may incur. In addition, the indenture permits each of our Subsidiaries, other than MHC, to incur significant additional amounts of secured indebtedness.

     Prior to the initial offering of the securities in March 1999, we did not have any debt obligations. We conduct our operations predominantly through MHC, we wholly-owned subsidiary, and substantially all of our consolidated assets relating to operations are held by MHC and its Subsidiaries, including MidAmerican Energy. Because we are a holding company, our rights and the rights of our creditors, including holders of the securities, in respect of claims on the assets of each of our Subsidiaries upon any liquidation or administration are structurally subordinated to, and therefore will be subject to the prior claims of, each Subsidiary's preferred stockholders and creditors, except to the extent that we may be a creditor with recognized claims against the Subsidiary. At September 30, 1999, MHC and its direct and indirect Subsidiaries had total indebtedness, including preferred stock, of approximately $1.316 million, all of which would be effectively senior to the securities.

     Our ability to pay interest on the securities is, to a large extent, dependent upon our receipt of dividends and other distributions from our direct and indirect Subsidiaries, and from MidAmerican Energy in particular. We believe that these payments, which will be funded by cash flows generated through MidAmerican Energy's operations, will be sufficient to enable us to meet all of our obligations as they become due, including our obligations under the securities. The availability of distributions from our Subsidiaries is subject to the satisfaction of various covenants and conditions contained in the applicable Subsidiaries' existing and future financing documents and utility regulatory restrictions.

COLLATERAL

     The securities will be secured by a pledge of all of the capital stock of MHC.

     Unless there is an Event of Default, we will be able to vote, as we see fit in our sole discretion, the pledged shares of capital stock.

     If we meet the conditions to our defeasance option or our covenant defeasance option as described below under the caption "--Defeasance and Covenant Defeasance," or the indenture is otherwise discharged, the lien of the indenture on the pledged shares will terminate and the pledged shares will be released to us without any further action by the trustee or any other person.

     The proceeds of any sale of the collateral securing the securities following an Event of Default might not be sufficient to satisfy the payments due on the securities. If an Event of Default occurs under the indenture, the trustee, on behalf of the holders of the securities, in addition to any rights or remedies available to it under the indenture, may take the actions it deems advisable to protect and enforce its right in the collateral for the securities, including the institution of foreclosure proceedings. The proceeds received by the trustee from any foreclosure will be applied by the trustee, first, to pay the expenses of foreclosure and fees and other amounts then payable to the trustee under the indenture and, second, to pay the securities.

COVENANTS

     Except as otherwise described under the caption "--Defeasance and Covenant Defeasance" below, for so long as any securities remain outstanding or any amount remains unpaid on any of the securities, we will comply with the terms of the covenants described below.

 PAYMENT OF PRINCIPAL AND INTEREST

     We will duly and punctually pay the principal of and interest on the securities in accordance with the terms of the securities and the indenture.

 MAINTENANCE OF OFFICE OR AGENCY

     We will maintain in the Borough of Manhattan, The City of New York, (1) an office or agency of a paying agent where the securities may be paid and notices and demands to or upon us in respect of the securities and the indenture may be served and (2) an office or agency of a registrar where securities may be surrendered for registration of transfer and exchange. We will give prompt written notice to the trustee of the location, and any change in the location, of any office or agency. If at any time we fail to maintain any required office or agency or fail to furnish the trustee with the address of that office or agency, all presentations, surrenders, notices and demands may be served at the office of the trustee.

 AVAILABLE INFORMATION

     Notwithstanding that we may not be required to be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, from and after the date of effectiveness of the registration statement of which this prospectus is a part, we will file or cause to be filed with the Securities and Exchange Commission and provide the trustee with the information, documents and other reports, or copies of the portions of any of the foregoing as the Securities and Exchange Commission may by rules and regulations prescribe, with respect to us specified in Sections 13 and 15(d) of the Exchange Act. If we are subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act, we will also provide the information, documents or reports described above to the holders of the securities. Prior to the effective date of the registration statement, we will provide, upon written request of the holders of the securities or prospective holders of the securities who are qualified institutional buyers and are designated by existing holders, with a copy to the trustee, the information with respect to us as is required by Rule 144A to enable resales of the securities to be made under Rule 144A. We also will comply with the other provisions of Section 314(a) of the Trust Indenture Act.

 CONSOLIDATION, MERGER, CONVEYANCE, SALE OR LEASE

     We may not consolidate with or merge with or into any other person, or convey, transfer or lease our consolidated properties and assets substantially as an entirety, in one transaction or in a series of related transactions, to any person, or permit any person to merge into or consolidate with us, unless:

     (1) (x) we will be the surviving or continuing person or (y) if other than us, the surviving or continuing person or purchaser or lessee will be a corporation incorporated under the laws of the United States of America, one of the States or the District of Columbia or Canada and expressly assumes by supplemental indenture our obligations under the securities and the indenture;

     (2) immediately after giving effect to the transaction, no Event of Default will have occurred and be continuing; and

     (3) we or the other surviving or continuing person, as applicable, will continue to have a valid, perfected, first priority interest in the collateral for the securities.

 LIMITATION ON DISTRIBUTIONS

     The indenture provides that we will only declare, recommend, make or pay any Distribution to any of our shareholders if there exists no Event of Default and no Event of Default will result from making the Distribution, and either:


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     (1) at the time and as a result of that Distribution, our Leverage Ratio does not exceed 0.67:1 and our Interest Coverage Ratio is not less than 2.2:1; or

     (2) if we are not in compliance with the foregoing ratios, at the time our senior secured long term debt rating is at least BBB, or its then equivalent, with Standard & Poor's and Duff & Phelps and Baa2, or its then equivalent, with Moody's.

     This "Limitation on Distributions" covenant will cease to be in effect if the Rating Agencies confirm in writing that, without this covenant, our senior secured long term debt would still be rated at least BBB+, or its then equivalent, from each of Standard & Poor's and Duff & Phelps and Baa1, or its then equivalent, from Moody's. If the restriction on Distributions ceases to be in effect, we will be under no obligation to reinstate the restriction or otherwise observe its terms if our ratings are thereafter lowered or withdrawn.


     In order to obtain the release of the restriction on Distributions, we will deliver to the trustee written confirmation from each Rating Agency of the ratings conditions described in the preceding paragraph.

 LIMITATION ON INDEBTEDNESS OF MIDAMERICAN FUNDING AND OF MHC

     The indenture provides that we will not incur any Indebtedness other than
(1) as part of our permitted businesses and activities described under the caption "--Limitation on Business Activities" below and (2) other Indebtedness incurred subsequent to receipt of written confirmation from the Rating Agencies that the incurrence would not result in a downgrade of the existing ratings for the securities.

     The indenture further provides that we will not permit MHC to incur any Indebtedness other than Indebtedness outstanding on the date of original issue of the securities under MHC's agreements then in existence and extensions of this Indebtedness.

 LIMITATION ON LIENS

     The indenture permits us to incur unsecured indebtedness as described above and does not in any way restrict or prevent any Subsidiary other than MHC from incurring unsecured indebtedness. With respect to secured indebtedness, however, the indenture provides that neither we nor any Significant Subsidiary will issue, assume or guarantee any Indebtedness secured by a Lien upon any of our property or assets, other than cash or cash equivalents, or any property or assets of any Significant Subsidiary, as applicable, without effectively providing that the outstanding securities (together with, if we so determine, any other indebtedness or obligation then existing or thereafter created ranking equally with the securities) will be secured equally and ratably with (or prior to) the new Indebtedness so long as the new Indebtedness is so secured. The foregoing restriction on Liens will not, however, apply to the following "Permitted Liens":

     (1) Liens in existence on the date of original issue of the securities;

     (2) any Lien created or arising over any property which is acquired, constructed or created by us or any of our Significant Subsidiaries, but only if (A) the Lien secures only principal amounts (not exceeding the cost of the acquisition, construction or creation) raised for the purposes of the acquisition, construction or creation, together with any costs, expenses, interest and fees incurred in relation to, or a guarantee given in respect of, the acquisition, construction or creation, (B) the Lien is created or arises on or before 180 days after the completion of the acquisition, construction or creation and (C) the Lien is confined solely to the property so acquired, constructed or created;

     (3) any Lien securing amounts not more than 180 days overdue or otherwise being contested in good faith;

     (4) (a) rights of financial institutions to offset credit balances in connection with the operation of cash management programs established for our benefit and/or the benefit of a Significant Subsidiary or in connection with the issuance of letters of credit for our benefit and/or the benefit of a Significant Subsidiary;


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

       (b) any Lien securing Indebtedness of us and/or a Significant Subsidiary incurred in connection with the financing of accounts receivable;


       (c) any Lien incurred or deposits made in the ordinary course of business, including, but not limited to, (A) any mechanics', materialmen's, carriers', workmen's, vendors' and other like Liens and (B) any Liens securing amounts in connection with workers' compensation, unemployment insurance and other types of social security;


       (d) any Lien upon specific items of inventory or other goods and proceeds of us and/or a Significant Subsidiary securing obligations of us and/or a Significant Subsidiary in respect of bankers' acceptances issued or created to facilitate the purchase, shipment or storage of the inventory or other goods;


       (e) any Lien incurred or deposits made securing the performance of tenders, bids, leases, trade contracts (other than for borrowed money), statutory obligations, surety bonds, appeal bonds, government contracts, performance bonds, return-of-money bonds, letters of credit not securing borrowings and other obligations of like nature incurred in the ordinary course of business;


       (f) any Lien created by us or a Significant Subsidiary under or in connection with or arising out of any transactions or arrangements entered into in connection with the hedging or management of risks relating to the electricity or natural gas distribution industry;


       (g) any Lien constituted by a right of set off or right over a margin call account or any form of cash or cash collateral or any similar arrangement for obligations incurred in respect of Currency, Interest Rate or Commodity Agreements;


       (h) any Lien arising out of title retention or like provisions in connection with the purchase of goods and equipment in the ordinary course of business;


       (i) any Lien securing reimbursement obligations under letters of credit, guaranties and other forms of credit enhancement given in connection with the purchase of goods and equipment in the ordinary course of business; and


       (j) any Lien securing obligations under Currency, Interest Rate or Commodity Agreements;


     (5) Liens in favor of us or a Subsidiary;


     (6) (a) Liens on any property or assets acquired from a corporation which is merged with or into us or a Significant Subsidiary, or any Liens on the property or assets of any corporation or other entity existing at the time the corporation or other entity becomes a subsidiary of us and, in either case, is not created in anticipation of the transaction, unless the Lien was created to secure or provide for the payment of any part of the purchase price of the corporation;


       (b) any Lien on any property or assets existing at the time of acquisition of the property or assets and which is not created in anticipation of the acquisition, unless the Lien was created to secure or provide for the payment of any part of the purchase price of the property or assets; and


       (c) any Lien created or outstanding on or over any asset of any company which becomes a Significant Subsidiary on or after the date of the issuance of the securities where the Lien is created before the date on which the company becomes a Significant Subsidiary;


     (7) (a) Liens required by any contract, statute or regulation in order to permit us or a Significant Subsidiary to perform any contract or subcontract made by us or it with or at the request of a governmental entity or any department, agency or instrumentality of a governmental entity, or to secure partial, progress, advance or any other payments by us or a Significant Subsidiary to the governmental unit under the provisions of any contract, statute or regulation;


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

       (b) any Lien securing industrial revenue, development, pollution control or similar bonds issued by or for the benefit of us or a Significant Subsidiary, so long as the industrial revenue, development, pollution control or similar bonds do not provide recourse generally to us and/or the Significant Subsidiary; and

       (c) any Lien securing taxes or assessments or other applicable governmental charges or levies;

     (8) (a) any Lien which arises under any order of attachment, distraint or similar legal process arising in connection with court proceedings and any Lien which secures the reimbursement obligation for any bond obtained in connection with an appeal taken in any court proceeding, so long as the execution or other enforcement of the Lien arising because of the legal process is effectively stayed and the claims secured by the Lien are being contested in good faith and, if appropriate, by appropriate legal proceedings, and any Lien in favor of a plaintiff or defendant in any action before a court or tribunal as security for costs and/or expenses; and

       (b) any Lien arising by operation of law or by order of a court or tribunal or any Lien arising by an agreement of similar effect, including, without limitation, judgment Liens;

     (9) any extension, renewal or replacement (or successive extensions, renewals or replacements), as a whole or in part, of any Liens referred to in the foregoing clauses, for amounts not exceeding the principal amount of the Indebtedness secured by the Lien so extended, renewed or replaced, so long as the extension, renewal or replacement Lien is limited to all or a part of the same property or assets that were covered by the Lien extended, renewed or replaced, plus improvements on the property or assets;

       (10) any Lien created in connection with Project Finance Debt;

     (11) any Lien created by MidAmerican Energy that is then permitted to be created under the terms of its then existing mortgages and indentures on the terms in effect at the time of creation of the Lien;

     (12) any Lien created in connection with the securitization of some or all of the assets of MidAmerican Energy and the associated issuance of Indebtedness as authorized by applicable state or federal law in connection with the restructuring of jurisdictional electric or gas businesses; and

     (13) any Lien on stock created in connection with a mandatorily convertible or exchangeable stock or debt financing, but the financing may not be secured by or otherwise involve the creation of a Lien on any capital stock of MHC or MidAmerican Energy or any successor to MHC or MidAmerican Energy.

     Notwithstanding the foregoing, we and/or a Significant Subsidiary may create Liens over any of our or their respective properties or assets so long as the aggregate amount of Indebtedness secured by all Liens, excluding the amount of Indebtedness secured by Liens described in clauses (1) through (13) above, does not exceed 10% of Consolidated Net Tangible Assets in the aggregate calculated as of the date of creation of the Liens, based upon the Consolidated Net Tangible Assets appearing on the most recently available balance sheet for the most recently concluded calendar quarter.

 LIMITATION ON BUSINESS ACTIVITIES

     The indenture provides that we will not enter into any business operations other than:

     (1) the transactions contemplated by the indenture, the escrow agreement, the registration rights agreement and the merger agreement,

     (2) activities related to the acquisition, management and ownership of MHC,

     (3) entering into and performing any agreements to accomplish the foregoing, and

     (4) exercising any corporate powers that are incidental to or necessary, suitable or convenient for the accomplishment of the foregoing;


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

However, we may enter into additional business operations from time to time in the future if, prior to doing so, we obtain written confirmation from the Rating Agencies that the entering into of the new businesses will not result in a downgrade of the existing ratings for the securities.

     The indenture further provides that we will cause our Significant Subsidiaries to engage only in:

     (1) those types of businesses and other activities in which we or MHC or any of its direct or indirect subsidiaries or controlled partnerships or joint ventures are engaged in on the date of original issuance of the securities, including, without limitation, any geographic or other expansion of these businesses or activities, and

     (2) any other business or activity which is deemed necessary, useful or desirable in connection with the activities described in clause (1) above.

 OPERATIONAL COVENANTS

     The indenture contains additional affirmative covenants (which are collectively referred to in this prospectus as the "Operational Covenants") requiring us and our Significant Subsidiaries to:

     (1) comply with specified Project Documents (as defined in the indenture) and maintain all utility facilities that are operated by us or any Significant Subsidiary in accordance with reasonably prudent utility practices;

     (2) obtain and maintain necessary governmental approvals and other approvals and consents required in connection with all utility facilities which are operated by us or any Significant Subsidiaries for so long as the facilities remain in operation;

     (3) preserve and maintain good title or valid leasehold rights in the real property owned or leased by us or them from time to time and the personal property owned by us or them from time to time, subject to Permitted Liens;

     (4) comply with all applicable laws and governmental approvals;

     (5) obtain and maintain customary insurance, subject to reasonable availability and costs;

     (6) pay and discharge all material taxes, assessments, charges and claims, other than those which are the subject of a good faith contest and for which adequate reserves have been established; and

     (7) if a casualty or condemnation occurs in respect of facilities which are operated and controlled by us or our Significant Subsidiaries, diligently pursue all rights to compensation;

in each case subject to an exception for any noncompliance or other failure that would not reasonably be expected to have a material adverse effect on our ability to perform our regularly scheduled payment obligations under the securities. The Operational Covenants will no longer be applicable to the securities, and the failure to comply with these covenants, restrictions and other provisions will no longer constitute a default or an Event of Default under the indenture, following the first date upon which all of the following three conditions exist:

     (1) MidAmerican Holdings' senior secured long-term debt securities are rated (x) Baa3 or better by Moody's and BBB- or better by each of Standard & Poor's and Duff & Phelps, or (y) if any of these rating agencies ceases to rate MidAmerican Holdings' senior secured long-term debt securities for reasons outside our control, the equivalent investment grade credit rating from any other "nationally recognized statistical rating organization," within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Securities Exchange Act of 1934, selected by us as a replacement rating agency;

     (2) no Event of Default or event which with notice or passage of time would constitute an Event of Default exists on that date; and

     (3) MidAmerican Holdings has redeemed, repurchased or defeased, by way of covenant defeasance or other defeasance, all of its 9 1/2% Senior Notes due 2006 issued under the indenture, dated as of September 20, 1996, between MidAmerican Holdings and IBJ Schroder Bank & Trust Company.


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

MODIFICATION OF THE INDENTURE

     The indenture contains provisions permitting us and the trustee to modify the indenture or any supplemental indenture or the rights of the holders of securities of each series to be affected with the consent of the holders of a majority in aggregate principal amount of the then outstanding securities of each series to be affected, subject to the same conditions described below under the caption "--Modification or Waiver of Covenants."

     The indenture also contains provisions permitting us and the trustee to amend the indenture by entering into one or more supplemental indentures without the consent of the holders of any securities:

       (1) to cure any ambiguity,

       (2) to correct or supplement any provision in the indenture which may be defective or inconsistent with any other provision in the indenture,

       (3) to evidence the merger of us or the replacement of the trustee, and

       (4) to make any other changes that do not materially adversely affect the rights of any holders of securities.


EVENTS OF DEFAULT

     An Event of Default with respect to the securities is defined in the indenture as:

       (1) default for 30 days in the payment of any interest on the securities;

     (2) default for three days in the payment of principal of or any premium on the securities at maturity, upon redemption, upon required purchase, upon acceleration or otherwise;

     (3) material default in the performance, or breach, of any of our material covenants or obligations in the indenture (which does not include, among other things, the Operational Covenants) and continuance of the material default or breach for a period of 90 days after written notice specifying the default is given to us by the trustee or to us and the trustee by the holders of at least a majority in aggregate principal amount of the securities;

     (4) default in the performance, or breach, of any of the Operational Covenants (if then effective) which would reasonably be expected to result in a material adverse effect on our financial condition and the financial condition of our Subsidiaries, taken as a whole, and continuance of the default or breach for a period of 90 days after written notice specifying the default is given to us by the trustee or to us and the trustee by the holders of at least a majority in aggregate principal amount of the securities, subject to various cure and ratings confirmation exceptions in the case of defaults involving the Project Document covenants;

     (5) the trustee fails to have a perfected security interest in the pledged capital stock of MHC for a period of 10 days;

     (6) default in the payment of:

          o the principal of any bond, debenture, note or other evidence of indebtedness for money borrowed; or

          o any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for Borrowed Money incurred by us or any Significant Subsidiary that is not Project Finance Debt and which provides for recourse generally to us;

         if:

          o the unpaid principal exceeds $75,000,000 when it becomes due and payable, whether at maturity, upon redemption or acceleration or otherwise; and


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

          o the default continues unremedied or unwaived for more than 30 business days and the time for payment has not been expressly extended; and

       (7) any of the following occurs:

          o we or any of our Significant Subsidiaries fail generally to pay our or its debts as they become due, or admit in writing our or its inability to pay our or its debts generally;

          o the making of a general assignment for the benefit of our or our Significant Subsidiaries' creditors;

          o the institution of any proceeding by or against us or a Significant Subsidiary which does either of the following and which is not dismissed within 180 days:

             o seeks to adjudicate us or the Significant Subsidiary bankrupt or insolvent, or

             o seeks a liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition (in each case, other than a solvent liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition) of us or the Significant Subsidiary or our or its debts under any law relating to bankruptcy, insolvency, reorganization, moratorium or relief of debtors;

          o the entry of an order for relief or appointment of an administrator, receiver, trustee, intervenor or other similar official for us or a Significant Subsidiary or for any substantial part of our or its property; or

          o the taking of any action by us or a Significant Subsidiary to authorize or consent to any of the actions described in this subparagraph (7).

     We will give the trustee notice by facsimile or other written communication satisfactory to the trustee of any Event of Default within five days after the occurrence of that Event of Default becoming known to us, and of the measures we are taking to remedy that Event of Default.

     If an Event of Default with respect to the securities occurs and continues, either the trustee or the relevant percentage of holders described in (x) or (y) below may declare the principal amount of the securities, and any interest accrued thereon, to be due and payable immediately:

   (x) holders of at least 33% in aggregate principal amount of the securities in the case of an Event of Default described in clause
              (1) or (2) under "Events of Default" above; or

   (y) the holders of a majority in aggregate principal amount of the securities in the case of any other Event of Default.

     At any time after a declaration of acceleration has been made, but before a judgment or decree for payment of money has been obtained, if all Events of Default have been cured or waived (other than the non-payment of principal of the securities which has become due solely by reason of the declaration of acceleration), then the holders of a majority in aggregate principal amount of the outstanding securities may, by written notice to us and to the trustee, rescind and annul the declaration and its consequences on behalf of all of the holders. However, no rescission or annulment will extend to or affect any subsequent default or impair any right consequent on any subsequent default.

     No holder of the securities of a series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture, or for the appointment of a receiver or trustee, or for any other remedy under the indenture, unless:

     (a) the holder has previously given written notice to the trustee of a continuing Event of Default with respect to the securities;

     (b) the holders of not less than 33% or a majority, as applicable, in principal amount of the securities has made written request to the trustee to institute proceedings in respect of the Event of Default in its own name as trustee;


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

     (c) the holder or holders have offered the trustee indemnity satisfactory to the trustee against the costs, expenses and liabilities to be incurred in compliance with the request;


     (d) the trustee, for 90 days after its receipt of the notice, request and offer of indemnity, has failed to institute any proceeding; and


     (e) no direction inconsistent with the written request has been given to the trustee during that 90-day period by the holders of a majority in principal amount of the outstanding securities.


     As noted above, actions to be taken by the holders of the securities with respect to an Event of Default, including giving notice to us and the trustee of an Event of Default, declaring an acceleration of the securities, rescinding a declaration of acceleration, exercising remedies with respect to the collateral for the securities and instituting and controlling proceedings following an Event of Default, may be taken by the holders of the specified percentages of the aggregate principal amount of securities outstanding. For purposes of voting on modifications to the indenture or supplemental indentures or the rights of holders of the securities, the consent of a majority in aggregate principal amount of the outstanding securities of each series to be affected is required. For these purposes, each of the Notes due 2001, the Notes due 2009 and the Bonds due 2029 will be treated as a separate series of securities under the indenture. However, as a result of voting together as one class with respect to matters involving an Event of Default, holders of one or two series of the securities will likely be able to control the actions taken with respect to an Event of Default without obtaining the consent of holders of the other series of securities.


OPTIONAL REDEMPTION


 GENERAL


     The securities of each series will be redeemable in whole or in part, at our option at any time, at a redemption price equal to the greater of:


       (1) 100% of the principal amount of the series of securities being redeemed; or


     (2) the sum of the present values of the remaining scheduled payments of principal of and interest on the series of securities being redeemed discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at a discount rate equal to (x) the Treasury Yield, in the case of the Notes due 2001, (y) the Treasury Yield plus 15 basis points, in the case of the Notes due 2009, and
   (z) the Treasury Yield plus 25 basis points, in the case of the Bonds due
   2029,


plus, for (1) or (2) above, whichever is applicable, accrued interest on the securities to be redeemed to the date of redemption.


     Notice of redemption will be given not less than 30 days nor more than 60 days prior to the date of redemption. If fewer than all the securities are to be redeemed, selection of securities of a series for redemption will be made by the trustee in any manner the trustee deems fair and appropriate.


     Unless we default in payment of the Redemption Price (as defined below), from and after the redemption date, the securities or portions of securities called for redemption will cease to bear interest, and the holders of those securities will have no right in respect of those securities except the right to receive the applicable Redemption Price.


 OPTIONAL REDEMPTION PROVISIONS


     Under the procedures described above, the price payable upon the optional redemption at any time of a security (the "Redemption Price") is determined by calculating the present value (the "Present Value") at the time of redemption of each remaining payment of principal of or interest on the security to be redeemed and then totaling those Present Values. If the sum of those Present Values is equal to or less than 100% of the principal amount of the security to be redeemed, the


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Redemption Price of the security will be 100% of its principal amount
(redemption at par). If the sum of those Present Values is greater than 100% of the principal amount of the security, the Redemption Price of the security will be the greater amount (redemption at a premium). In no event may a security be redeemed optionally at less than 100% of its principal amount.


     The Present Value at any time of a payment of principal of or interest on a security is calculated by applying to the payment the discount rate (the "Discount Rate") applicable to the payment. The Discount Rate applicable at any time to a payment of principal of or interest on a security equals the equivalent yield to maturity at that time of a fixed rate United States treasury security having a maturity comparable to the maturity of the subject payment plus 0 basis points (in the case of the Notes due 2001), 15 basis points (in the case of the Notes due 2009) and 25 basis points (in the case of the Bonds due 2029), with the yield being calculated on the basis of the interest rate borne by the applicable United States treasury security and the price at that time of the treasury security. The United States treasury security employed in the calculation of a Discount Rate as well as the price and equivalent yield to maturity of the relevant treasury security will be selected or determined by an independent investment banking institution of international standing appointed by us.


     Whether the sum of the Present Values of the remaining payments of principal of and interest on a security to be redeemed optionally will or will not exceed 100% of its principal amount and, accordingly, whether the security will be redeemed at par or at a premium will depend on the Discount Rate used to calculate the Present Values. The Discount Rate, in turn, will depend upon the equivalent yield to maturity of the treasury security used in the calculation of the Discount Rate, which yield will itself depend on the interest rate borne by, and the price of, the relevant treasury security. While the interest rate borne by the relevant treasury security is fixed, the price of the relevant treasury security tends to vary with interest rate levels prevailing from time to time. In general, if at a particular time the prevailing level of interest rates for a newly issued United States treasury security having a maturity comparable to that of the treasury security used in the calculation of the Discount Rate is higher than the level of interest rates for newly issued United States treasury securities having a maturity comparable to the relevant treasury security prevailing at the time the relevant treasury security was issued, the price of the relevant treasury security will be lower than its issue price. Conversely, if at a particular time the prevailing level of interest rates for a newly issued United States treasury security having a maturity comparable to that of the treasury security used in the calculation of the Discount Rate is lower than the level of interest rates prevailing for newly issued United States treasury securities having a maturity comparable to the relevant treasury security at the time the relevant treasury security was issued, the price of the relevant treasury security will be higher than its issue price.


     Because the equivalent yield to maturity on the treasury security used in the calculation of the Discount Rate depends on the interest rate it bears and its price, an increase or a decrease in the level of interest rates for newly issued United States treasury securities with a maturity comparable to that of the relevant treasury security above or below the levels of interest rates for newly issued United States treasury securities having a maturity comparable to the relevant treasury security prevailing at the time of issue of the relevant treasury security will generally result in an increase or a decrease, respectively, in the Discount Rate used to determine the Present Value of a payment of principal of or interest on a security. An increase or a decrease in the Discount Rate, and therefore an increase or a decrease in the levels of interest rates for newly issued United States treasury securities having a maturity comparable to the relevant treasury security, will result in a decrease or an increase, respectively, of the Present Value of a payment of principal of or interest on a security. In other words, the Redemption Price varies inversely with the levels of interest rates for newly issued United States treasury securities having a maturity comparable to the Comparable Treasury Issue. As noted above, however, if the sum of the Present Values of the remaining payments of principal of and interest on a security proposed to be redeemed is less than its principal amount, the security may only be redeemed at par.


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DEFEASANCE AND COVENANT DEFEASANCE

    We, at our option, may elect:

    o to be discharged from any and all obligations in respect of a series of securities ("Defeasance"), except for the obligations to, among other things, register the transfer or exchange of the securities of that Series, replace stolen, lost or mutilated securities, maintain paying agencies, hold moneys for payment in trust and pay when due all principal and interest solely out of moneys held in trust; or

    o not to comply with covenants ("Covenant Defeasance") contained in the indenture with respect to a series of securities described above under the captions "Consolidation, Merger, Conveyance, Sale or Lease", "Limitation on Distributions", "Limitation on Indebtedness of MidAmerican Funding and MHC", "Limitation on Liens", "Limitation on Business Activities" and "Operational Covenants";

     if, in either case, we irrevocably deposit with the trustee, as trust funds in trust specifically pledged as security for, and dedicated solely to, the benefit of the holder or holders of the securities of that series:

   (1)   money;

   (2) U.S. Government Obligations which through the payment of interest and principal in accordance with their terms will provide, not later than one day before the due date of any payment, money; or

   (3) a combination of money and the U.S. Government Obligations described in clause (2);

     in each case in an amount sufficient, in the opinion of a nationally recognized firm of independent accountants, to pay and discharge the principal of and premium and interest on the outstanding securities of that series (x) on the dates payments are due in accordance with the terms of the securities of that series, or (y) if we have designated a redemption date as described in the next paragraph, to and including the redemption date so designated by us.

     Other conditions precedent to effecting Defeasance or Covenant Defeasance include:

     (1) that the securities will not be delisted by any securities exchange on which they are then traded as a result of the deposit of trust funds in trust;

     (2) no Event of Default, or event which with notice or lapse of time would become an Event of Default (including by reason of the deposit), with respect to the securities of the series to be defeased will exist and be continuing on the date of the deposit; and

     (3) the Defeasance or Covenant Defeasance will not result in the breach or violation of, or constitute a default under, any other material agreement or instrument by which we are bound.

     Of these options, we are required to deliver to the trustee:

     (a) an opinion of independent counsel of recognized standing to the effect that the holders will not recognize income, gain or loss for United States federal income tax purposes as a result of the defeasance deposit, which in the case of Defeasance must be based on a change in law or a ruling by the United States Internal Revenue Service, and

     (b) an officer's certificate as to compliance with all conditions precedent provided for in the indenture relating to the satisfaction and discharge of the securities of the series to be defeased.

     If we wish to deposit or cause to be deposited money or U.S. Government Obligations to pay or discharge the principal of and interest, if any, on the outstanding securities of a series to and including a redemption date on which all of the outstanding securities of that series are to be redeemed, the redemption date will be irrevocably designated by a board resolution delivered to the trustee on or before the date of deposit of the money or U.S. Government Obligations, and the board resolution will be accompanied by an irrevocable request from us that the trustee give notice of the redemption in our name and at our expense not less than 30 nor more than 60 days prior to the redemption date in accordance with the indenture.


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

     If the trustee or the paying agent is unable to apply any moneys deposited in trust to effect a Defeasance or Covenant Defeasance by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting this application, then any obligations from which we had been discharged or released will be revived and reinstated as though no deposit of moneys in trust had occurred, until the time as the trustee or paying agent is permitted so to apply all of the moneys deposited in trust.


MODIFICATION OR WAIVER OF COVENANTS


     We may omit in any particular instance to comply with any term, provision or condition in the indenture with respect to the securities of a series if before the time for compliance the holders of at least a majority in aggregate principal amount of the outstanding securities of that series, by act of those holders, either modify the covenant or waive compliance in that specific instance or generally waive compliance with the particular term, provision or condition. However, no modification will, without the consent of each holder of securities of that series:


     (1) change the stated maturity upon which the principal of or the interest on the securities of that series is due and payable;


     (2) reduce the principal amount or redemption price of the securities of that series or the rate of interest on the securities of that series;


     (3) change any place of payment or the currency in which the securities of that series or any premium or the interest on the securities of that series is payable;


     (4) impair the right to institute suit for the enforcement of any payment on or after the stated maturity of those securities (or, in the case of redemption, on or after the redemption date for those securities); or


     (5) reduce the percentage in principal amount of the outstanding securities of that series, the consent of holders of which is required for any waiver of compliance with covenants contained in the indenture or defaults under the indenture and their consequences.


The securities owned by us or any of our affiliates will be deemed not to be outstanding for, among other purposes, consenting to any of the modifications described above.


TRANSFER


     The securities will be issued in registered form and will be transferable only upon the surrender of the securities being transferred for registration of transfer. We may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with transfers and exchanges of securities.


CONCERNING THE TRUSTEE


     The Bank of New York, as successor to IBJ Whitehall Bank & Trust Company, is the trustee under the indenture and has been appointed by us as registrar and paying agent with respect to the securities.


GOVERNING LAW


     The indenture and the securities will be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required by those principles.


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BOOK-ENTRY, DELIVERY AND FORM

 GENERAL

     Except as described below, the securities will be issued in the form of one or more fully registered securities in global form. The global securities will be deposited with, or on behalf of, The Depository Trust Company and registered in the name of The Depository Trust Company or its nominee. Securities sold to "institutional accredited investors," as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act, will be delivered as definitive fully registered certificates.

     Upon issuance of the global securities, DTC or its nominee will credit, on its book-entry registration and transfer system, the principal amount of securities sold to qualified institutional buyers under Rule 144A represented by the global securities to the account of institutions that have accounts with DTC or its nominee participants and Euroclear will credit on its book-entry registration and transfer system the number of securities sold to non-U.S. persons in offshore transactions in reliance on Regulation S under the Securities Act also represented by global securities to the account of institutions that have accounts with Euroclear or its nominee participants. Ownership of beneficial interests in the global securities will be limited to DTC and Euroclear participants or persons that may hold interests through DTC and Euroclear participants. Ownership of beneficial interests in the global securities will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to the DTC and Euroclear participants' interests) for the global securities, or by DTC and Euroclear participants or persons that hold interests through DTC and Euroclear participants (with respect to beneficial interests of persons other than DTC and Euroclear participants). The laws of some jurisdictions may require that purchasers of securities take physical delivery of those securities in definitive form. These laws may impair the ability to transfer or pledge beneficial interests in the global securities.

     So long as DTC or its nominee is the registered holder of any global securities, DTC or its nominee, as the case may be, will be considered the sole legal owner of the securities represented by the global securities for all purposes under the indenture and the securities. Except as described below, owners of beneficial interests in global securities will not be entitled to have those global securities registered in their names, will not receive or be entitled to receive physical delivery in exchange for those global securities and will not be considered to be the owners or holders of those global securities for any purpose under the indenture or the securities. We understand that under existing industry practice, if an owner of a beneficial interest in a global security desires to take any action that DTC, as the holder of that global security, is entitled to take, DTC would authorize the DTC and Euroclear participants to take the action, and that the DTC and Euroclear participants would authorize beneficial owners owning through the DTC and Euroclear participants to take the action or would otherwise act upon the instructions of beneficial owners owning through them.

     We will make available to the trustee by the applicable interest payment date or maturity date any payment of principal or interest due on the securities. As soon as practicable thereafter, the trustee will make payments to DTC or its nominee, as the case may be, as the registered owner of the global securities representing the securities in accordance with existing arrangements between the trustee and DTC.

     We expect that DTC or its nominee, upon receipt of any payment of principal or interest in respect of the global securities, will credit immediately the accounts of the related DTC and Euroclear participants with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global securities as shown on the records of DTC. We also expect that payments by DTC and Euroclear participants to owners of beneficial interests in the global securities held through the DTC and Euroclear participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of the DTC and Euroclear participants.

     None of us, the trustee or any payment agent for the global securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial


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

ownership interests in any of the global securities or for maintaining, supervising or reviewing any records relating to these beneficial ownership interests or for other aspects of the relationship between DTC and its participants or the relationship between these participants and the owners of beneficial interests in the global securities owning through the DTC participants.

     Unless and until exchanged in whole or in part for securities in definitive form in accordance with the terms of the securities, the global securities may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any nominee of DTC to a successor of DTC or a nominee of the successor.

     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global securities among its participants, it is under no obligation to perform or continue to perform these procedures, and the procedures may be discontinued at any time. Neither the trustee nor we will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations. We and the trustee may conclusively rely on, and will be protected in relying on, instructions from DTC for all purposes.

 CERTIFICATED NOTES

     Securities that are originally issued to institutional "accredited investors" who are not qualified institutional buyers will be issued in certificated form.

     The global securities will be exchangeable for corresponding certificated securities registered in the name of persons other than DTC or its nominee only if:

     (1) DTC notifies us that it is unwilling or unable to continue as Depositary for any of the global securities or at any time ceases to be a clearing agency registered under the Exchange Act;

     (2) there occurs and continues an Event of Default with respect to the applicable securities; or

     (3) we execute and deliver to the trustee an order that the global securities will be so exchangeable.

Any certificated securities will be issued only in fully registered form, and will be issued without coupons in denominations of $1,000 and integral multiples of $1,000. Any certificated securities issued will be registered in the names and in the denominations requested by DTC.

 THE CLEARING SYSTEM

     DTC has advised us as follows: DTC is limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and "a clearing agency" registered under Section 17A of the Exchange Act. DTC was created to hold securities of institutions that have accounts with DTC and to facilitate the clearance and settlement of securities transactions among its participants in those securities through electronic book-entry changes in accounts of these participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations and other similar organizations. Access to DTC's book-entry system is also available to others including banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

DEFINITIONS OF TERMS USED IN THE INDENTURE

     The following is a summary of some of the defined terms used in the indenture. We refer you to the indenture for the full definition of all these terms, as well as any other terms used in this prospectus for which no definition is provided.

     "Capitalized Lease Obligations" means all lease obligations of us and our Subsidiaries which, under GAAP, are or will be required to be capitalized, in each case taken at the amount of the lease obligations accounted for as indebtedness in conformity with GAAP.


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

     "Comparable Treasury Issue" means, in the case of the Notes due 2001, the Notes due 2009 and the Bonds due 2029, the United States Treasury security selected by an independent investment banking institution of international standing appointed by us as having a maturity comparable to the remaining term of the securities to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the securities to be redeemed.

     "Comparable Treasury Price" means, with respect to any redemption date,
(1) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding the redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government securities" or (2) if that release (or any successor release) is not published or does not contain the appropriate prices on that business day, the Reference Treasury Dealer Quotation for the redemption date.

     "Consolidated Current Liabilities" means the consolidated current liabilities of us and our Subsidiaries, but excluding the current portion of long term Indebtedness which would otherwise be included in long term Indebtedness, as determined on a consolidated basis in accordance with GAAP.

     "Consolidated Debt" means, at any time, the sum of the aggregate outstanding principal amount of all Indebtedness for Borrowed Money (including, without limitation, the principal component of Capitalized Lease Obligations, but excluding Currency, Interest Rate or Commodity Agreements and all Consolidated Current Liabilities and Project Finance Debt) of us and our Subsidiaries, as determined on a consolidated basis in conformity with GAAP.

     "Consolidated EBITDA" means, for any period, the sum of the following amounts for the period, determined on a consolidated basis in conformity with
GAAP:

     (1) our Consolidated Net Operating Income;

     (2) our Consolidated Interest Expense;

     (3) our income taxes and deferred taxes, other than income taxes (either positive or negative) attributable to extraordinary and non-recurring gains or losses or sales of assets;

     (4) our depreciation expense;

     (5) our amortization expense; and

     (6) all other non-cash items reducing our Consolidated Net Operating Income, less all non-cash items increasing our Consolidated Net Operating Income, all as determined on a consolidated basis in conformity with GAAP.

     However, to the extent that we have any Subsidiary that is not a wholly-owned Subsidiary, Consolidated EBITDA will be reduced by an amount equal to:

     (a) that Subsidiary's Consolidated Net Operating Income, multiplied by

     (b) the quotient of:

         (x) the number of shares of outstanding common stock of that Subsidiary not owned on the last day of the period by us or any of our Subsidiaries, divided by

         (y) the total number of shares of outstanding common stock of the Subsidiary on the last day of the period.

     "Consolidated Interest Expense" means, for any period, clause (1) below minus clause (2) below:

     (1) the aggregate amount of the following which is paid, accrued or scheduled to be paid or accrued by us and each of our Subsidiaries during the relevant period:

          o interest in respect of Indebtedness for Borrowed Money, including
            (x) amortization of original issue discount on any Indebtedness and the interest portion of any deferred


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

            payment obligation, calculated in accordance with the effective interest method of accounting, but excluding (y) the interest of any Subsidiary whose net operating income (or loss) is excluded from the calculation of Consolidated Net Operating Income as described in clause (2) of the definition of Consolidated Net Operating Income, to the extent the net operating income (or loss) of the Subsidiary is excluded;


          o all commissions, discounts and other fees and charges owed with respect to bankers' acceptance financing;


          o the net costs associated with Interest Rate Agreements; and


          o all but the principal component of rentals in respect of Capitalized Lease Obligations.


       (2) consolidated interest income.


     However, to the extent that we have any Subsidiary that is not a wholly-owned Subsidiary, Consolidated Interest Expense will be reduced by an amount equal to (x) the interest expense of that Subsidiary multiplied by (y) the quotient of clause (A) below divided by clause (B) below:


     (A) the number of shares of outstanding common stock of the Subsidiary not owned on the last day of the relevant period by us or any of our Subsidiaries;


     (B) the total number of shares of outstanding common stock of the Subsidiary on the last day of the relevant period.


     "Consolidated Net Operating Income" means, for any period, the aggregate of the net operating income (or loss) of us and our Subsidiaries for the applicable period, as determined on a consolidated basis in conformity with GAAP. However, the following items will be excluded from any calculation of Consolidated Net Operating Income:


     (1) the net operating income (or loss) of any person (other than a Subsidiary) in which any other person has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to us or another one of our Subsidiaries during the applicable period;


     (2) the net operating income (or loss) of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by the Subsidiary of the net operating income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation or license; and


       (3) all extraordinary gains and extraordinary losses.


     "Consolidated Net Tangible Assets" means at any time, the total of all assets (including revaluations of assets as a result of commercial appraisals, price level restatement or otherwise) appearing on the most recently available consolidated balance sheet of us and our Subsidiaries (so long as the balance sheet is of a date not more than 60 days prior to the record date for any Distribution) prepared in accordance with GAAP, net of applicable reserves and deductions, but excluding goodwill, trade names, trademarks, patents, unamortized debt discount and all other like intangible assets (which term will not be construed to include the revaluations), less the aggregate of the Consolidated Current Liabilities of us appearing on our balance sheet.


     "Currency, Interest Rate or Commodity Agreements" means an agreement or transaction involving any currency, interest rate or energy price or volumetric swap, cap or collar arrangement, forward exchange transaction, option, warrant, forward rate agreement, futures contract or other derivative instrument of any kind for the hedging or management of foreign exchange, interest rate or energy price or volumetric risks, it is being understood, for purposes of this definition, that the term "energy" shall include, without limitation, coal, gas, oil and electricity.


     "Distribution" means any dividend, distribution or payment (including by way of redemption, repurchase, retirement, return or repayment) in respect of shares of our capital stock.


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

   "Excluded Subsidiary" means any of our Subsidiaries:

     (1) in respect of which neither we nor any of our Subsidiaries (other than another Excluded Subsidiary) has undertaken any legal obligation to give any guarantee for the benefit of the holders of any Indebtedness for Borrowed Money (other than to us or one of our Subsidiaries) other than in respect of any statutory obligation and the Subsidiaries of which are all Excluded Subsidiaries; and

     (2) which has been designated as an Excluded Subsidiary by us by written notice to the trustee.

     We may give written notice to the trustee at any time that any Excluded Subsidiary is no longer an Excluded Subsidiary whereupon it will cease to be an Excluded Subsidiary.

     "Incur" means, with respect to any Indebtedness, to incur, create, issue, assume or guarantee the subject Indebtedness.

     "Indebtedness" means, with respect to us or any of any our Subsidiaries at any date of determination:

     (1) all Indebtedness for Borrowed Money;

     (2) all obligations in respect of letters of credit or other similar instruments, including reimbursement obligations;

     (3) all obligations to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing the property in service or taking delivery and title to the property or the completion of the services, except trade payables;

     (4) all Capitalized Lease Obligations;

     (5) all indebtedness of other persons secured by a mortgage, charge, lien, pledge or other security interest on any asset of us or any of our Subsidiaries, whether or not the indebtedness is assumed. The amount of this Indebtedness will be the lesser of (A) the fair market value of the subject asset at the date of determination and (B) the amount of the secured indebtedness;

     (6) all indebtedness of other persons of the types specified in the preceding clauses (1) through (5), to the extent the indebtedness is guaranteed by us or any of our Subsidiaries; and

     (7) to the extent not otherwise included in this definition, obligations under Currency, Interest Rate or Commodity Agreements.

The amount of Indebtedness at any date will be the current outstanding balance of all unconditional obligations as described above and, upon the occurrence of the contingency giving rise to the obligation, the current maximum liability of any contingent obligations of the types specified in the preceding clauses (1) through (7). However, the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of the Indebtedness less the current remaining unamortized portion of the original issue discount of the Indebtedness as determined in conformity with GAAP.

     "Indebtedness For Borrowed Money" means any indebtedness, whether being principal, premium, interest or other amounts, for:

     (1) money borrowed;

     (2) payment obligations under or in respect of any trade acceptance or trade acceptance credit; or

     (3) any notes, bonds, debentures, debenture stock, loan stock or other debt securities offered, issued or distributed whether by way of public offer, private placement, acquisition consideration or otherwise and whether issued for cash or in whole or in part for a consideration other than cash;


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

However, the term "Indebtedness for Borrowed Money" will exclude:

     (a) any indebtedness relating to any accounts receivable securitizations;

     (b) any Indebtedness of the type permitted to be secured by Liens described in clause (13) under the caption "--Limitation on Liens" appearing earlier in this prospectus;

     (c) any trust preferred securities or related debt or guaranties which are issued and outstanding on the date of original issue of the securities or any extension, renewal or replacement (or successive extensions, renewals or replacements), as a whole or in part, of any of these existing trust preferred securities or related debt or guaranties, for amounts not exceeding the principal amount or liquidation preference of the trust preferred securities or related debt or guaranties so extended, renewed or replaced; and

     (d) any trust preferred securities or related debt or guaranties issued in replacement or in connection with a refinancing of any preferred securities or preferred stock which is issued and outstanding on the date of original issue of the securities, for amounts not exceeding the liquidation preference of the preferred securities or preferred stock so replaced or refinanced.

     "Independent Manager" means an individual who is not, at time of his or her appointment or any time thereafter, and was not at any time during the preceding five years:

     (1) a direct or indirect legal or beneficial owner of any shares of the capital stock of, or membership interests in, us, MidAmerican Holdings or any of MidAmerican Holdings' subsidiaries, except that an Independent Manager may own shares of the capital stock of, or membership interests in, MidAmerican Holdings or any of its direct or indirect subsidiaries having a value, at all times during which the subject person is the Independent Manager, not exceeding 1% of that person's assets;

     (2) a director, officer, employee, manager, trustee, partner, affiliate, family member, major supplier, major contractor or major creditor of us or of any of our affiliates (except solely by virtue of serving as our Independent Manager); or

     (3) a person who, directly or indirectly, controls (except solely by virtue of serving as our Independent Manager) (A) us, (B) any of our affiliates or (C) any person or entity described in clause (2) above.

The term "major supplier" means a person or entity to which we or our affiliates, as applicable, has outstanding indebtedness for borrowed money in a sum sufficiently large as would reasonably be expected to influence the judgment of the proposed Independent Manager adversely to the interests of us and our creditors. The term "major contractor" means a person or entity that has contracts with us in a sum sufficiently large as would reasonably be expected to influence the judgment of the proposed Independent Manager adversely to the interests of us and our creditors. The term "major creditor" means a person or entity to which we or our affiliates, as applicable, has outstanding indebtedness for borrowed money in a sum sufficiently large as would reasonably be expected to influence the judgment of the proposed Independent Manager adversely to the interests of us or our other creditors. The term "family member" means any child, stepchild, grandchild, parent, grandparent, spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, and includes adoptive relationships. The term "affiliate" means any person or entity controlling, controlled by, or under common control with us, whether by virtue of the holding of voting securities, the election of members of our board of managers or another governing body or otherwise.

     "Interest Coverage Ratio" means, with respect to us on the record date for any Distribution, the ratio of (1) the aggregate amount of our Consolidated EBITDA for the four fiscal quarters for which financial information is available immediately prior to the record date to (2) the aggregate Consolidated Interest Expense during that four fiscal quarters.

     "Investments" in any person means any loan or advance to, any net payment on a guarantee of, any acquisition of capital stock, equity interest, obligation or other security of, or capital contribution or other investment in, that person. Investments exclude advances to customers and suppliers in the ordinary course of business.


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

     "Leverage Ratio" means the ratio of Consolidated Debt to Total Capital, calculated on the basis of our most recently available consolidated balance sheet (so long as the balance sheet is as of a date not more than 60 days prior to the record date for any Distribution) prepared in accordance with GAAP.

     "Lien" means any mortgage, lien, pledge, security interest or other encumbrance. However, the term "Lien" does not mean any easements, rights-of-way, restrictions and other similar encumbrances and encumbrances consisting of zoning restrictions, leases, subleases, restrictions on the use of property or defects in the title to property.

     "Project Finance Debt" means:

     (1) any Indebtedness to finance or refinance the ownership, acquisition, development, design, engineering, procurement, construction, servicing, management and/or operation of any project or asset which is incurred by an Excluded Subsidiary;

     (2) any Indebtedness to finance or refinance the ownership, acquisition, development, design, engineering, procurement, construction, servicing, management and/or operation of any project or asset in respect of which the person or persons to whom the Indebtedness is or may be owed by the relevant borrower (whether or not the borrower is us or one of our Subsidiaries) has or have no recourse whatsoever to us or our Subsidiaries (other than an Excluded Subsidiary) for the repayment of the Indebtedness other than:

     (a) recourse to us and/or one or more of our Subsidiaries for amounts limited to the cash flow or net cash flow (other than historic cash flow or historic net cash flow) from, or ownership interests or other investments in, the relevant project or asset; and/or

     (b) recourse to us and/or one or more of our Subsidiaries for the purpose only of enabling amounts to be claimed in respect of the Indebtedness in an enforcement of any encumbrance given by us and/or one or more of our Subsidiaries over the relevant project or asset or the income, cash flow or other proceeds deriving therefrom (or given by any shareholder or the like, or other investor in, the borrower or in the owner of the project or asset over its shares or the like in the capital of, or other investment in, the borrower or in the owner of the project or asset) to secure the Indebtedness, so long as the extent of recourse to us and/or one or more of our Subsidiaries is limited solely to the amount of any recoveries made on the enforcement; and/or

     (c) recourse to the borrower generally, or directly or indirectly to us and/or one or more of our Subsidiaries, under any form of assurance, indemnity, undertaking or support, which recourse is limited to a claim for damages (other than liquidated damages and damages required to be calculated in a specified way) for breach of an obligation (not being a payment obligation or an obligation to procure payment by another or an indemnity in respect of a payment obligation or any obligation to comply or to procure compliance by another with any financial ratios or other tests of financial condition) by the person against which recourse is available; and

     (3) any Indebtedness which is issued by MidAmerican Realty Services Company other than any Indebtedness incurred after the Effective Date which is guaranteed by us, MHC or MidAmerican Energy.

     "Rating Agency" means (1) Standard & Poor's, (2) Moody's and (3) Duff & Phelps, and any of their respective Subsidiaries or successors, or, in any case, if any of these rating agencies ceases to rate any series of securities for reasons outside our control, any other "nationally recognized statistical rating organization" (within the meaning of Rule 15c3-l(c)(2)(vi)(F) under the securities Exchange Act of 1934, as amended) selected by us as a replacement Rating Agency.

     "Reference Treasury Dealer" means a primary United States government securities dealer in New York City appointed by us.

     "Reference Treasury Dealer Quotation" means, with respect to the Reference Treasury Dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount and quoted in writing to us by the Reference Treasury Dealer at 5:00 p.m. on the third business day preceding the redemption date).

     "Significant Subsidiary" means, at any particular time, any of our Subsidiaries whose gross assets or gross revenues (having regard to our direct and/or indirect beneficial interest in the shares, or the like, of that Subsidiary) represent at least 25% of our consolidated gross assets or, as the case may be, our consolidated gross revenues.


     "Subsidiary" means, with respect to any specified person, any corporation, association, partnership, limited liability company or other business entity of which 50% or more of the total voting power of shares of capital stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the business entity is at the time owned, directly or indirectly, by (1) the specified person, (2) that person and one or more Subsidiaries of that person or (3) one or more Subsidiaries of that person.


     "Total Capital" of any person is defined to mean, as of any date, the sum of (a) Indebtedness for Borrowed Money, (b) consolidated stockholder's equity of that person and its consolidated Subsidiaries (excluding any preferred stock in stockholder's equity) and (c) preferred stock and trust preferred securities or related debt or guaranties of that person and its consolidated Subsidiaries.



     "Treasury Yield" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for the redemption date.


     "U.S. Government Obligation" means:


     (1) any security which is (a) a direct obligation of the United States for the payment of which the full faith and credit of the United States is pledged or (b) an obligation of a person controlled or supervised by and acting as an agency or instrumentality of the United States the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States, which, in each case, is not callable or redeemable at the option of the issuer of the security; and


     (2) any depositary receipt issued by a bank (as defined in the Securities
Act) as custodian with respect to any security specified in clause (1) above and held by that bank for the account of the holder of the depositary receipt or with respect to any specific payment of principal of or interest on that type of security held by a bank (as defined in the Securities Act), so long as, except as required by law, the custodian is not authorized to make any deduction from the amount payable to the holder of the depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligation evidenced by the depository receipt.

                             PLAN OF DISTRIBUTION


     Each broker-dealer that receives exchange securities for its own account as a result of market-making activities or other trading activities in connection with the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange securities. This prospectus, as it may be amended or supplemented from time to time, may be used by participating broker-dealers during the period referred to below in connection with resales of exchange securities received in exchange for initial securities if the initial securities were acquired by the participating broker-dealers for their own accounts as a result of their market-making or other trading activities. We have agreed that this prospectus, as it may be amended or supplemented from time to time, may be used by a participating broker-dealer in connection with resales of exchange securities for a period ending 120 days after the registration statement of which this prospectus is a part has been declared effective (subject to extension) or, if earlier, when all exchange Securities have been disposed of by the participating broker-dealer.


     We will not receive any proceeds from the issuance of the exchange securities offered by this prospectus. Exchange securities received by broker-dealers for their own accounts in connection with the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange securities or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to prevailing market prices or at negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers and/or the purchasers of any exchange securities. Any broker-dealer that resells exchange securities that were received by it for its own account in connection with the exchange offer and any broker-dealer that participates in a distribution of exchange securities may be deemed to be an "underwriter" within the meaning of the securities Act, and any profit on any resale of exchange securities and any commissions or concessions received by any of those persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver, and by delivering, a prospectus, a broker-dealer will not be deemed to admit that it is a "underwriter" within the meaning of the Securities Act.

                UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
                           FOR UNITED STATES HOLDERS


     The following discussion is the opinion of Latham & Watkins, our counsel, as to the material federal income tax consequences expected to result to you if you exchange your initial securities for exchange securities in the exchange offer. This opinion is based on:


      o the facts described in the registration statement of which this prospectus is a part;

      o  the Internal Revenue Code of 1986, as amended;

      o current, temporary and proposed treasury regulations promulgated under the Internal Revenue Code;

      o  the legislative history of the Internal Revenue Code;

      o current administrative interpretations and practices of the Internal Revenue Service; and

      o  court decisions.


all as of the date of this prospectus. In addition, the administrative interpretations and practices of the Internal Revenue Service include its practices and policies as expressed in private letter rulings that are not binding on the Internal Revenue Service, except with respect to the particular taxpayers who requested and received those rulings. Future legislation, treasury regulations, administrative interpretations and practices and/or court decisions may adversely affect, perhaps retroactively, the tax considerations contained in this discussion. Any change could apply retroactively to transactions preceding the date of the change. The tax considerations contained in this discussion may be challenged by the Internal Revenue Service and may not be sustained by a court if challenged by the Internal Revenue Service, and we have not requested, and do not plan to request, any rulings from the Internal Revenue Service concerning the tax treatment of the exchange of initial securities for exchange securities.


     Some holders may be subject to special rules not discussed below, including, without limitation:


      o  insurance companies;


      o  financial institutions or broker-dealers;


      o  tax-exempt organizations;


      o stockholders holding securities as part of a conversion transaction, or a hedge or hedging transaction or as a position in a straddle for tax purposes;


      o  foreign corporations or partnerships; and


      o  persons who are not citizens or residents of the United States.


YOU SHOULD CONSULT YOUR TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES OF EXCHANGING INITIAL SECURITIES FOR EXCHANGE SECURITIES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN LAWS.


     The exchange of initial securities for exchange securities will be treated as a "non-event" for federal income tax purposes, because the exchange securities will not be considered to differ materially in kind or extent from the initial securities. Therefore, no material federal income tax consequences will result to you from exchanging initial securities for exchange securities.

                                 LEGAL MATTERS

     The validity of the exchange securities will be passed upon for us by Latham & Watkins, 885 Third Avenue, Suite 1000, New York, New York 10022.


                                    EXPERTS

     Our consolidated financial statements as of December 31, 1998 and 1997, and the related consolidated statements of operations and cash flows for each of the three years in the period ended December 31, 1998, included in this prospectus have been audited by PricewaterhouseCoopers LLP, independent auditors, as stated in their report appearing in this prospectus, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     Our consolidated balance sheet and statement of capitalization as of September 30, 1999 included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing in this prospectus, and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

     With respect to the unaudited interim financial information of MidAmerican Energy for the periods ended March 31, 1999, June 30, 1999 and September 30, 1999 which are incorporated in this prospectus by reference, Deloitte & Touche LLP have applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their reports included in the MidAmerican Energy Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999, June 30, 1999 and September 30, 1999 and incorporated by reference in this prospectus, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on that information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim financial information because those reports are not "reports" or a "part" of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.


                          INCORPORATION BY REFERENCE

     This prospectus incorporates documents by reference which are not presented in, or delivered with, this prospectus. We will provide without charge copies (without exhibits, except those specifically incorporated by reference) of these documents to each person to whom this prospectus has been delivered upon request.

     The following documents, previously filed by MidAmerican Energy with the Securities and Exchange Commission under the Exchange Act (File No. 1-11505), are hereby incorporated by reference:

     1. Annual Report on Form 10-K for the year ended December 31, 1998;

     2. Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999, June 30, 1999 and September 30, 1999.

     3. Current Report on Form 8-K dated March 12, 1999.

     The information regarding MidAmerican Energy contained in this prospectus should be read together with the information in the documents incorporated by reference. Any statement contained in a document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or supersedes the statement in the document incorporated by reference. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this prospectus.


                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed a registration statement on Form S-4 with the Securities and Exchange Commission under the Securities Act with respect to our offering of the exchange securities. This prospectus does not contain all of the information in the registration statement. You will find additional information about us and the exchange securities in the registration statement. Any statement made in this prospectus concerning the provisions of legal documents are not necessarily complete and you should read the documents that are filed as exhibits to the registration statement.


     We are subject to the informational requirements of the Exchange Act and file periodic reports, registration statements, proxy statements and other information with the Securities and Exchange Commission. You may inspect and copy the registration statement, including exhibits, and our periodic reports, registration statements, proxy statements and other information we file with the Securities and Exchange Commission at the Public Reference Section of the Securities and Exchange Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Securities and Exchange Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of these materials can be obtained from the Public Reference Section of the Securities and Exchange Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Securities and Exchange Commission maintains a web site that contains reports, proxy and information statements and other materials that are filed through the Securities and Exchange Commission's Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. This Web site can be accessed at http://www.sec.gov.

                         INDEX TO FINANCIAL STATEMENTS





                                                                              PAGE
                                                                             -----
MHC INC.

Consolidated Statements of Income
 For the Years Ended December 31, 1998, 1997 and 1996 ....................   F-2
Consolidated Statements of Comprehensive Income
 For the Years Ended December 31, 1998, 1997 and 1996 ....................   F-3
Consolidated Balance Sheets
 As of December 31, 1998 and 1997 ........................................   F-4
Consolidated Statements of Cash Flows
 For the Years Ended December 31, 1998, 1997 and 1996 ....................   F-5
Consolidated Statements of Capitalization
 As of December 31, 1998 and 1997 ........................................   F-7
Consolidated Statements of Retained Earnings
 For the Years Ended December 31, 1998, 1997 and 1996 ....................   F-8
Notes to Consolidated Financial Statements ...............................   F-9
Report of Independent Accountants ........................................   F-39


MIDAMERICAN FUNDING, LLC AND MHC INC. (PREDECESSOR)

Interim Consolidated Statements of Income
 For the nine months ended September 30, 1999 and 1998 ...................   F-40
Interim Consolidated Statements of Comprehensive Income
 For the nine months ended September 30, 1999 and 1998 ...................   F-41
Interim Consolidated Statements of Cash Flows
 For the nine months ended September 30, 1999 and 1998 ...................   F-42
Notes to Interim Consolidated Financial Statements .......................   F-43
Consolidated Balance Sheet as of September 30, 1999 ......................   F-50
Consolidated Statement of Capitalization as of September 30, 1999 ........   F-51
Notes to Consolidated Financial Statements ...............................   F-53
Report of Independent Accountants ........................................   F-71
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION .........   F-72

                                   MHC INC.
                       CONSOLIDATED STATEMENTS OF INCOME
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)




                                                                     YEARS ENDED DECEMBER 31
                                                            -----------------------------------------
                                                                 1998          1997          1996
                                                            ------------- ------------- -------------
OPERATING REVENUES
Regulated electric ........................................  $1,169,810    $1,126,300    $1,099,008
Regulated gas .............................................     429,870       536,306       536,753
Nonregulated ..............................................     176,244       306,931       275,443
                                                             ----------    ----------    ----------
                                                              1,775,924     1,969,537     1,911,204
                                                             ----------    ----------    ----------
OPERATING EXPENSES
Regulated:
 Cost of fuel, energy and capacity ........................     225,736       235,760       234,317
 Cost of gas sold .........................................     243,451       346,016       345,014
 Other operating expenses .................................     470,328       438,007       358,579
 Maintenance ..............................................     110,387       100,543        91,131
 Depreciation and amortization ............................     182,211       170,540       164,592
 Property and other taxes .................................      87,276        90,651        81,715
                                                             ----------    ----------    ----------
                                                              1,319,389     1,381,517     1,275,348
                                                             ----------    ----------    ----------
Nonregulated:
 Cost of sales ............................................     144,417       276,711       249,453
 Other ....................................................      40,706        34,583        37,004
                                                             ----------    ----------    ----------
                                                                185,123       311,294       286,457
                                                             ----------    ----------    ----------
 Total operating expenses .................................   1,504,512     1,692,811     1,561,805
                                                             ----------    ----------    ----------
OPERATING INCOME ..........................................     271,412       276,726       349,399
                                                             ----------    ----------    ----------
NON-OPERATING INCOME
Interest income ...........................................       9,262         5,318         4,012
Dividend income ...........................................      10,251        13,792        16,985
Realized gains and losses on securities, net ..............      11,204         7,798         1,895
Other, net ................................................       5,096        15,891        (9,781)
                                                             ----------    ----------    ----------
                                                                 35,813        42,799        13,111
                                                             ----------    ----------    ----------
FIXED CHARGES
Interest on long-term debt ................................      80,908        89,898       102,909
Other interest expense ....................................      12,682        10,034        10,941
Preferred dividends of subsidiaries .......................      12,932        14,468        10,689
Allowance for borrowed funds ..............................      (3,377)       (2,597)       (4,212)
                                                                103,145       111,803       120,327
                                                             ----------    ----------    ----------
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES .....     204,080       207,722       242,183
INCOME TAXES ..............................................      76,926        68,390        98,422
                                                             ----------    ----------    ----------
INCOME FROM CONTINUING OPERATIONS .........................     127,154       139,332       143,761
                                                             ----------    ----------    ----------
DISCONTINUED OPERATIONS
Income (Loss) from operations (net of income taxes) .......       4,164          (118)        2,117
Loss on disposal (net of income taxes) ....................           -        (4,110)      (14,832)
                                                             ----------    ----------    ----------
                                                                  4,164        (4,228)      (12,715)
                                                             ----------    ----------    ----------
NET INCOME ................................................  $  131,318    $  135,104    $  131,046
                                                             ==========    ==========    ==========
AVERAGE COMMON SHARES OUTSTANDING .........................      94,038        98,058       100,752
EARNINGS PER COMMON SHARE -- BASIC:
Continuing operations .....................................  $     1.35    $     1.42    $     1.43
Discontinued operations ...................................        0.05         (0.04)        (0.13)
                                                             ----------    ----------    ----------
Earnings per average common share .........................  $     1.40    $     1.38    $     1.30
                                                             ==========    ==========    ==========
EARNINGS PER COMMON SHARE -- DILUTED:
Continuing operations .....................................  $     1.35    $     1.42    $     1.43
Discontinued operations ...................................        0.04         (0.04)        (0.13)
                                                             ----------    ----------    ----------
Earnings per average common share .........................  $     1.39    $     1.38    $     1.30
                                                             ==========    ==========    ==========
DIVIDENDS DECLARED PER SHARE ..............................  $     1.20    $     1.20    $     1.20
                                                             ==========    ==========    ==========

       The accompanying notes are an integral part of these statements.

                                   MHC INC.
                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                                (IN THOUSANDS)




                                                                        YEARS ENDED DECEMBER 31
                                                                ---------------------------------------
                                                                    1998          1997          1996
                                                                -----------   -----------   -----------
NET INCOME ..................................................    $ 131,318     $135,104      $131,046
                                                                 ---------     --------      --------
OTHER COMPREHENSIVE INCOME, NET
Unrealized gains (losses) on securities:
Unrealized holding gains (losses) during period .............      (14,743)     223,927         1,501
 Less reclassification adjustment for realized gains (losses)
   reflected in net income during period ....................       11,204        7,787        (4,612)
                                                                 ---------     --------      --------
                                                                   (25,947)     216,140         6,113
Income tax expense (benefit) ................................       (9,002)      75,567         2,468
                                                                 ---------     --------      --------
 Other comprehensive income (loss), net .....................      (16,945)     140,573         3,645
                                                                 ---------     --------      --------
COMPREHENSIVE INCOME ........................................    $ 114,373     $275,677      $134,691
                                                                 =========     ========      ========























       The accompanying notes are an integral part of these statements.

                                   MHC INC.
                          CONSOLIDATED BALANCE SHEETS
                                (IN THOUSANDS)



                                                                                   AS OF DECEMBER 31
                                                                             -----------------------------
                                                                                  1998            1997
                                                                             -------------   -------------
ASSETS
UTILITY PLANT
Electric .................................................................    $4,255,058      $4,084,920
Gas ......................................................................       786,169         756,874
                                                                              ----------      ----------
                                                                               5,041,227       4,841,794
Less accumulated depreciation and amortization ...........................     2,426,564       2,275,099
                                                                              ----------      ----------
                                                                               2,614,663       2,566,695
Construction work in progress ............................................        26,369          55,418
                                                                              ----------      ----------
                                                                               2,641,032       2,622,113
                                                                              ----------      ----------
POWER PURCHASE CONTRACT ..................................................       150,401         173,107
                                                                              ----------      ----------
CURRENT ASSETS
Cash and cash equivalents ................................................         6,107          10,468
Receivables, less reserves of $503 and $347, respectively.................       181,817         207,471
Inventories ..............................................................        94,771          86,091
Prepaid taxes ............................................................        22,889              --
Other ....................................................................        17,541          18,452
                                                                              ----------      ----------
                                                                                 323,125         322,482
                                                                              ----------      ----------
INVESTMENTS AND NONREGULATED PROPERTY, NET ...............................       762,060         799,524
                                                                              ----------      ----------
INVESTMENT IN DISCONTINUED OPERATIONS ....................................        43,907              --
                                                                              ----------      ----------
OTHER ASSETS .............................................................       323,811         360,865
                                                                              ----------      ----------
TOTAL ASSETS .............................................................    $4,244,336      $4,278,091
                                                                              ==========      ==========
CAPITALIZATION AND LIABILITIES
CAPITALIZATION
Common shareholders' equity ..............................................    $1,200,950      $1,301,286
MidAmerican Energy preferred securities, not subject to mandatory
 redemption ..............................................................        31,759          31,763
Preferred securities, subject to mandatory redemption:
 MidAmerican Energy preferred securities .................................        50,000          50,000
 MidAmerican Energy-obligated preferred securities of subsidiary trust
   holding solely MidAmerican Energy junior subordinated debentures ......       100,000         100,000
Long-term debt (excluding current portion) ...............................       939,553       1,034,211
                                                                              ----------      ----------
                                                                               2,322,262       2,517,260
                                                                              ----------      ----------
CURRENT LIABILITIES
Notes payable ............................................................       339,826         138,054
Current portion of long-term debt ........................................       105,995         144,558
Current portion of power purchase contract ...............................        15,034          14,361
Accounts payable .........................................................       167,348         145,855
Taxes accrued ............................................................       107,332          92,629
Interest accrued .........................................................        15,533          22,355
Other ....................................................................        51,316          43,641
                                                                              ----------      ----------
                                                                                 802,384         601,453
                                                                              ----------      ----------
OTHER LIABILITIES
Power purchase contract ..................................................        68,093          83,143
Deferred income taxes ....................................................       733,448         756,920
Investment tax credit ....................................................        77,421          83,127
Other ....................................................................       240,728         236,188
                                                                              ----------      ----------
                                                                               1,119,690       1,159,378
                                                                              ----------      ----------
TOTAL CAPITALIZATION AND LIABILITIES .....................................    $4,244,336      $4,278,091
                                                                              ==========      ==========

       The accompanying notes are an integral part of these statements.

                                   MHC INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (IN THOUSANDS)





                                                                                     YEARS ENDED DECEMBER 31
                                                                       ---------------------------------------------------
                                                                             1998              1997              1996
                                                                       ---------------   ---------------   ---------------
NET CASH FLOWS FROM OPERATING ACTIVITIES
Net income .........................................................     $ 131,318         $ 135,104        $    131,046
Adjustments to reconcile net income to net cash provided:
 (Income)/loss from discontinued operations ........................        (4,164)            4,228              12,715
 Depreciation and amortization .....................................       200,920           197,454             190,511
 Net decrease in deferred income taxes and investment tax
   credit, net .....................................................       (24,800)          (71,191)             (7,894)
 Amortization of other assets ......................................        40,264            33,761              20,541
 Gain on sale of securities, assets and other investments ..........       (24,629)           (9,996)            (10,132)
 Other-than-temporary decline in value of investments ..............           273             3,795              15,566
 Cash inflows (outflows) of accounts receivable securitization .....       (10,000)           70,000                  --
 Impact of changes in working capital, net of effects from
   discontinued operations .........................................        42,046            32,973             (53,752)
 Other .............................................................       (17,092)           (3,883)             22,786
                                                                         ---------         ---------        ------------
   Net cash provided by continuing operations ......................       334,136           392,245             321,387
   Net cash used in discontinued operations ........................        (1,753)          (20,724)            (21,284)
                                                                         ---------         ---------        ------------
   Net cash provided by operating activities .......................       332,383           371,521             300,103
                                                                         ---------         ---------        ------------
NET CASH FLOWS FROM INVESTING ACTIVITIES
Utility construction expenditures ..................................      (193,354)         (166,932)           (154,198)
Quad Cities Nuclear Power Station decommissioning trust fund........       (11,409)           (9,819)             (8,607)
Deferred energy efficiency expenditures ............................            --           (12,258)            (20,390)
Nonregulated capital expenditures ..................................       (45,466)          (14,066)            (55,788)
Purchase of securities
 Available for sale ................................................      (142,963)         (159,190)           (198,947)
 Held to maturity ..................................................          (361)             (580)                 --
Proceeds from sale of securities
 Available for sale ................................................       213,563           180,570             238,988
 Held to maturity ..................................................         3,896               320               4,302
Proceeds from sale of assets and other investments .................        38,162            57,433              33,285
Proceeds from sales of discontinued operations .....................            --           202,045              15,300
Other investing activities, net ....................................        (3,618)           (1,360)              8,308
                                                                         ---------         ---------        ------------
   Net cash provided by (used in) continuing operations ............      (141,550)           76,163            (137,747)
   Net cash used in discontinued operations ........................       (37,990)               --                  --
                                                                         ---------         ---------        ------------
   Net cash provided by (used in) investing activities .............      (179,540)           76,163            (137,747)
                                                                         ---------         ---------        ------------
NET CASH FLOWS FROM FINANCING ACTIVITIES
Common dividends paid ..............................................      (113,144)         (117,605)           (120,770)
Issuance of long-term debt, net of issuance cost ...................       158,414                --              99,500
Retirement of long-term debt, including reacquisition cost .........      (302,477)         (122,300)           (136,616)
Reacquisition of preferred shares ..................................            (4)               (6)            (58,176)
Reacquisition of common shares .....................................      (101,765)          (96,618)                 --
Issuance of preferred shares, net of issuance cost .................            --                --              96,850
Increase in MidAmerican Capital Company
 unsecured revolving credit facility ...............................        51,000             7,900           1,218,100
Repayment of MidAmerican Capital Company unsecured
 revolving credit facility .........................................       (16,400)         (182,400)         (1,173,600)
Net increase (decrease) in notes payable ...........................       167,172           (23,936)            (22,810)
                                                                         -----------       -----------      ------------
   Net cash used ...................................................      (157,204)         (534,965)            (97,522)
                                                                         -----------       -----------      ------------


        The accompanying notes are an integral part of these statements.

                                   MHC INC.
               CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
                                (IN THOUSANDS)




                                                                          YEARS ENDED DECEMBER 31
                                                                 -----------------------------------------
                                                                     1998            1997          1996
                                                                 ------------   -------------   ----------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS .........     $ (4,361)      $ (87,281)     $ 64,834
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR ...............       10,468          97,749        32,915
                                                                   --------       ---------      --------
CASH AND CASH EQUIVALENTS AT END OF YEAR .....................     $  6,107       $  10,468      $ 97,749
                                                                   ========       =========      ========
ADDITIONAL CASH FLOW INFORMATION:
Interest paid, net of amounts capitalized ....................     $ 90,801       $  96,805      $107,179
                                                                   ========       =========      ========
Income taxes paid ............................................     $100,917       $ 130,521      $ 85,894
                                                                   ========       =========      ========




















       The accompanying notes are an integral part of these statements.

                                   MHC INC.
                   CONSOLIDATED STATEMENTS OF CAPITALIZATION
                     (IN THOUSANDS, EXCEPT SHARE AMOUNTS)




                                                                                    AS OF DECEMBER 31
                                                                  -----------------------------------------------------
                                                                            1998                        1997
                                                                  -------------------------   -------------------------
COMMON SHAREHOLDERS' EQUITY
Common shares, no par; 350,000,000 shares authorized;
 91,201,582 and 95,300,882 shares outstanding,
 respectively .................................................   $ 724,778                   $ 753,873
Retained earnings .............................................     355,000                     409,296
Accumulated other comprehensive income, net ...................     121,172                     138,117
                                                                  ---------                   ---------
                                                                  1,200,950          51.7%    1,301,286          51.7%
                                                                  ---------          ----     ---------          ----
MIDAMERICAN ENERGY PREFERRED SECURITIES (100,000,000
 SHARES AUTHORIZED)
 Cumulative shares outstanding not subject to mandatory
 redemption:
 $3.30 Series, 49,451 and 49,481 shares, respectively .........       4,945                       4,948
 $3.75 Series, 38,305 and 38,310 shares, respectively .........       3,831                       3,831
 $3.90 Series, 32,630 shares ..................................       3,263                       3,263
 $4.20 Series, 47,362 and 47,369 shares, respectively .........       4,736                       4,737
 $4.35 Series, 49,945 .........................................       4,994                       4,994
 $4.40 Series, 50,000 shares ..................................       5,000                       5,000
 $4.80 Series, 49,898 shares...................................       4,990                       4,990
                                                                  ---------                   ---------
                                                                     31,759           1.4%       31,763           1.2%
                                                                  ---------          ----     ---------          ----
Cumulative shares outstanding; subject to mandatory
 redemption:
 $5.25 Series, 100,000 shares .................................      10,000                      10,000
 $7.80 Series, 400,000 shares..................................      40,000                      40,000
                                                                  ---------                   ---------
                                                                     50,000           2.1%       50,000           2.0%
                                                                  ---------          ----     ---------          ----
MIDAMERICAN ENERGY-OBLIGATED PREFERRED SECURITIES
MidAmerican Energy-obligated mandatorily redeemable
 cumulative preferred securities of subsidiary trust
 holding solely MidAmerican Energy junior subordinated
 debentures:
 7.98% Series, 4,000,000 shares ...............................     100,000           4.3%      100,000           4.0%
                                                                  ---------          ----     ---------          ----
LONG-TERM DEBT
MidAmerican Energy mortgage bonds:
 7.875% Series, due 1999 ......................................          --                      60,000
 6% Series, due 2000 ..........................................      35,000                      35,000
 6.75% Series, due 2000 .......................................      75,000                      75,000
 7.125% Series, due 2003 ......................................     100,000                     100,000
 7.70% Series, due 2004 .......................................      55,630                      55,630
 7% Series, due 2005 ..........................................      90,500                      90,500
 7.375% Series, due 2008 ......................................      75,000                      75,000
 8% Series, due 2022 ..........................................          --                      50,000
 7.45% Series, due 2023 .......................................       6,940                       6,940
 8.125% Series, due 2023 ......................................          --                     100,000
 6.95% Series, due 2025 .......................................      12,500                      12,500
MidAmerican Energy pollution control revenue
 obligations:
 5.15% to 5.75% Series, due periodically through 2003 .........       7,704                       8,064
 5.95% Series, due 2023 (secured by general mortgage
   bonds) .....................................................      29,030                      29,030

       The accompanying notes are an integral part of these statements.

                                   MHC INC.
                   CONSOLIDATED STATEMENTS OF CAPITALIZATION
                     (IN THOUSANDS, EXCEPT SHARE AMOUNTS)




                                                                                AS OF DECEMBER 31
                                                             --------------------------------------------------------
                                                                        1998                          1997
                                                             ---------------------------   --------------------------
LONG-TERM DEBT (CONTINUED)
 Variable rate series -
   Due 2016 and 2017, 3.7% ...............................     $   37,600                   $   37,600
   Due 2023 (secured by general mortgage bonds, 3.7%).....         28,295                       28,295
   Due 2023, 3.7% ........................................          6,850                        6,850
   Due 2024, 3.7% ........................................         34,900                       34,900
   Due 2025, 3.7% ........................................         12,750                       12,750
MidAmerican Energy notes:
 8.75% Series, due 2002 ..................................            240                          240
 6.5% Series, due 2001 ...................................        100,000                      100,000
 6.375% Series, due 2006 .................................        160,000                           --
 6.4% Series, due 2003 through 2007 ......................          2,000                        2,000
Obligation under capital lease ...........................          1,539                        2,104
Unamortized debt premium and discount, net ...............         (1,925)                      (3,192)
                                                               ----------                   ----------
   Total utility .........................................        869,553                      919,211
                                                               ----------                   ----------
Nonregulated subsidiaries notes:
 7.76% Series, due 1999 ..................................             --                       45,000
 8.52% Series, due 2000 through 2002 .....................         70,000                       70,000
                                                               ----------                   ----------
   Total nonregulated subsidiaries .......................         70,000                      115,000
                                                               ----------                   ----------
                                                                  939,553         40.5%      1,034,211         41.1%
                                                               ----------        -----      ----------        -----
TOTAL CAPITALIZATION .....................................     $2,322,262        100.0%     $2,517,260        100.0%
                                                               ==========        =====      ==========        =====

                                   MHC INC.
                 CONSOLIDATED STATEMENTS OF RETAINED EARNINGS
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)




                                                                YEARS ENDED DECEMBER 31
                                                        ---------------------------------------
                                                            1998          1997          1996
                                                        -----------   -----------   -----------
BEGINNING OF YEAR ...................................    $409,296      $440,971      $430,589
                                                         --------      --------      --------
NET INCOME ..........................................     131,318       135,104       131,046
                                                         --------      --------      --------
DEDUCT (ADD):
Loss on repurchase of common shares .................      72,470        49,174            --
Dividends declared on common shares of $1.20.........     113,144       117,605       120,770
Other ...............................................          --            --          (106)
                                                         --------      --------      --------
                                                          185,614       166,779       120,664
                                                         --------      --------      --------
END OF YEAR .........................................    $355,000      $409,296      $440,971
                                                         ========      ========      ========

       The accompanying notes are an integral part of these statements.

                                   MHC INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:


     (A) COMPANY STRUCTURE:


     MHC Inc., formerly known as MidAmerican Energy Holdings Company, is a holding company for MidAmerican Energy Company, MidAmerican Capital Company, Midwest Capital Group, Inc. and MidAmerican Realty Services Company. Effective March 12, 1999, MHC is a wholly owned subsidiary of MidAmerican Funding LLC, which in turn is a wholly owned subsidiary of MidAmerican Energy Holdings Company, formerly known as CalEnergy Company, Inc. Prior to December 1, 1996, MidAmerican held the capital stock of MidAmerican Capital and Midwest Capital. Effective December 1, 1996, each share of MidAmerican common stock was exchanged for one share of Holdings common stock. As part of the transaction, MidAmerican distributed the capital stock of MidAmerican Capital and Midwest Capital to Holdings.


     (B) CONSOLIDATION POLICY AND PREPARATION OF FINANCIAL STATEMENTS:


     The accompanying Consolidated Financial Statements include MHC and its subsidiaries. For 1998, some of the nonregulated operations of MidAmerican Energy, which were previously included in Other, Net in the income statements, are presented in nonregulated operations lines. Prior year amounts have been reclassified accordingly. Amounts related to MidAmerican Realty are reflected as discontinued operations. (Refer to Note 25). All significant intercompany transactions have been eliminated.


     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.


     (C) REGULATION:


     MidAmerican Energy's utility operations are subject to the regulation of the Iowa Utilities Board, the Illinois Commerce Commission, the South Dakota Public Utilities Commission, and the Federal Energy Regulatory Commission
(FERC). MidAmerican's accounting policies and the accompanying Consolidated Financial Statements conform to generally accepted accounting principles applicable to rate-regulated enterprises and reflect the effects of the ratemaking process.


     Statement of Financial Accounting Standards (SFAS) No. 71 sets forth accounting principles for operations that are regulated and meet criteria set forth in SFAS 71. For operations that meet the criteria, SFAS 71 allows, among other things, the deferral of costs that would otherwise be expensed when incurred. A possible consequence of the changes in the utility industry is the discontinued applicability of SFAS 71. The majority of MidAmerican's electric and gas utility operations currently meet the criteria of SFAS 71, but its applicability is periodically reexamined. On December 16, 1997, MidAmerican's generation operations serving Illinois were no longer subject to the provisions of SFAS 71 due to passage of industry restructuring legislation in Illinois. Thus, in 1997, MidAmerican was required to write off the regulatory assets and liabilities from its balance sheet related to its Illinois generation operations. The net amount of these write-offs was not material. If other portions of its utility operations no longer meet the criteria of SFAS 71, MidAmerican could be required to write off the related regulatory assets and liabilities from its balance sheet and thus, a material adjustment to earnings in that period could result. The following regulatory assets, primarily included in Other

                                   MHC INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Assets in the Consolidated Balance Sheets, represent probable future revenue to MidAmerican Energy because these costs are expected to be recovered in charges to utility customers (in thousands).



                                                 WEIGHTED AVERAGE
                                                 FUTURE RECOVERY
                                                  PERIOD (YRS.)     DECEMBER 31 BALANCE
                                                ----------------- -----------------------
                                                                      1998        1997
                                                                  ----------- -----------
   Deferred income taxes ......................           14       $148,036    $143,851
   Energy efficiency costs ....................            4         74,509     111,471
   Debt refinancing costs .....................            4         40,233      34,923
   FERC Order 636 transition costs ............           --             --       9,279
   Environmental costs ........................           10         23,427      20,417
   Enrichment facilities decommissioning ......            7          8,659       8,781
   Unamortized costs of retired plant .........            2          3,537       5,771
   Other ......................................      Various          7,088       4,796
                                                                   --------    --------
     Total ....................................                    $305,489    $339,289
                                                                   ========    ========



     A return is generally not earned on the regulatory assets in setting rates, due to the fact that a cash outlay was not required for the amounts listed as deferred income taxes, FERC Order 636 costs, environmental costs and enrichment facilities decommissioning. The amortization of the assets is recoverable over periods shown above.


     (D) REVENUE RECOGNITION:

     Revenues are recorded as services are rendered to customers. MidAmerican Energy records unbilled revenues, and related energy costs, representing the estimated amount customers will be billed for services rendered between the meter-reading dates in a particular month and the end of that month. Accrued unbilled revenues were $79.8 million and $80.2 million at December 31, 1998 and 1997, respectively, and are included in Receivables on the Consolidated Balance Sheets.

     MidAmerican Energy's Illinois and South Dakota jurisdictional sales, or approximately 12% of total retail electric sales, and the majority of its total retail gas sales are subject to adjustment clauses. These clauses allow MidAmerican Energy to adjust the amounts charged for electric and gas service as the costs of gas, fuel for generation or purchased power change. The costs recovered in revenues through use of the adjustment clauses are charged to expense in the same period.

     (E) DEPRECIATION AND AMORTIZATION:

     MidAmerican Energy's provisions for depreciation and amortization for its utility operations are based on straight-line composite rates. The average depreciation and amortization rates for the years ended December 31 were as follows:


                            1998        1997        1996
                         ---------   ---------   ---------
   Electric ..........       3.9%        3.8%        3.8%
   Gas ...............       3.4%        3.4%        3.7%

     Utility plant is stated at original cost which includes overhead costs, administrative costs and an allowance for funds used during construction.


     The cost of repairs and minor replacements is charged to maintenance expense. Property additions and major property replacements are charged to plant accounts. The cost of depreciable units of utility plant retired or disposed of in the normal course of business is eliminated from the utility plant accounts and such cost, plus net removal cost, is charged to accumulated depreciation. An allowance for the estimated annual decommissioning costs of the Quad Cities Nuclear Power Station equal to the level of funding is included in depreciation expense. See Note 4(e) for additional information regarding decommissioning costs.

                                   MHC INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     (F) INVESTMENTS AND NONREGULATED PROPERTY, NET:

     Investments, managed primarily through MHC's nonregulated subsidiaries, and nonregulated property, net include the following amounts as of December 31 (in thousands):




                                                       1998          1997
                                                   -----------   -----------
   Marketable securities .......................    $393,554      $467,207
   Equipment leases ............................      72,068        73,928
   Nuclear decommissioning trust fund ..........     116,973        93,251
   Energy projects .............................      17,891        21,180
   Special-purpose funds .......................       9,069        10,057
   Real estate .................................      42,413        42,424
   Corporate owned life insurance ..............      43,945        33,471
   Coal transportation property ................      12,538        14,516
   Communications ..............................      19,750        10,000
   Security ....................................       9,664         8,551
   Other .......................................      24,195        24,939
                                                    --------      --------
     Total .....................................    $762,060      $799,524
                                                    ========      ========

     Marketable securities generally consist of preferred stocks, common stocks and mutual funds held by MidAmerican Capital. Investments in marketable securities classified as available-for-sale are reported at fair value (see Note (14)) with net unrealized gains and losses reported as a net of tax amount in Common Shareholders' Equity until realized. Investments in marketable securities that are classified as held-to-maturity are reported at amortized cost. An other-than-temporary decline in the value of a marketable security is recognized through a write-down of the investment to earnings.

     Investments held by the nuclear decommissioning trust fund for the Quad Cities Station units are classified as available-for-sale and are reported at fair value with net unrealized gains and losses reported as adjustments to the accumulated provision for nuclear decommissioning.


     The investment in corporate owned life insurance represents the cash value of life insurance policies on certain key executives.


     (G) CONSOLIDATED STATEMENTS OF CASH FLOWS:

     MHC considers all cash and highly liquid debt instruments purchased with a remaining maturity of three months or less to be cash and cash equivalents for purposes of the Consolidated Statements of Cash Flows.

     Net cash provided (used) from changes in working capital, net of effects from discontinued operations was as follows (in thousands):





                                              1998           1997            1996
                                          ------------   ------------   -------------
   Receivables ........................    $  35,654      $  34,544       $ (84,802)
   Inventories ........................       (8,680)         4,773          (5,629)
   Prepaid taxes ......................      (22,889)            --              --
   Other current assets ...............          911         (7,421)          6,732
   Accounts payable ...................       21,493        (23,950)         47,751
   Taxes accrued ......................       14,703         10,375             356
   Interest accrued ...................       (6,821)        (6,158)         (2,122)
   Other current liabilities ..........        7,675         20,810         (16,038)
                                           ---------      ---------       ---------
     Total ............................    $  42,046      $  32,973       $ (53,752)
                                           =========      =========       =========

                                   MHC INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     (H) ACCOUNTING FOR LONG-TERM POWER PURCHASE CONTRACT:


     Under a long-term power purchase contract with Nebraska Public Power District, expiring in 2004, MidAmerican Energy purchases one-half of the output of the 778-megawatt Cooper Nuclear Station (Cooper). The Consolidated Balance Sheets include a liability for MidAmerican Energy's fixed obligation to pay 50% of the Nebraska Public Power District's Nuclear Facility Revenue Bonds and other fixed liabilities. A like amount representing MidAmerican Energy's right to purchase power is shown as an asset.

     Cooper capital improvement costs prior to 1997, including carrying costs, were deferred in accordance with then applicable rate regulation and are being amortized and recovered in rates over either a five-year period or the term of the Nebraska Public Power District contract. Beginning July 11, 1997, the Iowa portion of capital improvement costs is recovered currently from customers and is expensed as incurred. MidAmerican Energy began charging the remaining Cooper capital improvement costs to expense for jurisdictions other than Iowa as incurred in January 1997.

     The fuel cost portion of the power purchase contract is included in Cost of Fuel, Energy and Capacity on the Consolidated Statements of Income. All other costs MidAmerican Energy incurs in relation to its long-term power purchase contract with Nebraska Public Power District are included in Other Operating Expenses on the Consolidated Statements of Income.

     See Notes 4(d), 4(e) and 4(f) for additional information regarding the power purchase contract.

     (I) ACCOUNTING FOR DERIVATIVES:

       1) Preferred Stock Hedge Instruments:


     MHC is exposed to market value risk from changes in interest rates for fixed rate sinking fund preferred and perpetual preferred stocks (fixed rate preferred stocks) included in Investments on the Consolidated Balance Sheets. MHC reviews the interest rate sensitivity of these securities and purchases exchange-traded put options on U.S. Treasury securities (put options) to reduce interest rate risk on preferred stocks. MHC does not purchase or sell put options for speculative purposes. MHC's intent is to substantially offset any change in market value of the fixed rate preferred stocks due to a change in interest rates with a change in market value of the put options. Because the put options are purchased options, MHC is at risk for the premiums paid for the options. Aggregate premiums for options outstanding at December 31, 1998 and 1997 were $3.6 million and $3.2 million, respectively.


     The preferred stocks are publicly traded securities and, as such, changes in their fair value are reported, net of income taxes, as a part of Accumulated Other Comprehensive Income, Net in shareholders' equity. Unrealized gains and losses on the associated put options are included in the determination of the fair value of the preferred stocks. The fair value of the put options, including unrealized gains and losses, included in the determination of the fair value of the preferred securities as of December 31, 1998 and 1997, was $2.9 million and $1.9 million, respectively. Realized gains and losses on the put options are included in Realized Gains and Losses on Securities, Net in the Consolidated Statements of Income in the period the underlying hedged fixed rate preferred stocks are sold. At December 31, 1998 and 1997, MHC held put options with a notional value of $89.1 million and $98.2 million, respectively.


       2) Gas Futures Contracts and Swaps:

     MHC uses gas futures contracts and swap contracts to reduce the volatility in the price of natural gas purchased to meet the needs of its customers. Investments in natural gas futures contracts, which total $0.3 million and $1.6 million as of December 31, 1998 and 1997, respectively, are included in Receivables on the Consolidated Balance Sheets. Gains and losses on gas futures contracts that qualify for hedge accounting are deferred and reflected as adjustments to the carrying value of the hedged item or included in Other Assets on the Consolidated Balance Sheets until the underlying physical transaction is recorded if the instrument is used to hedge an anticipated future transaction.

                                   MHC INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


The net gain or loss on gas futures contracts is included in the determination of income in the same period as the expense for the physical delivery of the natural gas. Realized gains and losses on gas futures contracts and the net amounts exchanged or accrued under the natural gas swap contracts are included in Cost of Gas Sold or Nonregulated Costs of Sales consistent with the expense for the physical commodity. Deferred net gains (losses) related to MHC's gas futures contracts are $(1.9) million and $(0.4) million as of December 31, 1998 and 1997, respectively.



     MHC periodically evaluates the effectiveness of its natural gas hedging programs. If a high degree of correlation between prices for the hedging instruments and prices for the physical delivery is not achieved, the contracts are recorded at fair value and the gains or losses are included in the determination of income. At December 31 MHC held the following hedging instruments:



                                                              1998                             1997
                                                -------------------------------- --------------------------------
                                                 NOTIONAL VOLUME   MARKET VALUE   NOTIONAL VOLUMES   MARKET VALUE
                                                     (MMBTU)        (PER MMBTU)        (MMBTU)       (PER MMBTU)
                                                ----------------- -------------- ------------------ -------------
Natural Gas Futures (Long) ....................      6,970,000       $ 1.857     3,670,000             $ 2.385
Natural Gas Futures (Short) ...................      7,320,000       $ 1.854     1,670,000             $ 2.302
Natural Gas Swaps (Variable to Fixed) .........     16,322,181                   7,200,052
Natural Gas Swaps (Fixed to Variable) .........                                  2,497,400
 Weighted Average Variable Price ..............                      $ 1.922                           $ 2.535
 Weighted Average Fixed Price .................                      $ 2.098                           $ 2.631

       3) New Accounting Pronouncement:


     In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS 133, "Accounting for Derivative Instruments and Hedging Activities," which established accounting and reporting standards for derivative instruments and for hedging activities. SFAS 133 is effective for MHC on January 1, 2000. SFAS 133 requires an entity to recognize all of its derivatives as either assets or liabilities in its statement of financial position and measure those instruments at fair value. If the conditions specified in SFAS 133 are met, those instruments may be designated as hedges. Changes in the value of hedge instruments would not impact earnings, except to the extent that the instrument is not perfectly effective as a hedge. An entity that elects to apply hedge accounting is required to establish at the inception of the hedge the method it will use in assessing the effectiveness of the derivative. MHC is in the process of evaluating the impact of this accounting pronouncement.


     (J) GOODWILL:


     MHC's Consolidated Balance Sheets include goodwill related to various acquisitions. The following schedule summarizes the goodwill, net of accumulated amortization, remaining on the Consolidated Balance Sheets as of December 31 (in thousands):



                                                AMORTIZATION
                                                   PERIOD         1998         1997
                                               -------------   ----------   ----------
   Natural gas utility operations ..........    27.2 years      $13,925      $14,723
   Natural gas marketing companies .........     15 years         3,736        4,107
   Security companies ......................     25 years         8,816        7,763
                                                                -------      -------
                                                                $26,477      $26,593
                                                                =======      =======


     Goodwill is amortized using the straight-line method. Amortization expense included in MHC's Consolidated Statements of Income totaled $1.5 million, $1.4 million and $1.1 million for 1998, 1997 and 1996, respectively. Goodwill relating to natural gas utility operations is recoverable in rates.

                                   MHC INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     (K) DETAIL OF OTHER COMPREHENSIVE INCOME - INCOME TAXES:


     For fiscal years beginning after December 15, 1997, full sets of general-purpose financial statements are required to display comprehensive income and its components in a financial statement that is displayed with the same prominence as the other financial statements. Comprehensive income refers, in general, to changes in MHC's equity, except those resulting from transactions with shareholders. "Unrealized holding gains (losses)" reflects the overall increase (decrease) in the market value of marketable securities held by MHC as available-for-sale. The "reclassification adjustment" removes any gains (losses) that have been realized from sales of those securities and reflected in MHC's Net Income. The following table shows the income tax expense or benefit related to each component (in thousands):

                                                           1998           1997          1996
                                                      -------------   -----------   -----------
Unrealized holding gains (losses) during period
 Before income taxes ..............................     $ (14,743)     $ 223,927     $  1,501
 Income tax (expense)/benefit .....................         5,081        (78,289)        (525)
                                                        ---------      ---------     --------
                                                           (9,662)       145,638          976
                                                        ---------      ---------     --------
Less reclassification adjustment for realized gains
 (losses) reflected in net income during period
 Before income taxes ..............................        11,204          7,787       (4,612)
 Income tax (expense)/benefit .....................        (3,921)        (2,722)       1,943
                                                        ---------      ---------     --------
                                                            7,283          5,065       (2,669)
                                                        ---------      ---------     --------
Other Comprehensive Income ........................     $ (16,945)     $ 140,573     $  3,645
                                                        =========      =========     ========

(2) LONG-TERM DEBT:


     MHC's sinking fund requirements and maturities of long-term debt for 1999 through 2003 are $106 million, $134 million, $125 million, $25 million and $105 million, respectively.


     MidAmerican Energy's Variable Rate Pollution Control Revenue Obligations bear interest at rates that are periodically established through remarketing of the bonds in the short-term tax-exempt market. MidAmerican Energy, at its option, may change the mode of interest calculation for these bonds by selecting from among several alternative floating or fixed rate modes. The interest rate shown in the Consolidated Statements of Capitalization is the weighted average interest rate as of December 31, 1998 and 1997. MidAmerican Energy maintains dedicated revolving credit facility agreements or renewable lines of credit to provide liquidity for holders of these issues.


     Substantially all of the former Iowa-Illinois Gas and Electric Company, a predecessor company, utility property and franchises, and substantially all of the former Midwest Power Systems Inc., a predecessor company, electric utility property in Iowa, or approximately 80% of gross utility plant, is pledged to secure mortgage bonds.


(3) JOINTLY OWNED UTILITY PLANT:


     Under joint plant ownership agreements with other utilities, MidAmerican Energy had undivided interests at December 31, 1998, in jointly owned generating plants as shown in the table below.


     The dollar amounts below represent MidAmerican Energy's share in each jointly owned unit. Each participant has provided financing for its share of each unit. Operating Expenses on the Consolidated Statements of Income include MidAmerican Energy's share of the expenses of these units (dollars in millions).

                                   MHC INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


                                        NUCLEAR                               COAL FIRED
                                     -------------   -------------------------------------------------------------
                                                                    COUNCIL
                                      QUAD CITIES       NEAL        BLUFFS        NEAL       OTTUMWA      LOUISA
                                         UNITS          UNITS        UNIT         UNIT         UNIT        UNIT
                                        NO.1 & 2        NO. 3        NO. 3        NO. 4       NO. 1        NO. 1
                                     -------------   ----------   ----------   ----------   ---------   ----------
In service date ..................         1972          1975         1978         1979         1981        1983
Utility plant in service .........      $   242       $   127      $   298      $   161      $   210     $   530
Accumulated depreciation .........      $    98       $    82      $   175      $    92      $   109     $   252
Unit capacity-MW .................        1,529           515          675          624          716         700
Percent ownership ................         25.0%         72.0%        79.1%        40.6%        52.0%       88.0%


(4) COMMITMENTS AND CONTINGENCIES:


     (A) CAPITAL EXPENDITURES:

     Utility construction expenditures for 1999 are estimated to be $194 million, including $9 million for Quad Cities Station nuclear fuel. Nonregulated capital expenditures depend upon the availability of investment opportunities and other factors. During 1999, these expenditures are estimated to be approximately $9 million.

     (B) MANUFACTURED GAS PLANT FACILITIES:

     The United States Environmental Protection Agency (EPA) and the state environmental agencies have determined that contaminated wastes remaining at decommissioned manufactured gas plant facilities may pose a threat to the public health or the environment if such contaminants are in sufficient quantities and at such concentrations as to warrant remedial action.

     MidAmerican Energy is evaluating 27 properties which were, at one time, sites of gas manufacturing plants in which it may be a potentially responsible party. The purpose of these evaluations is to determine whether waste materials are present, whether such materials constitute an environmental or health risk, and whether MidAmerican Energy has any responsibility for remedial action. MidAmerican Energy is currently conducting field investigations at eighteen sites and has conducted interim removal actions at six of the eighteen sites. In addition, MidAmerican Energy has completed investigations and removals at four sites. MidAmerican Energy is continuing to evaluate several of the sites to determine the future liability, if any, for conducting site investigations or other site activity.

     MidAmerican Energy estimates the range of possible costs for investigation, remediation and monitoring for the sites discussed above to be $21 million to $69 million. MidAmerican Energy's estimate of the probable cost for these sites as of September 30, 1999 was $29 million. The estimate consists of $3 million for investigation costs, $10 million for remediation costs, $14 million for monitoring costs and $2 million for closure and administrative costs. This estimate has been recorded as a liability and a regulatory asset for future recovery. MHC projects that these amounts will be paid or incurred over the next 10 years.

     The estimate of probable remediation costs is established on a site specific basis. The costs are accumulated in a three-step process. First, a determination is made as to whether MidAmerican Energy has potential legal liability for the site and whether information exists to indicate that contaminated wastes remain at the site. If so, the costs of performing a preliminary investigation and the costs of removing known contaminated soil are accrued. As the investigation is performed and if it is determined remedial action is required, the best estimate of remedial costs is accrued. If necessary, the estimate is revised when a consent order is issued. The estimated recorded liabilities for these properties include incremental direct costs of the remediation effort, costs for future monitoring at sites and costs of compensation to employees for time expected to be spent directly on the remediation effort. The estimated recorded liabilities for these properties are based upon preliminary

                                   MHC INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

data. Thus, actual costs could vary significantly from the estimates. The estimate could change materially based on facts and circumstances derived from site investigations, changes in required remedial action and changes in technology relating to remedial alternatives. In addition, insurance recoveries for some or all of the costs may be possible, but the liabilities recorded have not been reduced by any estimate of such recoveries.

     The Illinois Commerce Commission has approved the use of a tariff rider which permits recovery of the actual costs of litigation, investigation and remediation relating to former manufactured gas plant sites. MidAmerican Energy's present rates in Iowa provide for a fixed annual recovery of manufactured gas plant costs. MidAmerican Energy intends to pursue recovery of the remediation costs from other potentially responsible parties and its insurance carriers.

     Although the timing of potential incurred costs and recovery of such costs in rates may affect the results of operations in individual periods, management believes that the outcome of these issues will not have a material adverse effect on MidAmerican's financial position or results of operations.

     (C) CLEAN AIR ACT:

     On July 18, 1997, the EPA adopted revisions to the National Ambient Air Quality Standards for ozone and a new standard for fine particulate matter. Based on data to be obtained from monitors located throughout each state, the EPA will determine which states have areas that do not meet the air quality standards (i.e., areas that are classified as nonattainment). If a state has area(s) classified as nonattainment area(s), the state is required to submit a State Implementation Plan specifying how it will reach attainment of the standards through emission reductions or other means. In August 1998, the Iowa Environmental Protection Commission adopted by reference the National Ambient Air Quality Standards for ozone and fine particulate matter.

     In May 1999, the United States District Court of Appeals for the District of Columbia Circuit remanded the standards adopted in July 1997 back to the EPA indicating the EPA had not expressed sufficient justification for the basis of establishing the standards and ruling that the EPA has exceeded its constitutionally-delegated authority in setting the standards. The EPA's appeal of the court's ruling to the full panel of the United States District Court of Appeals for the District of Columbia was denied. As a result of the court's initial decision and the current status of the standards, the impact of any new standards on MidAmerican Energy is currently unknown. If the EPA successfully appeals the court's decision, however, and the new standards are implemented, then MidAmerican Energy's fossil fuel generating stations may be subject to emission reductions if the stations are located in nonattainment areas. As part of an overall state plan to achieve attainment of the standards, MidAmerican Energy could be required to install control equipment on its fossil fuel generating stations or decrease the number of hours during whch these stations operate. The degree to which MidAmerican Energy may be required to install control equipment or decrease operating hours under a nonattainment scenario will be determined by the state's assessment of MidAmerican Energy's relative contribution, along with other emission sources, to the nonattainment status. The installation of control equipment would result in increased costs to MidAmerican Energy. A decrease in the number of hours during which the affected stations operate would decrease the revenues of MidAmerican Energy. An increase in costs incurred by MidAmerican Energy or a decrease in the revenues earned by MidAmerican Energy would decrease the amount of funds MidAmerican Energy has available to make distributions to MidAmerican Funding. This decrease would have a corresponding decrease in the amount of funds available to MidAmerican Funding to make payments on the securities.

     (D) LONG-TERM POWER PURCHASE CONTRACT:

     Payments to the Nebraska Public Power District cover one-half of the fixed and operating costs of Cooper (excluding depreciation but including debt service) and MidAmerican Energy's share of

                                   MHC INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

nuclear fuel cost (including nuclear fuel disposal) based on energy delivered. The debt service portion is approximately $1.5 million per month for 1999 and is not contingent upon the plant being in service. In addition, MidAmerican Energy pays one-half of the Nebraska Public Power District's decommissioning funding related to Cooper.

     The debt amortization and Department of Energy (DOE) enrichment plant decontamination and decommissioning component of MidAmerican Energy's payments to the Nebraska Public Power District were $14.4 million, $13.8 million and $14.5 million and the net interest component was $2.9 million, $3.8 million and $3.6 million each for the years 1998, 1997 and 1996, respectively.

     MidAmerican Energy's payments for the debt principal portion of the power purchase contract obligation and the DOE enrichment plant decontamination and decommissioning payments are $15.0 million, $15.8 million, $16.6 million, $17.4 million and $18.3 million for 1999 through 2003, respectively.

     (E) DECOMMISSIONING COSTS:

     Based on site-specific decommissioning studies that include decontamination, dismantling, site restoration and dry fuel storage cost, MidAmerican Energy's share of expected decommissioning costs for Cooper and Quad Cities Station, in 1998 dollars, is $256 million and $242 million, respectively. In Illinois, nuclear decommissioning costs are included in customer billings through a mechanism that permits annual adjustments. These costs are reflected as base rates in Iowa tariffs.

     For purposes of developing a decommissioning funding plan for Cooper, the Nebraska Public Power District assumes that decommissioning costs will escalate at an annual rate of 4.0%. Although Cooper's operating license expires in 2014, the funding plan assumes decommissioning will start in 2004, the anticipated plant shutdown date.

     As of December 31, 1998, MidAmerican Energy's share of funds set aside by the Nebraska Public Power District in internal and external accounts for decommissioning was $97.5 million. In addition, the funding plan also assumes various funds and reserves currently held to satisfy the Nebraska Public Power District bond resolution requirements will be available for plant decommissioning costs after the bonds are retired in early 2004. The funding schedule assumes a long-term return on funds in the trust of 6.75% annually. Certain funds will be required to be invested on a short-term basis when decommissioning begins and are assumed to earn at a rate of 4.0% annually. The Nebraska Public Power District is recognizing decommissioning costs over the life of the power sales contract. MidAmerican Energy makes payments to the Nebraska Public Power District related to decommissioning Cooper. These payments are included in MidAmerican Energy's power purchase costs. The Cooper decommissioning component of MidAmerican Energy's payments to the Nebraska Public Power District was $7.9 million, $11.3 million and $9.9 million for the years 1998, 1997, and 1996, respectively, and is included in Other Operating Expenses in the Consolidated Statements of Income. Earnings from the internal and external trust funds, which are recognized by the Nebraska Public Power District as the owner of the plant, are tax exempt and serve to reduce future funding requirements.

     External trusts have been established for the investment of funds for decommissioning the Quad Cities Station. The total accrued balance as of December 31, 1998, was $117.0 million and is included in Other Liabilities and a like amount is reflected in Investments and represents the fair value of the assets held in the trusts.

     MidAmerican Energy's provision for depreciation included costs for Quad Cities Station nuclear decommissioning of $11.4 million, $9.8 million and $8.6 million for 1998, 1997 and 1996, respectively. The provision charged to expense is equal to the funding that is being collected in rates. The decommissioning funding component of MidAmerican Energy's Illinois and Iowa tariffs assumes decommissioning costs, related to the Quad Cities Station, will escalate at an annual rate of 4.9% and

                                   MHC INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

the assumed annual return on funds in the trust is 6.9%. Earnings, net of investment fees, on the assets in the trust fund were $1.7 million, $4.5 million and $3.2 million for 1998, 1997 and 1996, respectively. See Note (14) for information regarding unrealized gains and losses.

     (F) NUCLEAR INSURANCE:

     MidAmerican maintains financial protection against catastrophic loss associated with its interest in Quad Cities Station and Cooper through a combination of insurance purchased by the Nebraska Public Power District (the owner and operator of Cooper) and ComEd (the joint owner and operator of Quad Cities Station), insurance purchased directly by MidAmerican Energy, and the mandatory industry-wide loss funding mechanism afforded under the Price-Anderson Amendments Act of 1988. The general types of coverage are: nuclear liability, property coverage and nuclear worker liability.

     The Nebraska Public Power District and ComEd each purchase nuclear liability insurance for Cooper and Quad Cities Station, respectively, in the maximum available amount of $200 million. In accordance with the Price-Anderson Amendments Act of 1988, excess liability protection above that amount is provided by a mandatory industry-wide program under which the licensees of nuclear generating facilities could be assessed for liability incurred due to a serious nuclear incident at any commercial nuclear reactor in the United States. Currently, MidAmerican Energy's aggregate maximum potential share of an assessment for Cooper and Quad Cities Station combined is $88.1 million per incident, payable in installments not to exceed $10 million annually.

     The property coverage provides for property damage, stabilization and decontamination of the facility, disposal of the decontaminated material and premature decommissioning. For Quad Cities Station, ComEd purchases primary and excess property insurance protection for the combined interests in Quad Cities, with coverage limits totaling $2.1 billion. For Cooper, MidAmerican Energy and the Nebraska Public Power District separately purchase primary and excess property insurance protection for their respective obligations, with coverage limits of $1.375 billion each. This structure provides that both MidAmerican Energy and the Nebraska Public Power District are covered for their respective 50% obligation in the event of a loss totaling up to $2.75 billion. MidAmerican Energy also directly purchases extra expense/business interruption coverage for its share of replacement power and/or other extra expenses in the event of a covered accidental outage at Cooper or Quad Cities Station. The coverages purchased directly by MidAmerican Energy, and the property coverages purchased by ComEd, which includes the interests of MidAmerican Energy, are underwritten by an industry mutual insurance company and contain provisions for retrospective premium assessments should two or more full policy-limit losses occur in one policy year. Currently, the maximum retrospective amounts that could be assessed against MidAmerican Energy from industry mutual policies for its obligations associated with Cooper and Quad Cities Station combined, total $11.2 million.

     The master nuclear worker liability coverage, which is purchased by the Nebraska Public Power District and ComEd for Cooper and Quad Cities Station, respectively, is an industry-wide guaranteed-cost policy with an aggregate limit of $200 million for the nuclear industry as a whole, which is in effect to cover tort claims of workers in nuclear-related industries as a result of radiation exposure.

     (G) COAL AND NATURAL GAS CONTRACT COMMITMENTS:

     MidAmerican Energy has entered into supply and related transportation contracts for its fossil fueled generating stations. The contracts, with expiration dates ranging from 1999 to 2003, require minimum payments of $110.2 million, $75.8 million, $28.0 million, $8.1 million and $2.6 million for the years 1999 through 2003, respectively. MHC expects to supplement these coal contracts with spot market purchases to fulfill its future fossil fuel needs.

                                   MHC INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     MidAmerican Energy has entered into various natural gas supply and transportation contracts for its utility operations. The minimum commitments under these contracts are $57.4 million, $40.1 million, $33.3 million, $18.7 million and $13.7 million for the years 1999 through 2003, respectively, and $60.7 million for the total of the years thereafter.


     (H) OPERATING LEASE COMMITMENTS:



     MHC has entered into various operating lease agreements covering facilities, computer and transportation equipment. Rental payments on operating leases were $23.7 million for 1998, $20.8 million for 1997, and $21.3 million for 1996. The approximate future minimum annual commitments under all operating leases are $13.6 million, $12.0 million, $7.4 million, $5.7 million and $3.9 million for the years 1999 through 2003, respectively, and $9.7 million for the total of the years thereafter.



(5) COMMON SHAREHOLDERS' EQUITY:


     Common shares outstanding changed during the years ended December 31 as shown in the table below (in thousands):




                                               1998                    1997                    1996
                                      ----------------------- ----------------------- ----------------------
                                         AMOUNT      SHARES      AMOUNT      SHARES      AMOUNT     SHARES
                                      ----------- ----------- ----------- ----------- ----------- ----------
Balance, beginning of year ..........  $ 753,873     95,301    $ 801,431    100,752    $801,227    100,752
Changes due to:
 Repurchase of common shares ........    (29,295)    (4,099)     (47,444)    (5,451)         --         --
 Stock options ......................       (168)        --          210         --         623         --
 Capital stock expense ..............        368         --         (289)        --        (419)        --
 Other ..............................         --         --          (35)        --          --         --
                                       ---------     ------    ---------    -------    --------    -------
Balance, end of year ................  $ 724,778     91,202    $ 753,873     95,301    $801,431    100,752
                                       =========     ======    =========    =======    ========    =======

(6) RETIREMENT PLANS:


     MHC has primarily noncontributory defined benefit pension plans covering substantially all employees. Benefits under the plans are based on participants' compensation, years of service and age at retirement. Funding is based upon the actuarially determined costs of the plans and the requirements of the Internal Revenue Code and the Employee Retirement Income Security Act. MidAmerican has been allowed to recover funding contributions in rates.


     MHC currently provides health care and life insurance (postretirement) benefits for retired employees. Under the plans, substantially all of MHC's employees may become eligible for these benefits if they reach retirement age while working for MHC. However, MHC retains the right to change these benefits anytime at its discretion. MHC expenses postretirement benefit costs on an accrual basis and includes provisions for these costs in rates.


     MHC also maintains noncontributory, nonqualified supplemental executive retirement plans for active and retired participants.

                                   MHC INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     Net periodic pension, supplemental retirement and postretirement benefit costs includes the following components for the years ended December 31 (in thousands):




                                                          PENSION COST                            POSTRETIREMENT COST
                                           ------------------------------------------   ---------------------------------------
                                               1998           1997           1996           1998          1997          1996
                                           ------------   ------------   ------------   -----------   -----------   -----------
Service cost ...........................    $  11,284      $  10,092      $  12,323      $  3,558      $  2,680      $  2,118
Interest cost ..........................       29,941         29,623         31,109         9,344         8,822         8,341
Expected return on plan assets .........      (42,578)       (37,617)       (33,635)       (3,651)       (2,573)       (1,895)
Amortization of net transition
 obligation ............................       (2,591)        (2,591)        (2,591)        5,291         5,291         5,291
Amortization of prior service cost .....        1,871          1,871          3,183           650           650            --
Amortization of prior year (gain)
 loss ..................................       (2,802)        (1,797)           806            --          (298)           --
Regulatory deferral of incurred
 cost ..................................           --          5,423            568            --         4,888         5,112
                                            ---------      ---------      ---------      --------      --------      --------
Net periodic (benefit) cost ............    $  (4,875)     $   5,004      $  11,763      $ 15,192      $ 19,460      $ 18,967
                                            =========      =========      =========      ========      ========      ========

     The pension plan assets are in external trusts and are comprised of corporate equity securities, United States government debt, corporate bonds, and insurance contracts. Postretirement benefit plans assets are in external trusts and are comprised primarily of corporate equity securities, corporate bonds, money market investment accounts and municipal bonds.


     Although the supplemental executive retirement plans had no assets as of December 31, 1998, MHC had Rabbi trusts which held corporate-owned life insurance to provide funding for the future cash requirements. Because these plans are nonqualified, the fair value of these assets is not included in the following table. The cash value of the life insurance policies was $27.2 million and $21.5 million at December 31, 1998 and 1997, respectively.


     The projected benefit obligation and accumulated benefit obligation for the supplemental executive plans were $55.1 million and $49.9 million, respectively, as of December 31, 1998, and $48.6 million and $40.3 million, respectively, as of December 31, 1997.

                                   MHC INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     The following table presents a reconciliation of the beginning and ending balances of the benefit obligation, fair value of plan assets and the funded status of the aforementioned plans to the net amounts recognized in MHC's Consolidated Balance Sheets as of December 31 (dollars in thousands):




                                                                PENSION BENEFITS           POSTRETIREMENT BENEFITS
                                                         ------------------------------   -------------------------
                                                              1998            1997            1998          1997
                                                         -------------   --------------   -----------   -----------
Reconciliation of benefit obligation:
Benefit obligation at beginning of year ..............    $  430,043       $  428,713      $ 127,347     $ 116,505
Service cost .........................................        11,285           10,091          3,558         2,680
Interest cost ........................................        29,941           29,623          9,344         8,822
Participant contributions ............................           127              125          1,404         1,704
Plan amendments ......................................            --          (16,211)       (21,607)        8,927
Actuarial (gain) loss ................................        15,793            8,088          9,463        (3,025)
Benefits paid ........................................       (30,714)         (30,386)        (9,321)       (8,266)
                                                          ----------       ----------      ---------     ---------
 Benefit obligation at end of year ...................       456,475          430,043        120,188       127,347
                                                          ----------       ----------      ---------     ---------
Reconciliation of the fair value of plan assets:
Fair value of plan assets at beginning of year . .....       483,668          427,828         52,174        36,783
Employer contributions ...............................         3,445            6,362         10,095        19,668
Participant contributions ............................           127              125          1,404         1,704
Actual return on plan assets .........................        67,982           79,739          8,741         2,285
Benefits paid ........................................       (30,714)         (30,386)        (9,321)       (8,266)
                                                          ----------       ----------      ---------     ---------
 Fair value of plan assets at end of year ............       524,508          483,668         63,093        52,174
                                                          ----------       ----------      ---------     ---------
Funded status ........................................        68,033           53,625        (57,095)      (75,173)
Unrecognized net loss (gain) .........................      (101,860)         (95,051)        (6,873)      (11,248)
Unrecognized prior service cost ......................        19,868           21,739          2,555         8,277
Unrecognized net transition obligation (asset) .......       (13,748)         (16,339)        57,543        79,370
                                                          ----------       ----------      ---------     ---------
 Net amount recognized in MHC's
   Consolidated Balance sheets .......................    $  (27,707)      $  (36,026)     $  (3,870)    $   1,226
                                                          ==========       ==========      =========     =========
Amounts recognized in the Consolidated
 Balance Sheets of MHC consist of:
Prepaid benefit cost .................................    $    4,350       $       --      $      --     $   1,226
Accrued benefit liability ............................       (49,874)         (47,591)        (3,870)           --
Intangible asset .....................................        17,817           11,565             --            --
                                                          ----------       ----------      ---------     ---------
 Net amount recognized ...............................    $  (27,707)      $  (36,026)     $  (3,870)    $   1,226
                                                          ==========       ==========      =========     =========


                                                                              PENSION AND
                                                                             POSTRETIREMENT
                                                                              ASSUMPTIONS
                                                                         ----------------------
                                                                            1998         1997
                                                                         ----------   ---------
Assumptions used were:
Discount rate ........................................................       6.75%        7.0%
Rate of increase in compensation levels ..............................        5.0%        5.0%
Weighted average expected long-term rate of return on assets .........        9.0%        9.0%

                                   MHC INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     The postretirement plan was amended on January 1, 1999, increasing the retiree co-payment for prescription drugs. This decrease in benefit obligation is reflected for December 31, 1998.


     For purposes of calculating the postretirement benefit obligation, it is assumed health care costs for covered individuals prior to age 65 will increase by 8.4% in 1999 and that the rate of increase thereafter will decline by 1.0% annually to an ultimate rate of 5.25% by the year 2003. For covered individuals age 65 and older, it is assumed health care costs will increase by 6.0% in 1999 and 5.5% in 2000.


     If the assumed health care trend rates used to measure the expected cost of benefits covered by the plans were increased by 1.0%, the total service and interest cost for 1998 would increase by $2.4 million, and the postretirement benefit obligation at December 31, 1998, would increase by $18.3 million. If the assumed health care trend rates were to decrease by 1.0%, the total service and interest cost for 1998 would decrease by $1.9 million and the postretirement benefit obligation at December 31, 1998, would decrease by $15.3 million.


     MHC sponsors defined contribution pension plans (401(k) plans) covering substantially all employees. MHC's contributions vary depending on the plan, but are based primarily on each participant's level of contribution and cannot exceed the maximum allowable for tax purposes. MHC's total contributions were $5.6 million, $4.6 million and $4.4 million for 1998, 1997 and 1996, respectively.


(7) STOCK-BASED COMPENSATION PLANS:


     MHC has stock-based compensation arrangements for employees and directors as described below. MHC accounts for these plans under Accounting Principles Board Opinion No. 25 and the related interpretations. The total compensation cost recognized in income for stock-based compensation awards was $0.3 million, $1.3 million, and $0.6 million for 1998, 1997, and 1996, respectively. Had MHC used Statement of Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123), pro-forma net income for common stock would be $130.9 million, $135.3 million, and $130.9 million, while earnings per share would be $1.39, $1.38, and $1.30 for the years ended 1998, 1997, and 1996 respectively.


     Stock options and performance share awards have been granted under the MidAmerican Energy Company 1995 Long-Term Incentive Plan (the Plan). Up to four million shares are authorized to be granted under the Plan.


     Stock Options--Under the Plan, the Board of Directors granted options to purchase shares of MHC's common stock (the Options) at the fair market value of the shares on the date of the grant. The options granted in 1998 and 1997 vest over a 3-year period at a rate of 33.3% per year and options granted in 1995 and 1996 vest over a 4-year period at a rate of 25% per year. Under the plan,

                                   MHC INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

all options expire ten years after the date of grant. Stock option activity for 1998, 1997, and 1996 is summarized as follows:

                                                1998                         1997                       1996
                                      -------------------------   --------------------------   -----------------------
                                                      WEIGHTED                     WEIGHTED                  WEIGHTED
                                                       AVERAGE                      AVERAGE                  AVERAGE
                                                      EXERCISE                     EXERCISE                  EXERCISE
                                         NUMBER         PRICE         NUMBER         PRICE       NUMBER       PRICE
                                      ------------   ----------   -------------   ----------   ---------   -----------
Outstanding, beginning of year.....      566,666      $ 15.12         800,000      $ 14.66      700,000      $ 14.50
Granted ...........................      289,000      $ 25.25          46,666      $ 17.36      100,000      $ 15.75
Exercised .........................      (70,000)     $ 14.50        (165,000)     $ 14.58           --           --
Forfeited .........................      (10,000)     $ 17.38        (115,000)     $ 14.93           --           --
                                         -------      -------        --------      -------      -------      -------
Outstanding, end of year ..........      775,666      $ 18.72         566,666      $ 15.12      800,000      $ 14.66
                                         =======      =======        ========      =======      =======      =======
Exercisable, end of year ..........      369,710      $ 14.70         315,000      $ 14.54      175,000      $ 14.50
                                         =======      =======        ========      =======      =======      =======
Weighted average fair value of
 options granted during year ......                   $  3.21                      $  1.66                   $  1.48

     The fair value of the options granted were estimated as of the date of the grant using the Black-Scholes option pricing model. The model assumed:

                                          1998             1997             1996
                                     --------------   --------------   --------------
Dividend rate per share ..........   $ 1.20           $ 1.20           $ 1.20
Expected volatility ..............    17.52%           16.55%           17.62%
Expected life ....................    10 Years         10 Years         10 Years
Risk free interest rate ..........     5.27%            6.14%            6.53%

     The options outstanding at December 31, 1998, have an exercise price range of $14.50 to $25.25, with a weighted average contractual life of 8.27 years.


     Performance Shares--Under the Plan, participants were granted contingent shares of MHC common stock. The shares are contingent upon the attainment of specified performance measures within a 3-year performance period. Compensation cost is recognized on the difference between the market value of the shares granted at the time of the grant less the grant price for the shares ratably over the three-year vesting period for each award. During the performance period, the participant is entitled to receive dividends and vote the stock. The stock is vested upon achievement of the performance measures or upon a change in control of MHC. If the specified criteria is not met within the 3-year performance period, the shares are forfeited. The following table provides information regarding contingent performance incentive shares granted under the Plan:


                                                             1998            1997            1996
                                                        -------------   -------------   -------------
Number of performance shares granted ................        77,441          77,105          68,189
Fair value at date of grant (in thousands) ..........     $   1,645       $   1,335       $   1,176
Weighted average per share amount ...................     $ 21.2372       $ 17.3125       $ 17.2500
End of performance period ...........................       6/30/01         6/30/00         6/30/99

     In addition, MHC granted 1,200 restricted shares to each non-employee director in 1998 and 800 restricted shares to each non-employee director in 1997 and 1996, respectively. Non-employee directors are restricted from disposing of granted shares until they cease to be a director of MHC. The following table provides information regarding the directors restricted shares granted under the Plan.


                                                             1998            1997            1996
                                                        -------------   -------------   -------------
Number of shares granted ............................        14,400          11,200          12,000
Fair value at date of grant (in thousands) ..........     $     295       $     194       $     207
Weighted average price per share amounts . ..........     $ 20.4658       $ 17.3125       $ 17.2500

                                   MHC INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     Employee Stock Ownership Plan--Employees of MHC are allowed to purchase MHC stock up to the lesser of 15% of their annual compensation or $25,000 at a 15% discount. The number of shares acquired by employees under the plan were 146,299, 140,943, and 150,899 in 1998, 1997 and 1996, respectively. MHC acquired shares in the open market for this plan. Participants who purchase shares under the Plan are required to hold purchased shares for 180 days.


(8) SHORT-TERM BORROWING:

     Interim financing of working capital needs and the construction program may be obtained from the sale of commercial paper or short-term borrowing from banks. Information regarding short-term debt follows (dollars in thousands):



                                                                     1998            1997            1996
                                                                -------------   -------------   -------------
Balance at year-end .........................................     $ 339,826       $ 138,054       $ 161,990
Weighted average interest rate on year-end balance ..........           6.0%            5.9%            5.4%
Average daily amount outstanding during the year ............     $ 187,466       $ 117,482       $ 151,318
Weighted average interest rate on average daily
 amount outstanding during the year .........................           5.6%            5.7%            5.5%

     MidAmerican Energy has authority from FERC to issue short-term debt in the form of commercial paper and bank notes aggregating $400 million. As of December 31, 1998, MidAmerican Energy had a $250 million revolving credit facility and lines of credit totaling $90 million and MHC had lines of credit totaling $145 million. MidAmerican Energy's commercial paper borrowings are supported by the revolving credit facility and the line of credit. As of December 31, 1998, commercial paper and bank notes totaled $206.2 million and $99.1 million for MidAmerican Energy and MHC, respectively.

     MidAmerican Capital has two unsecured revolving credit facility agreements totaling $114 million which mature March 31, 1999. Borrowings under these agreements may be on a fixed rate, floating rate or competitive bid rate basis. As of December 31, 1998, $34.6 million was borrowed under these facilities. All subsidiary long-term borrowings outstanding at December 31, 1998, are without recourse to MHC.


(9) RATE MATTERS:

     As a result of a negotiated settlement in Illinois, MidAmerican Energy reduced its Illinois electric service rates by annual amounts of $13.1 million and $2.4 million, effective November 3, 1996, and June 1, 1997, respectively. MidAmerican Energy implemented an additional $0.9 million annual rate reduction for its Illinois residential customers, effective August 1, 1998, in connection with Illinois' electric utility restructuring law.

     On June 27, 1997, the IUB approved a March 1997 settlement agreement between MidAmerican Energy, the Iowa Office of Consumer Advocate (OCA) and other parties. Four major components of the settlement and their status are as follows:

     1) On an annualized basis, prices for residential customers were reduced $8.5 million, $10.0 million and $5.0 million effective November 1, 1996, July 11, 1997, and June 1, 1998, respectively, for a total annual decrease of $23.5 million.

     2) Prices for industrial customers were reduced by $6 million annually and prices for commercial customers were reduced by $4 million annually. MidAmerican Energy was given permission to implement these reductions through a retail access pilot project, negotiated individual contracts and tariffed rate reductions. On January 1, 1999, MidAmerican Energy reduced base rates for selected non-contract commercial customers by approximately $1.5 million annually, subject to Iowa Utilities

                                   MHC INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Board approval. Additionally, MidAmerican Energy will make a one-time refund for reductions that were not in place by the June 1, 1998, deadline. The remainder of the commercial and industrial price reductions were achieved through negotiated contracts and a retail access pilot project.

     The negotiated contracts have differing terms and conditions as well as prices. The contracts range in length from five to ten years, and some have price renegotiation and early termination provisions exercisable by either party. The vast majority of the contracts are for terms of seven years or less, although, some large customers have agreed to 10-year contracts. Prices are set as fixed prices; however, many contracts allow for potential price adjustments with respect to environmental costs, government imposed public purpose programs, tax changes, and transition costs. While the contract prices are fixed (except for the potential adjustment elements), the costs MidAmerican Energy incurs to fulfill these contracts will vary. On an aggregate basis the annual revenues under contract are approximately $180 million.

     3) The Iowa energy adjustment clause was eliminated. Prior to July 11, 1997, MidAmerican collected fuel costs from Iowa customers on a current basis through the energy adjustment clause, and thus, fuel costs had little impact on net income. Since then, base rates for Iowa customers include a factor for recovery of a representative level of fuel costs. If the actual per-unit fuel cost varies from that factor, pre-tax earnings are affected. The fuel cost factor was to be reviewed in February 1999 and adjusted prospectively if the actual 1998 fuel cost per unit varied by more than 15% above or below the factor included in base rates. Based on 1998 actual fuel costs, MidAmerican Energy will reduce the fuel cost recovery factor in 1999 base rates. The estimated annual reduction in revenues associated with this adjustment is $1.1 million.

     4) If MidAmerican Energy's annual Iowa electric jurisdictional return on common equity exceeds 12%, an equal sharing between customers and shareholders of earnings above the 12% level begins; if it exceeds 14%, two-thirds of MidAmerican Energy's share of those earnings will be used for accelerated recovery of regulatory assets. The agreement precludes MidAmerican Energy from filing for increased rates prior to 2001 unless the return on common equity falls below 9%. Other parties signing the agreement are prohibited from filing for reduced rates prior to 2001 unless the return on common equity, after reflecting credits to customers, exceeds 14%.

     Under a restructuring law enacted in 1997, a similar sharing mechanism is in place for Illinois operations. Two-year average returns on common equity greater than a two-year average benchmark will trigger an equal sharing of earnings on the excess. The benchmark is a calculation of average 30-year Treasury Bond rates plus 5.5% for 1998 and 1999 and 6.5% for 2000 through 2004. The initial calculation, due March 31, 2000, will be based on 1998 and 1999 results.


(10) DISCONTINUED OPERATIONS:

     In the third quarter of 1996, MHC announced the discontinuation of nonstrategic businesses in support of its strategy of becoming the leading regional energy and complementary services provider. In November of 1996, MHC signed a definitive agreement with KCS Energy, Inc. to sell an oil and gas exploration and development subsidiary and completed the sale on January 3, 1997. MHC recorded an after-tax loss of $7.1 million for the disposition in 1996 and an additional $0.9 million in 1997. In October 1997, MHC sold its subsidiary that developed and operated a computerized information system facilitating the real-time exchange of power in the electric industry. MHC recorded a $4.0 million estimated after-tax loss on disposal in the third quarter of 1996 and an additional $3.2 million in September 1997. In addition, in the third quarter of 1996 MHC received a final settlement from the sale of a coal mining subsidiary. The final settlement included reacquisition by the buyer of preferred equity issued to MidAmerican Energy and the settlement of reclamation obligations. MidAmerican Energy recorded an after-tax loss on disposal of $3.3 million for the transaction in September 1996, representing the after-tax difference between proceeds received and the carrying value of the assets.

                                   MHC INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     Proceeds received from the disposition of the oil and gas subsidiary included $210 million in cash and 870,000 warrants, after a stock split in 1997, to purchase KCS Energy common stock. The warrants were valued at $6 million using a Black-Scholes pricing model. Proceeds received from the disposition of the subsidiary that operates a computerized information system for the exchange of power in the electric industry included an unsecured note receivable for $0.7 million and warrants to purchase twenty percent of the acquirer which have been valued at zero. Proceeds received from the disposition of the coal mining subsidiary settlement were $15 million.


     On October 6, 1999, MHC distributed its holding in the capital stock of MidAmerican Realty to MidAmerican Energy Holdings Company. The operations are the result of several acquisitions beginning in May 1998. Refer to Note (22), "Acquisitions."


     Revenues from discontinued activities, as well as the results of operations and the estimated loss on the disposal of discontinued operations for the years ended December 31 are as follows (in thousands):




                                                  1998           1997             1996
                                              -----------   --------------   --------------
Operating Revenues ........................    $164,226       $       --       $  233,952
                                               ========       ==========       ==========
Income from Operations
Income (loss) before income taxes .........    $  7,251       $     (200)      $    1,638
Income tax benefit (expense) ..............      (3,087)              82              479
                                               --------       ----------       ----------
Income (loss) from Operations .............    $  4,164       $     (118)      $    2,117
                                               ========       ==========       ==========
Loss on Disposal
Income (loss) before income taxes .........    $     --       $  (10,106)      $    9,047
Income tax benefit (expense) ..............          --            5,996          (23,879)
                                               --------       ----------       ----------
Loss on disposal ..........................    $     --       $   (4,110)      $  (14,832)
                                               ========       ==========       ==========

     The income tax expense recognized on the disposal for 1996 significantly exceeds the amount of income generated from the disposal of the segment due to book/tax basis differences associated with the stock of the companies disposed. The deferred income taxes associated with these differences were recorded in the deferred tax accounts of the companies sold and were therefore reflected in the book basis of the companies.

                                   MHC INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     Investment in Discontinued Operations on the balance sheet is made up of the following at December 31, 1998 (in thousands):



  Cash ......................    $   3,114
  Receivables ...............       30,010
  Property ..................       20,311
  Other assets ..............       80,656
  Long-term debt ............      (36,953)
  Notes payable .............      (25,435)
  Other liabilities .........      (27,796)
                                 ---------
                                 $  43,907

(11) CONCENTRATION OF CREDIT RISK:


     MHC's electric utility operations serve 565,000 customers in Iowa, 85,000 customers in western Illinois and 3,000 customers in southeastern South Dakota. MHC's gas utility operations serve 489,000 customers in Iowa, 65,000 customers in western Illinois, 64,000 customers in southeastern South Dakota and 4,000 customers in northeastern Nebraska. The largest communities served by MHC are the Iowa and Illinois Quad-Cities; Des Moines, Sioux City, Cedar Rapids, Waterloo, Iowa City and Council Bluffs, Iowa; and Sioux Falls, South Dakota. MHC's utility operations grant unsecured credit to customers, substantially all of whom are local businesses and residents. As of December 31, 1998, billed receivables from MHC's utility customers totaled $20.1 million.


     As described in Note 18, billed receivables related to utility services have been sold to a wholly owned unconsolidated subsidiary.


     MidAmerican Capital has investments in preferred stocks of companies in the utility industry. As of December 31, 1998, the total cost of these investments was $54 million and they were valued at $57 million on the Balance Sheet. MidAmerican Capital has an investment in the common stock of McLeodUSA Incorporated, the total cost of which was $44 million at December 31, 1998 and was valued at $239 million on the Balance Sheet.


     MidAmerican Capital has entered into leveraged lease agreements with companies in the airline industry. As of December 31, 1998, the receivables under these agreements totaled $33 million.


(12) PREFERRED SHARES:


     The $5.25 Series Preferred Shares, which were not redeemable prior to November 1, 1998, for any purpose, are subject to mandatory redemption on November 1, 2003 at $100 per share. The $7.80 Series Preferred Shares have sinking fund requirements under which 66,600 shares will be redeemed at $100 per share each May 1, beginning in 2001 through May 1, 2006.


     The total outstanding cumulative preferred stock of MidAmerican Energy not subject to mandatory redemption requirements may be redeemed at the option of MidAmerican Energy at prices which, in the aggregate, total $32.2 million. The aggregate total the holders of all preferred stock outstanding at December 31, 1998, are entitled to upon involuntary bankruptcy is $181.8 million plus accrued dividends. Annual dividend requirements for all preferred stock outstanding at December 31, 1998, total $12.9 million.


     During 1996, MidAmerican Energy redeemed all shares of the $1.7375 Series of preferred stock. The redemptions were made at a premium, which resulted in a charge to net income of $1.6 million.

                                   MHC INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(13) SEGMENT INFORMATION:


     In 1998, MHC adopted SFAS 131, "Disclosures About Segments of an Enterprise and Related Information."


     MHC has two reportable operating segments: electric and gas. The electric segment derives most of its revenue from retail sales of regulated electricity to residential, commercial and industrial customers, and sales to other utilities; whereas the gas segment derives most of its revenue from retail sales of regulated natural gas to residential, commercial and industrial customers. The gas segment also earns significant revenues by transporting gas owned by others through its distribution systems. Pricing for electric and gas sales are established separately by regulated agencies; therefore, management also reviews each segment separately to make decisions regarding allocation of resources and in evaluating performance. Common operating costs, interest income, interest expense, income tax expense, and equity in the net loss of investees are allocated to each segment.

                                   MHC INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     The following tables provide MHC information on an operating segment basis as of and for the years ended December 31 (in thousands):


SEGMENT PROFIT INFORMATION



                                                                                NONREGULATED     INTERSEGMENT     CONSOLIDATED
                                                    ELECTRIC         GAS        AND OTHER(A)     ELIMINATIONS        TOTALS
                                                 -------------   -----------   --------------   --------------   -------------
1998
 Revenues ....................................     1,169,810       429,870         176,244                         1,755,924
 Depreciation and amortization ...............       156,546        25,665           3,086          (3,086)          182,211
 Interest income .............................         4,945         1,169           3,148                             9,262
 Interest expense ............................        66,784        14,011           9,418                            90,213
 Income tax expense ..........................        75,831          (800)          1,895                            76,926
 Equity in the net loss of investees .........          (219)          (45)          6,039                             5,775
 Net income ..................................       109,539          (435)         22,760            (546)          131,318
1997
 Revenues ....................................     1,126,300       536,306         306,931                         1,969,537
 Depreciation and amortization ...............       145,931        24,609           3,436          (3,436)          170,540
 Interest income .............................         1,820           501           2,997                             5,318
 Interest expense ............................        71,138        14,412          11,785                            97,335
 Income tax expense ..........................        64,017         9,698          (5,325)                           68,390
 Equity in the net loss of investees .........          (161)          (32)          1,273                             1,080
 Net income ..................................       101,534        14,177          19,784            (391)          135,104
1996
 Revenues ....................................     1,099,008       536,753         275,443                         1,911,204
 Depreciation and amortization ...............       140,939        23,653           4,854          (4,854)          164,592
 Interest income .............................         1,360           237           2,415                             4,012
 Interest expense ............................        72,484        13,580          23,574                           109,638
 Income tax expense ..........................        90,544        20,023         (12,145)                           98,422
 Equity in the net loss of investees .........            --            --           2,510                             2,510
 Net income ..................................       119,583        28,460         (16,997)             --           131,046
SEGMENT ASSET INFORMATION
1998
 Total assets ................................     2,891,646       670,862         681,828                         4,244,336
 Capital expenditures ........................       158,596        34,758          45,466                           238,820
 Investment in equity method
   investments ...............................         1,388           256          10,171                            11,815
1997
 Total assets ................................     2,833,256       681,649         763,186                         4,278,091
 Capital expenditures ........................       128,544        38,388          14,066                           180,998
 Investment in equity method
   investments ...............................         1,292           615          10,212                            12,119
1996
 Total assets ................................     3,031,287       730,575         759,986                         4,521,848
 Capital expenditures ........................       116,243        37,955          55,788                           209,986
 Investment in equity method
   investments ...............................            --            --          17,613                            17,613

----------
(a) "Nonregulated and Other" consists of MidAmerican Capital, Midwest Capital, CBEC Railway and other nonregulated operations and holding company net loss and corporate assets.

                                   MHC INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     Dividend income related to MHC common stock held by MidAmerican Capital of $0.5 and $0.4 million for 1998 and 1997, respectively, is included in Nonregulated and Other Net Income above but has been eliminated in Net Income in the Consolidated Statements of Income. In addition, a realized gain of $4.2 million from MidAmerican Capital's sale of the common stock to MHC in 1998 has also been eliminated in Net Income in the Consolidated Statements of Income.


(14) FAIR VALUE OF FINANCIAL INSTRUMENTS:


     The following methods and assumptions were used to estimate the fair value of each class of financial instruments. Tariffs for MHC's utility services are established based on historical cost ratemaking. Therefore, the impact of any realized gains or losses related to financial instruments applicable to MHC's utility operations is dependent on the treatment authorized under future ratemaking proceedings.


     Cash and cash equivalents--The carrying amount approximates fair value due to the short maturity of these instruments.


     Quad Cities Station nuclear decommissioning trust fund--Fair value is based on quoted market prices of the investments held by the fund.


     Marketable securities--Fair value is based on quoted market prices.


     Debt securities--Fair value is based on the discounted value of the future cash flows expected to be received from these investments.


     Equity investments carried at cost--Fair value is based on an estimate of MHC's share of partnership equity, offers from unrelated third parties or the discounted value of the future cash flows expected to be received from these investments.


     Notes payable--Fair value is estimated to be the carrying amount due to the short maturity of these issues.


     Preferred shares--Fair value of preferred shares with mandatory redemption provisions is estimated based on the quoted market prices for similar issues.


     Long-term debt--Fair value of long-term debt is estimated based on the quoted market prices for the same or similar issues or on the current rates offered to MHC for debt of the same remaining maturities.


     Preferred Stock Hedge Instruments--Fair value is determined using quoted market prices. See note 1(i) for additional discussion of fair value.


     Gas Futures Contracts and Swaps--Fair value of the futures contracts are based on quoted market prices and generally have maturities of one year or less. The fair value of the swaps is estimated based on quotes from the market makers of these instruments and represents the estimated amounts that MHC would expect to receive or pay to terminate the agreements. See note 1(i) for additional discussion of fair value.

                                   MHC INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     The following table presents the carrying amount and estimated fair value of the named financial instruments as of December 31 (in thousands):




                                                                     1998                            1997
                                                         -----------------------------   -----------------------------
                                                            CARRYING          FAIR          CARRYING          FAIR
                                                             AMOUNT          VALUE           AMOUNT          VALUE
                                                         -------------   -------------   -------------   -------------
Financial Instruments Owned by MHC:
 Equity investments carried at cost ..................    $   27,464      $   27,372      $   29,707      $   32,209
Financial Instruments Issued by MHC:
 MidAmerican preferred securities; subject to
   mandatory redemption ..............................    $   50,000      $   53,317      $   50,000      $   53,650
 MidAmerican-obligated preferred securities;
   subject to mandatory redemption ...................    $  100,000      $  102,500      $  100,000      $  104,250
 Long-term debt, including current portion . .........    $1,045,548      $1,088,650      $1,178,769      $1,214,951

     The amortized cost, gross unrealized gain and losses and estimated fair value of investments in debt and equity securities at December 31 are as follows (in thousands):




                                                                                    1998
                                                         -----------------------------------------------------------
                                                          AMORTIZED     UNREALIZED       UNREALIZED          FAIR
                                                             COST          GAINS           LOSSES           VALUE
                                                         -----------   ------------   ----------------   -----------
Available-for-sale:
 Equity securities ...................................    $225,836       $214,927        $ (15,789)       $424,974
 Municipal bonds .....................................      28,645          2,037               (8)         30,674
 U.S. Government securities ..........................      15,411          1,410               --          16,821
 Corporate securities ................................      28,051            698               (4)         28,745
 Cash equivalents ....................................       6,470             --               --           6,470
                                                          --------       --------        -----------      --------
                                                          $304,413       $219,072        $ (15,801)       $507,684
                                                          ========       ========        ===========      ========
Held-to-maturity:
 Mandatorily redeemable preferred securities .........    $  2,843       $     --        $      --        $  2,843
 Debt securities .....................................      11,837             --               --          11,837
                                                          --------       --------        -----------      --------
                                                          $ 14,680       $     --        $      --        $ 14,680
                                                          ========       ========        ===========      ========


                                                                                    1997
                                                         -----------------------------------------------------------
                                                          AMORTIZED     UNREALIZED       UNREALIZED          FAIR
                                                             COST          GAINS           LOSSES           VALUE
                                                         -----------   ------------   ----------------   -----------
Available-for-sale:
 Equity securities ...................................    $257,316       $226,747        $ (10,522)       $473,541
 Municipal bonds .....................................      35,217          2,116               (1)         37,332
 U. S. Government securities .........................      18,753            800               (4)         19,549
 Corporate securities ................................      13,579            222               (3)         13,798
 Cash equivalents ....................................       9,862             --               --           9,862
                                                          --------       --------        -----------      --------
                                                          $334,727       $229,885        $ (10,530)       $554,082
                                                          ========       ========        ===========      ========
Held-to-maturity:
 Mandatorily redeemable preferred securities .........    $  6,376       $     --        $      --        $  6,376
 Debt securities .....................................       4,567            345               --           4,912
                                                          --------       --------        -----------      --------
                                                          $ 10,943       $    345        $      --        $ 11,288
                                                          ========       ========        ===========      ========

                                   MHC INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     At December 31, 1998, the debt securities held by MHC had the following maturities (in thousands):




                                 AVAILABLE FOR SALE         HELD TO MATURITY
                               -----------------------   -----------------------
                                AMORTIZED       FAIR      AMORTIZED       FAIR
                                   COST        VALUE         COST        VALUE
                               -----------   ---------   -----------   ---------
Within 1 year ..............     $ 1,397      $ 1,397       $9,757      $9,757
1 through 5 years ..........      21,793       22,852           11          11
5 through 10 years .........      14,595       15,820        2,069       2,069
Over 10 years ..............      34,322       36,171           --          --

     The proceeds and the gross realized gains and losses on the disposition of investments, determined by specific identification, held by MHC for the years ended December 31, are as follows (in thousands):



                                       1998          1997          1996
                                   -----------   -----------   -----------
Proceeds from sales ............    $ 246,838     $211,691      $247,396
Gross realized gains ...........       27,973       14,320        10,237
Gross realized losses ..........      (14,199)      (6,480)       (7,950)

     During 1996, MHC sold a portion of its held-to-maturity securities due to a significant deterioration in the issuer's credit worthiness. These securities had a carrying value of $4.8 million and proceeds from the sale were $4.3 million.


(15) INCOME TAX EXPENSE:


     Income tax expense from continuing operations includes the following for the years ended December 31 (in thousands):



                                           1998           1997          1996
                                       ------------   ------------   ----------
Current
 Federal ...........................    $  80,837      $  91,627      $ 80,165
 State .............................       20,736         21,619        22,100
                                        ---------      ---------      --------
                                          101,573        113,246       102,265
                                        ---------      ---------      --------
Deferred
 Federal ...........................      (11,861)       (29,257)        2,627
 State .............................       (5,633)        (8,242)         (264)
                                        ---------      ---------      --------
                                          (17,494)       (37,499)        2,363
                                        ---------      ---------      --------
Investment tax credit, net .........       (7,153)        (7,357)       (6,206)
                                        ---------      ---------      --------
Total ..............................    $  76,926      $  68,390      $ 98,422
                                        =========      =========      ========

                                   MHC INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     Included in Deferred Income Taxes in the Consolidated Balance Sheets as of December 31 are deferred tax assets and deferred tax liabilities as follows (in thousands):




                                                               1998          1997
                                                           ------------   ----------
Deferred tax assets related to:
 Investment tax credits ................................     $ 52,139      $ 55,998
 Unrealized losses .....................................        7,391         7,880
 Pensions ..............................................       15,677        17,339
 Nuclear reserves and decommissioning ..................       17,715        15,287
 Other .................................................        5,360         6,464
                                                             --------      --------
  Total ................................................     $ 98,282      $102,968
                                                             ========      ========
Deferred tax liabilities related to:
 Depreciable property ..................................     $496,295      $504,594
 Income taxes recoverable through future rates .........      198,364       197,877
 Unrealized gains ......................................       75,070        81,501
 Energy efficiency .....................................       27,186        40,902
 Reacquired debt .......................................       16,385        15,346
 FERC Order 636 ........................................         (941)        2,857
 Other .................................................       19,371        16,811
                                                             --------      --------
  Total ................................................     $831,730      $859,888
                                                             ========      ========

     The following table is a reconciliation between the effective income tax rate, before preferred stock dividends of a subsidiary trust, indicated by the Consolidated Statements of Income and the statutory federal income tax rate for the years ended December 31:




                                                                    1998        1997        1996
                                                                 ---------   ---------   ---------
Effective federal and state income tax rate ..................      36%         31%         39%
Amortization of investment tax credit ........................       3           3           2
State income tax, net of federal income tax benefit ..........      (5)         (4)         (6)
Dividends received deduction .................................       2           2           2
Other ........................................................      (1)          3          (2)
Statutory federal income tax rate ............................      35%         35%         35%

(16) INVENTORIES:


     Inventories include the following amounts as of December 31 (in thousands):




                                                        1998         1997
                                                     ----------   ----------
Materials and supplies, at average cost ..........    $30,914      $31,425
Coal stocks, at average cost .....................     22,266       14,225
Gas in storage, at LIFO cost .....................     37,306       35,430
Fuel oil, at average cost ........................      1,294        2,344
Other ............................................      2,991        2,667
  Total ..........................................    $94,771      $86,091

     At December 31, 1998 prices, the current cost of gas in storage was $43.0 million.

                                   MHC INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(17) MIDAMERICAN ENERGY-OBLIGATED MANDATORILY REDEEMABLE PREFERRED SECURITIES OF MIDAMERICAN ENERGY FINANCING I:


     In December 1996, MidAmerican Energy Financing I (the Trust), a wholly owned statutory business trust of MidAmerican Energy, issued 4,000,000 shares of 7.98% Series MidAmerican Energy-obligated mandatorily redeemable preferred securities (the Preferred securities). The sole assets of the Trust are $103.1 million of MidAmerican Energy 7.98% Series A Debentures due 2045 (the Debentures). There is a full and unconditional guarantee by MidAmerican Energy of the Trust's obligations under the Preferred securities. MidAmerican Energy has the right to defer payments of interest on the Debentures by extending the interest payment period for up to 20 consecutive quarters. If interest payments on the Debentures are deferred, distributions on the Preferred securities will also be deferred. During any deferral, distributions will continue to accrue with interest thereon, and MidAmerican Energy may not declare or pay any dividend or other distribution on, or redeem or purchase, any of its capital stock.


     The Debentures may be redeemed by MidAmerican Energy on or after December 18, 2001, or at an earlier time if there is more than an insubstantial risk that interest paid on the Debentures will not be deductible for federal income tax purposes. If the Debentures, or a portion of the Debentures, are redeemed, the Trust must redeem a like amount of the Preferred securities. If a termination of the Trust occurs, the Trust will distribute to the holders of the Preferred securities a like amount of the Debentures unless the distribution is determined not to be practicable. If a determination is made, the holders of the Preferred securities will be entitled to receive, out of the assets of the trust after satisfaction of its liabilities, a liquidation amount of $25 for each Preferred Security held plus accrued and unpaid distributions.


(18) SALE OF ACCOUNTS RECEIVABLE:


     In 1997 MidAmerican Energy entered into a revolving agreement, which expires in 2002, to sell all of its right, title and interest in the majority of its billed accounts receivable to MidAmerican Energy Funding Corporation (Funding Corp.), a special purpose entity established to purchase accounts receivable from MidAmerican Energy. Funding Corp. in turn has sold receivable interests to outside investors. In consideration of the sale, MidAmerican Energy received $70 million in cash and the remaining balance in the form of a subordinated note from Funding Corp. In 1998, the revolving balance was reduced to $60 million due to a decline in accounts receivable available for sale. The agreement is structured as a true sale under which the creditors of Funding Corp. will be entitled to be satisfied out of the assets of Funding Corp. prior to any value being returned to MidAmerican Energy or its creditors and, as such, the accounts receivable sold are not reflected on MHC's Consolidated Balance Sheets. At December 31, 1998, $97.4 million of accounts receivable, net of reserves, was sold under the agreement.

                                   MHC INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(19) EARNINGS PER SHARE


     Reconciliation for the Income and Shares of the Basic and Diluted per share computations for income from continuing operations for the years ended December 31 are as follows (in thousands, except per share amounts):




                                                              1998                                  1997
                                              ------------------------------------   -----------------------------------
                                                                        PER SHARE                              PER SHARE
                                                 INCOME      SHARES       AMOUNT        INCOME      SHARES      AMOUNT
                                              -----------   --------   -----------   -----------   --------   ----------
Income from Continuing Operations .........    $127,154                               $139,332
                                               --------                               --------
Basic EPS
Income Available to Common
 Shareholders .............................    $127,154      94,038      $ 1.35       $139,332      98,058      $ 1.42
Effect of Dilutive Stock Options ..........          --         171                         --         107
                                               --------      ------                   --------      ------
Diluted EPS
Income Available to Common
 Shareholders .............................    $127,154      94,209      $ 1.35       $139,332      98,165      $ 1.42
                                               ========      ======      ======       ========      ======      ======


                                                                    1996
                                                    ------------------------------------
                                                                               PER SHARE
                                                       INCOME       SHARES      AMOUNT
                                                    -----------   ---------   ----------
Income from Continuing Operations ...............    $143,761
                                                     --------
Basic EPS
Income Available to Common Shareholders .........    $143,761      100,752      $ 1.43
                                                                                ======
Effect of Dilutive Stock Options ................          --           89
                                                     --------      -------
Diluted EPS
Income Available to Common Shareholders .........    $143,761      100,841      $ 1.43
                                                     ========      =======      ======

                                   MHC INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(20) UNAUDITED QUARTERLY OPERATING RESULTS:




                                                                                   1998
                                                       ------------------------------------------------------------
                                                        1ST QUARTER     2ND QUARTER     3RD QUARTER     4TH QUARTER
                                                       -------------   -------------   -------------   ------------
                                                                 (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Operating revenues .................................     $ 488,148       $ 389,352       $ 455,964       $442,460
Operating income ...................................        77,285          52,210         105,877         36,040
Income from continuing operations ..................        38,733          19,326          49,046         20,049
Income (loss) from discontinued operations .........            --           1,674           4,576         (2,086)
Earnings on common stock ...........................        38,733          21,000          53,622         17,963
Earnings per average common share and
 earnings per average common share assuming
 dilution:
Income from continuing operations ..................     $    0.41       $    0.20       $    0.52       $   0.21
Income (loss) from discontinued operations .........            --            0.02            0.05          (0.02)
                                                         ---------       ---------       ---------       --------
                                                         $    0.41       $    0.22       $    0.57       $   0.19
                                                         =========       =========       =========       ========


                                                                                   1997
                                                       ------------------------------------------------------------
                                                        1ST QUARTER     2ND QUARTER     3RD QUARTER     4TH QUARTER
                                                       -------------   -------------   -------------   ------------
                                                                 (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Operating revenues .................................     $589,045        $ 395,580       $446,207        $538,705
Operating income ...................................       78,487           57,442         99,315          41,482
Income from continuing operations ..................       34,174           24,176         49,705          31,277
Income (loss)from discontinued operations ..........         (234)             408         (2,793)         (1,609)
Earnings on common stock ...........................       33,940           24,584         46,912          29,668
Earnings per average common share and
 Earnings per average common share assuming
   dilution:
Income from continuing operations ..................     $   0.34        $    0.24       $   0.51        $   0.33
Income (loss) from discontinued operations .........           --             0.01          (0.03)          (0.02)
                                                         --------        ---------       --------        --------
                                                         $   0.34        $    0.25       $   0.48        $   0.31
                                                         ========        =========       ========        ========

     The quarterly data reflect seasonal variations common in the utility industry.

                                   MHC INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(21) OTHER INFORMATION:

     Non-Operating--Other, Net, as shown on the Consolidated Statements of Income includes the following for the years ended December 31 (in thousands):




                                                                1998         1997           1996
                                                            -----------   ----------   -------------
Gain on sale of assets, net .............................    $  7,409      $ 10,213      $     974
Discount on sold receivables ............................      (8,716)         (439)            --
Subservice fee from Funding Corp ........................       1,714           153             --
Merger costs ............................................      (4,243)           --         (8,689)
Income from equity method investments ...................       3,765         1,273          2,510
Special purpose fund income .............................       2,088         1,989          3,301
Other-than-temporary declines in value of
 investments and other assets ...........................          --        (3,443)       (15,566)
Energy efficiency carrying charges ......................         197         4,993          3,255
Gain on sale of cushion gas .............................          --           855          3,182
Gain (loss) on reacquisition of long-term debt ..........          --          (923)         1,105
Nebraska Public Power District settlement ...............          --         2,248             --
Other ...................................................       2,882        (1,028)           147
                                                             --------      --------      ---------
Total ...................................................    $  5,096      $ 15,891      $  (9,781)
                                                             ========      ========      =========

(22) ACQUISITIONS AND DISPOSITIONS:

     In 1998, MHC established MidAmerican Realty as a holding company for its real estate brokerage operations. MHC, through MidAmerican Realty, then acquired several real estate brokerage operations and related businesses.

     MHC purchased all of the outstanding capital stock of the following companies: Iowa Realty Co. Inc., Edina Financial Services, Inc., Home Real Estate Company of Omaha and CBS Real Estate Company. Additionally, MHC purchased all assets of J.C. Nichols Residential, Inc. and Nebraska Land Title & Abstract Company. The aggregate cost of these acquisitions was $108 million.

     Each acquisition was accounted for as a purchase business combination. All identifiable assets acquired and liabilities assumed were assigned a portion of the acquisition price equal to their fair value at the date of acquisition. MHC's Consolidated Income Statements reflect the results of operations of the acquired businesses from the date of their respective acquisition dates, which range from May 27, 1998, through September 1, 1998, except for a minor acquisition in December 1998.


     In November 1998, a subsidiary of MHC sold 425,000 shares of its holdings in McLeodUSA common stock. Proceeds from the sale totaled $14.0 million and a $9.1 million gain was realized which is reflected in Realized gains and losses on securities, net on the Consolidated Statements of Income. Other gains on the sale of nonregulated investments during 1998 totaled $6.6 million and are included in Other, net on the Consolidated Statements of Income. These gains include the sale of MHC's interest in a small trust company, the sale of railcars, and gains from the sale of a venture capital fund.

     In 1997 MHC sold its interest in its railcar management and railcar repair businesses. The carrying amount of these assets totaled $12.2 million and was included in Investments and Non-regulated Property, Net on the Consolidated Balance Sheets. Proceeds from the sales totaled $23.1 million, resulting in after-tax gains of $5.9 million, which are reflected in Other, net on the Consolidated Statements of Income. Results of operations for the entities sold were $7.1 million and $1.4 million for the years ended December 31, 1997 and 1996, respectively.


     As discussed in Note (10), MHC distributed its holding in the capital stock of MidAmerican Realty to MidAmerican Energy Holdings Company in October 1999 and has reflected these operations as discontinued operations.

                                   MHC INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(23) SUBSEQUENT EVENTS (UNAUDITED):


     On August 11, 1998, a definitive merger agreement was entered into between MHC and CalEnergy Company, Inc. (CalEnergy), a global provider of energy services. On March 12, 1999, the merger transaction was completed, and MHC became an indirect wholly owned subsidiary of CalEnergy, which subsequently changed its name to MidAmerican Energy Holdings Company. In accordance with the merger agreement, each outstanding share of MHC's common stock was converted to the right to receive $27.15 in cash.


     On October 25, 1999, an investor group including Berkshire Hathaway, Inc. reached a definitive agreement to acquire the new MidAmerican Energy Holdings Company for $35.05 per share in cash, along with the assumption of debt. Berkshire will invest approximately $1.25 billion in common stock and a non-dividend-paying convertible preferred stock of the surviving corporation, giving Berkshire an approximate 75% interest in MHC's parent on a fully diluted basis. Berkshire will also invest $800 million in trust preferred securities. The other investors, who in total will invest approximately $300 million are Walter Scott, former chairman of Peter Kiewit Sons' Inc. and a Board Member of the new MidAmerican Energy Holdings Company, and David L. Sokol, the Chairman and Chief Executive Officer of the same.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To MHC Inc. and Subsidiaries:



We have audited the accompanying consolidated financial statements of MHC Inc. (formerly MidAmerican Energy Holdings Company) and subsidiaries listed in the accompanying index on page F-1 and the financial statement schedule on page S-1. These financial statements and financial statement schedule are the responsibility of the MHC Inc.'s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.



We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of MHC Inc. and subsidiaries as of December 31, 1998 and 1997, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. In addition, in our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information required to be included therein.



                                        /s/ PricewaterhouseCoopers LLP
                                        -----------------------------
                                        PricewaterhouseCoopers LLP


Kansas City, Missouri
January 22, 1999, except with respect to the third paragraph in Note (10) and related information, as to which the date is October 6, 1999.

                           MIDAMERICAN FUNDING, LLC

                   INTERIM CONSOLIDATED STATEMENTS OF INCOME
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)




                                                        MIDAMERICAN FUNDING         MHC (PREDECESSOR)
                                                       --------------------- --------------------------------
                                                           MARCH 12, 1999     JANUARY 1, 1999    NINE MONTHS
                                                              THROUGH             THROUGH           ENDED
                                                           SEPTEMBER 30,         MARCH 11,      SEPTEMBER 30,
                                                                1999                1999            1998
                                                       --------------------- ----------------- --------------
OPERATING REVENUES
Regulated electric ...................................       $685,376            $ 208,963       $  907,440
Regulated gas ........................................        164,967              139,564          303,644
Nonregulated .........................................         93,231               34,539          122,380
                                                             --------            ---------       ----------
                                                              943,574              383,066        1,333,464
                                                             --------            ---------       ----------
OPERATING EXPENSES
Regulated:
 Cost of fuel, energy and capacity ...................        125,396               40,232          174,190
 Cost of gas sold ....................................         85,019               79,910          171,096
 Other operating expenses ............................        232,420               93,940          343,072
 Maintenance .........................................         67,138               18,302           82,509
 Depreciation and amortization .......................        107,535               39,417          132,560
 Property and other taxes ............................         42,785               15,758           66,213
                                                             --------            ---------       ----------
                                                              660,293              287,559          969,640
                                                             --------            ---------       ----------
Nonregulated:
 Cost of sales .......................................         79,348               30,188          105,460
 Other ...............................................         37,070                6,421           22,992
                                                             --------            ---------       ----------
                                                              116,418               36,609          128,452
                                                             --------            ---------       ----------
 Total operating expenses ............................        776,711              324,168        1,098,092
                                                             --------            ---------       ----------
OPERATING INCOME .....................................        166,863               58,898          235,372
                                                             --------            ---------       ----------
NON-OPERATING INCOME
Interest income ......................................         14,638                1,411            7,517
Dividend income ......................................          3,159                1,331            7,792
Realized gains and losses on securities, net .........         78,066               15,214             (230)
Other, net ...........................................           (445)             (18,133)           4,466
                                                             --------            ---------       ----------
                                                               95,418                 (177)          19,545
                                                             --------            ---------       ----------
FIXED CHARGES
Interest on long-term debt ...........................         65,174               14,814           61,617
Other interest expense ...............................          5,486                3,145            9,073
Preferred dividends of subsidiaries ..................          6,327                2,831            9,699
Allowance for borrowed funds .........................           (682)                (235)          (2,749)
                                                             --------            ---------       ----------
                                                               76,305               20,555           77,640
                                                             --------            ---------       ----------
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME
 TAXES ...............................................        185,976               38,166          177,277
INCOME TAXES .........................................         77,348               21,377           70,172
                                                             --------            ---------       ----------
INCOME FROM CONTINUING OPERATIONS ....................        108,628               16,789          107,105
INCOME FROM DISCONTINUED OPERATIONS ..................         11,258                  421            6,250
                                                             --------            ---------       ----------
NET INCOME ...........................................       $119,886            $  17,210       $  113,355
                                                             ========            =========       ==========

       The accompanying notes are an integral part of these statements.

                           MIDAMERICAN FUNDING, LLC

            INTERIM CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                          (IN THOUSANDS) (UNAUDITED)




                                                                  MIDAMERICAN
                                                                       FUNDING            MHC (PREDECESSOR)
                                                                  ---------------- --------------------------------
                                                                   MARCH 12, 1999   JANUARY 1, 1999    NINE MONTHS
                                                                       THROUGH          THROUGH           ENDED
                                                                    SEPTEMBER 30,      MARCH 11,      SEPTEMBER 30,
                                                                        1999              1999            1998
                                                                  ---------------- ----------------- --------------
NET INCOME ......................................................     $119,886          $17,210        $ 113,355
                                                                      --------          -------        ---------
OTHER COMPREHENSIVE INCOME, NET
Unrealized gains (losses) on securities:
 Unrealized holding gains (losses) during period ................       80,252           79,236          (88,982)
 Less reclassification adjustment for realized gains (losses)
   reflected in net income during period ........................       78,066           15,214             (230)
                                                                      --------          -------        ---------
                                                                         2,186           64,022          (88,752)
Income tax expense (benefit) ....................................          450           22,408          (30,981)
                                                                      --------          -------        ---------
 Other comprehensive income (loss), net .........................        1,736           41,614          (57,771)
                                                                      --------          -------        ---------
COMPREHENSIVE INCOME ............................................     $121,622          $58,824        $  55,584
                                                                      ========          =======        =========

       The accompanying notes are an integral part of these statements.

                           MIDAMERICAN FUNDING, LLC

                 INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS
                          (IN THOUSANDS) (UNAUDITED)




                                                                     MIDAMERICAN
                                                                          FUNDING            MHC (PREDECESSOR)
                                                                     ---------------- --------------------------------
                                                                      MARCH 12, 1999   JANUARY 1, 1999    NINE MONTHS
                                                                          THROUGH          THROUGH           ENDED
                                                                       SEPTEMBER 30,      MARCH 11,      SEPTEMBER 30,
                                                                           1999              1999            1998
                                                                     ---------------- ----------------- --------------
NET CASH FLOWS FROM OPERATING ACTIVITIES
Net income .........................................................   $    119,886      $   17,210       $ 113,355
Adjustments to reconcile net income to net cash provided:
 Income from discontinued operations ...............................        (11,258)           (421)         (6,250)
 Depreciation and amortization .....................................        123,050          40,329         149,014
 Net increase (decrease) in deferred income taxes and
   investment tax credit, net ......................................        (99,036)          1,228         (14,539)
 Amortization of other assets ......................................         25,503           8,053          30,336
 Gain on sale of securities, assets and other investments ..........        (79,191)        (15,478)         (6,346)
 Other-than-temporary decline in value of investments ..............             --              --             110
 Cash inflows (outflows) of accounts receivable securitization .....         (4,357)         10,000              --
 Impact of changes in working capital, net of effects from
   discontinued operations .........................................        (59,477)         41,707          (7,521)
 Other .............................................................         32,391          (3,822)          2,945
                                                                       ------------      ----------       ----------
   Net cash provided by continuing operations ......................         47,511          98,806         261,104
   Net cash provided by (used in) discontinued operations ..........         10,548            (493)             --
                                                                       ------------      ----------       ----------
   Net cash provided by operating activities .......................         58,059          98,313         261,104
                                                                       ------------      ----------       ----------
NET CASH FLOWS FROM INVESTING ACTIVITIES
Utility construction expenditures ..................................        (99,072)        (16,924)       (114,225)
Quad Cities Nuclear Power Station decommissioning trust fund .......         (6,089)         (2,188)         (8,533)
Nonregulated capital expenditures ..................................        (15,913)         (6,058)        (39,482)
Purchase of assets and long term investments .......................           (788)           (140)             --
Purchase of securities
 Available for sale ................................................        (62,015)        (12,307)       (133,754)
 Held to maturity ..................................................             --              --            (313)
Proceeds from sale of securities
 Available for sale ................................................        447,988          72,468         145,872
 Held to maturity ..................................................             --           2,984           3,879
Proceeds from sale of assets and other investments .................          2,116           1,097          28,842
Purchase of MHC ....................................................     (2,441,962)             --              --
Other investing activities, net ....................................          5,063          (1,044)           (467)
                                                                       ------------      ----------       ----------
 Net cash provided (used) ..........................................     (2,170,672)         37,888        (118,181)
 Net cash used in discontinued operations ..........................         (7,751)             --         (28,990)
                                                                       ------------      ----------       ----------
 Net cash provided by (used in) investing activities ...............     (2,178,423)         37,888        (147,171)
                                                                       ------------      ----------       ----------
NET CASH FLOWS FROM FINANCING ACTIVITIES
Common dividends paid ..............................................             --         (31,598)        (85,029)
Issuance of long-term debt, net of issuance cost ...................        702,969             167         158,440
Retirement of long-term debt, including reacquisition cost .........           (735)           (127)       (233,304)
Reacquisition of preferred shares ..................................             --              --              (4)
Reacquisition of common shares .....................................             --         (50,629)        (25,597)
Equity contribution of parent ......................................      1,708,913              --              --
Notes receivable from affiliate ....................................        (88,295)             --              --
Repayment of MidAmerican Capital Company unsecured
 revolving credit facility .........................................             --         (34,600)             --
Net increase (decrease) in notes payable ...........................       (200,837)        (15,274)         72,167
                                                                       ------------      ----------       -----------
 Net cash provided (used) ..........................................      2,122,015        (132,061)       (113,327)
                                                                       ------------      ----------       -----------
NET INCREASE IN CASH AND CASH EQUIVALENTS ..........................          1,651           4,140             606
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR .....................             --           6,107          10,468
                                                                       ------------      ----------       -----------
CASH AND CASH EQUIVALENTS AT END OF YEAR ...........................   $      1,651      $   10,247       $  11,074
                                                                       ============      ==========       ===========
ADDITIONAL CASH FLOW INFORMATION:
Interest paid, net of amounts capitalized ..........................   $     60,767      $   15,458       $  66,754
                                                                       ============      ==========       ===========
Income taxes paid ..................................................   $    156,478      $    8,401       $  58,411
                                                                       ============      ==========       ===========


        The accompanying notes are an integral part of these statements.

                           MIDAMERICAN FUNDING, LLC

               NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS


A. GENERAL:

     MidAmerican Funding, LLC (MidAmerican Funding) is an Iowa limited liability company and a direct wholly owned subsidiary of MidAmerican Energy Holdings Company. MidAmerican Funding's direct wholly owned subsidiary is MHC Inc. (MHC), a public utility holding company. MHC's principal subsidiary is MidAmerican Energy Company (MidAmerican), a public utility with electric and natural gas operations.

     The current corporate structure is the result of a merger transaction completed on March 12, 1999, involving MHC (formerly MidAmerican Energy Holdings Company) and CalEnergy Company, Inc. (CalEnergy). CalEnergy, through a reincorporation transaction, was renamed MidAmerican Energy Holdings Company (Holdings). Holdings is an exempt public utility holding company headquartered in Des Moines, Iowa.

     In conjunction with the transaction, MidAmerican Funding paid $27.15 in cash for each outstanding share of MHC common stock for a total of approximately $2.42 billion in a merger in which MHC became a direct wholly owned subsidiary of MidAmerican Funding. The MidAmerican Merger has been accounted for as a purchase business combination and as such the results of operations of MidAmerican Funding include the results of MHC beginning March 12, 1999. The purchase price has been allocated to assets acquired and liabilities assumed based on preliminary valuations and MidAmerican Funding is awaiting final valuations. MidAmerican Funding recorded goodwill of approximately $1.5 billion which is being amortized using the straight line method over a 40 year period.


     On March 11, 1999, MidAmerican Funding issued $200 million of 5.85% Senior Secured Notes due 2001, $175 million of 6.339% Senior Secured Notes due 2009, and $325 million of 6.927% Senior Secured Bonds due 2029. The proceeds from the offering were used to complete the MidAmerican Merger. MidAmerican Funding incurred $7.0 million of underwriter discounts and other offering costs.

     Prior to the offering, MidAmerican Funding entered into three separate interest rate swap arrangements, at $125 million each, as follows:





                                                                   REFERENCE     SETTLEMENT
TRANSACTION DATE                  REFERENCE SECURITY                 PRICE         PRICE
-------------------   -----------------------------------------   -----------   -----------
January 25, 1999      US Treasury 5.5% due August 15, 2028           103.75%        96.84%
January 25, 1999      US Treasury 4.75% due November 15, 2008        100.01%        96.61%
February 24, 1999     US Treasury 4.75% due November 15, 2008         97.15%        96.61%



     These interest rate swap arrangements locked in interest rates for the referenced securities. From the transaction dates until the date of closing, interest rates on these securities rose so that the reference prices decreased, therefore creating a net gain of $13.6 million on the unwinding of these arrangements.

     The offering costs and the net gain from the interest rate swaps essentially lowered the weighted average stated interest rate of approximately 6.47% to a weighted average effective rate of approximately 6.22%.

     The net amount of the rate swap arrangements and the offering costs are being amortized using the effective interest method over the life of each of the three traunches.


     The Notes due 2001 mature on March 1, 2001, the Notes due 2009 mature on March 1, 2009 and the Bonds due 2029 mature on March 1, 2029. All of the Notes and Bonds are secured by a pledge of the common stock of MHC. The Notes and
Bonds:

    o  are the direct senior secured obligations of MidAmerican Funding;

    o rank on an equal basis with all of MidAmerican Funding's other existing and future senior obligations;

                           MIDAMERICAN FUNDING, LLC

   o rank senior to all of MidAmerican Funding's existing and future subordinated indebtedness; and

   o effectively rank junior to all indebtedness and other liabilities, including preferred stock, of the direct and indirect subsidiaries of MidAmerican Funding, to the extent of the assets of these subsidiaries.

     MidAmerican Funding may redeem any series of the Notes and Bonds in whole or in part at any time at a redemption price equal to the sum of:

   o  the greater of the following:

     (1) 100% of the principal amount of the series of the Notes or Bonds being redeemed, and

     (2) the sum of the present values of the remaining scheduled payments of principal of and interest on the series of Notes or Bonds being redeemed, discounted to the date of redemption on a semiannual basis at the treasury yield plus (x) 15 basis points in the case of the Notes due 2009, or (y) 25 basis points in the case of the Bonds due 2029, plus

   o accrued and unpaid interest on the Notes or Bonds being redeemed to the date of redemption.

     MidAmerican Funding uses distributions that it receives from its subsidiaries to make payments on the Notes and Bonds. These subsidiaries must make payments on their own indebtedness before making distributions to MidAmerican Funding. The distributions are also subject to utility regulatory restrictions agreed to by MidAmerican in March 1999 whereby it committed to the Iowa Utilities Board to use commercially reasonable efforts to maintain an investment grade rating on its long-term debt and to maintain its common equity level above 42% of total capitalization unless circumstances beyond its control result in the common equity level decreasing to below 39% of total capitalization. MHC must seek the approval of the Iowa Utilities Board of a reasonable utility capital structure if MidAmerican Energy's common equity level decreases below 42% of total capitalization, unless the decrease is beyond the control of MHC. MHC is also required to seek the approval of the Iowa Utilities Board if MidAmerican Energy's equity level decreases to below 39%, even if the decrease is due to circumstances beyond the control of MHC.

     Unaudited pro forma consolidated revenue and net income of MidAmerican Funding and MHC for the nine months ended September 30, 1999 and 1998, as if the acquisition had occurred at the beginning of the year after giving effect to pro forma adjustments related to the acquisition, including the senior secured notes and bonds, were $1.33 billion and $142.2 million respectively, compared to $1.33 billion and $85.5 million respectively, for the same period last year.

     The interim consolidated financial statements included in this prospectus have been prepared by MidAmerican Funding, without audit, under the rules and regulations of the Securities and Exchange Commission. Some of the information and disclosures which is normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted in accordance with these rules and regulations. In the opinion of MidAmerican Funding, all adjustments (consisting of normal recurring adjustments) have been made to present fairly the financial position, the results of operations and the changes in cash flows for the periods presented. The financial statements reflect operations of MidAmerican Funding's real estate brokerage subsidiary as discontinued operations. Refer to Note H for further information. Prior year amounts have been reclassified to a basis consistent with the current year presentation. All significant intercompany transactions have been eliminated. Although MidAmerican Funding believes that the disclosures are adequate to make the information presented not misleading, it is suggested that these financial statements be read in conjunction with the audited consolidated financial statements of MHC and the notes to the financial statements included elsewhere in this registration statement.

                           MIDAMERICAN FUNDING, LLC

B.  ENVIRONMENTAL MATTERS:


     (1) MANUFACTURED GAS PLANT FACILITIES--


     The United States Environmental Protection Agency (EPA) and the state environmental agencies have determined that contaminated wastes remaining at decommissioned manufactured gas plant facilities may pose a threat to the public health or the environment if these contaminants are in sufficient quantities and at sufficient concentrations as to warrant remedial action.


     MidAmerican is evaluating 27 properties which were, at one time, sites of gas manufacturing plants in which it may be a potentially responsible party. The purpose of these evaluations is to determine whether waste materials are present, whether such materials constitute an environmental or health risk, and whether MidAmerican has any responsibility for remedial action. MidAmerican is currently conducting field investigations at eighteen sites and has conducted interim removal actions at six of the eighteen sites. In addition, MidAmerican has completed investigations and removals at four sites. MidAmerican is continuing to evaluate several of the sites to determine the future liability, if any, for conducting site investigations or other site activity.


     MidAmerican Energy estimates the range of possible costs for investigation, remediation and monitoring for the sites discussed above to be $21 million to $69 million. MidAmerican Energy's estimate of the probable total cost for these sites as of September 30, 1999 was $29 million. The estimate consists of $3 million for investigation costs, $10 million for remediation costs, $14 million for monitoring costs and $2 million for closure and administrative costs. This estimate has been recorded as a liability and a regulatory asset for future recovery. MidAmerican Funding projects that these amounts will be paid or incurred over the next 10 years.


     The estimate of probable remediation costs is established on a site specific basis. The costs are accumulated in a three-step process. First, a determination is made as to whether MidAmerican Energy has potential legal liability for the site and whether information exists to indicate that contaminated wastes remain at the site. If so, the costs of performing a preliminary investigation and the costs of removing known contaminated soil are accrued. As the investigation is performed and if it is determined remedial action is required, the best estimate of remedial costs is accrued. If necessary, the estimate is revised when a consent order is issued. The estimated recorded liabilities for these properties include incremental direct costs of the remediation effort, costs for future monitoring at sites and costs of compensation to employees for time expected to be spent directly on the remediation effort. The estimated recorded liabilities for these properties are based upon preliminary data. Thus, actual costs could vary significantly from the estimates. The estimate could change materially based on facts and circumstances derived from site investigations, changes in required remedial action and changes in technology relating to remedial alternatives. In addition, insurance recoveries for some or all of the costs may be possible, but the liabilities recorded have not been reduced by any estimate of such recoveries.


     The Illinois Commerce Commission has approved the use of a tariff rider which permits recovery of the actual costs of litigation, investigation and remediation relating to former manufactured gas plant sites. MidAmerican Energy's present rates in Iowa provide for a fixed annual recovery of manufactured gas plant costs. MidAmerican Energy intends to pursue recovery of the remediation costs from other potentially responsible parties and its insurance carriers.


     Although the timing of potential incurred costs and recovery of such costs in rates may affect the results of operations in individual periods, management believes that the outcome of these issues will not have a material adverse effect on MidAmerican Energy's financial position or results of operations.

                           MIDAMERICAN FUNDING, LLC

     (2) CLEAN AIR ACT--

     On July 18, 1997, the EPA adopted revisions to the National Ambient Air Quality Standards for ozone and a new standard for fine particulate matter. Based on data to be obtained from monitors located throughout each state, the EPA will determine which states have areas that do not meet the air quality standards (i.e., areas that are classified as nonattainment). If a state has area(s) classified as nonattainment area(s), the state is required to submit a State Implementation Plan specifying how it will reach attainment of the standards through emission reductions or other means.

     In May 1999, the United States District Court of Appeals for the District of Columbia Circuit remanded the standards adopted in July 1997 back to the EPA indicating the EPA had not expressed sufficient justification for the basis of establishing the standards and ruling that the EPA has exceeded its constitutionally-delegated authority in setting the standards. The EPA's appeal of the court's ruling to the full panel of the United States District Court of Appeals for the District of Columbia was denied. As a result of the court's initial decision and the current status of the standards, the impact of any new standards on MidAmerican Energy is currently unknown. If the EPA successfully appeals the court's decision, however, and the new standards are implemented, then MidAmerican Energy's fossil fuel generating stations may be subject to emission reductions if the stations are located in nonattainment areas. As part of an overall state plan to achieve attainment of the standards, MidAmerican Energy could be required to install control equipment on its fossil fuel generating stations or decrease the number of hours during whch these stations operate. The degree to which MidAmerican Energy may be required to install control equipment or decrease operating hours under a nonattainment scenario will be determined by the state's assessment of MidAmerican Energy's relative contribution, along with other emission sources, to the nonattainment status. The installation of control equipment would result in increased costs to MidAmerican Energy. A decrease in the number of hours during which the affected stations operate would decrease the revenues of MidAmerican Energy. An increase in costs incurred by MidAmerican Energy or a decrease in the revenues earned by MidAmerican Energy would decrease the amount of funds MidAmerican Energy has available to make distributions to MidAmerican Funding. This decrease would have a corresponding decrease in the amount of funds available to MidAmerican Funding to make payments on the securities.


C.  RATE MATTERS:

     (1) ELECTRIC--

     In Iowa on June 1, 1998, prices for electric residential customers were reduced by an amount which will have a $5.0 million annual impact on revenues. The decrease was the last of three for Iowa residential customers as a result of a 1997 settlement agreement.

     Through several steps from mid-1997 to the end of 1998, electric prices for Iowa industrial customers were reduced by an amount which will have a $6 million annual impact on revenues, and electric prices for Iowa commercial customers were reduced by an amount which will have a $4 million annual impact on revenues. The reductions were achieved through a retail access pilot project, negotiated individual electric contracts and a $1.5 million tariffed rate reduction for selected non-contract commercial customers.

     The negotiated electric contracts have differing terms and conditions as well as prices. The contracts range in length from five to ten years, and some have price renegotiation and early termination provisions exercisable by either party. The vast majority of the contracts are for terms of seven years or less, although, some large customers have agreed to ten-year contracts. Prices are set as fixed prices; however, many contracts allow for potential price adjustments with respect to environmental costs, government imposed public purpose programs, tax changes, and transition costs. While the contract prices are fixed (except for the potential adjustment elements), the costs MidAmerican incurs to fulfill these contracts will vary. On an aggregate basis the annual revenues under contract are approximately $180 million.

                           MIDAMERICAN FUNDING, LLC

     Under a 1997 pricing plan settlement agreement, if MidAmerican's annual Iowa electric jurisdictional return on common equity exceeds 12%, then earnings above the 12% level will be shared equally between customers and MidAmerican; if the return on common equity exceeds 14%, two-thirds of MidAmerican's share of those earnings above the 14% level will be used for accelerated recovery of regulatory assets. The 1997 pricing plan settlement agreement precludes MidAmerican from filing for increased rates prior to 2001 unless the return on common equity falls below 9%. Other parties signing the agreement are prohibited from filing for reduced rates prior to 2001 unless the return on common equity after reflecting credits to customers, exceeds 14%. On April 14, 1999, the Iowa Utilities Board (IUB) approved, subject to additional refund, MidAmerican's 1998 return on common equity calculation. During the second quarter of 1999, MidAmerican refunded $2.2 million to its Iowa non-contract customers related to the return on common equity calculation for 1998, $1.4 million and $0.8 million of which was expensed in 1999 and 1998, respectively.

     Under an Illinois restructuring law enacted in 1997, a similar sharing mechanism is in place for MidAmerican's Illinois electric operations. Two-year average returns on common equity greater than a two-year average benchmark will trigger an equal sharing of earnings on the excess. The benchmark is a calculation of average 30-year Treasury Bond rates plus 5.5% for 1998 and 1999. Legislation passed in July 1999 increases the benchmark for 2000 through 2004 to 8.5% above the 30-year Treasury bond rate. The initial calculation, which is still being defined and is due March 31, 2000, will be based on 1998 and 1999 results.

     (2) GAS--

     In October 1998, MidAmerican made a filing with the IUB requesting a rate increase for its Iowa retail gas customers. An interim rate increase of approximately $6.7 million annually was approved by the IUB on January 22, 1999, effective immediately. On April 23, 1999, the IUB issued an order approving a settlement agreement between MidAmerican, the Iowa Office of Consumer Advocate (OCA) and other parties which provides for an annual increase of $13.9 million. The new rates were implemented May 27, 1999.

     In November 1998, MidAmerican filed with the South Dakota Public Utilities Commission (SDPUC) requesting a rate increase for its South Dakota retail gas customers. The SDPUC, on April 23, 1999, issued an order approving a rate increase of $2.4 million annually, effective May 1, 1999.


D. ACCOUNTING FOR THE EFFECTS OF REGULATION:

     MidAmerican's utility operations are subject to the regulation of the IUB, the ICC, the SDPUC, and the Federal Energy Regulatory Commission (FERC). MidAmerican's accounting policies and the accompanying Consolidated Financial Statements conform to generally accepted accounting principles applicable to rate-regulated enterprises and reflect the effects of the ratemaking process.

     Statement of Financial Accounting Standards (SFAS) No. 71 sets forth accounting principles for operations that are regulated and meet criteria specified in SFAS 71. For operations that meet the criteria, SFAS 71 allows, among other things, the deferral of costs that would otherwise be expensed when incurred. A possible consequence of the changes in the utility industry is the discontinued applicability of SFAS 71. The majority of MidAmerican's electric and gas utility operations currently meet the criteria of SFAS 71, but its applicability is periodically reexamined. On December 16, 1997, MidAmerican's generation operations serving Illinois were no longer subject to the provisions of SFAS 71 due to passage of industry restructuring legislation in Illinois. Thus in 1997, MidAmerican was required to write off the regulatory assets and liabilities from its balance sheet related to its Illinois generation operations. The net amount of these write-offs was not material. If other portions of its utility operations no longer meet the criteria of SFAS 71, MidAmerican could be required to write off the related regulatory assets and liabilities from its balance sheet and thus, a material adjustment to earnings in that period could result.

                           MIDAMERICAN FUNDING, LLC

E.  MIDAMERICAN-OBLIGATED MANDATORILY REDEEMABLE PREFERRED SECURITIES:

     The MidAmerican Obligated Mandatorily Redeemable Preferred Securities of Subsidiary Trust Holding Solely MidAmerican Junior Subordinated Debentures included in the Consolidated Balance Sheets were issued by MidAmerican Energy Financing I (the Trust), a wholly owned statutory business trust of MidAmerican. The sole assets of the Trust are $103.1 million of MidAmerican 7.98% Series A Debentures due 2045.


F.  SEGMENT INFORMATION:

     MidAmerican Funding has two reportable operating segments: electric and gas. The electric segment derives most of its revenue from retail sales of regulated electricity to residential, commercial, and industrial customers and sales to other utilities; whereas the gas segment derives most of its revenue from retail sales of regulated natural gas to residential, commercial, and industrial customers. The gas segment also earns significant revenues by transporting gas owned by others through its distribution systems. Pricing for electric and gas sales are established separately by regulatory agencies; therefore, management also reviews each segment separately to make decisions regarding allocation of resources and to evaluate performance. Common operating costs are allocated to each segment.

     The following tables provide MidAmerican information on an operating segment basis (in thousands):


                                                      MIDAMERICAN
                                                        FUNDING                      MHC
                                                   ----------------   ----------------------------------
                                                    MARCH 12, 1999     JANUARY 1, 1999      NINE MONTHS
                                                        THROUGH            THROUGH             ENDED
                                                     SEPTEMBER 30,        MARCH 11,        SEPTEMBER 30,
                                                         1999                1999              1998
                                                   ----------------   -----------------   --------------
Electric:
 Revenues ......................................    $  685,376            $208,963           $907,440
 Operating income ..............................       198,249              38,886            233,638
Gas:
 Revenues ......................................       164,967             139,564            303,644
 Operating income (loss) .......................        (8,199)             22,082              6,269
Nonregulated and other (a):
 Revenues ......................................        93,231              34,539            122,380
 Operating income (loss) .......................       (23,187)             (2,070)            (4,535)

                                                    SEPTEMBER 30,
                                                        1999
                                                     -----------
Total Assets:
 Electric ......................................    $2,685,075
 Gas ...........................................       657,934
 Nonregulated and other (a) ....................     1,876,278
 Investment in discontinued operations .........        53,283

(a) "Nonregulated and other" consists of MidAmerican Capital, Midwest Capital, CBEC Railway and other nonregulated MidAmerican activities, and holding company net loss and corporate assets.


G.  DETAIL OF OTHER COMPREHENSIVE INCOME--INCOME TAXES:

     Comprehensive income refers, in general, to changes in MidAmerican Funding's equity, except those resulting from transactions with shareholders. "Unrealized holding gains (losses)" reflects the overall increase (decrease) in the market value of marketable securities held by MidAmerican Funding as available-for-sale. The "reclassification adjustment" removes any gains (losses) that have been realized from sales of those securities and reflected in MidAmerican Funding's Net Income. The following table shows the income tax expense or benefit related to each component (in thousands):

                           MIDAMERICAN FUNDING, LLC

                                                         MIDAMERICAN
                                                           FUNDING                      MHC
                                                      ----------------   ----------------------------------
                                                       MARCH 12, 1999     JANUARY 1, 1999      NINE MONTHS
                                                           THROUGH            THROUGH             ENDED
                                                        SEPTEMBER 30,        MARCH 11,        SEPTEMBER 30,
                                                            1999                1999              1998
                                                      ----------------   -----------------   --------------
Unrealized holding gains (losses) during period,
 Before income taxes ..............................      $  80,252           $  79,236         $  (88,982)
 Income tax (expense)/benefit .....................        (31,504)            (27,733)            31,061
                                                         ---------           ---------         ----------
                                                            48,748              51,503            (57,921)
                                                         ---------           ---------         ----------
Less reclassification adjustment for realized gains
 (losses) reflected in net income during period
 Before income taxes ..............................         78,066              15,214               (230)
 Income tax (expense)/benefit .....................        (31,054)             (5,325)                80
                                                         ---------           ---------         ----------
                                                            47,012               9,889               (150)
                                                         ---------           ---------         ----------
Other Comprehensive Income ........................      $   1,736           $  41,614         $  (57,771)
                                                         =========           =========         ==========

H.  DISCONTINUED OPERATIONS:

     On October 6, 1999, MidAmerican Funding distributed its investment in the capital stock of its real estate brokerage subsidiary to Holdings, MidAmerican Funding's parent. Accordingly, the financial statements reflect those operations as discontinued operations. The operations are the result of several acquisitions beginning in May 1998. Revenues from discontinued operations, as well as the results of these operations are as follows (in thousands):




                                          MIDAMERICAN
                                            FUNDING                      MHC
                                       ----------------   ----------------------------------
                                        MARCH 12, 1999     JANUARY 1, 1999      NINE MONTHS
                                            THROUGH            THROUGH             ENDED
                                         SEPTEMBER 30,        MARCH 11,        SEPTEMBER 30,
                                             1999                1999              1998
                                       ----------------   -----------------   --------------
OPERATING REVENUES .................       $254,901            $58,047            $87,770
                                           ========            =======            =======
INCOME FROM OPERATIONS
Income before income taxes .........       $ 19,025            $   648            $10,699
Income tax expenses ................          7,767                227              4,449
                                           --------            -------            -------
                                           $ 11,258            $   421            $ 6,250
                                           ========            =======            =======

I.  REALIZED GAINS AND LOSSES ON SECURITIES, NET:

     In May 1999, MidAmerican Funding sold most of its investment in the common stock of McLeodUSA, Inc. Realized gains and losses on securities, net, reflects a $78.2 million gain on the sale of 6,741,116 shares in the March 12, 1999 through September 30, 1999 period. Income taxes on the transaction totaled $31.1 million, resulting in an after-tax gain of $47.1 million.


J.  SUBSEQUENT EVENT:

     On October 25, 1999, an investor group including Berkshire Hathaway, Inc. (Berkshire) reached a definitive agreement to acquire MidAmerican Energy Holdings Company for $35.05 per share in cash, along with the assumption of debt. Berkshire will invest approximately $1.25 billion in common stock and a non-dividend-paying convertible preferred stock of the surviving corporation, giving Berkshire an approximate 75% interest in Holdings, on a fully diluted basis. Berkshire will also invest $800 million in trust preferred securities. The other investors, who in total will invest approximately $300 million are Walter Scott, former chairman of Peter Kiewit Sons' Inc. and a board member of Holdings, and David L. Sokol, the Chairman and Chief Executive Officer of Holdings.

              MIDAMERICAN FUNDING, LLC CONSOLIDATED BALANCE SHEET
                                 (IN THOUSANDS)




                                                                                AS OF SEPTEMBER 30, 1999
                                                                               -------------------------
ASSETS
UTILITY PLANT:
Electric .....................................................................        $ 2,038,514
Gas ..........................................................................            477,745
                                                                                      -----------
                                                                                        2,516,259
Less accumulated depreciation and amortization ...............................             69,171
                                                                                      -----------
                                                                                        2,447,088
Construction work in progress ................................................             31,330
                                                                                      -----------
                                                                                        2,478,418
                                                                                      -----------
POWER PURCHASE CONTRACT ......................................................            102,677
                                                                                      -----------
CURRENT ASSETS:
Cash and cash equivalents ....................................................              1,651
Receivables ..................................................................            136,025
Inventories ..................................................................            109,180
Prepaid taxes ................................................................             22,889
Other ........................................................................             16,837
                                                                                      -----------
                                                                                          286,582

INVESTMENTS AND NONREGULATED PROPERTY, NET ...................................            586,532
INVESTMENT IN DISCONTINUED OPERATIONS ........................................             53,283
EXCESS OF COST OVER FAIR VALUE OF NET ASSETS ACQUIRED, NET ...................          1,465,595
OTHER ASSETS .................................................................            299,483
                                                                                      -----------
TOTAL ASSETS .................................................................        $ 5,272,570
                                                                                      ===========
CAPITALIZATION AND LIABILITIES
CAPITALIZATION:
Member's equity ..............................................................        $ 1,836,163
MidAmerican Energy preferred securities, not subject to mandatory redemption .             31,759
Preferred securities, subject to mandatory redemption:
 MidAmerican Energy preferred securities .....................................             50,000
 MidAmerican Energy-obligated preferred securities of subsidiary trust holding
   solely MidAmerican Energy junior subordinated debentures ..................            101,598
Long-term debt (excluding current portion) ...................................          1,532,425
                                                                                      -----------
                                                                                        3,551,945
                                                                                      -----------
CURRENT LIABILITIES:
Notes payable ................................................................             89,115
Current portion of long-term debt ............................................            215,635
Current portion of power purchase contract ...................................             15,034
Accounts payable .............................................................            182,895
Taxes accrued ................................................................             97,167
Interest accrued .............................................................             21,921
Other ........................................................................             62,288
                                                                                      -----------
                                                                                          684,055
                                                                                      -----------
OTHER LIABILITIES:
Power purchase contract ......................................................             68,093
Deferred income taxes ........................................................            553,851
Investment tax credit ........................................................             73,173
Other ........................................................................            341,453
                                                                                      -----------
                                                                                        1,036,570
                                                                                      -----------
Total capitalization and liabilities .........................................        $ 5,272,570
                                                                                      ===========


                See notes to consolidated financial statements.

                   MIDAMERICAN FUNDING, LLC AND SUBSIDIARIES
                   CONSOLIDATED STATEMENT OF CAPITALIZATION
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)




                                                                           AS OF SEPTEMBER 30, 1999
                                                                          ---------------------------
MEMBER'S EQUITY:
Paid-in capital .......................................................    $ 1,716,612
Retained earnings .....................................................        119,887
Accumulated other comprehensive income, net ...........................           (336)
                                                                           -----------
                                                                             1,836,163         51.7%
                                                                           -----------         ----
MIDAMERICAN ENERGY PREFERRED SECURITIES (100,000,000 SHARES AUTHORIZED)
 Cumulative shares outstanding not subject to mandatory redemption:
 $3.30 Series, 49,451 shares...........................................          4,945
 $3.75 Series, 38,305 shares...........................................          3,831
 $3.90 Series, 32,630 shares ..........................................          3,263
 $4.35 Series, 49,945 shares...........................................          4,994
 $4.20 Series, 47,362 shares...........................................          4,736
 $4.40 Series, 50,000 shares...........................................          5,000
 $4.80 Series, 49,898 shares...........................................          4,990
                                                                           -----------
                                                                                31,759          0.9%
                                                                           -----------         ----
Cumulative Shares Outstanding; Subject to Mandatory Redemption:
 $5.25 Series, 100,000 shares..........................................         10,000
 $7.80 Series, 400,000 shares..........................................         40,000
                                                                           -----------
                                                                                50,000          1.4%
                                                                           -----------         ----
MIDAMERICAN ENERGY-OBLIGATED PREFERRED SECURITIES:
MidAmerican Energy-obligated mandatorily redeemable cumulative preferred securities of subsidiary trust holding solely MidAmerican
 Energy junior subordinated debentures:
 7.98% Series, 4,000,000 shares .......................................        101,598          2.9%
                                                                           -----------         ----
LONG TERM DEBT
MidAmerican Energy mortgage bonds:
 7.125% Series, due 2003 ..............................................        100,000
 7.70% Series, due 2004 ...............................................         55,630
 7% Series, due 2005 ..................................................         90,500
 7.375% Series, due 2008 ..............................................         75,000
 7.45% Series, due 2023 ...............................................          6,940
 6.95% Series, due 2025 ...............................................         12,500
MidAmerican Energy pollution control revenue obligations:
 5.15% to 5.75% Series, due periodically through 2003 .................          7,200
 5.95% Series, due 2023 (secured by general mortgage bonds) ...........         29,030
 Variable rate series:
   Due 2016 and 2017, 3.7% ............................................         37,600
   Due 2023 (secured by general mortgage bonds, 3.7%) .................         28,295
   Due 2023, 3.7% .....................................................          6,850
   Due 2024, 3.7% .....................................................         34,900
   Due 2025, 3.7% .....................................................         12,750


                See notes to consolidated financial statements.

                   MIDAMERICAN FUNDING, LLC AND SUBSIDIARIES
                   CONSOLIDATED STATEMENT OF CAPITALIZATION
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)



                                                         AS OF SEPTEMBER 30, 1999
                                                       ----------------------------
LONG-TERM DEBT (CONTINUED)
MidAmerican Energy notes:
 8.75% Series, due 2002 ............................             240
 6.5% Series, due 2001 .............................         100,000
 6.375% Series, due 2006 ...........................         160,000
 6.4% Series, due 2003 through 2007 ................           2,000
Obligation under capital lease .....................           1,844
Unamortized debt premium and discount, net .........          (1,596)
                                                             -------
   Total utility ...................................         759,683
                                                             -------
Nonregulated subsidiaries notes:
 8.52% Series, due 2000 through 2002 ...............          70,000
                                                             -------
   Total nonregulated subsidiaries .................          70,000
                                                             -------
MidAmerican Funding Parent Debt ....................
 5.85% Senior Secured Notes due 2001 ...............         200,000
 6.339% Senior Secured Notes due 2009 ..............         175,000
 6.927% Senior Secured Notes due 2029 ..............         325,000
 Fair value adjustments to subsidiary debt .........           2,742
                                                             -------
   Total MidAmerican Funding Parent ................         702,742
                                                             -------
                                                           1,532,425         43.1%
                                                           ---------        -----
TOTAL CAPITALIZATION ...............................     $ 3,551,945        100.0%
                                                         ===========        =====

                See notes to consolidated financial statements.

                   MIDAMERICAN FUNDING, LLC AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            AS OF SEPTEMBER 30, 1999

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     COMPANY STRUCTURE -- MidAmerican Funding, LLC is an Iowa limited liability company and a direct wholly-owned subsidiary of MidAmerican Energy Holdings Company. MidAmerican Funding's direct wholly-owned subsidiary is MHC Inc., a public utility holding company. MHC's principal subsidiary is MidAmerican Energy Company, a public utility with electric and natural gas operations. Other significant wholly-owned subsidiaries of MHC include MidAmerican Capital, Midwest Capital and MidAmerican Realty.


     The current corporate structure is the result of a merger transaction completed on March 12, 1999, involving MHC (formerly MidAmerican Energy Holdings Company) and CalEnergy Company, Inc. CalEnergy, through a reincorporation transaction, was renamed MidAmerican Energy Holdings Company. MidAmerican Holdings is an exempt public utility holding company headquartered in Des Moines, Iowa.

     On March 11, 1999, MidAmerican Funding issued $200 million of 5.85% Senior Secured Notes due 2001, $175 million of 6.339% Senior Secured Notes due 2009, and $325 million of 6.927% Senior Secured Bonds due 2029. The proceeds from the offering were used to complete the MidAmerican Merger. MidAmerican Funding incurred $7.0 million of underwriter discounts and other offering costs.

     Prior to the offering, MidAmerican Funding entered into three separate interest rate swap arrangements, at $125 million each, as follows:





                                                                   REFERENCE     SETTLEMENT
TRANSACTION DATE                  REFERENCE SECURITY                 PRICE         PRICE
-------------------   -----------------------------------------   -----------   -----------
January 25, 1999      US Treasury 5.5% due August 15, 2028           103.75%        96.84%
January 25, 1999      US Treasury 4.75% due November 15, 2008        100.01%        96.61%
February 24, 1999     US Treasury 4.75% due November 15, 2008         97.15%        96.61%



     These locked in interest rates for the referenced securities. From the transaction dates until the date of closing, interest rates on these securities rose so that the reference prices decreased, therefore creating a net gain of $13.6 million on the unwinding of these arrangements.

     The offering costs and the net gain from the interest rate swaps essentially lowered the weighted average stated interest rate of approximately 6.47% to a weighted average effective rate of approximately 6.22%.

     The net amount of the rate swap arrangements and the offering costs are being amortized using the effective interest method over the life of each of the three traunches.

     The Notes due 2001 mature on March 1, 2001, the Notes due 2009 mature on March 1, 2009 and the Bonds due 2029 mature on March 1, 2029. All of the Notes and Bonds are secured by a pledge of the common stock of MHC. The Notes and
Bonds:

    o  are the direct senior secured obligations of MidAmerican Funding;

    o rank on an equal basis with all of MidAmerican Funding's other existing and future senior obligations;

    o rank senior to all of MidAmerican Funding's existing and future subordinated indebtedness; and

    o effectively rank junior to all indebtedness and other liabilities, including preferred stock, of the direct and indirect subsidiaries of MidAmerican Funding, to the extent of the assets of these subsidiaries.

     MidAmerican Funding may redeem any series of the Notes and Bonds in whole or in part at any time at a redemption price equal to the sum of:

                   MIDAMERICAN FUNDING, LLC AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                           AS OF SEPTEMBER 30, 1999


    o  the greater of the following:

     (1) 100% of the principal amount of the series of the Notes or Bonds being redeemed, and

     (2) the sum of the present values of the remaining scheduled payments of principal of and interest on the series of Notes or Bonds being redeemed, discounted to the date of redemption on a semiannual basis at the treasury yield plus (x) 15 basis points in the case of the Notes due 2009, or (y) 25 basis points in the case of the Bonds due 2029, plus

    o accrued and unpaid interest on the Notes or Bonds being redeemed to the date of redemption.

     MidAmerican Funding uses distributions that it receives from its subsidiaries to make payments on the Notes and Bonds. These subsidiaries must make payments on their own indebtedness before making distributions to MidAmerican Funding. The distributions are also subject to utility regulatory restrictions agreed to by MidAmerican in March 1999 whereby it committed to the Iowa Utilities Board to use commercially reasonable efforts to maintain an investment grade rating on its long-term debt and to maintain its common equity level above 42% of total capitalization unless circumstances beyond its control result in the common equity level decreasing to below 39% of total capitalization. MHC must seek the approval of the Iowa Utilities Board of a reasonable utility capital structure if MidAmerican Energy's common equity level decreases below 42% of total capitalization, unless the decrease is beyond the control of MHC. MHC is also required to seek the approval of the Iowa Utilities Board if MidAmerican Energy's equity level decreases to below 39%, even if the decrease is due to circumstances beyond the control of MHC.


     In conjunction with the transaction, MidAmerican Funding paid $27.15 in cash for each outstanding share of MHC common stock for a total of approximately $2.42 billion in a merger pursuant to which MHC became a direct wholly-owned subsidiary of MidAmerican Funding. The merger has been accounted for as a purchase business combination. The purchase price has been allocated to assets acquired and liabilities assumed based on preliminary valuations and MidAmerican Funding is awaiting final valuations. The final purchase price allocation report has not yet been completed; however, MidAmerican Funding does not anticipate any material changes based on currently available information. MidAmerican Funding recorded the estimated excess of cost over fair value of net assets acquired of approximately $1.5 billion which is being amortized using the straight-line method over a 40 year period.

     CONSOLIDATION POLICY AND PREPARATION OF FINANCIAL STATEMENTS -- The accompanying consolidated financial statements includes MidAmerican Funding and its subsidiaries. All significant intercompany balances and transactions have been eliminated.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

     REGULATION -- MidAmerican Energy's utility operations are subject to the regulation of the Iowa Utilities Board (IUB), the Illinois Commerce Commission
(ICC), the South Dakota Public Utilities Commission, and the Federal Energy Regulatory Commission (FERC). MidAmerican Energy's accounting policies and the accompanying Consolidated Financial Statements conform to generally accepted accounting principles applicable to rate-regulated enterprises and reflect the effects of the ratemaking process.

     Statement of Financial Accounting Standards (SFAS) No. 71 sets forth accounting principles for operations that are regulated and meet certain criteria. For operations that meet the criteria, SFAS 71

                   MIDAMERICAN FUNDING, LLC AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                           AS OF SEPTEMBER 30, 1999

allows, among other things, the deferral of costs that would otherwise be expensed when incurred. A possible consequence of the changes in the utility industry is the discontinued applicability of SFAS 71. The majority of MidAmerican Energy's electric and gas utility operations currently meet the criteria of SFAS 71, but its applicability is periodically reexamined. On December 16, 1997, MidAmerican Energy's generation operations serving Illinois were no longer subject to the provisions of SFAS 71 due to passage of industry restructuring legislation in Illinois. Thus, in 1997, MidAmerican Energy was required to write off the regulatory assets and liabilities from its balance sheet related to its Illinois generation operations. The net amount of such write-offs was not material. If other portions of its utility operations no longer meet the criteria of SFAS 71, MidAmerican Energy could be required to write off the related regulatory assets and liabilities from its balance sheet and thus, a material adjustment to earnings in that period could result. The following regulatory assets, primarily included in Other Assets in the Consolidated Balance Sheet, represent probable future revenue to MidAmerican Energy because these costs are expected to be recovered in charges to utility customers (in thousands):




                                                   WEIGHTED AVERAGE
                                                   FUTURE RECOVERY     SEPTEMBER 30,
                                                    PERIOD (YRS.)          1999
                                                  -----------------   --------------
Deferred income taxes .........................             13           $ 148,036
Energy efficiency costs .......................              3              47,891
Debt refinancing costs ........................              6              36,043
Environmental costs ...........................             10              28,874
Enrichment facilities decommissioning .........              6               7,976
Unamortized costs of retired plant ............              1               1,862
Other .........................................        Various               2,841
                                                                         ---------
 Total ........................................                          $ 273,523
                                                                         =========



     A return is generally not earned on the regulatory assets in setting rates due to the fact that a cash outlay was not required for amounts listed as deferred income taxes, environmental costs and enrichment facilities decommissioning. The amortization of the assets is recoverable over periods shown above.



     DEPRECIATION AND AMORTIZATION -- MidAmerican Energy's provisions for depreciation and amortization for its utility operations are based on straight-line composite rates. Utility plant is stated at original cost which includes overhead costs, administrative costs and capitalized interest.


     The cost of repairs and minor replacements is charged to maintenance expense. Property additions and major property replacements are charged to plant accounts. The cost of depreciable units of utility plant retired or disposed of in the normal course of business is eliminated from the utility plant accounts and such cost, plus net removal cost, is charged to accumulated depreciation.

                   MIDAMERICAN FUNDING, LLC AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                           AS OF SEPTEMBER 30, 1999

     INVESTMENTS AND NONREGULATED PROPERTY, NET -- Investments and nonregulated property, net include the following amounts (in thousands):



                                                            SEPTEMBER 30,
                                                                1999
                                                           --------------
Marketable securities ..................................      $ 100,178
Notes with MidAmerican Energy Holdings Company .........        172,842
Equipment leases .......................................         49,629
Nuclear decommissioning trust fund .....................        133,536
Energy projects ........................................          9,938
Special-purpose funds ..................................          9,731
Real estate ............................................         12,655
Corporate owned life insurance .........................         59,238
Coal transportation property ...........................         11,175
Communications .........................................          9,750
Other ..................................................         17,860
                                                              ---------
 Total .................................................      $ 586,532
                                                              =========


     Marketable securities generally consist of preferred stocks, common stocks and mutual funds held by MidAmerican Capital, a non-regulated subsidiary of MidAmerican Funding. Investments in marketable securities classified as available-for-sale are reported at fair value (see Note 12) with net unrealized gains and losses reported as a net of tax amount in Common Shareholder's Equity until realized. Investments in marketable securities that are classified as held-to-maturity are reported at amortized cost. An other-than-temporary decline in the value of a marketable security is recognized through a write-down of the investment to earnings.

     Notes with MidAmerican Energy Holdings Company are comprised of the unsecured outstanding balances of a note with a subsidiary of MHC carrying interest of 5.7% annually and a $100 million revolving credit arrangement with MHC carrying interest at the 30-day LIBOR rate plus 25 basis points. Both balances are due on demand.


     Investments held by the nuclear decommissioning trust fund for the Quad Cities Station are classified as available-for-sale and are reported at fair value with net unrealized gains and losses reported as adjustments to the accumulated provision for nuclear decommissioning.


     The investment in corporate owned life insurance represents the cash value of life insurance policies on certain key executives.

     ACCOUNTING FOR LONG-TERM POWER PURCHASE CONTRACT -- Under a long-term power purchase contract with Nebraska Public Power District, expiring in 2004, MidAmerican Energy purchases one-half of the output of the 773-megawatt Cooper Nuclear Station (Cooper). The consolidated balance sheet at September 30, 1999 includes a liability for MidAmerican Energy's fixed obligation to pay 50% of Nebraska Public Power District's Nuclear Facility Revenue Bonds and other fixed liabilities. A like amount representing MidAmerican Energy's right to purchase power is shown as an asset.


     Cooper capital improvement costs prior to 1997, including carrying costs, were deferred in accordance with then applicable rate regulation and are being amortized and recovered in rates over either a five-year period or the term of the Nebraska Public Power District contract. Beginning July 11, 1997, the Iowa portion of capital improvement costs is recovered currently from customers and is expensed as incurred. MidAmerican Energy began charging the remaining Cooper capital improvement costs to expense for jurisdictions other than Iowa as incurred in January 1997.

     See Note 4 for additional information regarding the power purchase contract.

                   MIDAMERICAN FUNDING, LLC AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                           AS OF SEPTEMBER 30, 1999

 ACCOUNTING FOR DERIVATIVES:


     Preferred Stock Hedge Instruments -- MidAmerican Funding is exposed to market value risk from changes in interest rates for certain fixed rate sinking fund preferred and perpetual preferred stocks (fixed rate preferred stocks) included in investments on the consolidated balance sheet at September 30, 1999. MidAmerican Funding reviews the interest rate sensitivity of these securities and purchases exchange-traded put options on U.S. Treasury securities (put options) to reduce interest rate risk on preferred stocks. MidAmerican Funding does not purchase or sell put options for speculative purposes. MidAmerican Funding's intent is to substantially offset any change in market value of the fixed rate preferred stocks due to a change in interest rates with a change in market value of the put options. Because the put options are purchased options, MHC is at risk for the premiums paid for the options. Aggregate premiums paid for options outstanding at September 30, 1999 were $3.6 million.


     The preferred stocks are publicly traded securities and, as such, changes in their fair value are reported, net of income taxes, as a part of Accumulated Other Comprehensive Income, Net in Member's Equity. Unrealized gains and losses on the associated put options are included in the determination of the fair value of the preferred stocks. The fair value of the put options, including unrealized gains and losses, included in the determination of the fair value of the preferred securities as of September 30, 1999, was $2.8 million. At September 30, 1999, MidAmerican Funding held put options with a notional value of $72.9 million.

     Gas Futures Contracts and Swaps -- MidAmerican Funding uses gas futures contracts and swap contracts to reduce the volatility in the price of natural gas purchased to meet the needs of its customers. Investments in natural gas futures contracts, which total $0.7 million as of September 30, 1999 are included in receivables on the consolidated balance sheet. Gains and losses on gas futures contracts that qualify for hedge accounting are deferred and reflected as adjustments to the carrying value of the hedged item or included in Other Assets on the Consolidated Balance Sheet until the underlying physical transaction is recorded if the instrument is used to hedge an anticipated future transaction. Deferred net gains (losses) related to MidAmerican Funding's gas futures contracts are $(0.6) million as of September 30, 1999.

     MidAmerican Funding periodically evaluates the effectiveness of its natural gas hedging programs. If a high degree of correlation between prices for the hedging instruments and prices for the physical delivery is not achieved, the contracts are recorded at fair value and the gains or losses are included in the determination of income. At September 30, 1999, MidAmerican Funding held the following hedging instruments:




                                                                   WEIGHTED
                                                    NOTIONAL       AVERAGE
                                                     VOLUME      MARKET VALUE
                                                    (MMBTU)      (PER MMBTU)
                                                  -----------   -------------
Natural Gas Futures (Long) ....................   7,640,000       $  2.716
Natural Gas Futures (Short) ...................   7,590,000       $  2.715
Natural Gas Swaps (Variable to Fixed) .........   3,318,000
 Weighted average variable price ..............                   $  2.782
 Weighted average fixed price .................                   $  2.432

     New Accounting Pronouncement -- In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS 133, Accounting for Derivative Instruments and Hedging Activities, which established accounting and reporting standards for derivative instruments and for hedging activities. SFAS 133 is effective for MidAmerican Funding on January 1, 2001. SFAS 133 requires an entity to recognize all of its derivatives as either assets or liabilities in its statement of financial position and

                   MIDAMERICAN FUNDING, LLC AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                           AS OF SEPTEMBER 30, 1999

measure those instruments at fair value. If the conditions specified in SFAS 133 are met, those instruments may be designated as hedges. Changes in the value of hedge instruments would not impact earnings, except to the extent that the instrument is not perfectly effective as a hedge. An entity that elects to apply hedge accounting is required to establish at the inception of the hedge the method it will use in assessing the effectiveness of the derivative. MidAmerican Funding is in the process of evaluating the impact of this accounting pronouncement.


     DETAIL OF ACCUMULATED OTHER COMPREHENSIVE INCOME, NET -- Comprehensive income refers, in general, to changes in MidAmerican Funding's equity, except those resulting from transactions with shareholders. "Unrealized holding gains (losses)" reflects the overall increase (decrease) in the market value of marketable securities held by MidAmerican Funding as available-for-sale.




                                                    SEPTEMBER 30, 1999
                                                         (000'S)
                                                   -------------------
Unrealized holding gains (losses):
 Before income taxes ...........................         $  (517)
 Income tax (expense)/benefit ..................             181
                                                         -------
Accumulated other comprehensive income .........         $  (336)
                                                         =======

2. LONG-TERM DEBT


     MidAmerican Funding's sinking fund requirements and maturities of long-term debt for the remainder of 1999 through 2004 are $105.0 million, $133.8 million, $324.8 million, $25.0 million, $105.3 million and $55.6 million, respectively.


     MidAmerican Energy's Variable Rate Pollution Control Revenue Obligations bear interest at rates that are periodically established through remarketing of the bonds in the short-term tax-exempt market. MidAmerican Energy at its option, may change the mode of interest calculation for these bonds by selecting from among several alternative floating or fixed rate modes. The interest rate shown in the Consolidated Statements of Capitalization is the weighted average interest rate as of September 30, 1999. MidAmerican Energy maintains dedicated revolving credit facility agreements or renewable lines of credit to provide liquidity for holders of these issues.


     Substantially all of the former Iowa-Illinois Gas and Electric Company, a predecessor company, utility property and franchises, and substantially all of the former Midwest Power Systems Inc., a predecessor company, electric utility property in Iowa, or approximately 80% of gross utility plant, is pledged to secure mortgage bonds.


3. JOINTLY OWNED UTILITY PLANT


     Under joint plant ownership agreements with other utilities, MidAmerican Energy had undivided interests at September 30, 1999, in jointly owned generating plants as shown in the table below.



     The dollar amounts below (in millions) represent MidAmerican Energy's share in each jointly owned unit. Each participant has provided financing for its share of each unit.

                   MIDAMERICAN FUNDING, LLC AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                           AS OF SEPTEMBER 30, 1999


                                        NUCLEAR                               COAL FIRED
                                     -------------   -------------------------------------------------------------
                                                                    COUNCIL
                                      QUAD CITIES       NEAL        BLUFFS        NEAL       OTTUMWA      LOUISA
                                         UNITS          UNIT         UNIT         UNIT         UNIT        UNIT
                                       NO. 1 & 2        NO. 3        NO. 3        NO. 4       NO. 1        NO. 1
                                     -------------   ----------   ----------   ----------   ---------   ----------
In service date ..................         1972          1975         1978         1979         1981        1983
Utility plant in service .........      $   244       $   124      $   299      $   161      $   212     $   535
Accumulated depreciation .........      $   105       $    82      $   183      $    96      $   114     $   264
Unit capacity-MW .................        1,523           515          675          630          708         700
Percent ownership ................         25.0%         72.0%        79.1%        40.6%        52.0%       88.0%

4. COMMITMENTS AND CONTINGENCIES

     CAPITAL EXPENDITURES -- Utility construction expenditures for the remainder of 1999 and for 2000 are estimated to be $78 million and $210 million, respectively, including $19 million for Quad Cities Station nuclear fuel for 2000. Nonregulated capital expenditures depend upon the availability of investment opportunities and other factors. During 2000, these expenditures are estimated to be approximately $4 million.

     MANUFACTURED GAS PLANT FACILITIES -- The United States Environmental Protection Agency (EPA) and the state environmental agencies have determined that contaminated wastes remaining at decommissioned manufactured gas plant facilities may pose a threat to the public health or the environment if such contaminants are in sufficient quantities and at such concentrations as to warrant remedial action.

     MidAmerican Energy is evaluating 27 properties which were, at one time, sites of gas manufacturing plants in which it may be a potentially responsible party. The purpose of these evaluations is to determine whether waste materials are present, whether such materials constitute an environmental or health risk, and whether MidAmerican Energy has any responsibility for remedial action. MidAmerican Energy is currently conducting field investigations at eighteen sites and has conducted interim removal actions at six of the eighteen sites. In addition, MidAmerican Energy has completed investigations and removals at four sites. MidAmerican Energy is continuing to evaluate several of the sites to determine the future liability, if any, for conducting site investigations or other site activity.


     MidAmerican Energy estimates the range of possible costs for investigation, remediation and monitoring for the sites discussed above to be $21 million to $69 million. MidAmerican Energy's estimate of the probable cost for these sites as of September 30, 1999 was $29 million. The estimate consists of $3 million for investigation costs, $10 million for remediation costs, $14 million for monitoring costs and $2 million for closure and administrative costs. This estimate has been recorded as a liability and a regulatory asset for future recovery. MidAmerican Funding projects that these amounts will be paid or incurred over the next 10 years.


     The estimate of probable remediation costs is established on a site specific basis. The costs are accumulated in a three-step process. First, a determination is made as to whether MidAmerican Energy has potential legal liability for the site and whether information exists to indicate that contaminated wastes remain at the site. If so, the costs of performing a preliminary investigation and the costs of removing known contaminated soil are accrued. As the investigation is performed and if it is determined remedial action is required, the best estimate of remediation costs is accrued. If necessary, the estimate is revised when a consent order is issued. The estimated recorded liabilities for these properties include incremental direct costs of the remediation effort, costs for future monitoring at sites and costs of compensation to employees for time expected to be spent directly on the remediation effort. The estimated recorded liabilities for these properties are based upon preliminary

                   MIDAMERICAN FUNDING, LLC AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                           AS OF SEPTEMBER 30, 1999

data. Thus, actual costs could vary significantly from the estimates. The estimate could change materially based on facts and circumstances derived from site investigations, changes in required remedial action and changes in technology relating to remedial alternatives. In addition, insurance recoveries for some or all of the costs may be possible, but the liabilities recorded have not been reduced by any estimate of such recoveries.


     The Illinois Commerce Commission has approved the use of a tariff rider which permits recovery of the actual costs of litigation, investigation and remediation relating to former manufactured gas plant sites. MidAmerican Energy's present rates in Iowa provide for a fixed annual recovery of manufactured gas plant costs. MidAmerican Energy intends to pursue recovery of the remediation costs from other potentially responsible parties and its insurance carriers.


     CLEAN AIR ACT -- On July 18, 1997, the EPA adopted revisions to the National Ambient Air Quality Standards for ozone and a new standard for fine particulate matter. Based on data to be obtained from monitors located throughout each state, the EPA will determine which states have areas that do not meet the air quality standards (i.e., areas that are classified as nonattainment). If a state has area(s) classified as nonattainment area(s), the state is required to submit a State Implementation Plan specifying how it will reach attainment of the standards through emission reductions or other means. In August 1998, the Iowa Environmental Protection Commission adopted by reference the National Ambient Air Quality Standards for ozone and fine particulate matter.


     In May 1999, the United States District Court of Appeals for the District of Columbia Circuit remanded the standards adopted in July 1997 back to the EPA indicating the EPA had not expressed sufficient justification for the basis of establishing the standards and ruling that the EPA has exceeded its constitutionally-delegated authority in setting the standards. The EPA's appeal of the court's ruling to the full panel of the United States District Court of Appeals for the District of Columbia was denied. As a result of the court's initial decision and the current status of the standards, the impact of any new standards on MidAmerican Energy is currently unknown. If the EPA successfully appeals the court's decision, however, and the new standards are implemented, then MidAmerican Energy's fossil fuel generating stations may be subject to emission reductions if the stations are located in nonattainment areas. As part of an overall state plan to achieve attainment of the standards, MidAmerican Energy could be required to install control equipment on its fossil fuel generating stations or decrease the number of hours during whch these stations operate. The degree to which MidAmerican Energy may be required to install control equipment or decrease operating hours under a nonattainment scenario will be determined by the state's assessment of MidAmerican Energy's relative contribution, along with other emission sources, to the nonattainment status. The installation of control equipment would result in increased costs to MidAmerican Energy. A decrease in the number of hours during which the affected stations operate would decrease the revenues of MidAmerican Energy. An increase in costs incurred by MidAmerican Energy or a decrease in the revenues earned by MidAmerican Energy would decrease the amount of funds MidAmerican Energy has available to make distributions to MidAmerican Funding. This decrease would have a corresponding decrease in the amount of funds available to MidAmerican Funding to make payments on the securities.


     LONG-TERM POWER PURCHASE CONTRACT -- Payments to Nebraska Public Power District cover one-half of the fixed and operating costs of Cooper (excluding depreciation but including debt service) and MidAmerican Energy's share of nuclear fuel cost (including nuclear fuel disposal) based on energy delivered. The debt service portion is approximately $1.5 million per month for 1999 and is not contingent upon the plant being in service. In addition, MidAmerican Energy pays one-half of Nebraska Public Power District's decommissioning funding related to Cooper.

                   MIDAMERICAN FUNDING, LLC AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                           AS OF SEPTEMBER 30, 1999

     MidAmerican Energy's payments for the debt principal portion of the power purchase contract obligation and the DOE enrichment plant decontamination and decommissioning payments are $3.8 million, $15.8 million, $16.6 million, $17.4 million, $18.3 million and $-0- million for the remainder of 1999 through 2004, respectively.

     DECOMMISSIONING COSTS -- Based on site-specific decommissioning studies that include decontamination, dismantling, site restoration and spent fuel storage cost, MidAmerican Energy's share of expected decommissioning costs for Cooper and Quad Cities Station, in 1998 dollars, is $256 million and $242 million, respectively. In Illinois, nuclear decommissioning costs are included in customer billings through a mechanism that permits annual adjustments. These costs are reflected in base rates in Iowa tariffs.

     For purposes of developing a decommissioning funding plan for Cooper, Nebraska Public Power District assumes that decommissioning costs will escalate at an annual rate of 4.0%. Although Cooper's operating license expires in 2014, the funding plan assumes decommissioning will start in 2004, the anticipated plant shutdown date.

     As of September 30, 1999, MidAmerican Energy's share of funds set aside by Nebraska Public Power District in internal and external accounts for decommissioning was $106 million. In addition, the funding plan also assumes various funds and reserves currently held to satisfy Nebraska Public Power District bond resolution requirements will be available for plant decommissioning costs after the bonds are retired in early 2004. The funding schedule assumes a long-term return on funds in the trust of 6.75% annually. Certain funds will be required to be invested on a short-term basis when decommissioning begins and are assumed to earn at a rate of 4.0% annually.

     External trusts have been established for the investment of funds for decommissioning the Quad Cities Station. As of September 30, 1999 the fair value of the assets held in the trusts was $133.5 million and is included in Investments on the consolidated balance sheet. A like amount is reflected in Other Liabilities on the consolidated balance sheet.

     NUCLEAR INSURANCE -- MidAmerican Energy maintains financial protection against catastrophic loss associated with its interest in Quad Cities Station and Cooper through a combination of insurance purchased by Nebraska Public Power District (the owner and operator of Cooper) and Commonwealth Edison (the joint owner and operator of Quad Cities Station), insurance purchased directly by MidAmerican Energy, and the mandatory industry-wide loss funding mechanism afforded under the Price-Anderson Amendments Act of 1988. The general types of coverage are: nuclear liability, property coverage and nuclear worker liability.

     Nebraska Public Power District and ComEd each purchase nuclear liability insurance for Cooper and Quad Cities Station, respectively, in the maximum available amount of $200 million. In accordance with the Price-Anderson Amendments Act of 1988, excess liability protection above that amount is provided by a mandatory industry-wide program under which the licensees of nuclear generating facilities could be assessed for liability incurred due to a serious nuclear incident at any commercial nuclear reactor in the United States. Currently, MidAmerican Energy's aggregate maximum potential share of such an assessment for Cooper and Quad Cities Station combined is $88.1 million per incident, payable in installments not to exceed $10 million annually.

     The property coverage provides for property damage, stabilization and decontamination of the facility, disposal of the decontaminated material and premature decommissioning. For Quad Cities Station, Commonwealth Edison purchases primary and excess property insurance protection for the combined interests in Quad Cities, with coverage limits totaling $2.1 billion. For Cooper, MidAmerican Energy and Nebraska Public Power District separately purchase primary and excess property insurance protection for their respective obligations, with coverage limits of $1.375 billion

                   MIDAMERICAN FUNDING, LLC AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                           AS OF SEPTEMBER 30, 1999

each. This structure provides that both MidAmerican Energy and Nebraska Public Power District are covered for their respective 50% obligation in the event of a loss totaling up to $2.75 billion. MidAmerican Energy also directly purchases extra expense/business interruption coverage for its share of replacement power and/or other extra expenses in the event of a covered accidental outage at Cooper or Quad Cities Station. The coverages purchased directly by MidAmerican Energy, and the property coverages purchased by Commonwealth Edison, which includes the interests of MidAmerican Energy, are underwritten by an industry mutual insurance company and contain provisions for retrospective premium assessments should two or more full policy-limit losses occur in one policy year. Currently, the maximum retrospective amounts that could be assessed against MidAmerican Energy from industry mutual policies for its obligations associated with Cooper and Quad Cities Station combined, total $11.2 million.

     The master nuclear worker liability coverage, which is purchased by Nebraska Public Power District and Commonwealth Edison for Cooper and Quad Cities Station, respectively, is an industry-wide guaranteed-cost policy with an aggregate limit of $200 million for the nuclear industry as a whole, which is in effect to cover tort claims of workers in nuclear-related industries as a result of radiation exposure.

     COAL AND NATURAL GAS CONTRACT COMMITMENTS -- MidAmerican Energy has entered into supply and related transportation contracts for its fossil fueled generating stations. The contracts, with expiration dates ranging from 1999 to 2003, require minimum payments of $32.6 million, $116.4 million, $29.6 million, $9.7 million, $2.6 million and $0 million for the remainder of 1999 through 2004, respectively. MidAmerican Energy expects to supplement these coal contracts with spot market purchases to fulfill its future fossil fuel needs.

     MidAmerican Energy has entered into various natural gas supply and transportation contracts for its utility operations. The minimum commitments under these contracts are $51.9 million, $131.8 million, $76.4 million, $55.2 million, $43.2 million and $24.4 million for the remainder of 1999 through 2004, respectively, and $72.8 million for the total of the years thereafter.

     OPERATING LEASE COMMITMENTS -- MidAmerican Funding has entered into various operating lease agreements covering facilities, computer and transportation equipment. The approximate future minimum annual commitments under all operating leases are $3.5 million, $12.1 million, $7.3 million, $5.3 million, $3.8 million and $1.9 million for the remainder of 1999 through 2004, respectively, and $5.3 million for the total of the years thereafter.


5. RETIREMENT PLANS

     MidAmerican Funding has primarily noncontributory defined benefit pension plans covering substantially all employees. Benefits under the plans are based on participants' compensation, years of service and age at retirement. Funding is based upon the actuarially determined costs of the plans and the requirements of the Internal Revenue Code and the Employee Retirement Income Security Act. MidAmerican Funding has been allowed to recover funding contributions in rates.

     MidAmerican Funding currently provides certain health care and life insurance (postretirement) benefits for retired employees. Under the plans, substantially all of MidAmerican Funding's employees may become eligible for these benefits if they reach retirement age while working for MidAmerican Funding. However, MidAmerican Funding retains the right to change these benefits anytime at its discretion. MidAmerican Energy is recovering postretirement benefit costs on an accrual basis in rates.

     MidAmerican Funding also maintains noncontributory, nonqualified supplemental executive retirement plans for active and retired participants.

                   MIDAMERICAN FUNDING, LLC AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                           AS OF SEPTEMBER 30, 1999

     The pension plan assets are in external trusts and are comprised of corporate equity securities, United States government debt, corporate bonds, and insurance contracts. Postretirement benefit plans assets are in external trusts and are comprised primarily of corporate equity securities, corporate bonds, money market investment accounts and municipal bonds.

     Although the supplemental executive retirement plans had no assets as of September 30, 1999, MidAmerican Funding had Rabbi trusts which held corporate-owned life insurance policies to provide funding for the future cash requirements. Because these plans are nonqualified, the fair value of these assets is not included in the following table. The cash value of the life insurance policies was $59.2 million at September 30, 1999.

     The projected benefit obligation and accumulated benefit obligation for the supplemental executive plans were $73.2 million and $64.0 million, respectively, as of September 30, 1999.

     The following table presents a reconciliation of the funded status of the aforementioned plans to the net amounts recognized in MidAmerican Funding's consolidated balance sheet as of September 30, 1999 (dollars in thousands):





                                                              PENSION       POSTRETIREMENT
                                                              BENEFITS         BENEFITS
                                                           -------------   ---------------
Funded status ..........................................    $   69,772       $  (43,709)
Unrecognized net loss (gain) ...........................      (114,969)         (17,014)
Unrecognized prior service cost ........................        28,143            2,393
Unrecognized net transition obligation (asset) .........       (11,804)          54,460
                                                            ----------       ----------
   Net amount recognized in MidAmerican Funding's
    consolidated balance sheet .........................       (28,858)          (3,870)
                                                            ----------       ----------
Amounts recognized in the consolidated balance sheet of
 MidAmerican Funding consist of:
 Prepaid benefit cost ..................................    $   13,842       $       --
 Accrued benefit liability .............................       (42,700)          (3,870)
 Additional minimum liability ..........................       (21,300)              --
 Intangible asset ......................................        21,300               --
                                                            ----------       ----------
Net amount recognized ..................................    $  (28,858)      $   (3,870)
                                                            ==========       ==========



                                                                            PENSION AND
                                                                           POSTRETIREMENT
                                                                            ASSUMPTIONS
                                                                          ---------------
Assumptions used were:
 Discount rate ........................................................         7.25%
 Rate of increase in compensation levels -- Qualified Plan ............         5.00%
 Rate of increase in compensation levels -- Nonqualified Plan .........         6.50%
 Weighted average expected long-term rate of return on assets .........         9.00%

     The postretirement plan was amended on January 1, 1999, increasing the retiree co-payment for prescription drugs.

     For purposes of calculating the postretirement benefit obligation, it is assumed health care costs for covered individuals prior to age 65 will increase by 8.4% in 1999 and that the rate of increase thereafter will decline by 1.0% annually to an ultimate rate of 5.25% by the year 2003. For covered individuals age 65 and older, it is assumed health care costs will increase by 6.0% in 1999 and 5.5% in 2000.

                   MIDAMERICAN FUNDING, LLC AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                           AS OF SEPTEMBER 30, 1999

     If the assumed health care trend rates used to measure the expected cost of benefits covered by the plans were increased by 1.0%, the postretirement benefit obligation at September 30, 1999, would increase by $18.3 million. If the assumed health care trend rates were to decrease by 1.0%, the postretirement benefit obligation at September 30, 1999, would decrease by $15.4 million.



6. SHORT-TERM BORROWING

     Interim financing of working capital needs and the construction program may be obtained from the sale of commercial paper or short-term borrowing from banks. Information regarding short-term debt follows (dollars in thousands):




                                                                          SEPTEMBER 30,
                                                                              1999
                                                                         --------------
Balance at September 30, 1999 ........................................     $  89,115
Weighted average interest rate on September 30, 1999 balance .........           5.4%

     MidAmerican Energy has authority from FERC to issue short-term debt in the form of commercial paper and bank notes aggregating $400 million. As of September 30, 1999, MidAmerican Energy had a $250 million revolving credit facility and lines of credit totaling $5 million and MHC had lines of credit totaling $44 million. MidAmerican Energy's commercial paper borrowings are supported by the revolving credit facility and the line of credit.

     All subsidiary long-term borrowings outstanding at September 30, 1999, are without recourse to MidAmerican Funding.


7. RATE MATTERS

 ELECTRIC

     In Iowa on June 1, 1998, prices for electric residential customers were reduced by an amount which will have a $5.0 million annual impact on revenues. The decrease was the last of three for Iowa residential customers as a result of a 1997 settlement agreement.

     Through several steps from mid-1997 to the end of 1998, electric prices for Iowa industrial customers were reduced by an amount which will have a $6 million annual impact on revenues, and electric prices for Iowa commercial customers were reduced by an amount which will have a $4 million annual impact on revenues. The reductions were achieved through a retail access pilot project, negotiated individual electric contracts and a $1.5 million tariffed rate reduction for selected non-contract commercial customers.

     The negotiated electric contracts have differing terms and conditions as well as prices. The contracts range in length from five to ten years, and some have price renegotiation and early termination provisions exercisable by either party. The vast majority of the contracts are for terms of seven years or less, although, some large customers have agreed to ten-year contracts. Prices are set as fixed prices; however, many contracts allow for potential price adjustments with respect to environmental costs, government imposed public purpose programs, tax changes, and transition costs. While the contract prices are fixed (except for the potential adjustment elements), the costs MidAmerican Energy incurs to fulfill these contracts will vary. On an aggregate basis the annual revenues under contract are approximately $180 million.

     If MidAmerican Energy's annual Iowa electric jurisdictional return on common equity exceeds 12%, then earnings above the 12% level will be shared equally between customers and MidAmerican Energy; if the return on common equity exceeds 14%, two-thirds of MidAmerican Energy's share of

                   MIDAMERICAN FUNDING, LLC AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                           AS OF SEPTEMBER 30, 1999

those earnings above the 14% level will be used for accelerated recovery of regulatory assets. The 1997 pricing plan settlement agreement precludes MidAmerican Energy from filing for increased rates prior to 2001 unless the return on common equity falls below 9%. Other parties signing the agreement are prohibited from filing for reduced rates prior to 2001 unless the return on common equity after reflecting credits to customers, exceeds 14%. On April 14, 1999, the Iowa Utilities Board (IUB) approved, subject to additional refund, MidAmerican Energy's 1998 return on common equity calculation. During the second quarter of 1999, MidAmerican Energy refunded $2.2 million to its Iowa non-contract customers related to the return on common equity calculation for 1998, $1.4 million and $0.8 million of which was expensed in 1999 and 1998, respectively.

     Under an Illinois restructuring law enacted in 1997, a similar sharing mechanism is in place for MidAmerican Energy's Illinois electric operations. Two-year average returns on common equity greater than a two-year average benchmark will trigger an equal sharing of earnings on the excess. The benchmark is a calculation of average 30-year Treasury Bond rates plus 5.5% for 1998 and 1999. Legislation passed in July 1999 increases the benchmark for 2000 through 2004 to 8.5% above the 30-year Treasury bond rate. The initial calculation, which is still being defined and is due March 31, 2000, will be based on 1998 and 1999 results.

 GAS

     In October 1998, MidAmerican Energy made a filing with the Iowa Utilities Board requesting a rate increase for its Iowa retail gas customers. An interim rate increase of approximately $6.7 million annually was approved by the IUB on January 22, 1999, effective immediately. On April 23, 1999, the Iowa Utilities Board issued an order approving a settlement agreement between MidAmerican Energy, the Iowa Office of Consumer Advocate and other parties which provides for an annual increase of $13.9 million. The new rates were implemented May 27, 1999.

     In November 1998, MidAmerican Energy filed with the South Dakota Public Utilities Commission requesting a rate increase for its South Dakota retail gas customers. The South Dakota Public Utilities Commission, on April 23, 1999, issued an order approving a rate increase of $2.4 million annually, effective May 1, 1999.

     As a result of a negotiated settlement in Illinois, MidAmerican Energy reduced its Illinois electric service rates by annual amounts of $13.1 million and $2.4 million, effective November 3, 1996, and June 1, 1997, respectively. MidAmerican Energy implemented an additional $0.9 million annual rate reduction for its Illinois residential customers, effective August 1, 1998, in connection with Illinois' electric utility restructuring law.


8. DISCONTINUED OPERATIONS


     In October 1999, MidAmerican Funding distributed its holding in the capital stock of MidAmerican Realty to MidAmerican Energy Holdings Company, MidAmerican Funding's parent. The operations are the result of several acquisitions beginning in May 1998. Refer to Note 17, "Acquisitions."



9. CONCENTRATION OF CREDIT RISK

     MidAmerican Energy's electric utility operations serve 565,000 customers in Iowa, 85,000 customers in western Illinois and 3,000 customers in southeastern South Dakota. MidAmerican Energy's gas utility operations serve 489,000 customers in Iowa, 65,000 customers in western Illinois, 64,000 customers in southeastern South Dakota and 4,000 customers in northeastern Nebraska. The largest communities served by MidAmerican Energy are the Iowa and Illinois Quad-Cities; Des Moines, Sioux City, Cedar Rapids, Waterloo, Iowa City and Council Bluffs, Iowa; and Sioux Falls,

                   MIDAMERICAN FUNDING, LLC AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                           AS OF SEPTEMBER 30, 1999

South Dakota. MidAmerican Energy's utility operations grant unsecured credit to customers, substantially all of whom are local businesses and residents. As of September 30, 1999, billed receivables from MidAmerican Energy's utility customers totaled $14.1 million. As described in
Note 17, billed receivables related to utility services have been sold to a wholly owned unconsolidated subsidiary.


     MidAmerican Capital has investments in preferred stocks of companies in the utility industry. As of September 30, 1999, the total cost of these investments was $36.0 million and they were valued at $35 million on the consolidated balance sheet.


     MidAmerican Capital has entered into leveraged lease agreements with companies in the airline industry. As of September 30, 1999, the receivables under these agreements totaled $28.7 million.



10. PREFERRED SHARES


     The $5.25 Series Preferred Shares, which were not redeemable prior to November 1, 1998, for any purpose, are subject to mandatory redemption on November 1, 2003 at $100 per share. The $7.80 Series Preferred Shares have sinking fund requirements under which 66,600 shares will be redeemed at $100 per share each May 1, beginning in 2001 through May 1, 2006.


     The total outstanding cumulative preferred stock of MidAmerican Energy not subject to mandatory redemption requirements may be redeemed at the option of MidAmerican Funding at prices which, in the aggregate, total $32.6 million. The aggregate total the holders of all preferred stock outstanding at September 30, 1999, are entitled to upon involuntary bankruptcy is $181.8 million plus accrued dividends. Annual dividend requirements for all preferred stock outstanding at September 30, 1999, total $12.9 million.



11. SEGMENT INFORMATION



     MidAmerican Funding has two reportable operating segments: electric and gas. The electric segment derives most of its revenue from retail sales of regulated electricity to residential, commercial and industrial customers, and sales to other utilities; whereas the gas segment derives most of its revenue from retail sales of regulated natural gas to residential, commercial and industrial customers. The gas segment also earns significant revenues by transporting gas owned by others through its distribution systems. Pricing for electric and gas sales are established separately by regulatory agencies; therefore, management also reviews each segment separately to make decisions regarding allocation of resources and in evaluating performance. Common operating costs, interest income, interest expense, income tax expense, and equity in the net loss of investees are allocated to each segment.

                   MIDAMERICAN FUNDING, LLC AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                           AS OF SEPTEMBER 30, 1999

     The following table provides certain MidAmerican Funding information on an operating segment basis as of September 30, 1999 (in thousands):



SEGMENT ASSET INFORMATION:
Electric:
 Total assets ..........................................................    $ 2,685,075
 Capital expenditures ..................................................         78,322
 Investment in equity method investments ...............................          2,238
Gas:
 Total assets ..........................................................        657,934
 Capital expenditures ..................................................         18,745
 Investment in equity method investments ...............................            426
Nonregulated and Other (a):
 Total assets, excluding investment in discontinued operations .........      1,876,278
 Capital expenditures ..................................................          5,461
 Investment in equity method investments ...............................         11,272
 Investment in discontinued operations (Note 9) ........................         53,283


----------
(a) "Nonregulated and Other" consists of MidAmerican Capital, Midwest Capital, CBEC Railway and other nonregulated operations and holding company corporate assets.


12. FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments. Tariffs for MidAmerican Energy's utility services are established based on historical cost ratemaking. Therefore, the impact of any realized gains or losses related to financial instruments applicable to MidAmerican Energy's utility operations is dependent on the treatment authorized under future ratemaking proceedings.

     CASH AND CASH EQUIVALENTS -- The carrying amount approximates fair value due to the short maturity of these instruments.

     QUAD CITIES STATION NUCLEAR DECOMMISSIONING TRUST FUND -- Fair value is based on quoted market prices of the investments held by the fund.

     MARKETABLE SECURITIES -- Fair value is based on quoted market prices.

     DEBT SECURITIES -- Fair value is based on the discounted value of the future cash flows expected to be received from these investments.

     EQUITY INVESTMENTS CARRIED AT COST -- Fair value is based on an estimate of MidAmerican Funding's share of partnership equity, offers from unrelated third parties or the discounted value of the future cash flows expected to be received from these investments.

     NOTES PAYABLE -- Fair value is estimated to be the carrying amount due to the short maturity of these issues.

     PREFERRED SHARES -- Fair value of preferred shares with mandatory redemption provisions is estimated based on quoted market prices for similar issues.

     LONG-TERM DEBT -- Fair value of long-term debt is estimated based on the quoted market prices for the same or similar issues or on the current rates offered to MidAmerican Funding for debt of the same remaining maturities.

     PREFERRED STOCK HEDGE INSTRUMENTS -- Fair value is determined using quoted market prices. See Note 1 for additional discussion of fair value.

                   MIDAMERICAN FUNDING, LLC AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                           AS OF SEPTEMBER 30, 1999

     GAS FUTURES CONTRACTS AND SWAPS -- Fair value of the futures contracts are based on quoted market prices and generally have maturities of one year or less. The fair value of the swaps is estimated based on quotes from the market makers of these instruments and represents the estimated amounts that MidAmerican Funding would expect to receive or pay to terminate the agreements. See Note 1 for additional discussion of fair value.


     The following table presents the carrying amount and estimated fair value of certain financial instruments as of September 30, 1999 (in thousands):




                                                                    CARRYING           FAIR
                                                                     AMOUNT            VALUE
                                                                 --------------   --------------
Financial instruments owned by MidAmerican Funding:
 Equity investments carried at cost ..........................    $     6,366      $     6,366
Financial instruments issued by MidAmerican Funding:
 MidAmerican Energy preferred securities; subject to mandatory
   redemption ................................................    $    50,000      $    50,839
 MidAmerican Energy-obligated preferred securities; subject to
   mandatory redemption ......................................    $   101,598      $    95,760
 Long-term debt, including current portion ...................    $ 1,748,060      $ 1,699,759


     The amortized cost and estimated fair value of investments in debt and equity securities at September 30, 1999 are as follows (in thousands):





                                        AMORTIZED        FAIR
                                           COST          VALUE
                                       -----------   ------------
Available-for-sale:
Equity securities ..................    $ 148,731     $ 165,476
Municipal bonds ....................       28,129        28,845
U.S. Government securities .........       13,918        13,970
Corporate securities ...............       15,096        14,654
Cash equivalents ...................        7,772         7,772
                                        ---------     ---------
                                        $ 213,646     $ 230,717
                                        =========     =========
Held-to-maturity:
Debt securities ....................    $  11,832     $  11,832
                                        ---------     ---------
                                        $ 225,478     $ 242,549
                                        =========     =========

     At September 30, 1999, the debt securities held by MidAmerican Funding had the following maturities (in thousands):




                                 AVAILABLE FOR SALE         HELD TO MATURITY
                               -----------------------   -----------------------
                                AMORTIZED       FAIR      AMORTIZED       FAIR
                                   COST        VALUE         COST        VALUE
                               -----------   ---------   -----------   ---------
Within 1 year ..............     $ 4,406      $ 4,423       $9,755      $9,755
1 through 5 years ..........      29,359       29,785            8           8
5 through 10 years .........       6,311        6,524        2,069       2,069
Over 10 years ..............      17,067       16,737           --          --

                   MIDAMERICAN FUNDING, LLC AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                           AS OF SEPTEMBER 30, 1999

13. DEFERRED INCOME TAXES

     Included in deferred income taxes in the consolidated balance sheet as of September 30, 1999 are deferred tax assets and deferred tax liabilities as follows (in thousands):



Deferred tax assets related to:
 Investment tax credits ................................    $  52,139
 Unrealized losses .....................................       16,618
 Pensions ..............................................       15,677
 Discontinued operations ...............................        8,440
 Nuclear reserves and decommissioning ..................       17,715
 Other .................................................       15,747
                                                            ---------
   Total ...............................................    $ 126,336
                                                            =========
Deferred tax liabilities related to:
 Depreciable property ..................................    $ 420,590
 Income taxes recoverable through future rates .........      198,364
 Demand side management ................................       27,186
 Reacquired debt .......................................       15,745
 Partnership investments ...............................        9,004
 Unrealized gains ......................................        9,299
                                                            ---------
   Total ...............................................    $ 680,188
                                                            =========

14. INVENTORIES

     Inventories include the following amounts as of September 30, 1999 (in thousands):



Materials and supplies, at average cost .........    $  30,295
Coal stocks, at average cost ....................       26,331
Gas in storage, at LIFO cost ....................       47,212
Fuel oil, at average cost .......................        2,210
Other ...........................................        3,132
                                                     ---------
 Total ..........................................    $ 109,180
                                                     =========

15. MIDAMERICAN ENERGY-OBLIGATED MANDATORILY REDEEMABLE PREFERRED
     SECURITIES OF MIDAMERICAN ENERGY FINANCING I


     In December 1996, MidAmerican Energy Financing I (the Trust), a wholly owned statutory business trust of MidAmerican Energy, issued 4,000,000 shares of 7.98% Series MidAmerican Energy-obligated mandatorily redeemable preferred securities (the Preferred Securities). The sole assets of the Trust are $103.1 million of MidAmerican Energy 7.98% Series A Debentures due 2045 (the Debentures). There is a full and unconditional guarantee by MidAmerican Energy of the Trust's obligations under the Preferred Securities. MidAmerican Energy has the right to defer payments of interest on the Debentures by extending the interest payment period for up to 20 consecutive quarters. If interest payments on the Debentures are deferred, distributions on the Preferred Securities will also be deferred. During any deferral, distributions will continue to accrue with interest thereon, and MidAmerican Energy may not declare or pay any dividend or other distribution on, or redeem or purchase, any of its capital stock.


     The Debentures may be redeemed by MidAmerican Energy on or after December 18, 2001, or at an earlier time if there is more than an insubstantial risk that interest paid on the Debentures will not

                   MIDAMERICAN FUNDING, LLC AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                           AS OF SEPTEMBER 30, 1999

be deductible for federal income tax purposes. If the Debentures, or a portion of the Debentures, are redeemed, the Trust must redeem a like amount of the Preferred Securities. If a termination of the Trust occurs, the Trust will distribute to the holders of the Preferred Securities a like amount of the Debentures unless the distribution is determined not to be practicable. If a determination is made, the holders of the Preferred Securities will be entitled to receive, out of the assets of the trust after satisfaction of its liabilities, a liquidation amount of $25 for each Preferred Security held plus accrued and unpaid distributions.


16. SALE OF ACCOUNTS RECEIVABLE


     In 1997 MidAmerican Energy entered into a revolving agreement, which expires in 2002, to sell all of its right, title and interest in the majority of its billed accounts receivable to MidAmerican Energy Funding Corporation (Funding Corp.), a special purpose entity established to purchase accounts receivable from MidAmerican Energy. At September 30, 1999, $98.4 million of accounts receivable, net of reserves, was sold under the agreement.


17. ACQUISITIONS


     In 1998, MidAmerican Funding established MidAmerican Realty as a holding company for its real estate brokerage operations. MidAmerican Funding, through MidAmerican Realty, then acquired several real estate brokerage operations and related businesses.


     As discussed in Note 9, MidAmerican Funding distributed its holding in the capital stock of MidAmerican Realty to MidAmerican Energy Holdings Company in October 1999 and has reflected the net assets and liabilities related to MidAmerican Realty as investment in discontinued operations in the accompanying consolidated balance sheet as of September 30, 1999.


18. SUBSEQUENT EVENTS


     On October 25, 1999, an investor group including Berkshire Hathaway, Inc. (Berkshire) reached a definitive agreement to acquire MidAmerican Energy Holdings Company for $35.05 per share in cash, along with the assumption of debt. Berkshire will invest approximately $1.25 billion in common stock and a non-dividend-paying convertible preferred stock of the surviving corporation, giving Berkshire an approximate 75% interest in MidAmerican Funding's parent on a fully diluted basis. Berkshire will also invest $800 million in trust preferred securities. The other investors, who in total will invest approximately $300 million are Walter Scott, former chairman of Peter Kiewit Sons' Inc. and a Board Member of MidAmerican Energy Holdings Company, and David
L. Sokol, the Chairman and Chief Executive Officer of the same.

                        INDEPENDENT ACCOUNTANTS' REPORT


To MidAmerican Funding, LLC and subsidiaries:



We have audited the accompanying consolidated balance sheet and consolidated statement of capitalization as of September 30, 1999 of MidAmerican Funding, LLC and subsidiaries. These financial statements are the responsibility of MidAmerican Funding's management. Our responsibility is to express an opinion on these financial statements based on our audit.



We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.


In our opinion, such financial statements present fairly, in all material respects, the consolidated financial position of MidAmerican Funding, LLC and subsidiaries as of September 30, 1999, in conformity with generally accepted accounting principles.




DELOITTE & TOUCHE LLP
Des Moines, Iowa


January 11, 2000

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION


     On March 12, 1999, MidAmerican Funding paid $27.15 in cash for each outstanding share of MHC common stock for a total of approximately $2.42 billion in a merger pursuant to which MHC became a direct wholly-owned subsidiary of MidAmerican Funding. The MidAmerican Merger has been accounted for as a purchase business combination. The purchase price has been allocated to assets acquired and liabilities assumed based on preliminary valuations and MidAmerican Funding is awaiting final valuations. MidAmerican Funding recorded goodwill of approximately $1.5 billion which is being amortized using the straight line method over a 40 year period. On March 11, 1999, MidAmerican Funding issued $200 million of 5.85% Senior Secured Notes due 2001, $175 million of 6.339% Senior Secured Notes due 2009, and $325 million of 6.927% Senior Secured Bonds due 2029. The proceeds from the offering of these Notes and Bonds were used to complete the MidAmerican Merger.


     The following unaudited pro forma condensed consolidated financial statements are based on the historical consolidated financial statements of MidAmerican Funding and MHC, combined and adjusted to give effect on a pro forma basis to the Offering and on a pro forma as adjusted basis to the Offering and the MidAmerican Merger and the transactions contemplated thereby, as described in the notes to the financial statements. MidAmerican Funding had no results of operations prior to the Offering and the MidAmerican Merger. These statements should be read in conjunction with the historical financial statements and notes of MHC which are included and incorporated by reference in this registration statement. See "Incorporation by Reference."


     The unaudited pro forma condensed consolidated statements of income for the year ended December 31, 1998, and for the nine months ended September 30, 1999, present the results of operations for MidAmerican Funding as if the Offering and the MidAmerican Merger had occurred on January 1, 1998. In addition, the statements of income do not reflect discontinued operations. A pro forma balance sheet is not required as of September 30, 1999, since both the Offering and the MidAmerican Merger are reflected in the historical balance sheet of MidAmerican Funding as of that date which is included elsewhere in this registration statement.


     The pro forma adjustments are estimates based upon information currently available and related assumptions that management believes are reasonable under the circumstances. MidAmerican Funding's actual consolidated financial statements reflect the effects of the MidAmerican Merger on and after the effective time of the MidAmerican Merger rather than the dates indicated above. The unaudited pro forma condensed consolidated financial statements neither purport to represent what the combined results of operations or financial condition actually would have been had the MidAmerican Merger and related transactions in fact occurred on the assumed dates, nor to project MidAmerican Funding's results of operations and financial position for any future period.

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                 FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)




                                                          MIDAMERICAN          MHC
                                                            FUNDING       (PREDECESSOR)
                                                       ---------------- ----------------
                                                        MARCH 12, 1999   JANUARY 1, 1999
                                                            THROUGH          THROUGH          OFFERING
                                                         SEPTEMBER 30,      MARCH 11,        AND MERGER
                                                             1999             1999          ADJUSTMENTS      PRO FORMA
                                                       ---------------- ---------------- ----------------- ------------
                                                           (NOTE 1)         (NOTE 2)      (NOTES 3, 4 & 5)
OPERATING REVENUES
Regulated electric ...................................     $685,376        $ 208,963         $     --      $894,339
Regulated gas ........................................      164,967          139,564               --       304,531
Nonregulated .........................................       93,231           34,539               --       127,770
                                                           --------        ---------         --------      ---------
                                                            943,574          383,066               --      1,326,640
                                                           --------        ---------         --------      ---------
OPERATING EXPENSES
Regulated:
 Cost of fuel, energy and capacity ...................      125,396           40,232             (759)      164,869
 Cost of gas sold ....................................       85,019           79,910               --       164,929
 Other operating expenses ............................      232,420           93,940             (124)      326,236
 Maintenance .........................................       67,138           18,302               --        85,440
 Depreciation and amortization .......................      107,535           39,417               --       146,952
 Property and other taxes ............................       42,785           15,758               --        58,543
                                                           --------        ---------         --------      ---------
                                                            660,293          287,559             (883)      946,969
                                                           --------        ---------         --------      ---------
Nonregulated:
 Cost of sales .......................................       79,348           30,188             (345)      109,191
 Other ...............................................       37,070            6,421            7,264        50,755
                                                           --------        ---------         --------      ---------
                                                            116,418           36,609            6,919       159,946
                                                           --------        ---------         --------      ---------
 Total operating expenses ............................      776,711          324,168            6,036      1,106,915
                                                           --------        ---------         --------      ---------
OPERATING INCOME .....................................      166,863           58,898           (6,036)      219,725
                                                           --------        ---------         --------      ---------
NON-OPERATING INCOME
Interest income ......................................       14,638            1,411               --        16,049
Dividend income ......................................        3,159            1,331               --         4,490
Realized gains and losses on securities, net .........       78,066           15,214               --        93,280
Other, net ...........................................         (445)         (18,133)          19,552           974
                                                           --------        ---------         --------      ---------
                                                             95,418             (177)          19,552       114,793
                                                           --------        ---------         --------      ---------
FIXED CHARGES
Interest on long-term debt ...........................       65,174           14,814            8,046        88,034
Other interest expense ...............................        5,486            3,145               --         8,631
Preferred dividends of subsidiaries ..................        6,327            2,831              543         9,701
Allowance for borrowed funds .........................         (682)            (235)              --          (917)
                                                           --------        ---------         --------      ---------
                                                             76,305           20,555            8,589       105,449
                                                           --------        ---------         --------      ---------
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME
 TAXES ...............................................      185,976           38,166            4,927       229,069
INCOME TAXES .........................................       77,348           21,377             (190)       98,535
                                                           --------        ---------         --------      ---------
INCOME FROM CONTINUING OPERATIONS ....................     $108,628        $  16,789         $  5,117      $130,534
                                                           ========        =========         ========      =========

 See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                     FOR THE YEAR ENDED DECEMBER 31, 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)




                                                                        PRO FORMA
                                                        MIDAMERICAN       AFTER           MHC           MERGER
                                                          FUNDING       OFFERING     (PREDECESSOR)    ADJUSTMENTS    PRO FORMA
                                                       ------------- -------------- --------------- -------------- -------------
                                                                        (NOTE 3)        (NOTE 2)     (NOTES 4 & 5)
OPERATING REVENUES
Regulated electric ...................................      $--        $       --     $1,169,810      $       --    $1,169,810
Regulated gas ........................................       --                --        429,870              --       429,870
Nonregulated .........................................       --                --        176,244              --       176,244
                                                            ---        ----------     ----------      ----------    ----------
                                                             --                --      1,775,924              --     1,775,924
                                                            ---        ----------     ----------      ----------    ----------
OPERATING EXPENSES
Regulated:
 Cost of fuel, energy and capacity ...................       --                --        225,736          (3,828)      221,908
 Cost of gas sold ....................................       --                --        243,451              --       243,451
 Other operating expenses ............................       --                --        470,328            (625)      469,703
 Maintenance .........................................       --                --        110,387              --       110,387
 Depreciation and amortization .......................       --                --        182,211              --       182,211
 Property and other taxes ............................       --                --         87,276              --        87,276
                                                            ---        ----------     ----------      ----------    ----------
                                                             --                --      1,319,389          (4,453)    1,314,936
                                                            ---        ----------     ----------      ----------    ----------
Nonregulated:
 Cost of sales .......................................       --                --        144,417          (1,757)      142,660
 Other ...............................................       --                --         40,706          36,569        77,275
                                                            ---        ----------     ----------      ----------    ----------
                                                             --                --        185,123          34,812       219,935
                                                                       ----------     ----------      ----------    ----------
 Total operating expenses ............................       --                --      1,504,512          30,359     1,534,871
                                                            ---        ----------     ----------      ----------    ----------
OPERATING INCOME .....................................       --                --        271,412         (30,359)      241,053
                                                            ---        ----------     ----------      ----------    ----------
NON-OPERATING INCOME
Interest income ......................................       --                --          9,262              --         9,262
Dividend income ......................................       --                --         10,251              --        10,251
Realized gains and losses on securities, net .........       --                --         11,204              --        11,204
Other, net ...........................................       --                --          5,096           6,105        11,201
                                                            ---        ----------     ----------      ----------    ----------
                                                             --                --         35,813           6,105        41,918
                                                            ---        ----------     ----------      ----------    ----------
FIXED CHARGES
Interest on long-term debt ...........................       --            44,100         80,908          (2,613)      122,395
Other interest expense ...............................       --                --         12,682              --        12,682
Preferred dividends of subsidiaries ..................       --                --         12,932              --        12,932
Allowance for borrowed funds .........................       --                --         (3,377)             --        (3,377)
                                                            ---        ----------     ----------      ----------    ----------
                                                             --            44,100        103,145          (2,613)      144,632
                                                            ---        ----------     ----------      ----------    ----------
INCOME FROM CONTINUING OPERATIONS BEFORE
 INCOME TAXES ........................................       --           (44,100)       204,080         (21,641)      138,339
INCOME TAXES .........................................       --           (17,640)        76,926           4,421        63,707
                                                            ---        ----------     ----------      ----------    ----------
INCOME FROM CONTINUING OPERATIONS ....................      $--        $  (26,460)    $  127,154      $  (26,062)   $   74,632
                                                            ===        ==========     ==========      ==========    ==========

 See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

                         NOTES TO UNAUDITED PRO FORMA
                  CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


1. Reflects the historical results of MidAmerican Funding subsequent to the MidAmerican Merger.

2.  Reflects the historical results of MHC prior to the MidAmerican merger.


3. Immediately prior to the MidAmerican Merger, MidAmerican Funding issued $700 million of senior secured debt, in three traunches, at a weighted average interest rate of 6.5%. MidAmerican Funding received $13.6 million from three separate rate swap arrangements of $125 million each, which locked in interest rates for the two months prior to the offering. MidAmerican
   Funding also incurred $7.0 million of underwriter discounts and other offering costs. The net amount of the rate swap arrangements and the offering costs are being amortized on the effective interest method over the life of each of the three traunches.


4. On March 12, 1999, MidAmerican Funding purchased MHC for $2,439.8 million, including transaction costs. The transaction was accounted for as a purchase business combination. The pro forma statements of income reflect amortization of balance sheet adjustments made to reflect the effect of the MidAmerican Merger on MHC's assets and liabilities. Adjustments made to the assets and liabilities were as follows (in thousands):


   Goodwill ..............................................................    $1,477,440
   Other current assets ..................................................       (16,674)
   Power purchase contract ...............................................       (34,295)
   Other non-current assets ..............................................      (217,340)
   Other non-current liabilities .........................................       (61,034)
   Long-term debt ........................................................        (5,782)
   Deferred taxes ........................................................       120,038
   MidAmerican-obligated preferred securities of subsidiary trust ........          (543)
                                                                              ----------
                                                                              $1,261,810
                                                                              ==========


   4A. The adjustments for regulated cost of fuel, energy and capacity comprise the amortization of the provision for the net present value of expected future payments over the anticipated recoverable amounts for MHC's uneconomic long-term fuel contracts. The total fair value adjustment of $11 million will be amortized over 4 years based upon amounts ultimately recovered. Pro forma adjustments of $3,828 and $759 for the year ended December 31, 1998 and the period from January 1, 1999 to March 11, 1999, respectively, were estimated based upon deliveries for the contracts.


   4B. The adjustments for regulated other operating expenses comprise the amortization of the provision for the net present value of expected future payments in excess of the anticipated recoverable amounts for MHC's uneconomic power purchase contract. The total adjustment of $34 million will be amortized over 5 years based upon amounts ultimately recovered. Pro forma adjustments of $625 and $124 for the year ended December 31, 1998 and the period from January 1, 1999 to March 11, 1999, respectively, were estimated based upon payments made under the contracts.


   4C. The adjustments for non-regulated cost of sales comprise the amortization of the fair value provision for MHC's real estate investments. The total adjustment of $30 million will be reflected as an adjustment to the sales basis as investments are ultimately sold. Pro forma adjustments of $1,757 and $345 for the year ended December 31, 1998 and the period from January 1, 1999 to March 11, 1999, respectively, were calculated based upon real estate sales. No pro forma adjustments are made for the fair value adjustments to other non-current assets shown in the table above of $154,645 related to the Quad Cities Nuclear Power Station and other non-regulated investments which are not currently being amortized pending MidAmerican Funding's final evaluation of these investments.


   4D. The adjustments for other nonregulated costs include goodwill amortization using the straight line method over 40 years of $36,936 and $7,336 for the year ended December 31, 1998 and the period from January 1, 1999 to March 11, 1999, respectively, and amortization of other purchase accounting adjustments of $367 and $72, respectively.

5. Other, net includes an adjustment to add back MHC merger transaction costs incurred by MHC totaling $4,243 and $19,234 for the year ended December 31, 1998 for the period from January 1, 1999 to March 11, 1999, respectively, and amortization of other purchase accounting adjustments of $1,862 and $318, respectively. These other purchase accounting adjustments comprise fair value adjustments to MHC leases totaling $19,377 and amortized on a straight line basis from 9 to 16 years and to other investments and tax credits totaling $9,818 and amortized as the investments are realized, anticipated to be from 4 to 16 years.

6. The adjustments for interest on long-term debt comprise the amortization of the fair value adjustment of $4,184 for MHC's debt on a straight-line basis (which approximates level-yield) over the remaining lives of the various debt instruments. These adjustments were $2,613 and $518 for the year ended December 31, 1998 and the period from January 1, 1999 to March 11, 1999, respectively. Interest expense also includes an adjustment of $8,564 for the $700 million senior secured debt (see Note 3) for the period from January 1, 1999 to March 11, 1999.

7. Income tax expense for the effects of the pro forma adjustments which affect taxable income is at an effective rate of 40%. Amortization of goodwill and non-deductible merger costs does not affect taxable income.

                  CONTACT INFORMATION FOR THE EXCHANGE AGENT



        By Registered or Certified Mail         By Hand Delivery:
          or Overnight Delivery
           The Bank of New York               The Bank of New York
            101 Barclay Street                 101 Barclay Street
            New York, New York 10286        New York, New York 10286
            Attention: Mary Lagumina        Attention: Mary Lagumina

                               By Facsimile
                    (for Eligible Institutions Only):
                              (212) 815-5915

                            For Information or
                        Confirmation by Telephone:

                              (212) 815-5783

                                    PART II


                  INFORMATION NOT REQUIRED IN THE PROSPECTUS


ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS


     MidAmerican Funding, LLC, an Iowa limited liability company, is organized under the Limited Liability Company Act of the State of Iowa, and, under
Section 242 of the Act and in accordance with the limitations set forth in the Act, its Articles of Organization provide for the indemnification of any person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding in which that person is made a party by reason of his being or having been a manager, officer or employee of MidAmerican Funding, LLC. The Operating Agreement of MidAmerican Funding, LLC, dated as of March 9, 1999, by MidAmerican Energy Holdings Company (formerly CalEnergy Company, Inc.), provides for indemnification of the managers, officers and employees of MidAmerican Funding, LLC to the full extent permitted by the Articles of Organization and the Limited Liability Company Act.


     MidAmerican Energy Holdings Company maintains an insurance policy providing for indemnification of the officers and directors of its subsidiaries against liabilities and expenses incurred by any of them in stated proceedings and under stated conditions.


ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES


     (a) Exhibits




EXHIBIT NO.                                      DESCRIPTION OF EXHIBIT
------------- --------------------------------------------------------------------------------------------
  3.1*        Articles of Organization of MidAmerican Funding, LLC
  3.2*        Operating Agreement of MidAmerican Funding, LLC
  4.1*        Indenture, dated as of March 11, 1999, by and between MidAmerican Funding, LLC and
              IBJ Whitehall Bank & Trust Company, as Trustee
  4.2*        First Supplemental Indenture, dated as of March 11, 1999, by and between MidAmerican
              Funding, LLC and IBJ Whitehall Bank & Trust Company, as Trustee
  4.3*        Form of Specimen Certificate of 5.85% Senior Secured Exchange Note due 2001
  4.4*        Form of Specimen Certificate of 6.339% Senior Secured Exchange Note due 2009
  4.5*        Form of Specimen Certificate of 6.927% Senior Secured Exchange Bond due 2029
  4.6*        Registration Rights Agreement, dated March 9, 1999, by and among MidAmerican
              Funding, LLC, Credit Suisse First Boston Corporation, Lehman Brothers, Inc., Goldman
              Sachs & Co. and Merrill Lynch & Co.
  5.1         Opinion of Latham & Watkins regarding the validity of the exchange Securities
 10.1         Power Sales Contract between Iowa Power Inc. and Nebraska Public Power District, dated
              September 22, 1967 (Filed as Exhibit 4-C-2 to Iowa Power Inc.'s Registration Statement,
              Registration No. 2-27681)
 10.2         Amendments No. 1 and 2 to Power Sales Contract between Iowa Power Inc. and Nebraska
              Public Power District (Filed as Exhibit 4-C-2a to Iowa Power Inc.'s Registration Statement,
              Registration No. 2-35624)
 10.3         Amendment No. 3 dated August 31, 1970, to the Power Sales Contract between Iowa
              Power Inc. and Nebraska Public Power District, dated September 22, 1967 (Filed as
              Exhibit 5-C-2-b to Iowa Power Inc.'s Registration Statement, Registration No. 2-42191)

EXHIBIT NO.                                    DESCRIPTION OF EXHIBIT
------------- ---------------------------------------------------------------------------------------
   10.4       Amendment No. 4 dated March 28, 1974 to the Power Sales Contract between Iowa Power
              Inc. and Nebraska Public Power District, dated September 22, 1967 (Filed as
              Exhibit 5-C-2-c to Iowa Power Inc.'s Registration Statement, Registration No. 2-51540)
   10.5       Amendment No. 5 dated September 2, 1997 to the Power Sales Contract between Iowa
              Power Inc. and Nebraska Public Power District, dated September 22, 1967 (Filed as
              Exhibit 10.2 to MidAmerican Holdings' and MidAmerican Energy's respective Quarterly
              Reports on combined Form 10-Q for the quarter ended September 30, 1997, Commission
              File Nos. 1-12459 and 1-11505, respectively)
   10.6**     Iowa Utilities Board Settlement Agreement among MidAmerican Energy Company, Office of Consumer Advocate, Iowa Energy Consumers, Aluminum Company of America, Deere
              & Company, Cargill Inc., U.S. Gypsum Company, Interstate Power Company and IES
              Utilities, Inc.
   12.1       Computation of Ratios of Earnings to Fixed Charges
   12.2       Computation of Pro Forma Ratios of Earnings to Fixed Charges
   15.1**     Awareness Letter from Deloitte & Touche LLP
   21*        Subsidiaries of MidAmerican Funding, LLC
   23.1       Consent of Latham & Watkins (included in their opinion filed as Exhibit 5.1)
   23.2       Consent of PricewaterhouseCoopers LLP
   23.3       Consent of Deloitte & Touche LLP
   25.1*      Statement of Eligibility and Qualification (Form T-1) under the Trust Indenture Act of
              1939 of The Bank of New York
   27.1*      Financial Data Schedule
   99.1*      Form of Letter of Transmittal to tender 5.85% Senior Secured Notes due 2001, 6.339%
              Senior Secured Notes due 2009 and 6.927% Senior Secured Bonds due 2029 of
              MidAmerican Funding, LLC
   99.2*      Form of Letter to Registered Holders and DTC Participants from MidAmerican Funding,
              LLC regarding the exchange offer
   99.3*      Form of Instruction to Registered Holder or DTC Participant from Beneficial Owner of
              5.85% Senior Secured Notes due 2001, 6.339% Senior Secured Notes due 2009 and/or
              6.927% Senior Secured Bonds due 2029 of MidAmerican Funding, LLC
   99.4*      Form of Letter to Clients from Registered Holder or DTC Participant regarding the exchange offer
   99.5*      Form of Notice of Guaranteed Delivery


----------
* Filed as an exhibit to MidAmerican Funding, LLC's Registration Statement filed with the Securities and Exchange Commission on November 8, 1999.


** Filed as an exhibit to Amendment No. 1 to MidAmerican Funding, LLC's Registration Statement filed with the Securities and Exchange Commission on December 16, 1999.



     (b) Financial Statement Schedules

     Schedule II -- Valuation and Qualifying Accounts

     All other financial statement schedules are not included because the required information is inapplicable or is presented in the financial statements or the notes to the financial statements.


ITEM 22. UNDERTAKINGS

     The undersigned registrant hereby undertakes:

     (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) to include any prospectus required by section 10(a)(3) of the Securities Act;

     (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

     (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     The undersigned registrant hereby undertakes as follows: prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the application form.

     The undersigned registrant hereby undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph or (ii) that purports to meet the requirements of Section l0(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of the issue.

     The undersigned registrant hereby undertakes to file an application of the purpose of determining the eligibility of the trustee to act under subsection
(a) of section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Securities and Exchange Commission under section 305(b)(2) of the Trust Indenture Act.

                                  SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha, State of Nebraska, on January 11, 2000.




                                        MIDAMERICAN FUNDING, LLC



                                        By: /s/ Steven A. McArthur
                                           -----------------------
                                        Name: Steven A. McArthur
                                        Title: Vice President and Secretary




     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 has been signed by the following persons in the capacities, as of the dates indicated.





Signature                     Title                               Date
---------                     -----                               ----

              *               Chairman and Chief Executive        January 11, 2000
-------------------------     Officer; Manager
       David L. Sokol

              *               Vice President                      January 11, 2000
-------------------------     (principal financial officer and
      Patrick J. Goodman      principal accounting officer)

    /s/ Steven A. McArthur    Vice President and Secretary;       January 11, 2000
-------------------------     Manager
      Steven A. McArthur



*By /s/ Steven A. McArthur

       Attorney-In-Fact

                                                                     SCHEDULE II


                                   MHC INC.
                CONSOLIDATED VALUATION AND QUALIFYING ACCOUNTS
                  FOR THE THREE YEARS ENDED DECEMBER 31, 1998
                                (IN THOUSANDS)





COLUMN A                                   COLUMN B       COLUMN C      COLUMN D      COLUMN E
--------------------------------------   ------------   -----------   ------------   ---------
                                          BALANCE AT     ADDITIONS                    BALANCE
                                           BEGINNING      CHARGED                      AT END
DESCRIPTION                                 OF YEAR      TO INCOME     DEDUCTIONS     OF YEAR
--------------------------------------   ------------   -----------   ------------   ---------
Reserves Deducted From Assets To Which
 They Apply:
Reserve for uncollectible accounts
 receivable:
 Year ended 1998 .....................      $  347         $7,075       $ (6,919)     $  503
                                            ======         ======       ========      ======
 Year ended 1997 .....................      $2,093         $7,683       $ (9,429)     $  347
                                            ======         ======       ========      ======
 Year ended 1996 .....................      $2,296         $6,145       $ (6,348)     $2,093
                                            ======         ======       ========      ======
Reserves Not Deducted From Assets (1):
 Year ended 1998 .....................      $6,257         $1,148       $ (1,745)     $5,660
                                            ======         ======       ========      ======
 Year ended 1997 .....................      $4,267         $3,971       $ (1,981)     $6,257
                                            ======         ======       ========      ======
 Year ended 1996 .....................      $3,177         $2,683       $ (1,593)     $4,267
                                            ======         ======       ========      ======


----------
(1) Reserves not deducted from assets include estimated liabilities for losses retained by MHC for workers compensation, public liability and property damage claims.

                                 EXHIBIT INDEX


 EXHIBIT NO.                                     DESCRIPTION
------------- --------------------------------------------------------------------------------
  3.1*        Articles of Organization of MidAmerican Funding, LLC
  3.2*        Operating Agreement of MidAmerican Funding, LLC
  4.1*        Indenture, dated as of March 11, 1999, by and between MidAmerican Funding,
              LLC and IBJ Whitehall Bank & Trust Company, as Trustee
  4.2*        First Supplemental Indenture, dated as of March 11, 1999, by and between
              MidAmerican Funding, LLC and IBJ Whitehall Bank & Trust Company, as
              Trustee
  4.3*        Form of Specimen Certificate of 5.85% Senior Secured Exchange Note due 2001
  4.4*        Form of Specimen Certificate of 6.339% Senior Secured Exchange Note due
              2009
  4.5*        Form of Specimen Certificate of 6.927% Senior Secured Exchange Bond due
              2029
  4.6*        Registration Rights Agreement, dated March 9, 1999, by and among
              MidAmerican Funding, LLC, Credit Suisse First Boston Corporation, Lehman
              Brothers, Inc., Goldman Sachs & Co. and Merrill Lynch & Co.
  5.1         Opinion of Latham & Watkins regarding the validity of the exchange Securities
 10.1         Power Sales Contract between Iowa Power Inc. and Nebraska Public Power
              District, dated September 22, 1967 (Filed as Exhibit 4-C-2 to Iowa Power Inc.'s
              Registration Statement, Registration No. 2-27681)
 10.2         Amendments No. 1 and 2 to Power Sales Contract between Iowa Power Inc. and
              Nebraska Public Power District (Filed as Exhibit 4-C-2a to Iowa Power Inc.'s
              Registration Statement, Registration No. 2-35624)
 10.3         Amendment No. 3 dated August 31, 1970, to the Power Sales Contract between
              Iowa Power Inc. and Nebraska Public Power District, dated September 22, 1967
              (Filed as Exhibit 5-C-2-b to Iowa Power Inc.'s Registration Statement,
              Registration No. 2-42191)
 10.4         Amendment No. 4 dated March 28, 1974 to the Power Sales Contract between
              Iowa Power Inc. and Nebraska Public Power District, dated September 22, 1967
              (Filed as Exhibit 5-C-2-c to Iowa Power Inc.'s Registration Statement,
              Registration No. 2-51540)
 10.5         Amendment No. 5 dated September 2, 1997 to the Power Sales Contract between Iowa Power Inc. and Nebraska Public Power District, dated September
              22, 1967 (Filed as Exhibit 10.2 to MidAmerican Holdings' and MidAmerican
              Energy's respective Quarterly Reports on combined Form 10-Q for the quarter ended September 30, 1997, Commission File Nos. 1-12459 and 1-11505,
              respectively)
 10.6**       Iowa Utilities Board Settlement Agreement among MidAmerican Energy
              Company, Office of Consumer Advocate, Iowa Energy Consumers, Aluminum
              Company of America, Deere & Company, Cargill Inc., U.S. Gypsum Company,
              Interstate Power Company and IES Utilities, Inc.
 12.1         Computation of Ratios of Earnings to Fixed Charges
 12.2         Computation of Pro Forma Ratios of Earnings to Fixed Charges
 15.1**       Awareness Letter from Deloitte & Touche LLP

 EXHIBIT NO.                                     DESCRIPTION
------------- --------------------------------------------------------------------------------
    21*       Subsidiaries of MidAmerican Funding, LLC
  23.1        Consent of Latham & Watkins (included in their opinion filed as Exhibit 5.1)
  23.2        Consent of PricewaterhouseCoopers LLP
  23.3        Consent of Deloitte & Touche LLP
  25.1*       Statement of Eligibility and Qualification (Form T-1) under the Trust Indenture
              Act of 1939 of The Bank of New York
  27.1*       Financial Data Schedule
  99.1*       Form of Letter of Transmittal to tender 5.85% Senior Secured Notes due 2001,
              6.339% Senior Secured Notes due 2009 and 6.927% Senior Secured Bonds due
              2029 of MidAmerican Funding, LLC
  99.2*       Form of Letter to Registered Holders and DTC Participants from MidAmerican
              Funding, LLC regarding the exchange offer
  99.3*       Form of Instruction to Registered Holder or DTC Participant from Beneficial
              Owner of 5.85% Senior Secured Notes due 2001, 6.339% Senior Secured Notes
              due 2009 and/or 6.927% Senior Secured Bonds due 2029 of MidAmerican
              Funding, LLC
  99.4*       Form of Letter to Clients from Registered Holder or DTC Participant regarding the exchange offer
  99.5*       Form of Notice of Guaranteed Delivery

----------
* Filed as an exhibit to MidAmerican Funding, LLC's Registration Statement filed with the Securities and Exchange Commission on November 8, 1999.

** Filed as an exhibit to Amendment No. 1 to MidAmerican Funding, LLC's Registration Statement filed with the Securities and Exchange Commission on December 16, 1999.